As filed with the Securities and Exchange Commission on November 28, 2022

Registration No. 333-248636

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 9 TO

FORM F-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SANCAI HOLDING GROUP LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 6 Fengcheng Second Road, Room 401

Xi’an Economic and Technological Development Zone

Xi’an, Shaanxi Province, People’s Republic of China 710000

+86-029-62331099

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Cogency Global Inc.

122 E 42nd St., 18th Floor

New York, NY 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 T: 212-588-0022 F: 212-826-9307	Ross Carmel, Esq. Philip Magri, Esq. Carmel, Milazzo & Feil LLP 55 W 39th Street, 18th Floor New York, NY 10018 T: 212-658-0458 F: 646-838-1314

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED , 2022

SANCAI HOLDING GROUP LTD.

[●] Class A Ordinary Shares

This is an initial public offering of the Class A ordinary shares, par value $0.0001 (the “Class A Ordinary Shares”) of Sancai Holding Group Ltd., or Sancai Holding. Prior to this offering, there has been no public market for the Class A Ordinary Shares. We expect the offering price to be $ [●] per Class A Ordinary Share (the “Offering Price”). We have applied to list the Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “SCIT.” This offering is contingent upon us listing the Class A Ordinary Shares on Nasdaq or another national exchange. There is no guarantee or assurance that the Class A Ordinary Shares will be approved for listing on the Nasdaq Capital Market or another national exchange.

This offering is being made on a firm commitment underwritten basis. We have agreed to grant the Underwriter an option exercisable for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of the shares offered in this offering for the purpose of covering over-allotments, if any, at the Offering Price less the underwriting discounts (the “Over-Allotment Option”). The Underwriter expects to deliver the Class A Ordinary Shares against payment as set forth under “Underwriting” on page 156.

The issued and outstanding share capital of Sancai Holding is a dual class structure consisting of Class A Ordinary Shares and Class B ordinary shares, par value $0.0001 (the “Class B Ordinary Shares”). Holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as one class on all matters submitted to a vote by the shareholders at any general meeting of Sancai Holding and have the same rights except each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to ten (10) votes. Also, each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof but Class A Ordinary Shares are not convertible into Class B Ordinary Shares.

Sancai Holding is and will continue to be a “controlled company” within the meaning of the Nasdaq Stock Market Rules due to the fact Mr. Ning Wen, the Chairman of the Board of Directors and the Chief Executive Officer of Sancai Holding, will beneficially own shares representing approximately [●]% of the total voting power of the outstanding Class A Ordinary Shares and Class B Ordinary Shares, or [●]% of the total voting power of the outstanding Class A Ordinary Shares and Class B Ordinary Shares if the Underwriter exercises the Over-Allotment Option in full. In addition, as a “controlled company” as defined under the Nasdaq Stock Market Rules, Sancai Holding is permitted to elect to rely on certain exemptions from corporate governance rules. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering.

Investing in our Class A Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 31.

Sancai Holding is an “emerging growth company” and a “smaller reporting company” as defined under the applicable Securities and Exchange Commission (the “Commission” or the “SEC”) rules and, as such, have elected to comply with certain reduced public company disclosure requirements in this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Sancai Holding is a Cayman Islands Holding Company with no material operations. Investors are cautioned that you are not buying shares of a China-based operating company but instead are buying shares of a holding company issuer that maintains contractual arrangements with the associated operating company. The associated operating company is a variable interest entity (VIE) in China that conducts the operations in China. Neither the holding company nor its PRC subsidiary own any equity interests in the VIE operating company and its subsidiaries under the VIE arrangements and, as such, the contractual arrangements involve unique risks to investors. The VIE agreements have not been tested in a court of law.

In February 2020, Xi’an Minglan Management Co., Ltd. (“Sancai WFOE”), which is our PRC subsidiary, Sancaijia and shareholders of Sancaijia entered into a series of contractual agreements (the “VIE Agreements”) that established the VIE structure. Sancaijia is referred to as the “VIE”. We have evaluated the guidance in FASB ASC 810 and determined that Sancai WFOE is the primary beneficiary of Sancaijia and its subsidiaries, for accounting purposes, because, pursuant to the VIE Agreements, Sancaijia shall pay Sancai WFOE: (i) service fees in the amount of 100% of Sancaijia’s net income of that year, which equals the balance of the gross income less the costs of Sancaijia acceptable to Sancai WFOE and Sancaijia, or such other amount otherwise agreed by Sancai WFOE and Sancaijia, and (ii) services fees otherwise confirmed by Sancai WFOE and Sancaijia for specific technical services and consulting services provided by Sancai WFOE in accordance with Sancaijia’s requirement from time to time. As Sancaijia‘s net income also includes the investment income (loss) from its wholly owned subsidiaries, which is the net income (loss) from its subsidiaries, the service fee charged by Sancai WFOE includes the net income of Sancaijia, while Sancai WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance and is obligated to absorb all of losses of the VIE. Such contractual arrangements are designed so that the operations of the VIE are solely for the benefit of Sancai WFOE and, ultimately, Sancai Holding. Sancai Holding has indirect ownership in 100% of the equity in Sancai WFOE. Accordingly, under U.S. GAAP, we treat the VIE and its subsidiaries as consolidated affiliated entities and have consolidated their financial results in our financial statements. Sancaijia and its subsidiaries are based in China and are engaged in value-added telecommunication services. Due to PRC legal restrictions on foreign ownership in the value-added telecommunication services, we do not own any equity interest in the VIE. The Class A Ordinary Shares offered in this prospectus are shares of Sancai Holding Group Ltd, the Cayman Islands holding company. As a result, you are not directly investing in and may never hold equity interests in the VIE in China. The VIE structure involves unique risks to investors. The VIE Agreements have not been tested in a court of law and may not be effective in providing control over the VIE, and we are subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC, regarding the VIE and the VIE structure, including, but not limited to, regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the contractual arrangements with the VIE. We are also subject to the risk that the Chinese regulatory authorities could disallow the VIE structure, which could result in a material change in the operations of the VIE and the VIE’s subsidiaries and the value of our securities could decline or become worthless. For a description of our corporate structure and VIE Agreements, see “Corporate History and Structure” starting on page 75. See “Risk Factors—Risks Related to Our Corporate Structure” starting on page 31 for certain risks related to the contractual arrangements.

Additionally, as the VIE and the VIE’s subsidiaries conduct substantially all of the operations in China, the VIE and the VIE’s subsidiaries are subject to certain legal and operational risks associated with the operations in China. PRC laws and regulations governing the current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our PRC subsidiary’s, the VIE’s and the VIE’s subsidiaries’ operations, significant depreciation of the value of our Class A ordinary shares, or a complete hinderance of our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government has indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, and initiated a series of regulatory actions and made a number of public statements to regulate business operations in China, some of which are published with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For a description of recent statements and regulatory actions by China’s government, see “Prospectus Summary— Recent Regulatory Developments in China” on page 7. As of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission (the “CSRC”) or any other PRC governmental authorities for this offering, nor has Sancai Holding, any of our subsidiaries or the VIE or the VIE’s subsidiaries received any inquiry, notice, warning or sanctions regarding our planned offering from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on the daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. We cannot assure you that the regulators in China hold the same position with us. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires Sancai Holding, any of our subsidiaries or the VIE or the VIE’s subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. Uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us, hinder our ability to offer or continue to offer our Class A Ordinary Shares, result in a material adverse effect on the business operations of the VIE and the VIE’s subsidiaries, and damage the reputation of the VIE or the VIE’s subsidiaries, which might further cause our Class A Ordinary Shares to significantly decline in value or become worthless. See “Risk Factors” beginning on page 31 for a discussion of these legal and operational risks and other information that should be considered before making a decision to purchase our Class A Ordinary Shares.

Cash is transferred through our organization in the manner as follows: (i) Sancai Holding may transfer funds to Sancai WFOE, through our Seychelles subsidiary and Hong Kong subsidiary, by additional capital contributions or loans, as the case may be; (ii) Sancai WFOE may provide loans to the VIE and the VIE’s subsidiaries, subject to statutory limits and restrictions; (iii) in addition, the VIE and the VIE’s subsidiaries may sell products to third party customers and receive funds generated from these sales; and (iv) funds from Sancaijia to Sancai Holding can only be made in the form of service fees to Sancai WFOE pursuant to the Exclusive Technical Consultation and Service Agreement, as amended and restated, and Sancai WFOE may make distributions pay dividends or repay the shareholder loans to Sancai International Holding Limited (“Sancai HK”) which in turn distributes or otherwise transfers such funds to Sancai Limited (“Sancai Seychelles”) and finally to Sancai Holding. However, the receipt of funds by Sancai WFOE through an increase in registered capital or loans as described in (i) above may be time consuming. It requires Sancai WFOE to apply for, seek approval from, or register with the relevant PRC authorities or the local bank. This process may take several business days to complete. See “Prospectus Summary—Transfer of Cash Through our Organization” beginning on page 12.

As a holding company, we may rely on dividends and other distributions on equity paid by Sancai WFOE for our cash and financing requirements. Sancai WFOE’s ability to distribute dividends is based upon its distributable earnings. Current applicable PRC law permits Sancai WFOE to pay dividends to its shareholder only out of its net income, if any, determined in accordance with PRC accounting standards and regulations. In addition, under PRC law, Sancai WFOE is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. These reserves are not distributable as cash dividends. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each PRC company. If Sancai WFOE incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us, and any limitation on the ability of our subsidiaries to pay dividends to us, or any tax implications of making dividend payments to us, could have a material adverse effect on our ability to pay dividends to holders of our Class A Ordinary Shares. In addition, if we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Risk Factors—Risks Related to Doing Business in China—Sancai Holding is a holding company, and the investors will have ownership in a holding company that does not directly own any of the business operations of Sancaijia and its subsidiaries in China. We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to pay dividends to us, or any tax implications of making dividend payments to us, could have a material adverse effect on our ability to pay dividends to holders of our Class A Ordinary Shares” and “- Sancai Holding may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiary to us through our Hong Kong subsidiary.”

Sancai Holding is permitted under PRC laws and regulations as an offshore holding company to provide funding to its PRC subsidiary in China through shareholder loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements. Under the Amended and Restated Exclusive Technical Consultation and Services Agreement, which is part of the VIE Agreements, Sancaijia is limited to transferring funds to Sancai WFOE in the form of service fees and is obligated to pay Sancai WFOE: (i) service fees equivalent to 100% of Sancaijia’s net income of that year, which equals the balance of the gross income less the costs of Sancaijia acceptable to Sancai WFOE and Sancaijia, or such other amount otherwise agreed by Sancai WFOE and Sancaijia; and (ii)services fees otherwise confirmed by Sancai WFOE and Sancaijia for specific technical services and consulting services provided by Sancai WFOE in accordance with Sancaijia’s requirement from time to time. As Sancaijia‘s net income also includes the investment income (loss) from its wholly owned subsidiaries, which is the net income (loss) from its subsidiaries, the service fee charged by Sancai WFOE includes the net income of Sancaijia. The amount of service fees accrued by Sancaijia was $nil and $1,169,030 (RMB7,601,963, which was converted into US dollar at the average exchange rate for the six months ended March 31, 2021) for the six months ended March 31, 2022 and March 31, 2021, respectively, and it was $1,282,224 (RMB8,333,044, which was converted into US dollar at the average exchange rate for the fiscal year ended September 30, 2021) and $nil for the fiscal year ended September 30, 2021 and September 30, 2020, respectively. As of March 31, 2022, September 30, 2021 and 2020, the amount of service fees payable by Sancaijia was $1,314,505 (RMB8,333,044, which was converted into US dollar at the exchange rate as of March 31, 2022), $1,290,604 (RMB8,333,044, which was converted into US dollar at the exchange rate as of September 30, 2021) and $nil, respectively. As of the date of this prospectus, Sancaijia has not remitted any services fees to Sancai WFOE because Sancaijia intends to retain all available funds and future earnings in Sancaijia and its subsidiaries for business development. We do not expect Sancaijia to pay any prior or future service fees in the foreseeable future. In the future, however, cash proceeds raised from overseas financing activities, including this offering, may be transferred by Sancai Holding to Sancai WFOE via capital contribution or loans, as the case may be. Sancai WFOE may rely on service fees paid by Sancaijia for its cash needs, and any limitation on the ability of Sancaijia to pay service fees to Sancai WFOE, or any tax implications on making service fee payments to Sancai WFOE, could have a material adverse effect on Sancai WFOE’s financial condition and the results of operations. We rely on the VIE Agreements with Sancaijia and its shareholders to consolidate the financial results of Sancaijia and its subsidiaries. The VIE Agreements may not be as effective as direct ownership in providing operational control. Any failure by Sancaijia or its shareholders to perform their obligations under the VIE Agreements with them could result in the deconsolidation of the financial results of Sancaijia and its subsidiaries and would have a material adverse effect on the financial condition of the VIE and the VIE’s subsidiaries. Sancaijia intends to distribute earnings or settle amounts owed under the VIE Agreements. We anticipate that, to the extent that the VIE and the VIE’s subsidiaries require funds from us for its operations, Sancai Holding will provide funds in the manner described above, and to the extent that Sancaijia generates positive cash flow from its operations in excess of its requirements for its operations, it will transfer such excess funds to Sancai Holding, through payments to Sancai WFOE.

To the extent our cash is in the PRC or a PRC entity, the funds may not be available to distribute dividends to our investors, or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the VIE and the VIE’s subsidiaries by the PRC government to transfer cash. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. All of the VIE and VIE’s subsidiaries’ income are received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the payment of dividends from Sancai WFOE to Sancai HK in U.S. dollars and repayment of loans denominated in foreign currencies. Our cash dividends, if any, will be paid in U.S. dollars. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future. As a result, we may not be able to pay dividends in foreign currencies to our shareholders. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. In addition, relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The Company’s PRC subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations; each of the PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Additionally, the Company’s PRC subsidiaries and the VIEs can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. Such laws and regulations would limit our ability to transfer cash between the Company, our WFOE, Sancai WFOE, VIE, or investors. See “Risk Factors — Risks Related to Doing Business in China— Governmental control of currency conversion may limit the VIE ability to utilize the net revenues effectively and affect the value of your investment, and —We must remit the offering proceeds to PRC before they may be used to benefit the business of the VIE and the VIE’s subsidiaries in the PRC, and this process may take a number of months.” There is no foreign exchange control or restrictions on capital flows out of Hong Kong to Seychelles or out of Seychelles. Hence, Sancai HK, our Hong Kong subsidiary, is able to transfer cash by loans without any limitation or by cash dividends to its direct parent company, Sancai Seychelles, out of profits available for distribution. Sancai Seychelles may transfer cash by loans without any limitation or by cash dividends to its direct parent company Sancai Holding if, immediately after the distribution, Sancai Seychelles will be able to pay its debts as they become due and the value of its assets will be greater than the value of its liabilities.

As of the date of this prospectus, there have not been any transfers, dividends or distributions by and among Sancai Holding, its subsidiaries, the VIE and the VIE’s subsidiaries, or to investors. In addition, as of the date of this prospectus, there have been no funds or other distributions transferred by or among Sancai WFOE, the VIE and the VIE’s subsidiaries and no amounts owed under the VIE Agreements has been settled by or between the VIE and Sancai WFOE.

The VIE has written policies and procedures on cash management, which clarify the responsibilities of its accounting personnel, the usage, deposits and safekeeping of cash, and the handling of limitations on cash transfers due to PRC laws. In addition, the management of Sancai Holding monitors the cash position of each entity within the organization regularly and prepare cash flow budgets on a monthly basis to ensure each entity has the necessary funds to fulfill its obligation for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, based on the amount needed, it will be reported to our Chief Financial Officer and subject to approval by our board of directors, within the framework of the laws of each jurisdiction, we will make transfers, distributions or enter into an intercompany loan to the entity in need.

For more details of how cash and other assets are transferred among Sancai Holding, our subsidiaries, the VIE, and the VIE’s subsidiaries, see “Prospectus Summary—Transfer of Cash Through our Organization” beginning on page 12 “Prospectus Summary—Selected Financial information,” beginning on page 22 and the audited consolidated financial statements for the fiscal years ended September 30, 2021 and 2020 and the consolidated financial statements for the six months ended March 31, 2022 and 2021. See also “Risk Factors” beginning on page 31 of this prospectus for a discussion of information that should be considered before making a decision to purchase our Class A Ordinary Shares.

The Holding Foreign Companies Accountable Act (the “HFCA Act”). enacted on December 18, 2020 states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit securities of such company from being traded on a national securities exchange or in the over the counter trading market in the United States. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two years. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, PCAOB announced the PCAOB HFCA Act determinations (the “PCAOB determinations”) relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law.  The SOP Agreement remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the SOP Agreement disclosed by the SEC, the PCAOB shall have sole discretion to select any audit firms for inspection or investigation and the PCAOB inspectors and investigators shall have a right to see all audit documentation without redaction. According to the PCAOB, its December 2021 determinations under the HFCA Act remain in effect. The PCAOB is required to reassess these determinations by the end of 2022. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination. However, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong, the PCAOB is likely to determine by the end of 2022 that positions taken by authorities in the PRC obstructed its ability to inspect and investigate registered public accounting firms in mainland China and Hong Kong completely, then the companies audited by those registered public accounting firms would be subject to a trading prohibition on U.S. markets pursuant to the HFCA Act.

Our auditor, BF Borgers CPA PC, the independent registered public accounting firm that issues the audit report included in this prospectus, is registered with the PCAOB and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess BF Borgers CPA PC’s compliance with applicable professional standards. BF Borgers CPA PC is headquartered in Lakewood, Colorado and has been inspected by the PCAOB on a regular basis, with the last inspection in 2021. Therefore, we believe that, as of the date of this prospectus, our auditor is not subject to the PCAOB determinations. See “Prospectus Summary – Holding Foreign Companies Accountable Act” on page 15. See also “Risk Factors — Risks Related to Our Class A Ordinary Shares and this Offering — Trading of our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditor in the future and as a result Nasdaq may determine not to list our securities” on page 65. We cannot assure you whether Nasdaq or other regulatory authorities will apply additional or more stringent criteria to us. Such uncertainty could cause the market price of our Class A Ordinary Shares to be materially and adversely affected.

As used in this prospectus, “Sancai Holding” refers to Sancai Holding Group Ltd., the ultimate holding company, “we,” “us,” “our Company,” or “our,” refers to Sancai Holding and its subsidiaries, and “Sancaijia” or “VIE” refers to Sancaijia Co., Ltd.

	Per Share		Total Without Over-Allotment Option		Total With Full Over-Allotment Option
Public Offering Price	$	[●]	$	[●]	$	[●]
Underwriting Discounts and Commissions(1)	$	[●]	$	[●]	$	[●]
Proceeds to Us, Before Expenses(2)	$	[●]	$	[●]	$	[●]

(1)	We have agreed to give our underwriter, Univest Securities, LLC (the “Underwriter”), a discount equal to eight percent (8%) of the first $10 million in gross proceeds, four percent (4%) of the second $10 million in gross proceeds and three and one-half percent (3.5%) of the remaining gross proceeds from the sales of securities in this Offering as well as warrants equal to six percent (6%) of the Class A Ordinary Shares issued in the Offering (the “Underwriter Warrants”). The Underwriter Warrants will be exercisable at any time, and from time to time, in whole or in part, during the period commencing 180 days from commencement of sales of the shares pursuant to an effective Registration Statement on Form F-1 of which this prospectus is a part, until the fifth anniversary of such date in compliance with FINRA Rule 5110(g)(6)(A). The Underwriter Warrants are exercisable at a per share price of $[●], which is equal to 110% of the Offering Price. The Underwriter Warrants are also exercisable on a cashless basis. We also have agreed to reimburse the Underwriter for certain of their out-of-pocket expenses subject to FINRA Rule 5110(g)(5)(A). See “Underwriting” for a description of these arrangements.

(2)	The total estimated expenses related to this offering are set forth in the section entitled “Expenses Related to This Offering.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Univest Securities, LLC

The date of this prospectus is                  , 2022.

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About this Prospectus

This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”). We and the Underwriter have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. The business, financial condition, results of operations and prospects of the VIE and the VIE’s subsidiaries may have changed since that date.

All dealers that buy, sell or trade our Class A Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus 25 days after this registration agreement is declared effective by the Commission. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside of the United States: We have not done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the Offering and the distribution of this prospectus outside of the United States.

This prospectus contains translations of certain RMB (renminbi which is the official currency in China) amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. All reference to “U.S. dollars,” “USD,” “US$” or “$” are to United States dollars. All reference to “HKD” is to Hong Kong dollars. The relevant exchange rates are listed below:

	As of and for the six months ended March 31,		As of and for the years ended September 30,
	2022	2021	2021	2020
Period-end RMB: US$ exchange rate	6.5536	6.3393	6.4567	6.8013
Period- average RMB: US$ exchange rate	6.5028	6.3472	6.4989	6.9941

All references to the “PRC” or “China” in this prospectus refer to the People’s Republic of China. All references to “Hong Kong” or “H.K.” in this prospectus refer to Hong Kong Special Administrative Region of the People’s Republic of China. All references to the “United States,” “U.S.” or “US” refer to the United States of America.

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Other Pertinent Information

Except where the context otherwise requires and for purposes of this prospectus only, references in this prospectus to:

●	“Sancai Holding” are to Sancai Holding Group Ltd, a Cayman Islands exempted company;

●	“Sancai Seychelles” are to Sancai Limited, a Seychelles company and a wholly-owned subsidiary of Sancai Holding;

●	“Sancai HK” are to Sancai International Holding Limited, a Hong Kong company and a wholly-owned subsidiary of Sancai Seychelles;

●	“Sancai WFOE” are to Xi’an Minglan Management Co., Ltd., a PRC company and a wholly-owned subsidiary of Sancai HK;

●	“Sancaijia” or “VIE” are to Sancaijia Co., Ltd., a PRC company and a variable interest entity that has entered into the VIE Agreements (as defined below) with Sancai WFOE;

●	“Sancaijia Technology” are to Sancaijia Technology Co., Ltd., a PRC company and a wholly-owned subsidiary of Sancaijia;

●	“Xi’an Dacai” are to Xi’an Dacai Management Consulting Co., Ltd., a PRC company and a wholly-owned subsidiary of Sancaijia;

●	“Shanghai Wenxu” are to Shanghai Wenxu Information Technology Co., Ltd., a PRC company and a wholly-owned subsidiary of Sancaijia;

●	“Caibaoyun” are to Caibaoyun Settlement Technology (Xi’an) Co., Ltd., a PRC company and a wholly-owned subsidiary of Sancaijia;

●	“Xi’an Miaobijia” are to Xi’an Miaobijia Internet Co., Ltd. formerly known as Sancaijia Property Industry Service Co., Ltd., a PRC company and a wholly-owned subsidiary of Sancaijia Technology; and

●	“we,” “us,” “our Company,” or “our” are to Sancai Holding and its subsidiaries.

●

“VIE Agreements” are to the (i) Exclusive Technical Consultation and Service Agreement by and between Sancai WFOE and Sancaijia, dated February 25, 2020, as amended and restated on June 28, 2022, (ii) Exclusive Call Option Agreements by and among Sancai WFOE, Sancaijia and each shareholder of Sancaijia, dated February 25, 2020, (iii) Business Operation Agreement by and among Sancai WFOE, Sancaijia and the shareholders of Sancaijia, dated February 25, 2020, (iv) Equity Pledge Agreement by and among Sancai WFOE, Sancaijia and each shareholder of Sancaijia, dated February 25, 2020, (v) Shareholder Voting Proxy Agreement by and among Sancai WFOE, Sancaijia and each shareholder of Sancaijia, dated February 25, 2020, and (vi) Spousal Consent Letter executed by respective spouses of Mr. Ning Wen, Mr. Lizhi He and Mr. Zhijie Zhang, dated February 25, 2020.

●	“VATS License” are to two types of telecom operating licenses for operators in China, namely, licenses for basic telecommunications services and licenses for value-added telecommunications services.

●	“ICP License” is to a VATS License with the business scope of internet information service that commercial Internet information services operators are required to obtain.; and

●	“EDI License” is to a VATS License with the business scope of online data processing and transaction processing services that commercial Internet information services operators are required to obtain.

Sancai Holding is a holding company incorporated under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, Sancai Holding currently qualifies for treatment as a “foreign private issuer.” As a foreign private issuer, Sancai Holding will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Sancai Holding does not have any material operation. Sancaijia and its subsidiaries and branch offices conduct business in China using RMB, the currency of China. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations and the value of our assets, including accounts receivable.

Industry and Market Data

This prospectus includes information with respect to market and industry conditions and market share from third-party sources or based upon estimates using such sources when available. We have not, directly or indirectly, sponsored or participated in the publication of any of such materials. We believe that such information and estimates are reasonable and reliable. We also assume the information extracted from publications of third-party sources has been accurately reproduced.  We understand that we would be liable for the information included in this prospectus if any part of the information was incorrect, misleading or imprecise to a material extent.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read the entire prospectus, including our financial statements and the related notes and management’s discussion and analysis incorporated herein by reference. You should also consider, among other things, the matters described under “Risk Factors” in each case appearing elsewhere in this prospectus.

Overview

Sancai Holding is an exempted company with limited liabilities incorporated on July 9, 2019 in the Cayman Islands. Sancai Holding is a holding company and does not have any significant assets or operation.

Sancai WFOE was incorporated on December 18, 2019 under the laws of PRC and is an indirect subsidiary of Sancai Holding.

Sancaijia was incorporated on November 6, 2018 under the laws of PRC. Sancaijia provides digitalization solutions through standard software-as-a-service (“SaaS”) platform for small businesses. Mr. Ning Wen, the Chairman of the Board of Directors and Chief Executive Officer of Sancai Holding, owns 63.0% equity of Sancaijia. The remaining equity of Sancaijia is beneficially owned by Lizhi He (20.0%), Lizhen Tang (13.0%) and Zhijie Zhang (4.0%).

Due to PRC legal restrictions on foreign ownership in the value-added telecommunication services, which is included in the registered business scopes of Sancaijia and its subsidiary Xi’an Miaobijia, Sancai Holding is not eligible to hold direct or indirect equity interest in Sancaijia. Sancaijia and Xi’an Miaobijia have obtained specific governmental licenses for operation in the value-added telecommunication business, which is subject to the restriction that foreign ownership shall not exceed 50% of the equity of the PRC company engaging in such business according to the latest version of the Negative List (Edition 2021) that took effect on January 1, 2022. Xi’an Dacai, Shanghai Wenxu, Sansaijia Technology and Caibaoyun currently operate in businesses that are not within the categories in which foreign investment is currently restricted or prohibited. Xi’an Dacai, Shanghai Wenxu, Sansaijia Technology and Caibaoyun collectively account for about 36.9% and 0.14% of the total revenue for the fiscal years ended September 2021 and 2020, respectively. However, it is uncertain whether, in the future, Sancaijia and its subsidiaries’ current operations or any future business will be deemed to be restricted or prohibited in the “negative list”, which may be amended from time to time by MOFCOM, NDRC or other PRC governmental agencies. To illustrate, Sancaijia currently operates the value-added telecommunications services in China, which provides standard SaaS platform application services. Xi’an Miaobijia is registered to operate the value-added telecommunications services. However, Xi’an Miaobijia does not have any assets and has not begun operating as of the date of this prospectus. Sancaijia plans to promote the SaaS platform through Xi’an Miaobijia in the agriculture industry and consumer services in the future. Xi’an Dacai, Shanghai Wenxu, Sancaijia Technology or Caibaoyun currently do not operate in any businesses that are deem as value-added telecommunications services, either by themselves or through Sancaijia or Xi’an Miaobijia, but may decide to engage in value-added telecommunication services, which are subject to strict business licensing requirements and certain restrictions or prohibitions on foreign ownership. The VIE structure would afford Sancai Holding greater flexibility in expanding the business scope and implementing the business strategies of Sancaijia and its subsidiaries in compliance with PRC laws and regulations in the future as its business continues to expand

Therefore, in February 2020, Sancai WFOE entered into a series of contractual arrangements with Sancaijia and its shareholders. The contractual arrangements consist of the business operation agreement, shareholder voting proxy agreement, equity pledge agreement, exclusive technical consultation and service agreement as amended and restated on June 28, 2022, exclusive call option agreement and spousal consent letters (the “VIE Agreements”). We have evaluated the guidance in FASB ASC 810 and determined that Sancai WFOE is considered the primary beneficiary of Sancaijia and its subsidiaries for accounting purposes, based on the VIE Agreements. Sancai Holding has indirect ownership in 100% of the equity in Sancai WFOE. Accordingly, under U.S. GAAP, we treat them as consolidated affiliated entities and have consolidated the assets, liabilities, revenues, expenses and cash flows that are directly attributable to Sancaijia and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP. Some subsidiaries of Sancaijia currently operate certain businesses which are not within the categories in which foreign investment is currently restricted or prohibited. We believe that the VIE structure affords great flexibility in carrying out the business and implementing the business strategies of Sancaijia and its subsidiaries. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. However, the VIE structure involves unique risks to investors in Sancai Holding where Sancai Holding could instead have equity ownership. Uncertainties exist as to our ability to enforce the VIE Agreements. The VIE Agreements have not been tested in a court of law and may not be effective in providing control over the VIE, and we are subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC, regarding the VIE and the VIE structure, including, but not limited to, regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the contractual arrangements with the VIE. The Chinese regulatory authorities could disallow the VIE structure, which could result in a material change in the operations of the VIE and the VIE’s subsidiaries and the value of our securities could decline or become worthless. For a description of our corporate structure and VIE Agreements, see “Corporate History and Structure” starting on page 75. For certain risks related to the contractual arrangements, see “Risk Factors—Risks Related to Our Corporate Structure” starting on page 31.

Discussions of the business in this prospectus relates to the business and operations of the VIE and the VIE’s subsidiaries. However, investors in our Class A Ordinary Shares should be aware that they are purchasing equity in Sancai Holding, the Caymans Islands holding company, which does not own any equity interest in the VIE.

Prior to December 2020, Sancai Real Estate Management Co., Ltd., a then fully owned subsidiary of Sancaijia, engaged in the distribution of smart locks for residential properties and offices as an added value for the corporate clients that subscribe to Sancaijia’s SaaS platform application. Sancai Real Estate Management Co., Ltd. also leased residential properties from individual property owners on a long-term basis, renovated and furnished such properties in a clean and modern manner, and rented them out to individual tenants.

On December 10, 2020, Sancaijia entered into an equity transfer agreement, which was closed on December 28, 2020, to sell 100% of the equity interest it held in Sancai Real Estate Management Co., Ltd. to Sancai Group Co., Ltd., a former related party of Sancai Holding, for a total of approximately $3.42 million (RMB 22.33 million). Mr. Ning Wen, the Chairman of the Board of Directors and Chief Executive Officer of Sancai Holding, was the legal representative and a majority shareholder of Sancai Group Co., Ltd. As the VIE shifted its operating strategy to focus on SaaS platform development and related technical service, on December 8, 2020, Mr. Ning Wen sold his all of his ownership interest of Sancai Group Co., Ltd. to a non-related party and resigned as legal representative. Since then, Sancai Group Co., Ltd. has been controlled by a non-related party. As of December 28, 2020, the net book value of Sancai Real Estate Management Co., Ltd. was $3.12 million. A gain from the disposal of discontinued operation of $0.30 million was recorded for the fiscal year ended September 30, 2021.

As a result, the rental property subleasing business and distribution of smart locks were discontinued as of December 28, 2020.

Products and Services

The VIE and the VIE’s subsidiaries provide two services: standard SaaS platform application services and SaaS platform customization and development, which are collectively referred to as SaaS solutions. The SaaS solutions have a limited operating history. Revenue for the fiscal year ended September 30, 2021 and 2020 was $7.89 million and $3.65 million (restated), respectively. Revenue for the six months ended March 31, 2022 and 2021 was $1.88 million and $4.52 million, respectively. Historical results and growth may not be indicative of the future performance of the VIE and the VIE’s subsidiaries, and the VIE and the VIE’s subsidiaries may fail to continue the growth or maintain the historical growth rates. See “Risk Factors – Risks Related to the Business and Industry – The VIE and the VIE’s subsidiaries have a limited operating history in a competitive and rapidly evolving industry; it may be difficult to evaluate their prospects, and the VIE and the VIE’s subsidiaries may not be able to effectively manage the growth.”

SaaS Solutions – Standard SaaS Platform Application Services

The standard SaaS platform application services provide digitalization solutions for small businesses. Sancaijia built a mobile management solution system that enables business owners to manage and monitor their operations via mobile phones. The standard SaaS platform application services currently offer the following functions: customer acquisition, transaction, settlement, customer management, employee management, data analysis and supply chain services for the duration of the contract period, which is usually a year. As the business develops and the application industries grows, Sancaijia is remodeling the SaaS platform application to meet the needs of business owners in different industries, especially in the agriculture industry and consumer services. Sancaijia plans to use the current research and development staff and does not expect to increase its research and development expense in the near future. Sancaijia typically charges a 3% to 5% fee on the transaction settlement amount, between the businesses Sancaijia serves and its customers, which are completed on the SaaS platform.

SaaS Solutions – SaaS Platform Customization and Development

Sancaijia, Sancaijia Technology and Caibaoyun also provide customization and development services according to the requirements of their customers. During fiscal year 2021, revenue from customization and development services were mainly from Caibaoyun. Customers are charged a one-time customization fee. Certain customers can request warranty services to be performed for certain customization and development services. The warranty fee is typically at an amount equal to less than 10% of the customization fee. These services are mainly considered as a separate performance obligation. The customization fee and warranty fee are based on the services to be provided and are negotiated on a case-by-case basis. The revenue for the one-time customization fee is recognized on delivery and customer acceptance. The warranty is amortized over the contract period.

The customers are involved in a wide variety of industries, including construction, labor management, entertainment, property management and so on. These companies from different industries are moving towards digitalization with the help of the system customization and development services. Sancaijia and its subsidiaries are proud to achieve their goal and fulfill Sancaijia’s mission step by step.

Discontinued Business - Rental Property Subleasing and Smart Locks Distribution

Prior to December 2020, Sancai Real Estate Management Co., Ltd., a then subsidiary of Sancaijia, leased residential properties from individual property owners on a long-term basis, renovated and furnished such properties in a clean and modern manner, and rented them out to individual tenants. As of June 30, 2019, Sancai Real Estate Management Co., Ltd. leased an aggregate 11,434 properties from property owners. On July 1, 2019, Sancai Real Estate Management Co., Ltd. sold and transferred leases for 10,167 of these properties to City Community Service Group Co. Ltd. of Xian for a total of $18.93 million. The price was determined based on the valuation provided by Guangzhou Taizhi Asset Appraisal Firm, a national registered and licensed appraisal firm, in its rental property assessment report, using a 10% compounding rate to discount the future cash flow of each of the rental properties.

For a period from late 2019 to December 2020, Sancai Real Estate Management Co., Ltd. also engaged in the distribution of smart locks for residential properties and offices as an added value for the corporate customers that subscribe to the SaaS platform application. The large amount of smart locks Sancai Real Estate Management Co., Ltd. purchased allowed it to negotiate a lower price for the corporate customers. The smart locks were connected to the SaaS platform so that the corporate customers can control the locks.

On December 10, 2020, Sancaijia entered into an equity transfer agreement, to sell 100% of the equity interest it held in Sancai Real Estate Management Co., Ltd., which operated subleasing business, to Sancai Group Co., Ltd., a former related party of Sancai Holding, for a total of approximately $3.42 million (RMB 22.33 million ). The transaction was closed on December 28, 2020. Mr. Ning Wen, the Chairman of the Board of Directors and Chief Executive Officer of Sancai Holding, was the legal representative and a majority shareholder of Sancai Group Co., Ltd. As Sancaijia shifted its operating strategy to focus on SaaS platform development and related technical service, on December 8, 2020, Mr. Ning Wen sold his all of his ownership interest of Sancai Group Co., Ltd. to a non-related party and resigned as legal representative. Since then, Sancai Group Co., Ltd. has been controlled by a non-related party.

As a result of the disposal of Sancai Real Estate Management Co., Ltd., the smart lock business and the rental property subleasing business were discontinued in December 2020. Historical results are not necessarily indicative of the results that may be expected for any future period.

Impact of the COVID-19 Pandemic

On January 30, 2020, the World Health Organization declared the outbreak of the corona-virus disease (COVID-19) a “Public Health Emergency of International Concern,” and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic.”

Revenue from SaaS platform standard service during the fiscal year 2021 and 2020 was mainly from rental property leasing transactions. The customers of SaaS platform are corporate customers, mainly located in Xi'an, Shenzhen, Beijing, Shanghai, Chongqing, and cities in Hainan and Henan province, who rent their individual clients’ properties across China, which are entrusted to such corporate customers for management, to tenants through the SaaS platform. Although the employees and operations of the VIE and its subsidiaries are mostly located in Xi’an, Shaanxi Province , the customers and the customers’ clients are not concentrated in particular geographic regions in China. The number of new leasing transactions decreased in the first calendar quarter of 2020 (corresponding with the second fiscal quarter for fiscal year 2020) as an immediate result of the lockdowns and travel restrictions in China in response to the COVID-19 pandemic. In the second calendar quarter of 2020 (corresponding with the third fiscal quarter for fiscal year 2020), as many cities eased the travel restrictions, the trading volume temporarily rebounded and increased. However, the frequent outbreak of the pandemic in many areas of China has caused the authorities to implement numerous measures in the third calendar quarter of 2020 (corresponding with the fourth fiscal quarter for fiscal year 2020) to try to contain the disease and slow its spread. These include travel bans and restrictions, quarantines, shelter-in-place orders, shutdowns and temporary lockdown of cities. The impact of the COVID-19 pandemic become apparent after such additional measures were taken during the third calendar quarter of 2020 (corresponding with the fourth fiscal quarter for fiscal year 2020) and such impact continued until today. Many cities have experienced lockdowns from time to time. The lockdowns might have been placed on a small population of people at a time, but inter-city and inter-province travelling have also been monitored and controlled, which affect almost all people across China. Based on the research conducted by rental agency in China, the rental demand of migrant population usually accounts for more than 50% of the rental market, which is the mainstream of market demand. The restrictions on travel and lockdowns have reduced the travel and migration of people, which reduced the market demand of house rental in China. The COVID-19 pandemic also changed people's lifestyle and spending habits. In addition, increase in wages, maintenance on empty rental houses and rental expenses, and caused many real estate leasing companies in China to shut down. Recently, there were many Covid-19 outbreaks cross the mainland of China. China’s “Zero-Covid” policy mainly relies on mass testing, snap lockdowns and border curbs which has caused ad-hoc disruption to logistics and increase in costs of transportation and warehousing. Recently, new COVID-19 cases were detected across China, Xi’an was lockdown from December 22, 2021 to January 24, 2022. All the residents were required to quarantine at home and were not allowed to leave their homes. New rounds of mass testing have also been conducted in cities across China. Many of the customers of the VIE and its subsidiaries are property leasing companies and agents and do not actual own the rental properties. The decrease in the demand for rental housing resulted in decrease of such customers’ revenue while their costs associated with employees and rental and maintenance of the property remain. Many of customers of the VIE and its subsidiaries and other the property leasing companies and agents in China went out of business in 2020 and 2021.

The business operations and financial condition of the VIE and the VIE’s subsidiaries have been materially and adversely affected as a result of the deteriorating market outlook, the slowdown in regional and national economic growth, weakened liquidity and financial conditions of the customers or other factors that we cannot foresee. As the VIE and the VIE’s subsidiaries used to mainly promote the SaaS platform standard services in the rental property leasing industry and because the transactions processed through the platform decreased, the revenue from the SaaS platform standard services decreased, which significantly impacted the business of the VIE and the VIE’s subsidiaries. During fiscal year 2021, the transaction amount settled though SaaS platform decreased by $204.34 million, from $212.36 million for the fiscal year 2020 to $8.02 million for the fiscal year 2021. Revenue from SaaS Platform standard service for fiscal year 2021 was mainly from contract liabilities recorded in fiscal year 2020 for unrealized revenue. There were no transactions processed through the SaaS platform after December 2020. During the six months ended March 31, 2022 and during the period from April 1, 2022 to the date of this prospectus, no transactions were settled through SaaS platform and there was no revenue from the standard SaaS platform application services. As there were no contract liabilities as of September 30, 2021 or March 31, 2022, Sancaijia does not expect any revenue from unrealized SaaS platform standard services in fiscal year 2022. The VIE and its subsidiaries believe that the “Zero-Covid” policy and the snap lockdowns will continue to have a negative impact on migration, tourism and travel and the real estate rental industry. In addition, because the transactions processed through the SaaS platform decreased, Sancaijia decided in that it was not economic to continue promoting the SaaS platform services in the real estate rental industry and reduced the promotion of the SaaS platform standard service in the rental property leasing industry at the beginning of 2021. The VIE and its subsidiaries are carefully exploring new industries for the application of SaaS platform. The continuation of any of these factors and other factors beyond our control could have any additional adverse effect on the overall business environment, cause uncertainties in the regions where the VIE and the VIE’s subsidiaries conduct business, cause the business to suffer in ways that we cannot predict and materially and adversely impact the business, financial condition and results of operations of the VIE and the VIE’s subsidiaries.

The VIE and the VIE’s subsidiaries have made and are continuing to make efforts to improve the quality of service to the customers. During the lock down period, The VIE and the VIE’s subsidiaries encouraged employees to work at home to ensure their safety. As the travel restrictions continue, in an effort to mitigate the impact of the Covid-19 pandemic in the real estate leasing industry, Sancaijia has accelerated the development of SaaS platform in other industries, especially in the agriculture industry and related consumer services, to diversify the source of revenue. Sancaijia has substantially completed the development of the SaaS platform application for the agriculture industry, including designing and coding, etc. Sancaijia and its subsidiaries have completed the preliminary tests based on simulated business data. Further changes will be made accordingly to the actual operating conditions and the expectations and demands from future customers. The current development stage does not require heavy research and development investment, so the decrease in research and development staff will not impact the progress. Once Sancaijia launches the marketing of the SaaS platform application in the agriculture industry, Sancaijia expects the research and development and marketing costs to increase. Sancaijia has not started marketing the SaaS platform application in the agriculture industry and plans to continue observing the development of the COVID-19 pandemic and China’s “Zero-Covid” policy because the frequent outbreaks of the COVID-19 pandemic in China have impacted and will continue to impact the transportation and sales of agricultural products in China. The agriculture industry relies heavily on logistics. Small to medium business in the agriculture industry are especially sensitive to increase in costs.

Nevertheless, recently, China has eased oversea visitors’ travel restrictions, reducing the required quarantine days from 14 days centralized quarantine and 7 days home quarantine to 7 days centralized quarantine and 3 days home quarantine and allowing people who hold APEC business travel cards and student visas to travel to China. According to the Chinese National Health Commission, as of August 9, 2022, 89.96% of the Chinese population have taken a full course of Covid-19 vaccines. On February 11, 2022, the Chinese State Food and Drug Administration approved the importation of Pfizer's Covid-19 treatment drug naimatevir tablets/ritonavir with conditions. Experts at the Academician of Chinese Academy of Sciences of Lanzhou University of China forecasted that Covid-19 pandemic would be to be under control in China by November 2023. Sancaijia expects to apply the system in agriculture industry in 2023 once the COVID-19 pandemic is under control. In addition, Sancaijia and its subsidiaries have made use of the existing SaaS platform technology and research and development capabilities and experience and focused on SaaS platform customization and development to maintain profitability. However, it is difficult to predict the development of the COVID-19 pandemic. Sancaijia cannot provide a specific timeframe for when it expects any substantial contribution to Sancaijia's revenues from the application of the SaaS platform in the agriculture industry. As Sancaijia does not expect any revenue from the SaaS platform standard service in the near future, Sancaijia’s revenue and profitability currently solely relies on Sancaijia’s SaaS platform customization and development service. The revenue and profitability may reduce further if Sancaijia and Sancaijia’s subsidiaries cannot increase the sales from the SaaS platform customization and development services or apply the SaaS Platform standard services to different industries. The extent to which the COVID-19 pandemic impacts the results of the VIE and the VIE’s subsidiaries will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 pandemic and the actions to contain or treat its impact, among others.

Corporate Information and Structure

The principal executive office of Sancaijia is located No. 6 Fengcheng Second Road, Room 401, Xi’an Economic and Technological Development Zone, Xi’an, Shaanxi Province, People’s Republic of China 710000. The telephone number of the principal executive offices of Sancaijia is +86-029-62331099. The registered office of Sancai Holding is at Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands. The agent of service of Sancai Holding in the United States is Cogency Global Inc., 122 E 42nd St 18th Fl, New York, NY 10168. Sancaijia maintains a website at www.sancaijia.com. We do not incorporate the information on the website into this prospectus and you should not consider any information on, or that can be accessed through, the website as part of this prospectus.

Sancai Holding does not have any material operation. The VIE and the VIE’s subsidiaries conduct business in China. The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of this offering based on [●] Class A Ordinary Shares being offered. The Pre-Offering percentages are calculated based on the 11,500,000 Ordinary Shares issued and outstanding, consisting of 10,000,000 Class A Ordinary Shares having an aggregate of 10,000,000 votes and 1,500,000 Class B Ordinary Shares having an aggregate of 15,000,000 votes. Ordinary Shares outstanding as of the date of this prospectus, and the Post-Offering percentages are calculated based on the [●] Ordinary Shares outstanding immediately upon the completion of the offering, including [●] Class A Ordinary Shares and 1,500,000 Class B Ordinary Shares. For more detail on our corporate history please refer to “Corporate History and Structure” and “Security Ownership of Certain Beneficial Owners and Management.”

In July 2019, we incorporated Sancai Holding, an exempted company under the laws of the Cayman Islands, as our offshore holding company to facilitate financing and offshore listing. Sancai Holding does not have any material operation. Sancaijia and its subsidiaries conduct business in China. The financial information of Sancaijia and its subsidiaries are consolidated into our financial statements for accounting purposes. Mr. Ning Wen, the Chairman of our Board of Directors and Chief Executive Officer, owns 63% of Sancaijia. The remaining equity of Sancaijia is beneficially owned by Lizhi He (20%), Lizhen Tang (13%) and Zhijie Zhang (4%). Mr. Wen also beneficially owns 6,300,000 (63.0%) and 1,000,000 (66.7%) of our outstanding Class A Ordinary Shares and Class B Ordinary Shares, respectively, indirectly through Fancy Dream Limited. Mr. Lizhi He beneficially owns 2,000,000 (20.0%) of our outstanding Class A Ordinary Shares and none of our outstanding Class B Ordinary Shares, respectively, indirectly through Lucky Bunny Limited. Mr. Lizhen Tang beneficially owns 1,300,000 (13.0%) and 500,000 (33.3%) of our outstanding Class A Ordinary Shares and Class B Ordinary Shares, respectively, indirectly through Superexcellence Limited. Mr. Zhang beneficially owns 400,000 (4%) of our outstanding Class A Ordinary and none of our outstanding Class B Ordinary Shares, respectively, indirectly through indirectly through Hippogriff Limited. Messrs. Wen, He, Tang and Zhang collectively hold 100% of the voting power of our current outstanding Ordinary Shares as of the date of this prospectus. Mr. Lizhen Tang is an employee of Sancaijia. Messrs. Lizhi He and Zhijie Zhang have no relationship with Sancai Holding, its subsidiaries, Sancaijia or Sancaijia’s subsidiaries, or any affiliates thereof. See “Security Ownership of Certain Beneficial Owners and Management.”

The Class A Ordinary Shares offered in this prospectus are those of Sancai Holding, instead of shares of the VIE or its subsidiaries in China. You are not directly investing in and may never hold equity interests in the VIE in China.

Contractual Arrangements between Sancai WFOE, Sancaijia and its Shareholders

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services and certain other businesses. Sancai Holding is a company incorporated in the Cayman Islands. Sancai WFOE, an indirect subsidiary of Sancai Holding established under the laws of the PRC, is considered a foreign-invested enterprise. To comply with PRC laws and regulations, in February 2020, Sancai WFOE entered into a series of contractual arrangements with Sancaijia and its shareholders. We have evaluated the guidance in FASB ASC 810 and determined that Sancai WFOE is the primary beneficiary of Sancaijia, for accounting purposes, based upon such contractual arrangements. Sancai Holding has indirect ownership in 100% of the equity in Sancai WFOE. As a result, we treat Sancaijia and its subsidiaries as consolidated affiliated entities under the U.S. GAAP and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP. For a description of our corporate structure and VIE contractual arrangements, see “Corporate History and Structure – Contractual Arrangements between Sancai WFOE, Sancaijia and its Shareholders” starting on page 77, which consist of (i) Exclusive Technical Consultation and Service Agreement, as amended and restated, (ii) Exclusive Call Option Agreements, (iii) Business Operation Agreement, (iv) Equity Pledge Agreement, (v) Shareholder Voting Proxy Agreement, and (vi) Spousal Consent Letter. See “Risk Factors—Risks Related to Our Corporate Structure” for certain risks related to the contractual arrangements.

In the opinion of Guangdong Shouzhuo Law Firm, our PRC legal counsel, the contractual arrangements among Sancai WFOE, Sancaijia and its shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of applicable PRC laws and regulations currently in effect. However, the VIE structure involves unique risks to investors. We have been advised by Guangdong Shouzhuo Law Firm, our PRC legal counsel, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. The VIE Agreements have not been tested in a court of law. The PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC legal counsel, Guangdong Shouzhuo Law Firm. It is uncertain whether any new PRC laws or regulations relating to the VIE structures will be adopted or if adopted, what they would provide. If we or Sancaijia is found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. In the event we are unable to enforce these VIE Agreements or if the PRC regulatory authorities disallow the VIE structure, we may be precluded from consolidating the financial information of Sancaijia and its subsidiaries into our financial statements for accounting purposes, which would have a material adverse effect on the financial condition and results of operations of the VIE and the VIE’s subsidiaries and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

Additionally, these VIE Agreements are less effective than direct ownership and that we may incur substantial costs to enforce the VIE Agreements. For example, Sancaijia and its shareholders could breach the VIE Agreements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of Sancaijia, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Sancaijia, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current VIE Agreements, we rely on Sancaijia and its shareholders to perform their obligations under the contracts. The shareholders of Sancaijia may not act in the best interests of our Company or may not perform their obligations under these contracts. In addition, failure of Sancaijia’s shareholders to perform certain obligations could compel us to rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective.

In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against Sancai Holding or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

See “Risk Factors—Risks Related to Our Corporate Structure—Sancai Holding is a holding company with no material operation. Sancai WFOE entered into the VIE Agreements with Sancaijia, the consolidated variable interest entity, and its shareholders that established the VIE structure. Sancaijia and its subsidiaries conduct business in China. If the PRC government deems that the VIE structure do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we would not be able to enforce the VIE Agreements and could be subject to severe penalties or be forced to relinquish our interests in those operations” and “Risk Factors — Risks Related to Doing Business in China — The rules and regulations and the enforcement thereof in China can change quickly with little advance notice. The Chinese government recently promulgated a number of laws, regulations and policies that focus on tightening oversight of data security and overseas equity fundraising and listing by Chinese companies. Such uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us. The Chinese government may intervene or influence the operations of the VIE or the VIE’s subsidiaries at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in the operations of the VIE and the VIE’s subsidiaries and in the value of our Class A Ordinary Shares or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.”

The following is a summary of the currently effective contractual arrangements by and among Sancai WFOE, Sancaijia and the shareholders of the VIE and their spouses, as applicable.

Business Operation Agreement. Pursuant to the Business Operation Agreement entered into among Sancai WFOE, Sancaijia and the shareholders of Sancaijia (hereinafter referred to individually as a “Shareholder” and collectively as the “VIE Shareholders”), dated February 25, 2020, the VIE Shareholders agreed that without the prior written consent of Sancai WFOE or any party designated by Sancai WFOE, Sancaijia shall not engage in any transaction which may have a material or adverse effect on any of its assets, businesses, employees, obligations, rights or operations (except for those occurring in the due course of business or in day-to-day business operations, or those already disclosed to Sancai WFOE and with the explicit prior written consent of Sancai WFOE). In addition, Sancaijia and the VIE Shareholders jointly agreed to accept and strictly implement any proposal made by Sancai WFOE from time to time regarding the employment and removal of Sancaijia’s employees, its day-to-day business management and the financial management system of Sancaijia. This Business Operation Agreement shall become effective upon execution by Sancai WFOE, Sancaijia and the VIE Shareholders, and shall remain valid until it is terminated by written agreement of the Parties. During the term of the Business Operation Agreement, neither Sancaijia nor the VIE Shareholders may terminate the Business Operation Agreement. Sancai WFOE shall have the sole right to terminate the Business Operation Agreement at any time, provided that Sancai WFOE gives prior written notice of thirty (30) days to Sancaijia and the VIE Shareholders. In addition, Sancai WFOE, Sancaijia and the VIE Shareholders may terminate the Business Operation Agreement as they unanimously agree through negotiation.

Shareholder Voting Proxy Agreement. Pursuant to the Shareholders Voting Rights Proxy Agreement among Sancai WFOE, Sancaijia and the VIE Shareholders, dated February 25, 2020, each Shareholder irrevocably authorizes Sancai WFOE or any person(s) designated by Sancai WFOE to act as its attorney-in-fact to exercise all of its rights as a shareholder of Sancaijia, including, but not limited to, the right to convene shareholders’ meetings, vote and sign any resolution as a shareholder, appoint directors and other senior executives to be appointed and removed by the shareholder, the right to sell, transfer, pledge and dispose of all or a portion of the shares held by such shareholder, and other shareholders voting rights permitted by the articles of association of Sancaijia. Unless terminated early by the parties by written agreement, this agreement shall remain valid for ten (10) years. During the term of the Shareholders Voting Rights Proxy Agreement, unless otherwise stipulated by law, the VIE Shareholders or Sancaijia shall not early terminate this Agreement. Sancai WFOE may at any time terminate this agreement with a written notice being given to other parties thirty (30) days in advance. In addition, in the case that a Shareholder becomes the defaulting party who materially breaches any provision or materially fails to perform any obligation under this agreement, Sancai WFOE shall be entitled to terminate this agreement. Upon the expiration of this agreement, unless Sancai WFOE gives a non-renewal written notice to Sancaijia and the VIE Shareholders thirty (30) days prior to the expiration, this agreement shall be renewed automatically for successive ten (10)-year terms.

Equity Pledge Agreement. Pursuant to the Equity Pledge Agreement entered into among Sancai WFOE, Sancaijia and the VIE Shareholders dated February 25, 2020, the VIE Shareholders agreed to pledge their 100% equity interests in Sancaijia to Sancai WFOE to secure the performance of Sancaijia’s obligations under the existing exclusive call option agreement, shareholder voting proxy agreements, exclusive technical consultation and service agreement, as amended and restated, business operation agreement and also the equity pledge agreement. If events of default defined therein occur, upon giving written notice to the VIE Shareholders, Sancai WFOE may exercise the right to enforce the pledge to the extent permitted by PRC laws. This agreement shall come into effect upon execution by each of the parties and the term of this agreement shall end upon the full performance of the Contractual Obligations or the full discharge of the Secured Liabilities defined under this agreement.

As of the date of this prospectus, all the VIE Shareholders have completed the equity pledge registration with the competent Administration for Market Regulation in accordance with the PRC Property Rights Law.

Spousal Consent Letter. Pursuant to a series of Spousal Consent Letters, executed by the spouses of the VIE Shareholders, Mr. Ning Wen, Mr. Lizhi He and Mr. Zhijie Zhang, dated February 25, 2020, the signing spouses confirmed and agreed that the equity interests of Sancaijia are the own property of their spouses and shall not constitute the community property of the couples. The spouses also irrevocably waived any potential right or interest that may be granted by operation of applicable law in connection with the equity interests of Sancaijia held by their spouses.

Exclusive Technical Consultation and Service Agreement. Pursuant to the Exclusive Technical Consultation and Service Agreement entered into between Sancai WFOE and Sancaijia dated February 25, 2020, as amended and restated on June 28, 2022, Sancai WFOE has the exclusive right to provide or designate any entity to provide with Sancaijia business support, technical and consulting services. Sancaijia agrees to pay Sancai WFOE (i) the service fees equal to the sum of 100% of Sancaijia’s net income of that year, which equals the balance of the gross income less the costs of Sancaijia acceptable to Sancai WFOE and Sancaijia, or such other amount otherwise agreed by Sancai WFOE and Sancaijia. and (ii) service fees otherwise confirmed by Sancai WFOE and Sancaijia for specific technical services and consulting services provided by Sancai WFOE in accordance with Sancaijia’s requirement from time to time. The Exclusive Consultation and Service Agreement will continue to be valid unless the written agreement is signed by all parties to terminate it or a mandatory termination is requested in accordance with applicable PRC laws and regulations. Sancai WFOE is entitled to unilaterally exercise immediate early termination of the Exclusive Technical Consultation and Service Agreement by sending a written notice to Sancaijia if any of the following events were to occur: (i) Sancaijia breaches this agreement, and within thirty (30) days after Sancai WFOE sends out a written notice of breach to Sancaijia, Sancaijia fails to rectify its breach, take sufficient, effective and timely measures to eliminate the effects of breach and compensate Sancai WFOE for any losses incurred by the breach; (ii) Sancaijia is bankrupt or is subject to any liquidation procedure and such procedure is not revoked within seven (7) days; and (iii) due to any event of force majeure, Sancaijia’s failure to perform this agreement lasts for more than twenty (20) days.

Exclusive Call Option Agreements. Pursuant to the Exclusive Call Option Agreement entered into among Sancai WFOE, Sancaijia and the VIE Shareholders, dated February 25, 2020, each VIE Shareholder has irrevocably granted Sancai WFOE an exclusive option to purchase all or part of its equity interests in Sancaijia, and Sancaijia has irrevocably granted Sancai WFOE an exclusive option to purchase all or part of its assets. With regard to the equity transfer option, the total transfer price to be paid by Sancai WFOE or any other entity or individual designated by Sancai WFOE for exercising such option shall be the capital contribution mirrored by the corresponding transferred equity in the registered capital of Sancaijia. But if the lowest price permitted by the then-effective PRC law is lower than the above capital contribution, the transfer price shall be the lowest price permitted by the PRC law. With regard to the asset purchase option, the transfer price to be paid by Sancai WFOE or any other entity or individual designated by Sancai WFOE for exercising such option shall be the lowest price permitted by the then-effective PRC law. The Exclusive Call Option Agreement shall terminate after all the Shareholder Equity and the Company Assets, which are defined under this agreement, are lawfully transferred to Sancai WFOE and/or any other entity or individual designated by Sancai WFOE pursuant to the provisions of this agreement. In addition, in the case that a Shareholder or Sancaijia becomes the defaulting party who substantially violates any agreement or substantially fails to perform or delays performance of any of the obligations under this agreement, Sancai WFOE shall be entitled to terminate this agreement.

Recent Regulatory Developments in China

Recently, the PRC government has indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, and initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China, some of which are published with little advance notice, including: taking significant, immediate regulatory action against what it determined were illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) and Anti-Monopoly Law of the People’s Republic of China promulgated by the SCNPC which became effective in 2008 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that State Administration for Market Regulation (“SAMR”) be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the State. In addition, the PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition.

On July 6, 2021, the relevant PRC government authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As these opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage. See “Risk Factors — Risks Related to Doing Business in China — The approval of the CSRC may be required in connection with this offering, and, if required, we cannot predict whether we or the VIE or the VIE’s subsidiaries will be able to obtain such approval. Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on the business, operating results and reputation of the VIE or the VIE’s subsidiaries as well as the trading price of our Class A Ordinary Shares, and could also create uncertainties for this offering.”

In addition, on July 10, 2021, the Cyberspace Administration of China (“CAC”) issued the Measures for Cybersecurity Review for public comments (“Draft Measures”), which propose to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users. The Draft Measures are subject to change. As the VIE and the VIE’s subsidiaries are neither an “critical information infrastructure operator (CIIO),” nor a “data processor” carrying out data processing activities that affect or may affect national security, we believe that the Draft Measures are not applicable to us even after they take effect in current form. On January 4, 2022, thirteen PRC regulatory agencies, namely, the CAC, the NDRC, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, SAMR, CSRC, the People’s Bank of China, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021) required that, among others, in addition to CIIO any “operator of network platform” holding personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. In addition, on November 14, 2021, the CAC released the Regulations on Network Data Security (draft for public comments), or the draft Regulations on Network Data Security, and will accept public comments until December 13, 2021. According to the draft Regulations on Network Data Security, if a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year.

On July 7, 2022, the CAC promulgated the Measures on Security Assessment of Outbound Data Transfer, or the Outbound Data Transfer Security Assessment Measures, which became effective on September 1, 2022. According to the Outbound Data Transfer Security Assessment Measures, to provide data abroad under any of the following circumstances, a data processor shall declare security assessment for its outbound data transfer to the CAC through the local cyberspace administration at the provincial level: (i) where the data processor will provide important data abroad; (ii) where CIIO or the data processor processing the personal information of more than one million individuals will provide personal information abroad; (iii) where the data processor who has provided personal information of 100,000 individuals or sensitive personal information of 10,000 individuals in total abroad since January 1 of the previous year, will provide personal information abroad; and (iv) other circumstances where the security assessment is required as prescribed by the CAC. Prior to declaring security assessment for outbound data transfer, the data processor shall conduct self-assessment on the risks of the outbound data transfer. For outbound data transfers that have been carried out before the effectiveness of the Outbound Data Transfer Security Assessment Measures, if it is not in compliance with these measures, rectification shall be completed within six months starting from September 1, 2022. Since the Outbound Data Transfer Security Assessment Measures is extremely new, there remain substantial uncertainties about its interpretation and implementation, and it is unclear whether we shall declare a security assessment.

The PRC government is increasingly focused on data security, recently launching cybersecurity review against a number of mobile apps operated by several US-listed Chinese companies and prohibiting these apps from registering new users during the review period. There are great uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations regarding data and privacy security. The VIE and the VIE’s subsidiaries may be required to change the data and other business practices and be subject to regulatory investigations, penalties, and increased cost of operations as a result of these laws and policies.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures,” collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), both of which are currently published for public comments only. The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets. Among other things, if a domestic enterprise intends to indirectly offer and list securities in an overseas market, the record-filing obligation is with a major operating entity incorporated in the PRC and such filing obligation shall be completed within three working days after the overseas listing application is submitted. The required filing materials for an initial public offering and listing shall include but not limited to: regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable).

Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we or the VIE and the VIE’s subsidiaries obtain their approvals for this offering and any follow-on offering, we or the VIE and the VIE’s subsidiaries may be unable to obtain such approvals and we or the VIE and the VIE’s subsidiaries may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors and the securities currently being offered may substantially decline in value and be worthless. See “Risk Factors—Risks Related to Doing Business in China—The rules and regulations and the enforcement thereof in China can change quickly with little advance notice. The Chinese government recently promulgated a number of laws, regulations and policies that focus on tightening oversight of data security and overseas equity fundraising and listing by Chinese companies. Such uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us. The Chinese government may intervene or influence the operations of the VIE or the VIE’s subsidiaries at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in the operations of the VIE and the VIE’s subsidiaries and in the value of the Class A Ordinary Shares or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.”

Regulatory Permissions

As of the date of this prospectus, each of the Company, its subsidiaries, the VIE and the VIE’s subsidiaries has obtained all permissions and approvals to operate their respective business, including business license, permit for opening bank account, labor and employment recordation, social insurance registration, internet content provide registration record and such other permissions and approval as required by the PRC regulatory authorities. Besides, the registered business scopes of Sancaijia and Xi’an Miaobijia both currently include the second category of value-added telecommunications services (VATS) as defined in the PRC Regulations on Telecommunications and the Classified Catalog of Telecommunications Services. According to PRC regulations relating to VATS, any commercial internet information services operators with the business scope of internet information services shall obtain a ICP License, and any commercial internet information services operators with the business scope of online data processing and transaction processing services shall obtain a EDI License, from the relevant government authorities before actually providing any commercial internet information services or online data processing and transaction processing services within the PRC. To comply with the relevant laws and regulations, Sancaijia has obtained the ICP and EDI Licenses on August 10, 2020, and Xi’an Miaobijia has obtained the ICP and EDI Licenses on August 30, 2021. Neither have we nor our subsidiaries or the VIE or the VIE’s subsidiaries received any denial of permissions for their operation.

On August 8, 2006, six Chinese regulatory agencies, including the Ministry of Commerce of China (“MOFCOM”), jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 and amended on June 22, 2009. The M&A Rules contains provisions that require that an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by Chinese companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials required to be submitted to it by an SPV seeking CSRC approval of overseas listings. However, the application of the M&A Rule remains unclear with no consensus currently existing among leading Chinese law firms regarding the scope and applicability of the CSRC approval requirement. Based on the understanding of the current PRC law, rules and regulations, we believe the CSRC’s approval is not required for the listing and trading of our Class A Ordinary Shares on Nasdaq in the context of this offering, given that: (i) Sancai WFOE was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners; (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules. In addition, none of CSRC, CAC, or other authorities have set forth approval procedures specifically for the VIE and the VIE’s subsidiaries, so we believe that we or the VIE and the VIE’s subsidiaries do not need to apply to Chinese authorities for approving the VIE structure. However, we have been further advised by Guangdong Shouzhuo Law Firm, our PRC legal counsel, that the enforceability of the VIE agreements has not been tested in a court of law, and that the PRC regulatory authorities could disallow this VIE structure, which could significantly limit or completely hinder our ability to continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless.

In the future, the VIE and the VIE’s subsidiaries may grow their business by acquiring complementary businesses. It is unclear whether the VIE and the VIE’s subsidiaries would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that the business of the VIE or the VIE’s subsidiaries is in an industry subject to the security review, in which case the future acquisitions in the PRC, including those by way of entering into contractual arrangements with target entities, may be closely scrutinized or prohibited. The ability to expand the business or maintain or expand the market share of the VIE or the VIE’s subsidiaries through future acquisitions would as such be materially and adversely affected. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the MOFCOM. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we or the VIE or the VIE’s subsidiaries obtain the approval of the MOFCOM or other PRC governmental authorities for the completed or ongoing mergers and acquisitions. There is no assurance that, if the VIE and the VIE’s subsidiaries plan to make an acquisition, the VIE and the VIE’s subsidiaries can obtain such approval from the MOFCOM or any other relevant PRC governmental authorities for the mergers and acquisitions, and if the VIE and the VIE’s subsidiaries fail to obtain those approvals, the VIE and the VIE’s subsidiaries may be required to suspend the acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on the VIE’s and the VIE’s subsidiaries’ business, results of operations and corporate structure.

In addition, our PRC legal counsel, Guangdong Shouzhuo Law Firm, has advised us that, if any of the following circumstance exists, we, the VIE and the VIE’s subsidiaries shall apply with the CAC for cybersecurity review with respect to this offering: (i) we, the VIE and the VIE’s subsidiaries possess over one million individuals’ personal information; (ii) we, the VIE and the VIE’s subsidiaries are deemed as CIIOs and intend to purchase internet products and services that will or may affect national security, and (iii) we, the VIE and the VIE’s subsidiaries carry out any data processing activities which has affected or may affect national security. We believe we, the VIE and the VIE’s subsidiaries have none of the aforesaid circumstances and do not expect to be subject to the cybersecurity review by the CAC for this offering, given that: (i) the products and services of the VIE and the VIE’s subsidiaries are offered not directly to individual users but through the corporate customers of the VIE and the VIE’s subsidiaries, and the VIE and the VIE’s subsidiaries do not have access to the information of the customers of such corporate customers, which are stored at such corporate customers and can only be accessed by such corporate customers; (ii) the VIE and the VIE’s subsidiaries do not possess any personal information of users in their business operations; and (iii) data processed in the VIE’s and the VIE’s subsidiaries’ business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. The VIE and its subsidiaries operate the SaaS platform online and maintain the transactions and customers’ data on Alibaba Cloud. Alibaba Cloud has a comprehensive and systematic data security system of data management and uses technical measures based on the complete data security lifecycle. The architecture of the data management includes security modules of various layers, authentication, authorization, access control, and log auditing, etc., which provides a comprehensive cloud data security solution. All data stored on Alibaba Cloud is protected by strong customer isolation security and control capabilities of Alibaba Cloud. The VIE and its subsidiaries provide the SaaS platform for its customers to operate their own business. The customers of the VIE and its subsidiaries retain control, maintenance, and ownership of their own data, which is encrypted and stored in Alibaba Cloud. The VIE and its subsidiaries have no control of this data and have no authority to access the user information stored by its customers. The VIE and its subsidiaries only have access to data related to the operation and maintenance of the SaaS platform, which does not include data related with its customer’s clients, or users. We do not believe the VIE and the VIE’s subsidiaries are among the CIIO, “data processor” carrying out data processing activities that affect or may affect national security, or “operator of network platform” holding personal information of more than one million users as mentioned above. However, if the draft Regulations on Network Data Security is adopted into law and we become listed on Nasdaq, Sancai WFOE, the VIE and the VIE’s subsidiaries likely will be required to perform annual data security assessment either by itself or retaining a third-party data security service provider and submit such data security assessment report to the local agency every year. Furthermore, the revised draft Regulations on Network Data Security is in the process of being formulated and subject to further changes, and inherent uncertainty exists in relying on an opinion of our PRC legal counsel, Guangdong Shouzhuo Law Firm, as to the enactment, interpretation and implementation of regulations related to overseas securities offerings and cybersecurity compliance requirements. The PRC regulators, including the CSRC or the CAC, may not arrive at the same conclusion as our PRC legal counsel, Guangdong Shouzhuo Law Firm.

As of the date of this prospectus, Sancai Holding, its subsidiaries, the VIE or the VIE’s subsidiaries have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, or received any penalty, investigation or warning in connection with the operations of the VIE and VIE’s subsidiaries from the CAC or any other PRC regulatory agencies, or received any notice or instructions from the CAC requiring Sancai Holding, its PRC subsidiary, the VIE or the VIE’s subsidiaries to declare a security assessment. If it is determined in the future that we are required to declare a security assessment, it is uncertain whether we can or how long it will take us to complete such declaration or rectification. However, the Measures for Cybersecurity Review (2021), draft Regulations on Network Data Security and Outbound Data Transfer Security Assessment Measures are relatively new, there are substantial uncertainties regarding their interpretation and application, and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the above regulations in the future. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we or the VIE or the VIE’s subsidiaries can fully or timely comply with such laws. In the event that the applicable laws, regulations, or interpretations change such that we or the VIE or the VIE’s subsidiaries are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we cannot guarantee whether we or the VIE or the VIE’s subsidiaries can complete the registration process in a timely manner, or at all. Given such uncertainty, we or the VIE or the VIE’s subsidiaries may be further required to suspend the relevant business, shut down the website, or face other penalties, which could materially and adversely affect the business, financial condition, results of operations of the VIE or the VIE’s subsidiaries and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

Furthermore, On December 24, 2021, the CSRC released the Draft Rules Regarding Overseas Listing, which are currently published for public comments only. The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets. Among other things, if a domestic enterprise intends to indirectly offer and list securities in an overseas market, the record-filing obligation is with a major operating entity incorporated in the PRC and such filing obligation shall be completed within three working days after the overseas listing application is submitted. The required filing materials for an initial public offering and listing shall include but not limited to: regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable). In addition, overseas offerings and listings may be prohibited for such domestic enterprise when any of the following applies: (1) if the intended securities offerings and listings are specifically prohibited by the laws, regulations or provision of the PRC; (2) if the intended securities offerings and listings may constitute a threat to, or endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (3) if there are material ownership disputes over applicants’ equity interests, major assets, core technologies, or the others; (4) if, in the past three years, applicants’ domestic enterprises or controlling shareholders, de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in the past three years, any directors, supervisors, or senior executives of applicants have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. We do not believe any of the six prohibited situations aforementioned applies to us. The Draft Administrative Provisions further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfil the filing requirements with the CSRC or conducts an overseas offering or listing in violation of the Draft Rules Regarding Overseas Listings, and in cases of severe violations, a parallel order to suspend relevant businesses or halt operations for rectification may be issued, and relevant business permits or operational license revoked.

As of the date of this prospectus, considering that (i)the Draft Rules Regarding Overseas Listings have not been promulgated and have not come into effect; (ii) no explicit provisions under currently effective PRC laws, regulations and rules clearly classifies indirect listing through contractual arrangements like ours are required to obtain approvals from PRC authorities, we or the VIE or the VIE’s subsidiaries have not been required to submit applications for the approval of the CSRC or other equivalent PRC government authorities for any offering pursuant to this prospectus according to currently effective PRC laws, regulations and rules at this stage. While the final version of the Draft Rules Regarding Overseas Listings are expected to be adopted in 2022, we believe that we or the VIE or the VIE’s subsidiaries will be required to comply with the filing requirements or procedures set forth in the Draft Rules Regarding Overseas Listings and that none of the situations that would clearly prohibit overseas offering and listing applies to us. However, as the Draft Rules Regarding Overseas Listings have not been formally adopted and the Negative List (Edition 2021) was newly published, and due to the lack of further clarifications or detailed rules and regulations, our PRC legal counsel as to law, Guangdong Shouzhuo Law Firm, has further advised us that, there are still uncertainties as to how the aforementioned rules will be interpreted or implemented and whether the PRC regulatory agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation and there is no assurance that PRC regulatory agencies, including the CSRC, would take the same view as they do. It should be noted however, that there is uncertainty in relying on an opinion of counsel in connection with draft legislation as the final version may be materially different and/or that the implementing regulations have yet to be promulgated. We cannot assure you that we, the VIE or the VIE’s subsidiaries will be able to get the clearance of filing procedures under the Draft Rules Regarding Overseas List on a timely basis, or at all. There is also the possibility that we or the VIE or the VIE’s subsidiaries may not be able to obtain or maintain such approval or that we inadvertently concluded that such approval was not required. If the CSRC requires that we, the VIE or the VIE’s subsidiaries obtain its approval prior to the completion of this offering, the offering will be delayed until we, the VIE and the VIE’s subsidiaries have obtained CSRC approval, which may take several months. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer our Class A Ordinary Shares, cause significant disruption to the business operations, and severely damage the reputation of the VIE or the VIE’s subsidiaries, which could materially and adversely affect the financial condition and results of operations of the VIE or the VIE’s subsidiaries and cause our Class A Ordinary Shares to significantly decline in value or become worthless.

As of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require us to seek approval from the CSRC or the CAC or any other PRC governmental authorities for this offering and/or list on the Nasdaq Stock Market, nor has we or the VIE or the VIE’s subsidiaries received any inquiry, notice, warning or sanctions regarding our planned offering from the CSRC or any other PRC governmental authorities. Based on our understanding of the current PRC laws, regulations and rules, we believe that the Company, its subsidiaries, the VIE and the VIE’s subsidiaries have received all permissions and approvals to operate their respective business and are not required to obtain additional permission or approval from Chinese authorities to issue these securities to foreign investors or list on the Nasdaq Stock Market based on the PRC laws, regulations and rules currently in effect. However, since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued, we are subject to the risks of uncertainty of any future actions of the PRC government in this regard including the risk that we inadvertently conclude that the permissions or approvals discussed here are not required, that applicable laws, regulations or interpretations change such that we or the VIE or the VIE’s subsidiaries are required to obtain approvals in the future, or that the PRC government could disallow our structure, which would likely result in a material change in the operations of the VIE and the VIE’s subsidiaries, including the ability to continue the existing structure, carry on the daily business operations of the VIE and the VIE’s subsidiaries, the VIE’s ability to accept foreign investments, and our listing on an U.S. exchange. These adverse actions could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. We or the VIE or the VIE’s subsidiaries may also be subject to penalties and sanctions imposed by the PRC regulatory authorities, including the CSRC, if we or the VIE or the VIE’s subsidiaries fail to comply with such rules and regulations, which would likely adversely affect the ability of our securities to be listed on a U.S. exchange, which would likely cause the value of our securities to significantly decline or become worthless.

The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us or the VIE or the VIE’s subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. If we or the VIE or the VIE’s subsidiaries do not receive or maintain the approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we or the VIE or the VIE’s subsidiaries are required to obtain approval in the future, we or the VIE or the VIE’s subsidiaries may be subject to regulatory actions or other sanctions from the CSRC or other Chinese regulatory authorities. These authorities may impose fines and penalties upon the operations and the operating privileges of the VIE or the VIE’s subsidiaries in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect upon the business, financial condition, results of operations, reputation and prospects of the VIE or the VIE’s subsidiaries, as well as the trading price of our Class A Ordinary Shares. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, to terminate this offering prior to closing. These risks could result in a material adverse change in the operations of the VIE and the VIE’s subsidiaries and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. For more detailed information, see “Risk Factors—Risks Related to Doing Business in China— We and the VIE and the VIE’s subsidiaries may be required to obtain permission or approval from Chinese authorities to operate and issue securities to foreign investors in this offering and/or listing on the Nasdaq Stock Market, and if required and we or the VIE or the VIE’s subsidiaries are not able to obtain such permission or approval in a timely manner, the securities currently being offered may substantially decline in value and become worthless. The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. We, the VIE and the VIE’s subsidiaries have not applied for, received or been denied approval from Chinese authorities to list on the Nasdaq Stock Market.” on page 40 of this prospectus, and “Risk Factors—Risks Related to Doing Business in China—The approval of the CSRC may be required in connection with this offering, and, if required, we cannot predict whether we or the VIE or the VIE’s subsidiaries will be able to obtain such approval. Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on the business, operating results and reputation of the VIE or the VIE’s subsidiaries as well as the trading price of our Class A Ordinary Shares, and could also create uncertainties for this offering.” on page 46 of this prospectus.

Transfer of Cash Through our Organization

The VIE has written policies and procedures on cash management, which clarify the responsibilities of its accounting personnel, the usage, deposits and safekeeping of cash, and the handling of limitations on cash transfers due to PRC laws. In addition, the management of Sancai Holding monitors the cash position of each entity within the organization regularly and prepare cash flow budgets on a monthly basis to ensure each entity has the necessary funds to fulfill its obligation for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, based on the amount needed, it will be reported to our Chief Financial Officer and subject to approval by our board of directors, within the framework of the laws of each jurisdiction, we will make transfers, distributions or an intercompany loan to the entity in need.

Our Hong Kong subsidiary, or Sancai HK, may transfer funds to Sancai WFOE through an increase in the registered capital or loans to Sancai WFOE. However, the receipt of funds by Sancai WFOE through an increase in registered capital or loans requires Sancai WFOE to apply for, seek approval from or register with the relevant PRC authorities or the local bank and this process may be time consuming. It may take several business days to apply for and register transfers and get approved. Sancai WFOE has the exclusive right to provide or designate any entity to provide Sancaijia with business support, technical and consulting services in exchange for service fees from Sancaijia. Sancai WFOE may rely on service fees paid by Sancaijia for its cash needs, and Sancaijia is limited to transferring funds to Sancai WFOE in the form of service fees pursuant to the Exclusive Technical Consultation and Service Agreement, as amended and restated, which is part of the VIE Agreements. According to the terms of Exclusive Technical Consultation and Service Agreement, these service fees shall be recognized as expenses of VIE, with a corresponding amount as revenue by Sancai WFOE and then completely eliminate in consolidation level. For income tax purposes, Sancai WFOE and Sancaijia file income tax returns on a separate company basis. The service fees paid are recognized as a tax deduction by Sancaijia and as revenue by Sancai WFOE. The PRC’s statutory Enterprise Income Tax (“EIT”) rates is 25%. Any limitation on the ability of Sancaijia to pay service fees to Sancai WFOE, or any tax implications of making service fees payments to Sancai WFOE, could have a material adverse effect on Sancai WFOE’s financial condition and results of operations. For example, if Sancaijia incurs debt on its own behalf in the future, such debt may restrict its ability to pay service fees to Sancai WFOE. Sancai WFOE may provide loans to Sancaijia, subject to statutory limits and restrictions. Except for Sancaijia’s ability to pay service fees, there are no other restrictions or limitations, such as the approval or registration procedure required by any PRC authorities, that may impact Sancaijia’s ability to settle amounts owed under the VIE agreements.

To make capital contributions to our PRC subsidiary, Sancai WFOE, the amount of capital contribution shall be limited to the registered capital of Sancai WFOE. However, Sancai WFOE may apply for increase of its registered capital with the local Administration for Market Regulation (AMR) at any time. In practice, under the condition that Sancai WFOE is prepared with complete materials including the application form, resolution of shareholders' meeting, resolution of the board of directors, newly revised articles of association and documents may be required as the case may be, the local AMR will generally approve the application within several business days. And after the approval of the local AMR, the local bank’s approval for the inward remittances of registered capital can be also completed within a few business days.

To make loans to Sancai WFOE or Sancaijia, according to the Circular of the People’s Bank of China on Matters relating to the Macro-prudential Management of Comprehensive Cross-border Financing, or PBOC Circular 9, the total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed an upper limit. The upper limit shall be calculated as capital or assets (for enterprises, net assets shall apply) multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter. The macro-prudential regulation parameter is currently one, which may be adjusted by the People’s Bank of China and the State Administration of Foreign Exchange in the future, and the cross-border financing leverage ratio is 2 for enterprises. Therefore, the upper limit of the loans that a PRC company can borrow from foreign companies shall be calculated at two times the borrower’s net assets. When Sancai WFOE and Sancaijia jointly apply for borrowing foreign debt, the upper limit of borrowing shall be two times of the net assets in the consolidated financial statement, and Sancaijia shall make a commitment to give up its application for borrowing foreign debt in its own name. Furthermore, Sancai WFOE, as a foreign-invested enterprise, may also choose to calculate the upper limit of foreign debt borrowing based on the surplus between the total investment in projects approved by the verifying departments and the registered capital. We can make loans to Sancai WFOE within the range of the surplus.

Sancai Holding, as a holding company, does not have material operation. Sancaijia and its subsidiaries conduct business in the PRC. The financial information of Sancaijia and its subsidiaries are consolidated into our financial statements for accounting purposes. We believe the offering proceeds would be available for investments in Sancaijia and its subsidiaries’ operation in the PRC after completing the registration as described above. However, we cannot assure you that we or the VIE and the VIE’s subsidiaries will be able to obtain relevant government registrations or approvals on a timely basis, or at all. See “Risk Factors — Risks Related to Our Corporate Structure — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to Sancai WFOE, the VIE and the VIE’s subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand the business of the VIE and the VIE’s subsidiaries.”

In addition to funds generated from sales of SaaS solutions and other products, Sancaijia’s operations may be financed by loans from Sancai WFOE, which may receive funds from Sancai Holding, through either capital contributions or loans, directly or indirectly. Funds from Sancaijia to Sancai Holding are remitted as service fees to Sancai WFOE, which, in turn, makes distributions or pays dividends to Sancai HK, which in turn distributes or otherwise transfers such funds to Sancai Seychelles and finally to Sancai Holding. The PRC laws governing dividend distribution by foreign-invested enterprises in the PRC are primarily the Company Law of the PRC, as amended. Under such laws, foreign-invested enterprises may pay dividends only out of their accumulated profit, if any, as determined in accordance with PRC accounting standards and regulations. Both PRC domestic companies and wholly-foreign owned PRC enterprises are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of such reserves reaches 50% of their registered capital. Applicable PRC law permits payment of dividends to Sancai Holding by our PRC subsidiary only out of its net income, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiary and Sancaijia and its subsidiaries in China are required to set aside a portion of their net income, if any, each year to fund general reserves for until such reserves have reached 50% of such company’s registered capital. These reserves are not distributable as cash dividends. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each PRC company. As a Cayman Islands holding company, Sancai Holding may receive dividends from our PRC subsidiary through our intermediary holding companies in Hong Kong and Seychelles. The EIT Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes are subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. According to the Arrangement between China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and relevant implanting notice, if our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, the dividends paid to our Hong Kong subsidiary would be subject to withholding tax at a reduced rate of 5%. See “Risk Factors—Risks Related to Doing Business in China—Sancai Holding may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiary to us through our Hong Kong subsidiary”.

To the extent our cash is in the PRC or a PRC entity, the funds may not be available to distribute dividends to our investors, or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the VIE and the VIE’s subsidiaries by the PRC government to transfer cash. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. All of the VIE and VIE’s subsidiaries’ income are received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. Our cash dividends, if any, will be paid in U.S. dollars. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. See “Risk Factors — Risks Related to Doing Business in China— Governmental control of currency conversion may limit the VIE’s ability to utilize the net revenues effectively and affect the value of your investment, and —We must remit the offering proceeds to PRC before they may be used to benefit the business of the VIE and the VIE’s subsidiaries in the PRC, and this process may take a number of months.” In contrast, presently, there is no foreign exchange control or restrictions on capital flows out of Hong Kong to Seychelles or out of Seychelles. Hence, Sancai HK, our Hong Kong subsidiary, is able to transfer cash by loans without any limitation or by cash dividends to its direct parent company, Sancai Seychelles, out of profits available for distribution. Sancai Seychelles may transfer cash by loans without any limitation or by cash dividends to its direct parent company Sancai Holding if, immediately after the distribution, Sancai Seychelles will be able to pay its debts as they become due and the value of its assets will be greater than the value of its liabilities.

As of the date of this prospectus, there have not been any transfers, dividends or distributions by and among Sancai Holding, its subsidiaries, the VIE and the VIE’s subsidiaries, or to investors. In addition, as of the date of this prospectus, there have been no funds or other distributions transferred by or among Sancai WFOE, the VIE and the VIE’s subsidiaries and no amounts owed under the VIE Agreements has been settled by or between the VIE and Sancai WFOE.

Sancaijia intends to distribute earnings or settle amounts owed under the VIE Agreements. We anticipate that, to the extent that Sancaijia requires funds from us for its operations, Sancai Holding will provide funds in the manner described above, and to the extent that Sancaijia generates positive cash flow from its operations in excess of its requirements for its operations, it will transfer such excess funds to Sancai Holding, through payments to Sancai WFOE.

The following table shows the nature of the flow of funds from Sancai Holding to its subsidiaries and to Sancaijia and from Sancaijia to Sancai Holding’s subsidiaries and to Sancai Holding.

(1)	Capital Contribution / Shareholder Loans

(2)	Loans

(3)	Service Fees

(4)	Dividends / Distributions

Holding Foreign Companies Accountable Act (the “HFCA Act”)

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our Class A Ordinary Shares from being traded on a national securities exchange or in the over the counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two years.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, PCAOB announced the PCAOB HFCA Act determinations (the “PCAOB determinations”) relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law.  The SOP Agreement remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the SOP Agreement disclosed by the SEC, the PCAOB shall have sole discretion to select any audit firms for inspection or investigation and the PCAOB inspectors and investigators shall have a right to see all audit documentation without redaction. According to the PCAOB, its December 2021 determinations under the HFCA Act remain in effect. The PCAOB is required to reassess these determinations by the end of 2022. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination. However, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong, the PCAOB is likely to determine by the end of 2022 that positions taken by authorities in the PRC obstructed its ability to inspect and investigate registered public accounting firms in mainland China and Hong Kong completely, then the companies audited by those registered public accounting firms would be subject to a trading prohibition on U.S. markets pursuant to the HFCA Act.

Our auditor, BF Borgers CPA PC, the independent registered public accounting firm that issues the audit report included in this prospectus, is registered with the PCAOB and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess BF Borgers CPA PC’s compliance with applicable professional standards. BF Borgers CPA PC is headquartered in Lakewood, Colorado and has been inspected by the PCAOB on a regular basis, with the last inspection in 2021. Therefore, we believe that, as of the date of this prospectus, our auditor is not subject to the PCAOB determinations. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and this Offering — Trading of our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditor in the future and as a result Nasdaq may determine not to list our securities” on page 65. We cannot assure you whether Nasdaq or other regulatory authorities will apply additional or more stringent criteria to us. Such uncertainty could cause the market price of our Class A Ordinary Shares to be materially and adversely affected.

Risk Factors Summary

Investing in our Class A Ordinary Shares involves a high degree of risk. Below is a summary of material factors that make an investment in our common stock speculative or risky. Importantly, this summary does not address all of the risks that we face. Please refer to the information contained in and incorporated by reference under the heading “Risk Factors” on page 31 of this prospectus for additional discussion of the risks summarized in this risk factor summary as well as other risks that we face. These risks include, but are not limited to, the following:

Risks Related to Our Corporate Structure

●	Sancai Holding is a holding company with no material operation. Our subsidiary, Sancai WFOE, entered into the VIE Agreements with Sancaijia, the consolidated variable interest entity, and its shareholders that established the VIE structure. Sancaijia and its subsidiaries conduct business in China. If the PRC government deems that the VIE structure do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we would not be able to enforce the VIE Agreements and could be subject to severe penalties or be forced to relinquish our interests in those operations. See page 25 of this prospectus.

●	We do not hold direct equity interest in Sancaijia, the consolidated variable interest entity. We rely on the VIE Agreements with Sancaijia and its shareholders to consolidate the financial results of Sancaijia and its subsidiaries. The VIE Agreements may not be as effective as direct ownership in providing operational control. See page 26 of this prospectus.

●

Any failure by Sancaijia, the consolidated variable interest entity, or its shareholders to perform their obligations under our contractual arrangements with them could result in the deconsolidation of the financial results of Sancaijia and its subsidiaries and would have a material adverse effect on the financial condition of the VIE or the VIE’s subsidiaries. See page 27 of this prospectus.

●

The shareholders of Sancaijia, the consolidated variable interest entity, may have potential conflicts of interest with us, which may materially and adversely affect the financial condition of the VIE or the VIE’s subsidiaries. See page 28 of this prospectus.

●

Contractual arrangements in relation to Sancaijia, the consolidated variable interest entity, may be subject to scrutiny by the PRC tax authorities and they may determine that Sancai WFOE or the VIE or the VIE’s subsidiaries owe additional taxes, which could negatively affect the financial condition of the VIE or the VIE’s subsidiaries and the value of your investment. See page 28 of this prospectus.

●	Sancai Holding is a holding company, and the investors will have ownership in a holding company that does not directly own any of the business operations of Sancaijia and its subsidiaries in China. We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to pay dividends to us, or any tax implications of making dividend payments to us, could have a material adverse effect on our ability to pay dividends to holders of our Class A Ordinary Shares. See page 29 of this prospectus.

Risks Related to Doing Business in China

●

If the VIE or the VIE’s subsidiaries fail to obtain or keep licenses, permits or approvals required for conducting business in China, the VIE and the VIE’s subsidiaries may incur significant financial penalties and other government sanctions. See page 30 of this prospectus.

●

The rules and regulations and the enforcement thereof in China can change quickly with little advance notice. The Chinese government recently promulgated a number of laws, regulations and policies that focus on tightening oversight of data security and overseas equity fundraising and listing by Chinese companies. Such uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us. The Chinese government may intervene or influence the operations of the VIE or the VIE’s subsidiaries at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in the operations of the VIE and the VIE’s subsidiaries and in the value of our Class A Ordinary Shares or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See page 32 of this prospectus.

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on the business and results of operations of the VIE or the VIE’s subsidiaries and could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See page 33 of this prospectus.

●	We and the VIE and the VIE’s subsidiaries may be required to obtain permission or approval from Chinese authorities to operate and issue securities to foreign investors in this offering and/or listing on the Nasdaq Stock Market, and if required and we or the VIE or the VIE’s subsidiaries are not able to obtain such permission or approval in a timely manner, the securities currently being offered may substantially decline in value and become worthless. The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. We, the VIE and the VIE’s subsidiaries have not applied for, received or been denied approval from Chinese authorities to list on the Nasdaq Stock Market. See page 34 of this prospectus.

●

The PRC government exerts substantial influence over the manner in which the VIE and the VIE’s subsidiaries conduct business. The PRC government may also intervene or influence their operations at any time with little or no advance notice, which could result in a material change in their operations and our Class A Ordinary Shares could decline in value or become worthless. See page 35 of this prospectus.

●	Regulation and censorship of information disseminated over the internet in China may adversely affect the VIE’s and the VIE’s subsidiaries’ business, and the VIE and the VIE’s subsidiaries may be liable for information displayed on, retrieved from or linked to the website and mobile application. See page 36 of this prospectus.

●

We must remit the offering proceeds to PRC before they may be used to benefit the VIE’s and the VIE’s subsidiaries’ business in the PRC, and this process may take a number of months. See page 37 of this prospectus.

●	The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China. See page 38 of this prospectus.

●	The approval of the CSRC may be required in connection with this offering, and, if required, we cannot predict whether we or the VIE or the VIE’s subsidiaries will be able to obtain such approval. Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on the business, operating results and reputation of the VIE or the VIE’s subsidiaries as well as the trading price of our Class A Ordinary Shares, and could also create uncertainties for this offering. See page 39 of this prospectus.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws. See page 42 of this prospectus.

Risks Related to Our Public Offering and Ownership of Our Class A Ordinary Shares

●	The dual class structure of our Class A Ordinary Shares and Class B Ordinary Shares has the effect of concentrating voting control with our CEO, directors and their affiliates. See page 55 of this prospectus.

●	Trading of our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditor in the future and as a result Nasdaq may determine not to list our securities. See page 57 of this prospectus.

●	Prior to this offering, there has been no public market for our securities. The market price of our Class A Ordinary Shares may be volatile or may decline regardless of the operating performance of the VIE or the VIE’s subsidiaries, and you may not be able to resell your shares at or above the public offering price. See page 59 of this prospectus.

●	We do not intend to pay dividends for the foreseeable future. See page 60 of this prospectus.

Risks Related to the Business and Industry

●	The VIE and the VIE’s subsidiaries have a limited operating history in a competitive and rapidly evolving industry; it may be difficult to evaluate their prospects, and the VIE and the VIE’s subsidiaries may not be able to effectively manage the growth. See page 47 of this prospectus.

●	If the market for the SaaS solutions develops more slowly than we expect, the operating results of the VIE and the VIE’s subsidiaries would be adversely affected. See page 48 of this prospectus.

●	The business of the VIE and the VIE’s subsidiaries is susceptible to changes in China’s national economic conditions. See page 48 of this prospectus.

●	The VIE and the VIE’s subsidiaries have been and may continue to be subject to complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings from time to time. If the outcome of these complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings is adverse to us, it could have a material adverse effect on the business, results of operations, financial condition, liquidity, cash flows and reputation of the VIE or the VIE’s subsidiaries. See page 51 of this prospectus.

●	The financial and operating performance of the VIE and the VIE’s subsidiaries may be adversely affected by epidemics, natural disasters and other catastrophes. See page 53 of this prospectus.

●	We have identified material weaknesses in our internal control over financial reporting. If we fail to implement and maintain an effective system of internal control, we may be unable to accurately report the operating results of the VIE and the VIE’s subsidiaries, meet our reporting obligations or prevent fraud. See page 54 of this prospectus.

●	Caibaoyun relies on a third-party supplier for the SaaS platform customization and development services. Any interruption in operations at the third-party supplier could prevent or limit their ability to meet demand for or fulfill orders of the services of the VIE and the VIE’s subsidiaries. See page 54 of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, Sancai Holding qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a prospectus declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that Sancai Holding no longer meets the definition of an emerging growth company. The JOBS Act provides that Sancai Holding would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Share held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

Sancai Holding is a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We may take advantage of these exemptions until such time as Sancai Holding is no longer a foreign private issuer. Sancai Holding would cease to be a foreign private issuer at such time when more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents; (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

Implication of Being a Controlled Company

Sancai Holding is and will be a “controlled company” as defined under the Nasdaq Stock Market Rules as our Chief Executive Officer and Chairman of the Board, Mr. Ning Wen indirectly owns and holds more than 50% of the voting right represented by our outstanding Class A Ordinary Shares and Class B Ordinary Shares. For so long as Sancai Holding is a controlled company under that definition, Sancai Holding is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption after we complete this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors after we complete this offering. (See “Risk Factors – Risks Related to Our Corporate Structure – As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt Sancai Holding from certain corporate governance requirements that could have an adverse effect on our public shareholders.”)

Additionally, pursuant to Nasdaq’s phase-in rules for newly listed companies, we have one year from the date on which we are first listed on Nasdaq to comply fully with the Nasdaq listing standards. We do not plan to rely on the phase-in rules for newly listed companies and will comply fully with the Nasdaq listing standards at the time of listing.

Selected Financial Information

In the table below, we provide you with historical selected financial data for the years ended September 30, 2021 and 2020. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Period Ended March 31,
	2022	2021
	(unaudited)	(unaudited)
Statement of operation data:
Revenue	$1,875,175	$4,519,692
Gross profit	814,585	3,090,076
Total operating expenses	817,408	2,035,834
Operating income (loss)	(2,823)	1,054,242
Total other income (expenses)	63,411	(9,777)
Income taxes expenses	(16,072)	(9,659)
Income from continuing operations	44,516	1,034,806
Loss from discontinued operations	-	(253,134)
Net income	44,516	781,672
Total comprehensive income	$84,881	$863,913
Income per share, basic and diluted, Class A Ordinary Shares	$0.00	$0.10
Income per share, basic and diluted, Class B Ordinary Shares	$0.03	$0.69
Weighted average ordinary shares outstanding, Class A Ordinary Shares	10,000,000	10,000,000
Weighted average ordinary shares outstanding, Class B Ordinary Shares	1,500,000	1,500,000

	For Fiscal Years Ended September 30,
	2021	2020
	(audited)	(restated)
Statement of operation data:
Revenue	$7,888,791	$3,651,817
Gross profit	4,764,269	3,546,848
Total operating expenses	3,496, 034	4,205,806
Operating income (loss)	1,268,235	(658,958)
Total other income (expenses)	(10,620)	157,394
Income taxes (expenses) benefits	(77,763)	4,497
Income (loss) from continuing operations	1,179,852	(497,067)
Loss from discontinued operations	(253,134)	(324,205)
Net (loss) income	926,718	(821,272)
Total comprehensive income (loss)	$1,100,862	$(666,518)
Income (loss) per share, basic and diluted, Class A Ordinary Shares	$0.09	$(0.08)
Income (loss) per share, basic and diluted, Class B Ordinary Shares	$0.62	$(0.55)
Weighted average ordinary shares outstanding, Class A Ordinary Shares	10,000,000	10,000,000
Weighted average ordinary shares outstanding, Class B Ordinary Shares	1,500,000	1,500,000

	As of March 31	As of September 30,
	2022	2021	2020
	(unaudited)	(audited)	(restated)
Balance sheet data
Current assets	$4,574,956	$6,208,963	$19,447,887
Total assets	4,675,640	6,389,008	26,801,999
Total liabilities	555,307	2,353,554	23,869,344
Total equity	4,120,333	4,035,454	2,932,655
Total Liabilities and Shareholders’ Equity	$4,675,640	$6,389,008	$26,801,999

On February 25, 2020, Sancai WFOE entered into a series of contractual arrangements with Sancaijia and the shareholders of the VIE. The contractual arrangements consisted of the business operation agreement, shareholder voting proxy agreement, equity pledge agreement, exclusive technical consultation and service agreement as amended and restated on June 28, 2022, exclusive call option agreement and spousal consent letters (the “VIE Agreements”).

The following amounts and balances of Sancai Holding, Sancai Holding’s subsidiaries (excluding Sancai WFOE), Sancai WOFE and VIE and its subsidiaries as of March 31, 2022 and March 31, 2021 that were included in the consolidated financial statements.

	SANCAI HOLDING	SUBSIDIARIES (EXCLUDING SANCAI WFOE)	SANCAI WOFE	VIE AND VIE’S SUBSIDIARIES	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2022	2022	2022	2022	2022	2022	2022
Assets
Current assets
Cash and cash equivalents	$3	$15	$90	$2,151,690	$2,151,798	$-	$2,151,798
Accounts receivable	-	-	-	573,670	573,670		573,670
Prepaid expenses and other current assets	-	-	-	1,829,249	1,829,249	-	1,829,249
Other receivables	-	-	-	20,239	20,239	-	20,239
Inter-company receivables	-	-	-	149,712	149,712	(149,712)	-
Service fee due from the VIE	-	-	1,314,505	-	1,314,505	(1,314,505)
Total current assets	3	15	1,314,595	4,724,560	6,039,173	(1,464,217)	4,574,956
Non-current assets
Long-term investment	1,222,348	1,283,440	-	-	2,505,788	(2,505,788)
Fixed assets				1,164	1,164		1,164
Operating lease right-of-use assets	-	-	-	99,520	99,520	-	99,520
Total non-current assets	1,222,348	1,283,440	-	100,684	2,606,472	(2,505,788)	100,684
Total Assets	1,222,351	1,283,455	1,314,595	4,825,244	8,645,645	(3,970,005)	4,675,640

Liabilities and Shareholders’ Equity
Current liabilities
Contracts liabilities	-	-	-	90,682	90,682	-	90,682
Other payable and accruals	-	-		302,421	302,421	-	302,421
Income tax payable	-	-	-	57,149	57,149	-	57,149
Inter-company payables	79,911	69,831	237	-	149,979	(149,979)	-
Service fee due to Sancai WFOE	-	-	-	1,314,505	1,314,505	(1,314,505)	-
Related party payable	3,924	1,611	-		5,535	-	5,535
Current portion of operating leases	-	-	-	99,520	99,520	-	99,520
Total current liabilities	83,835	71,442	237	1,864,277	2,019,791	(1,464,484)	555,307
Non-current liabilities
Operating leases, net of current portion	-	-	-			-
Total non-current liabilities	-	-	-			-
Total Liabilities	83,835	71,442	237	1,864,277	2,019,791	(1,464,484)	555,307
Total Equities	1,138,516	1,212,013	1,314,358	2,960,967	6,625,854	(2,505,521))	4,120,333
Total Liabilities and Shareholders’ Equity	$1,222,351	$1,283,455	$1,314,595	$4,825,244	$8,645,654	$(3,970,005)	$4,675,640

*	Service fee due from the VIE and service fee due to Sancai WFOE are based on the exclusive technical consultation and service agreement as amended and restated on June 28, 2022. There has been no cash transaction between VIE and other entities.

**	The intercompany receivables and payables between Sancai Holding, Sancai Holding’s oversea subsidiaries, WFOE and VIE and VIE’s subsidiaries mainly relate to some legal, audit, and tax related expenses paid by VIE and VIE’s subsidiaries for Sancai Holding, Sancai Holding’s oversea subsidiaries and Sancai WFOE.

	SANCAI HOLDING	SUBSIDIARIES (EXCLUDING SANCAI WFOE)	SANCAI WOFE	VIE AND VIE’S SUBSIDIARIES	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2021	2021	2021	2021	2021	2021	2021
Assets
Current assets
Cash and cash equivalents	$-	$250-	$71	$3,974,643	$3,974,964	$-	$3,974,964
Accounts receivable	-	-	-	66,757	66,757		66,757
Prepaid expenses and other current assets	-	-	-	3,365,216	3,365,216	-	3,365,216
Other receivables	-	-	-	1,248,600	1,248,600		1,248,600
Deferred tax assets-current	-	-	-	28,024	28,024	-	28,024
Inter-company receivables	-	-	-	81,402	81,402	(81,402)	-
Service fee due from the VIE	-	-	1,159,968	-	1,159,968	(1,159,968)	-
Total current assets	-	250-	1,160,039	8,764,642	9,924,931	(1,241,370)	8,683,561
Non-current assets
Long-term investment	1,120,945	1,167,786	-	-	2,288,731	(2,288,731)	-
Operating lease right-of-use assets	-	-	-	255,595	255,595	-	255,595
Total non-current assets	1,120,945	1,167,786	-	255,595	2,544,326	(2,288,731)	255,595
Total Assets	1,120,945	1,168,036	1,160,039	9,020,237	12,469,257	(3,530,101)	8,939,156

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	-	-	-	789,004	789,004	-	789,004
Other payable and accruals	-	-		2,538,672	2,538,672	-	2,538,672
Contract liabilities	-	-	-	1,549,228	1,549,228	-	1,549,228
Inter-company payables	20,526	58,257	153		78,936	(78,936)	-
Service fee due to Sancai WFOE	-	-	-	1,159,968	1,159,968	(1,159,968)	-
Related party payable	3,923	1,611	-	4,348	9882	-	9,882
Income tax payable				209	209		209
Current portion of operating leases	-	$-	-	238,298	238,298	-	238,298
Total current liabilities	24,449	59,868	153	6,279,727	6,364,197	(1,238,904)	5,125,293
Non-current liabilities
Operating leases, net of current portion	-	-	-	17,297	17,297	-	17,297
Total non-current liabilities	-	-	-	17,297	17,297		17,297
Total Liabilities	24,449	59.868	153	6,297,024	6,381,494	(1,238,904)	5,142,590
Total Equities	1,096,496	1,108,168	1,159,886	2,723,213	6,087,763	(2,291,197)	3,796,566
Total Liabilities and Shareholders’ Equity	$1,120,945	$11,68,036	$1,160,039	$9,020,237	$12,469,257	$(3,530,101)	$8,939,156

*	Service fee due from the VIE and service fee due to Sancai WFOE are based on the exclusive technical consultation and service agreement as amended and restated on June 28, 2022. There has been no cash transaction between VIE and other entities.

**	The intercompany receivables and payables between Sancai Holding, Sancai Holding’s oversea subsidiaries, WFOE and VIE and VIE’s subsidiaries mainly relate to some legal, audit, and tax related expenses paid by VIE and VIE’s subsidiaries for Sancai Holding, Sancai Holding’s oversea subsidiaries and Sancai WFOE.

The summarized operating results of the VIE and the VIE’s subsidiaries, Sancai WOFE, Sancai Holding’s subsidiaries (excluding Sancai WFOE) and Sancai Holding for the six months ended March 31, 2022 and March 31, 2021 are as follows:

	SANCAI HOLDING		SUBSIDIARIES (EXCLUDING SANCAI WFOE)	SANCAI WFOE	VIE AND VIE’S SUBSIDIARIES	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	March 31,		March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2022		2022	2022	2022	2022	2022	2022
Operating revenues	$-		$-	$-	$1,875,175	$1,875,175	$-	$1,875,175
Gross profit	-		-	-	814,585	814,585	-	814,585
Service fee expense from VIE to Sancai WFOE	-		-	-	-	-	-	-
Total operating expenses	13,882		5,742		797,784	817,408		817,408
Income (loss) from operations	(13,882)		(5,742)		16,801	(2,823)	-	(2,823)
Income from VIE	-		-	-	-	-	-	-
Income from long-term investment in consolidated subsidiaries	(5,662	）	80	-	-	(5,582)	5,582	-
Net income (loss)	$ （19,544	）	$(5,662)	$80	$64, 060	$38,934	$5,582	$44,516

	SANCAI HOLDING	SUBSIDIARIES (EXCLUDING SANCAI WFOE)	SANCAI WFOE	VIE AND VIE’S SUBSIDIARIES	TOTAL	ELIMINATING ENTRIES		CONSOLIDATED BALANCE
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,		March 31,
	2021	2021	2021	2021	2021	2021		2021
Operating revenues	$-	$-	$-	$4,519,692	$4,519,692	$-		$4,519,692
Gross profit	-	-	-	3,090,076	3,090,076	-		3,090,076
Service fee expense from VIE to Sancai WFOE	-	-	-	1,169,030	1,169,030	(1,169,030)		-
Total operating expenses	5,146	57,307	23	3,142,388	3,204,864	(1,169,030)		2,035,834
Income (loss) from operations	(5,146)	(57,307)	(23)	(52,312)	(114,788)	1,169,030		1,054,242
Income from VIE	-	-	1,169,030	-	1,169,030	(1,169,030)		-
Income from long-term investment in consolidated subsidiaries	1,111,700	1,169,007	-		2,280,707	(2,280,707)		-
Net income (loss)	$1,106,554	$1,111,700	$1,169,007	$(324,882)	$3,062,379	$(2,280,707	)_	$781,672

The summarized cash flows results of Sancai Holding, Sancai Holding’s subsidiaries (excluding Sancai WFOE), Sancai WOFE and VIE and the VIE’s subsidiaries for the six months ended March 31, 2022 and March 31, 2021 are as follows:

	SANCAI HOLDING	SUBSIDIARIES (EXCLUDING SANCAI WFOE )	SANCAI WFOE	VIE AND VIE’S SUBSIDIARIES	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2022	2022	2022	2022	2022	2022	2022
OPERATING ACTIVITIES
Net income	$(19,544)	$(5,662)	$80	$64, 060	$38,934	$5,582	$44,516
Equity in earnings of subsidiaries	5,662	(80)	-	-	5,582	(5,582)	-
Intercompany receivable / payable between Sancai WFOE and VIE	-	-	-	-	-	-	-
Net cash used in operating activities	(13,882)	(5,742)	80	(1,075,380)	(1,094,924)	-	(1,094,924)
Net cash provided by investing activities	-	-	-	(1,164)	(1,164)	-	(1,164)
Net cash provided by (used in) financing activities	13,882	5,742	-	(27,368)	(7,744)	-	(7,744)
Effect of foreign currency translation on cash and cash equivalents	-	-	-	40,363	40,363	-	40,363
Net decrease of cash and cash equivalents	$-	$-	$80	$(1,063,549)	$(1,063,469)	-	$(1,063,469)

	SANCAI HOLDING	SUBSIDIARIES (EXCLUDING SANCAI WFOE)	SANCAI WFOE	VIE AND VIE’S SUBSIDIARIES	TOTAL	ELIMINATING ENTRIES		CONSOLIDATED BALANCE
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,		March 31,
	2021	2021	2021	2021	2021	2021		2021
OPERATING ACTIVITIES
Net income	$1,106,554	$1,111,700	$1,169,007	$(324,882)	$3,062,379	$(2,280,707	)_	$781,672
Equity in earnings of subsidiaries	(1,111,700)	(1,169,007)	-		(2,280,707)	2,280,707		-
Intercompany receivable / payable between Sancai WFOE and VIE	-	-	(1,169,030)	1,169,030	-	-		-
Net cash used in operating activities	(5,147)	(57,558)	(21)	(2,232,664)	(2,295,390)	-		(2,295,390)
Net cash provided by investing activities	-	-	-	153,872	153,872	-		153,872
Net cash provided by (used in) financing activities	5,147	57,307	-	(1,395,189)	(1,332,735)	-		(1,332,735)
Effect of foreign currency translation on cash and cash equivalents	-	-	2	82,236	82,238	-		82,238
Net decrease of cash and cash equivalents	$-	$(251)	$(19)	$(3,391,745)	$(3,392,015)	$-		$(3,392,015)

The VIE and the VIE’s subsidiaries contributed 100% of the consolidated net revenues for the six months ended March 31, 2022 and March 31, 2021, respectively. As of March 31, 2022 and 2021, the VIE and the VIE’s subsidiaries accounted for almost 100% of the consolidated total assets respectively.

The following amounts and balances of Sancai Holding, Sancai Holding’s subsidiaries (excluding Sancai WFOE), Sancai WOFE and VIE and its subsidiaries as of September 30, 2021 and September 30, 2020 that were included in the consolidated financial statements. Sancai Holding consolidates the financial results of its subsidiaries under the consolidation method. Sancai Holding and Sancai HK’s investments in its subsidiaries are presented in the selected condensed consolidated balance sheets of Sancai Holding as “Long-term Investments” and the profit of the subsidiaries is presented as “Income from long-term investment in consolidated subsidiaries” in the summarized operating results.

	SANCAI HOLDING	SUBSIDIARIES (EXCLUDING SANCAI WFOE)	SANCAI WOFE	VIE AND VIE’S SUBSIDIARIES	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2021	2021	2021	2021	2021	2021	2021
Assets
Current assets
Cash and cash equivalents	$3	$15	$10	$3,215,239	$3,215,267	$-	$3,215,267
Accounts receivable	-	-	-	58,213	58,213		58,213
Prepaid expenses and other current assets	-	-	-	2,892,918	2,892,918	-	2,892,918
Other receivables	-	-	-	42,565	42,565	-	42,565
Inter-company receivables				130,958	130,958	(130,958)	-
Service fee due from the VIE	-	-	1,290,604		1,290,604	(1,290,604)	-
Total current assets	3	15	1,290,614	6,339,893	7,630,525	(1,421,562)	6,208,963
Non-current assets
Long-term investment	1,228,010	1,283,360	-	-	2,511,370	(2,511,370)	-
Operating lease right-of-use asset	-	-	-	180,045	180,045	-	180,045
Total Assets	1,228,013	1,283,375	1,290,614	6,519,938	10,321,940	(3,932,932)	6,389,008

Liabilities and Shareholders’ Equity
Current liabilities
Contracts liabilities	-	-	-	753,033	753,033	-	753,033
Other payable and accruals	-	-	155	1,366,731	1,366,886	-	1,366,886
Income tax payable	-	-	-	40,311	40,311	-	40,311
Inter-company payables	66,029	64,089	-	-	130,118	(130,118)	-
Service fee due to Sancai WFOE	-		-	1,290,604	1,290,604	(1,290,604)	-
Related party payable	3,924	1,619	-	7,743	13,279	-	13,279
Current portion of operating leases	-	-	-	166,381	166,381	-	166,381
Total current liabilities	69,953	65,701	155	3,624,803	3,760,612	(1,420,722)	2,339,890
Non-current liabilities
Operating leases, net of current portion	-	-	-	13,664	13,664	-	13,664
Total non-current liabilities	-	-	-	13,664	13,664	-	13,664
Total Liabilities	69,953	65,701	155	3,638,467	3,774,276	(1,420,722)	2,353,554
Total Equities	1,158,060	1,217,674)	1,290,459	2,881,471	6,547,664	(2,512,210)	4,035,454
Total Liabilities and Shareholders’ Equity	$1,228,013	$1,283,375	$1,290,614	$6,519,938	$10,321,940	$(3,932,932)	$6,389,008

*	Service fee due from the VIE and service fee due to Sancai WFOE are based on the exclusive technical consultation and service agreement as amended and restated on June 28, 2022. There has been no cash transaction between VIE and other entities.

**	The intercompany receivables and payables between Sancai Holding, Sancai Holding’s oversea subsidiaries, WFOE and VIE and VIE’s subsidiaries mainly relate to some legal, audit, and tax related expenses paid by VIE and VIE’s subsidiaries for Sancai Holding, Sancai Holding’s oversea subsidiaries and Sancai WFOE.

	SANCAI HOLDING	SANCAI WOFE	SUBSIDIARIES (EXCLUDING SANCAI WFOE)	VIE AND VIE’S SUBSIDIARIES	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2020	2020	2020	2020	2020	2020	2020
Assets
Current assets
Cash and cash equivalents	$-	$-	$90	$7,360,097	$7,366,979	$-	$7,366,979
Accounts receivable	-	-	-	21,495	21,495		21,495
Prepaid expenses and other current assets	-	-	-	867,245	867,245	-	867,245
Other receivables	-	-	-	110,046	110,046		110,046
Inter-company receivables	-	-	-	16,079	16,079	(16,079)	-
Contract cost	-	-	-	196,737	196,737	-	196,737
Related party receivable	-	-	-	142,915	142,915	-	142,915
Discontinue operations – current assets	-	-	-	10,742,470	10,742,470	-	10,742,470
Total current assets	-	-	90	19,463,876	19,463,966	(16,079)	19,447,887
Non-current assets
Long-term investment	9,245	1,221	-	-	10,466	(10,466))	-
Operating lease right-of-use assets	-	-	-	321,652	321,652	-	321,652
Deferred tax assets				36,302	36,302	-	36,302
Discontinued operations – non-current assets	-	-	-	6,996,158	6,996,158	-	6,996,158
Total non-current assets	9,245	1,221	-	7,354,112	7,364,578	(10,466))	7,354,112
Total Assets	9,245	1,221	90	26,817,988	26,828,544	(26,545))	26,801,999

Liabilities and Shareholders’ Equity
Current liabilities
Other payable and accruals	-	-	147	605,458	605,605	-	605,605
Contract liabilities	-	-	-	3,420,009	3,420,009	-	3,420,009
Inter-company payables	15,379	700	-	-	16,079	(16,079)	-
Related party payable	3,923	1,612	-	1,463,866	1,469,401	-	1,469,401
Current portion of operating leases	-	$-	-	150,729	150,729	-	150,729
Discontinued operations – current liabilities				14,681,605	14,681,605		14,681,605
Total current liabilities	19,302	2,312	147	20,321,667	20,343,428	(16,079)	20,327,349
Non-current liabilities
Operating leases, net of current portion	-	-	-	170,924	170,924	-	170,924
Discontinued operations – non-current liabilities	-	-	-	3,371,071	3,371,071	-	3,371,071
Total non-current liabilities	-	-	-	3,541,995	3,541,995		3,541,995
Total Liabilities	$19,302	$2,312	$147	$23,863,662	$23,885,423	$(16,079)	$23,869,344
Total Equities	$(10,057)	$(1,091)	$(57)	2,954,326	2,943,121	(10,466))	$2,932,655
Total Liabilities and Shareholders’ Equity	$9,245	$1,221	$90	$26,817,988	$26,828,544	$(26,545)	$26,801,999

*	Service fee due from the VIE and service fee due to Sancai WFOE are based on the exclusive technical consultation and service agreement as amended and restated on June 28, 2022. There has been no cash transaction between VIE and other entities.

**	The intercompany receivables and payables between Sancai Holding, Sancai Holding’s oversea subsidiaries, WFOE and VIE and VIE’s subsidiaries mainly relate to some legal, audit, and tax related expenses paid by VIE and VIE’s subsidiaries for Sancai Holding, Sancai Holding’s oversea subsidiaries and Sancai WFOE.

The summarized operating results of Sancai Holding, Sancai Holding’s subsidiaries (excluding Sancai WFOE), Sancai WOFE and VIE and its subsidiaries for the year ended September 30, 2021 and September 30, 2020 are as follows:

	SANCAI HOLDING	SUBSIDIARIES (EXCLUDING SANCAI WFOE)	SANCAI WFOE	VIE AND VIE’S SUBSIDIARIES	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2021	2021	2021	2021	2021	2021	2021
Operating revenues	$-	$-	$-	$7,888,791	$7,888,791		$7,888,791
Gross profit	-	-		4,764,269	4,764,269	-	4,776,995
Service fee expense from VIE to Sancai WFOE	-	-	-	1,282,224	1,282,224	(1,282,224)	-
Total operating expenses	50,647	63,374		4,664,237	4,778,258	(1,282,224)	3,496,034
Income (loss) from operations	(50,647)	(63,374)	-	100,032	(13,989)	1,282,224	1,268,235
Income from VIE			1,282,224		1,282,224	(1,282,224)	-
Income from long-term investment from consolidatd subsidiaries	1,218,765	1,282,139	-	-	2,500,904	(2,500,904)	-
Net income (loss)	$1,168,118	$1,218,765	$1,282,139	$(241,400)	$3,427,622	$(2,500,904)	$926,718

	SANCAI HOLDING	SUBSIDIARIES (EXCLUDING SANCAI WFOE)	SANCAI WFOE	VIE AND VIE’S SUBSIDIARIES	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2020	2020	2020	2020	2020	2020	2020
Operating revenues	$-	$-	$-	$3,651,817	$3,651,817	$-	$3,651,817
Gross profit	-	-	-	3,546,848	3,546,848	-	3,546,848
Service fee expense from VIE to Sancai WFOE	-	-	-	-	-	-	-
Total operating expenses	15,379	700	55	4,189,672	4,205,806		4,205,806
Income (loss) from operations	(15,379)	(700)	(55)	(642,824)	(658,958)		(658,958)
Income from VIE	-	-	-	-	-	-	-
Income from long term investment from consolidatd subsidiaries	(755)	(55)	-	-	(810)	810	-
Net income (loss)	$(16,134)	$(755)	$(55)	$(805,138)	$(822,082)	$810	$(821,272)

The summarized cash flows results of Sancai Holding, Sancai Holding’s subsidiaries (excluding Sancai WFOE), Sancai WOFE and VIE and the VIE’s subsidiaries for the year ended September 30, 2021 and September 30, 2020 are as follows:

	SANCAI HOLDING	SUBSIDIARIES (EXCLUDING SANCAI WFOE )	SANCAI WFOE	VIE AND VIE’S SUBSIDIARIES	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2021	2021	2021	2021	2021	2021	2021
OPERATING ACTIVITIES
Net income	$1,168,118	$1,218,765	$1,282,139	$(241,400)	$3,427,622	$(2,500,904)	$926,718
Equity in earnings of subsidiaries	(1,218,765)	(1,282,139)	-	-	(2,500,904)	2,500,904	-
Intercompany receivable / payable between Sancai WFOE and VIE	-	-	(1,282,224)	1,282,224	-	-	-
Net cash used in operating activities	(50,647)	(63,374)	(80)	(3,038,225)	(3,152,326)	-	(3,152,326)
Net cash provided by investing activities	-	-	-	153,872	153,872	-	153,872
Net cash provided by (used in) financing activities	50,650	48,710	-	(1,428,698)	(1,329,338)	-	(1,329,338)
Effect of foreign currency translation on cash and cash equivalents	-	14,679	-	$161,401	176,080	-	176,080
Net increase (decrease) of cash and cash equivalents	$3	$15	$(80)	$(4,151,650)	$(4,151,712)	$-	$(4,151,712)

	SANCAI HOLDING	SUBSIDIARIES (EXCLUDING SANCAI WFOE)	SANCAI WFOE	VIE AND VIE’S SUBSIDIARIES	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2020	2020	2020	2020	2020	2020	2020
OPERATING ACTIVITIES
Net income	$(16,134)	$(755)	$(55)	$(805,138)	$(822,082)	$810	$(821,272)
Equity in earnings of subsidiaries	755	55	-	-	810	(810)	-
Intercompany receivable / payable between Sancai WFOE and VIE	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	(15,379)	(700)	92	(1,928,135)	(1,944,122)	-	(1,944,122)
Net cash provided by investing activities	-	-	-	-	-	-	-
Net cash provided by financing activities	15,379	700	-	8,500,316	8,516,395	-	8,516,395
Effect of foreign currency translation on cash and cash equivalents	-	-	(2)	794,522	794,520	-	794,520
Net increase of cash and cash equivalents	$-	$-	$90	$7,366,703	$7,366,793	$-	$7,366,793

The VIE and the VIE’s subsidiaries contributed 100% of the consolidated net revenues for the years ended September 30, 2021 and September 30, 2020, respectively. As of September 30, 2021 and 2020, the VIE and the VIE’s subsidiaries accounted for almost 100% of the consolidated total assets respectively.

The Offering

Issuer:	Sancai Holding Group Ltd, a Cayman Islands exempt holding company

Securities Offered:	[●] Class A Ordinary Shares (excluding the Over-Allotment Option discussed below)

Price per Security:	$ [●]

Over-Allotment Option:	We have granted to the Underwriter the option, exercisable for 45 days from the date this registration statement is declared effective by the SEC, to purchase up to an additional 15% of the total number of Class A Ordinary Shares to be offered by Sancai Holding in this offering.

Capitalization:	As of the date of this prospectus, the authorized share capital of Sancai Holding is $50,000 divided into (i) 400,000,000 Class A Ordinary Shares, par value $0.0001 per share; and (ii) 100,000,000 Class B Ordinary Shares, par value $0.0001 per share, of which 10,000,000 Class A Ordinary Shares and 1,500,000 Class B Ordinary Shares are issued and outstanding. See “Description of Share Capital.”

Class A Ordinary Shares to be Outstanding after the Offering:

Class A Ordinary Shares or [●] Class A Ordinary Shares if the Underwriter exercises the Over-Allotment Option in full. The numbers do not include any of the up to [●] Class A Ordinary Shares underlying the Underwriter Warrants.

Voting Rights:	● Class A Ordinary Shares are entitled to one (1) vote per share.

● Class B Ordinary Shares are entitled to ten (10) votes per share.

● Class A and Class B Shareholders will vote together as a single class, unless otherwise required by law or our amended and restated memorandum and articles of association.

● Mr. Ning Wen, the Chairman of our Board of Directors and Chief Executive Officer, will hold approximately [●]% to [●]% of the total votes, depending on whether the Underwriter exercises its Over-Allotment Option or not, for our issued and outstanding share capital following the completion of this offering and will have the ability to control the outcome of matters submitted to our shareholders for approval, including the election of our directors and the approval of any change in control transaction. See the sections titled “Security Ownership of Certain Beneficial Owners and Management” and “Description of Share Capital” for additional information.

Gross Proceeds:	$[●] or $ [●] if the Underwriter exercises the Over-Allotment Option in full, less Underwriter discounts, non-expense allowance and estimated offering expenses. See “Underwriting.”

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus starting on page 31 before deciding to invest in our Class A Ordinary Shares.

Use of Proceeds:	We intend to use the proceeds from this offering for technology research and development and business expansion. See “Use of Proceeds” for more information.

Dividend Policy:	We have no present plans to declare dividends and plan to retain our earnings to continue to grow the business of the VIE or the VIE’s subsidiaries.

Transfer Agent:	Vstock Transfer, LLC

Exchange:	We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market (Nasdaq-CM). We will not complete this offering unless our application to list on the Nasdaq Capital Market is approved. We cannot guarantee that we will be successful in listing on Nasdaq.

Trading Symbol:	SCIT (reserved)

RISK FACTORS

Before you decide to purchase our Class A Ordinary Shares, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our consolidated financial statements and related notes. If any of the following risks actually occur, the business, financial condition and operating results of the VIE or the VIE’s subsidiaries could be adversely affected. As a result, the trading price of our Class A Ordinary Shares could decline, perhaps significantly.

Risks Related to Our Corporate Structure

We do not hold direct equity interest in Sancaijia. In February, Sancai WFOE, our subsidiary, Sancaijia and shareholders of Sancaijia entered into a series of contractual agreements (the “VIE Agreements”) that established the VIE structure. Sancaijia is referred to as the “VIE”. We have evaluated the guidance in FASB ASC 810 and determined that Sancai WFOE is the primary beneficiary of Sancaijia and its subsidiaries, for accounting purposes, based upon such contractual arrangements. Sancai Holding has indirect ownership in 100% of the equity in Sancai WFOE. Accordingly, we consolidate the financial results of the VIE and its subsidiaries into our consolidated financial statements under U.S. GAAP. See “Corporate History and Structure” for further details. The VIE Agreements have not been tested in a court of law. The VIE structure involves unique risks to investors, as set forth in the following risk factors.

Sancai Holding is a holding company with no material operation. Sancai WFOE entered into the VIE Agreements with Sancaijia, the consolidated variable interest entity, and its shareholders that established the VIE structure. Sancaijia and its subsidiaries conduct business in China. If the PRC government deems that the VIE structure do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we would not be able to enforce the VIE Agreements and could be subject to severe penalties or be forced to relinquish our interests in those operations.

Investors are cautioned that you are not buying shares of a China-based operating company but instead are buying shares of a holding company that does not have material operations. Sancai Holding and our PRC subsidiary has nominal operations or assets.

Sancaijia and its subsidiaries conduct telecommunications-related businesses in China. The PRC government regulates telecommunications-related businesses through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in telecommunications-related businesses. Specifically, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunications service provider (except for e-commerce, domestic multi-party communication, storage and forwarding classes and call centers) under the Special Administrative Measures for Access of Foreign Investment (Negative List) (Edition 2021), which was promulgated on December 27, 2021 and became effective on January 1, 2022, and such major foreign investor in a Foreign-Invested Telecommunications Enterprise must have the funds and professionals commensurate with its business operation in accordance with the Administrative Provisions on Foreign-Invested Telecommunications Enterprises (revised in 2022), and other applicable laws and regulations.

Sancai Holding is an exempted company incorporated under the laws of the Cayman Islands, which is classified as a foreign enterprise under PRC laws and regulations, and Sancai WFOE, our wholly foreign-owned enterprise in the PRC, is considered as a foreign-invested enterprise. Accordingly, Sancai WFOE is not eligible to operate VATS business in China. To comply with PRC laws and regulations, in February 2020, Sancai WFOE entered into a series of contractual arrangements with Sancaijia and its shareholders. We have evaluated the guidance in FASB ASC 810 and determined that Sancai WFOE is the primary beneficiary of Sancaijia and its subsidiaries, for accounting purposes, based upon such contractual arrangements. Sancai Holding has indirect ownership in 100% of the equity in Sancai WFOE. Accordingly, we consolidate the financial results of the VIE and the VIE’s subsidiaries into our consolidated financial statements under U.S. GAAP. For a description of our corporate structure and VIE Agreements, see “Corporate History and Structure” for further details.

The VIE and the VIE’s subsidiaries contributed substantially all of the consolidated results of operations and cash flows for the six months ended March 31, 2022 and the years ended September 30, 2021 and 2020, respectively. As of March 31, 2022, September 30, 2021 and 2020, the VIE and the VIE’s subsidiaries accounted for substantially all of the consolidated total assets and total liabilities.

In the opinion of Guangdong Shouzhuo Law Firm, our PRC legal counsel, each of the VIE Agreements among Sancai WFOE, Sancaijia and its shareholders governed by PRC laws are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, Guangdong Shouzhuo Law Firm, our PRC legal counsel, has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. The VIE Agreements have not been tested in a court of law. The PRC regulatory authorities may ultimately take a view that is contrary to the opinion of Guangdong Shouzhuo Law Firm, our PRC legal counsel. In addition, it is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. PRC government authorities may deem that foreign ownership is directly or indirectly involved in the VIE’s shareholding structure.

As there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the Foreign Investment Law of the PRC and the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors and the relevant regulatory measures, there can be no assurance that the PRC government authorities would ultimately agree that our corporate structure or any of the above contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.

If our corporate structure and contractual arrangements are deemed by the MIIT or the Ministry of Commerce of the PRC (the “MOFCOM”) or other regulators having competent authority to be illegal, either in whole or in part, we may have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to the VATS business of the VIE and the VIE’s subsidiaries. Furthermore, if we or the VIE or any of the VIE’s subsidiaries is found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including, without limitation:

●	revoking the business license and/or operating licenses of Sancai WFOE or the VIE or the VIE’s subsidiaries;

●	discontinuing or placing restrictions or onerous conditions on the operations through any transactions among Sancai WFOE and the VIE and the VIE’s subsidiaries;

●	imposing fines, confiscating the income from Sancai WFOE and the VIE and the VIE’s subsidiaries, or imposing other requirements with which we or the VIE or the VIE’s subsidiaries may not be able to comply;

●	placing restrictions on our right to collect revenues;

●	shutting down the servers or blocking the app/websites of the VIE and the VIE’s subsidiaries;

●	requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with Sancaijia and deregistering the equity pledges of Sancaijia, which in turn would affect our ability to consolidate or derive economic interests from Sancaijia; or

●	restricting or prohibiting our use of the proceeds of this offering to finance the business and operations of the VIE and the VIE’s subsidiaries in China.

●	taking other regulatory or enforcement actions against us that could be harmful to the business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. See “Risks Related to Our Corporate Structure—Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and its Implementation Regulations and how they may impact the viability of our current corporate structure, corporate governance, business operations and financial results.” Occurrence of any of these events could materially and adversely affect the business and financial condition and results of operations of the VIE or the VIE’s subsidiaries.

The imposition of any of these penalties would result in a material and adverse effect on the business of the VIE and the VIE’s subsidiaries. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of the VIE in our consolidated financial statements, if the PRC government authorities were to find our corporate structure and contractual arrangements to be in violation of PRC laws and regulations or if these regulations change or are interpreted differently in the future. If the imposition of any of these government actions cause the VIE Agreements to be unenforceable and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of the VIE in our consolidated financial statements. Either of these results, or any other significant penalties that might be imposed on us in this event, would have a material change in the operation and a material adverse effect on the financial condition and results of operations of the VIE and the VIE’s subsidiaries, could significantly limit or completely hinder our ability to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

We do not hold direct equity interest in Sancaijia, the consolidated variable interest entity. We rely on the VIE Agreements with Sancaijia and its shareholders to consolidate the financial results of Sancaijia and its subsidiaries. The VIE Agreements may not be as effective as direct ownership in providing operational control.

Sancai Holding is a Cayman Islands holding company and does not hold direct equity interest in Sancaijia. We have relied and expect to continue to rely on the VIE Agreements with Sancaijia and its shareholders to consolidate the financial results of Sancaijia and its subsidiaries. For a description of these VIE Agreements, see “Corporate History and Structure.” These VIE Agreements may not be as effective as direct ownership in providing us with control over Sancaijia. For example, Sancaijia and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations, including maintaining the website and using the domain names and trademarks, in an acceptable manner or taking other actions that are detrimental to our interests.

All of the VIE Agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert our rights under the VIE Agreements, which would have a material adverse effect on the financial condition and results of operations of the VIE or the VIE’s subsidiaries.

If we had direct ownership of Sancaijia, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Sancaijia, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by Sancaijia, and its shareholders of their obligations under the contracts. The shareholders of Sancaijia may not act in the best interests of our Company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate through the contractual arrangements with Sancaijia. Although we have the right to replace any shareholder of Sancaijia under their respective contractual arrangements, if any shareholder of Sancaijia is uncooperative or any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC laws and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See “— Any failure by Sancaijia, the consolidated variable interest entity, or its shareholders to perform their obligations under our contractual arrangements with them could result in the deconsolidation of the financial results of Sancaijia and its subsidiaries and would have a material adverse effect on the financial condition of the VIE or the VIE’s subsidiaries” below. Therefore, our contractual arrangements with Sancaijia may not be as effective in ensuring our control over the relevant portion of Sancaijia’s business operations as direct ownership would be. If we are unable to assert our contractual rights over the assets of the VIE and the VIE’s subsidiaries, our securities may decline in value or become worthless.

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially adversely affect the operating results and financial condition of the VIE and the VIE’s subsidiaries.

Sancai Holding is a holding company with no material operation. In February 2020, Sancai WFOE, Sancaijia and shareholders of Sancaijia entered into the VIE Agreements that established the VIE structure. We have evaluated the guidance in FASB ASC 810 and determined that Sancai WFOE is the primary beneficiary of Sancaijia and its subsidiaries, for accounting purposes, based upon such contractual arrangements. Sancai Holding has indirect ownership in 100% of the equity in Sancai WFOE. Accordingly, under U.S. GAAP, we treat Sancaijia and its subsidiaries as consolidated affiliated entities and have consolidated the results of the VIE in our financial statements.  In the event that in the future Sancaijia would no longer meet the definition of a VIE, or Sancai WFOE is deemed not to be the primary beneficiary, we would not be able to consolidate line by line that the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statements for PRC purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements for PRC purposes. If such entity’s financial results were negative, this could have a corresponding negative impact on the operating results for PRC purposes. However, any material variations in the accounting principles, practices, and methods used in preparing financial statements for PRC purposes from the principles, practices, and methods generally accepted in the United States and in the SEC accounting regulations must be discussed, quantified, and reconciled in financial statements for the United States and SEC purposes.

Any failure by Sancaijia, the consolidated variable interest entity, or its shareholders to perform their obligations under our contractual arrangements with them could result in the deconsolidation of the financial results of Sancaijia and its subsidiaries and would have a material adverse effect on the financial condition of the VIE or the VIE’s subsidiaries.

We refer to the shareholders of Sancaijia as its nominee shareholders because although they remain the holders of equity interests on record in Sancaijia, pursuant to the terms of the relevant power of attorney, such shareholders have irrevocably authorized the individual appointed by Sancai WFOE to exercise their rights as a shareholder of Sancaijia. If Sancaijia, or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC laws. For example, if the shareholders of Sancaijia were to refuse to transfer their equity interest in Sancaijia to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

All the agreements under our contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. See “Risks Related to Doing Business in China— The rules and regulations and the enforcement thereof in China can change quickly with little advance notice. The Chinese government recently promulgated a number of laws, regulations and policies that focus on tightening oversight of data security and overseas equity fundraising and listing by Chinese companies. Such uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us. The Chinese government may intervene or influence the operations of the VIE or the VIE’s subsidiaries at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in the operations of the VIE and the VIE’s subsidiaries and in the value of our Class A Ordinary Shares or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over the VIE, and if we are unable to assert our contractual rights over the assets of the VIE, our securities may decline in value or become worthless.

The shareholders of Sancaijia, the consolidated variable interest entity, may have potential conflicts of interest with us, which may materially and adversely affect the financial condition of the VIE or the VIE’s subsidiaries.

The shareholders of Sancaijia may have potential conflicts of interest with us. The interests of shareholders of Sancaijia may differ from the interests of our Company as a whole, as what is in the best interests of Sancaijia, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirement, may not be in the best interests of our Company. These shareholders may breach, or cause Sancaijia to breach, the existing contractual arrangements we have with them and Sancaijia, which would have a material adverse effect on our ability to enforce the VIE Agreements. For example, the shareholders may be able to cause our agreements with Sancaijia to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our Company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our Company. We, however, could, at all times, exercise our call options under the exclusive call option agreement to cause them to transfer all of their equity interest in Sancaijia to Sancai WFOE and/or any other entity or individual so designated by Sancai WFOE as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, Sancai WFOE could also, in the capacity of attorney-in-fact of the then existing shareholders of Sancaijia as provided under the shareholder voting proxy agreement, directly appoint new directors of Sancaijia. We rely on the shareholders of Sancaijia to comply with PRC laws and regulations, which protect contracts and provide that directors and executive officers owe a duty of loyalty to our Company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains. If we cannot resolve any conflict of interest or dispute between us and the shareholders of Sancaijia, we would have to rely on legal proceedings, which could result in the disruption of the business of Sancaijia and its subsidiaries and subject us, Sancaijia and its subsidiaries to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to Sancaijia, the consolidated variable interest entity, may be subject to scrutiny by the PRC tax authorities and they may determine that Sancai WFOE or the VIE or the VIE’s subsidiaries owe additional taxes, which could negatively affect the financial condition of the VIE or the VIE’s subsidiaries and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC Enterprise Income Tax Law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable his on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among Sancai WFOE, our wholly-owned subsidiary in China, Sancaijia, the consolidated variable interest entity in China, and the shareholders of Sancaijia, were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust Sancai WFOE’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Sancaijia for PRC tax purposes, which could in turn increase its tax liabilities without reducing the tax expenses of Sancai WFOE. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on Sancaijia for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if the VIE’s or the VIE’s subsidiaries’ tax liabilities increase or if they are required to pay late payment fees and other penalties.

We may lose the ability to use and benefit from assets held by Sancaijia, the consolidated variable interest entity, that are material to the operation of Sancaijia and its subsidiaries if Sancaijia goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

Sancaijia, the consolidated variable interest entity, holds certain assets that are material to its business operation, including intellectual property. Under the contractual arrangements, the consolidated variable interest entity may not and its shareholders may not cause it to, in any manner, sell, transfer, mortgage or dispose of its assets or its legal or beneficial interests in the business without our prior consent. However, in the event Sancaijia’s shareholders breach these contractual arrangements and voluntarily liquidate Sancaijia, or Sancaijia declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, Sancaijia and its subsidiaries may be unable to continue some or all of their business activities, which could materially and adversely affect the business, financial condition and results of operations of Sancaijia and its subsidiaries. If Sancaijia or any of its subsidiaries undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering the operation, which could materially and adversely affect the business, financial condition and results of operations of Sancaijia and its subsidiaries.

Sancai Holding is a holding company, and the investors will have ownership in a holding company that does not directly own any of the business operations of Sancaijia and its subsidiaries in China. We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to pay dividends to us, or any tax implications of making dividend payments to us, could have a material adverse effect on our ability to pay dividends to holders of our Class A Ordinary Shares.

Sancai Holding a holding company and the investors will have ownership in a holding company that does not directly own any of the business operations of Sancaijia and its subsidiaries in China. We may rely on dividends to be paid by our subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay the operating expenses. If any of our subsidiaries incur debt in the future, the instruments governing the debt may restrict such subsidiary’s ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, Sancai WFOE, which is a wholly foreign-owned enterprise in China, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital.

Sancai WFOE primarily holds assets in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of Sancai WFOE to use its Renminbi assets to pay dividends to us. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by State Administration of Foreign Exchange (the “SAFE”) for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of Sancai WFOE to pay dividends or make other kinds of payments to us could materially and adversely limit the ability to grow, make investments or acquisitions that could be beneficial to the business, pay dividends, or otherwise fund and conduct the business of the VIE or the VIE’s subsidiaries.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Any limitation on the ability of Sancai WFOE to pay dividends or make other distributions to us could materially and adversely limit the ability to grow, make investments or acquisitions that could be beneficial to the business, pay dividends, or otherwise fund and conduct the business of the VIE or the VIE’s subsidiaries.

Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and its Implementation Regulations and how they may impact the viability of our current corporate structure, corporate governance, business operations and financial results.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. For instance, under the Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China, but it does not explicitly stipulate the contractual arrangements as a form of foreign investment. On December 26, 2019, the State Council promulgated the Implementation Regulations on the Foreign Investment Law, which came into effect on January 1, 2020. However, the Implementation Regulations on the Foreign Investment Law still remains silent on whether contractual arrangements should be deemed as a form of foreign investment.

The “variable interest entity” structure, or VIE structure, has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. Though these regulations do not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangements would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, the Foreign Investment Law still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations.

The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in a “negative list.” The Foreign Investment Law provides that foreign-invested entities operating in “restricted” or “prohibited” industries will require market entry clearance and other approvals from relevant PRC government authorities. On June 30, 2019, the MOFCOM and the National Development and Reform Commission (the “NDRC”) jointly issued the Negative List (Edition 2019). The latest version of the Negative List (Edition 2021) was issued on December 27, 2021, which took effect on January 1, 2022 and supersede the previous lists. See “Regulations—Regulations relating to Foreign Investment-The Guidance Catalogue of Industries for Foreign Investment.” The value-added telecommunications services that Sancaijia and Xi’an Miaobijia conduct are subject to foreign investment restrictions/prohibitions set forth in the Negative List (Edition 2021). It is unclear whether any new “negative list” to be promulgated or amended under the PRC Foreign Investment Law will be different from the foregoing lists that already exist. And it is uncertain whether our corporate structure will be deemed as violating foreign investment rules as Sancaijia and Xi’an Miaobijia currently operate certain value-added telecommunications services in which foreign investors are currently prohibited from or restricted to investing. If our contractual arrangements with the VIE are deemed as foreign investment in the future, and any business of the VIE is “restricted” or “prohibited” from foreign investment under the then-effective “negative list,” we may be deemed to be in violation of the Foreign Investment Law, the contractual arrangements that allow us to consolidate the financial results of the VIE may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure the business operations, any of which may have a material adverse effect on the business operation of the VIE or the VIE’s subsidiaries.

Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

Risks Related to Doing Business in China

If the VIE and the VIE’s subsidiaries fail to obtain or keep licenses, permits or approvals required for conducting business in China, the VIE and the VIE’s subsidiaries may incur significant financial penalties and other government sanctions.

The internet information services industries in China are highly regulated by the PRC government. The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

The website is maintained by Sancaijia. We do not directly own the website due to the restriction of foreign investment in businesses providing value-added telecommunication services in China, including internet information provision services. This may significantly disrupt the business of the VIE or the VIE’s subsidiaries, subject us, the VIE and the VIE’s subsidiaries to sanctions, compromise enforceability of related contractual arrangements, or have other harmful effects on us. On September 25, 2000, the State Council issued the PRC Regulations on Telecommunications, or the Telecom Regulations, as last amended on February 6, 2016, to regulate telecommunications activities in China. Pursuant to the Telecom Regulations, if operating telecommunications business without authorization or beyond one’s scope of business, the State Council’s department in charge of the information industry or the telecommunications administration authority of the province, autonomous region or municipality directly under the central government shall ex officio order rectification of the matter, confiscate the illegal income and impose a fine of not less than three times and not more than five times the illegal income; if there is no illegal income or if the illegal income is less than CNY50,000, it shall impose a fine of not less than CNY100,000 and not more than CNY1 million; if the case is serious, it shall order the perpetrator to suspend operations and undergo rectification.

The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the MITT, and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry.

The SaaS platform operated by the consolidated variable interest entity, Sancaijia, shall be deemed to be providing commercial internet information services, which would require Sancaijia to obtain value-added telecommunications business operating license. Currently, Sancaijia has obtained valid ICP and EDI License for provision of internet information services and online data processing and transaction processing services. Before Sancaijia obtained the above Licenses, Sancaijia had engaged in a small amount of business activities that are value-added telecommunications service (VATS) as defined in the PRC Regulations on Telecommunications (Telecom Regulations) and the Classified Catalog of Telecommunications Services (Catalog) since July 2019. However, as of the date of this prospectus, neither Sancaijia nor any of its subsidiaries has received any punishment from local relevant authorities. The controlling shareholder of Sancaijia, Mr. Ning Wen, through a guarantee letter dated August 31, 2020, promised to unconditionally and personally bear all the penalties and fines caused by operating without the ICP and EDI Licenses which may arise in the future. Furthermore, as Sancaijia is providing mobile applications to mobile device users, it is uncertain if Sancaijia will be required to obtain a separate operating license in addition to the ICP and EDI License. Although we believe that not obtaining such separate license is in line with the current market practice, there can be no assurance that Sancaijia or any of its subsidiaries will not be required to apply for an operating license for mobile applications in the future. Due to the uncertainties of interpretation and implementation of existing and future laws and regulations, the licenses Sancaijia holds may not be sufficient to meet regulatory requirements, which may restrain the ability to expand the business scope and may subject Sancaijia to fines or other regulatory actions by relevant regulators if the practice is deemed as violating relevant laws and regulations. As Sancaijia further develops and expands its business scope, Sancaijia may need to obtain additional qualifications, permits, approvals or licenses. Moreover, Sancaijia may be required to obtain additional licenses or approvals if the PRC government adopts more stringent policies or regulations for the industry.

The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, issued by the MITT in July 2006, prohibits domestic telecommunication service providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. According to this circular, either the holder of a value-added telecommunication services operation permit or its shareholders must directly own the domain names and trademarks used by such license holders in their provision of value-added telecommunication services. The circular also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. Sancaijia owns the relevant domain names in connection with the value-added telecommunications business and has the necessary personnel to operate the website. If, after obtaining its ICP License, Sancaijia fails to comply with the requirements for ICP License holders as well as fails to remedy such non-compliance within a specified period of time, the MITT or its local counterparts have the discretion to take administrative measures against Sancaijia, including revoking its ICP License.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including the business of the VIE and the VIE’s subsidiaries. We cannot assure you that Sancaijia has obtained all the permits or licenses required for conducting business in China or will be able to maintain the existing licenses or obtain new ones. If the PRC government considers that Sancaijia operates without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of Sancaijia’s business, it has the power, among other things, to levy fines, confiscate Sancaijia’s income, revoke Sancaijia’s business licenses, and require Sancaijia to discontinue its relevant business or impose restrictions on the affected portion of its business. Any of these actions by the PRC government may have a material adverse effect on Sancaijia’s business and our results of operations.

The rules and regulations and the enforcement thereof in China can change quickly with little advance notice. The Chinese government recently promulgated a number of laws, regulations and policies that focus on tightening oversight of data security and overseas equity fundraising and listing by Chinese companies. Such uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us. The Chinese government may intervene or influence the operations of the VIE and the VIE’s subsidiaries at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in the operations of the VIE and the VIE’s subsidiaries and in the value of our Class A Ordinary Shares or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The operations of the VIE and the VIE’s subsidiaries in China are governed by PRC laws and regulations. Sancai WFOE and the VIE and the VIE’s subsidiaries are subject to laws and regulations applicable to foreign-invested enterprises as well as various PRC laws and regulations generally applicable to companies incorporated in China. The PRC legal system is based on written statutes where prior court decisions have limited value as precedents. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

From time to time, we or the VIE or the VIE’s subsidiaries may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we or the VIE or the VIE’s subsidiaries have entered into and could materially and adversely affect the business and results of operations of the VIE or the VIE’s subsidiaries.

The PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect the business of the VIE or the VIE’s subsidiaries and impede the ability to continue their operations.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. As the Opinions was recently issued, there are great uncertainties with respect to the interpretation and implementation thereof. The Chinese government may promulgate relevant laws, rules and regulations that may impose additional and significant obligations and liabilities on overseas listed Chinese companies regarding data security, cross-border data flow, and compliance with China’s securities laws. These laws and regulations can be complex and stringent, and many are subject to change and uncertain interpretation, which could result in claims, change to our data and other business practices, regulatory investigations, penalties, increased cost of operations, or declines in user growth or engagement, or otherwise affect the business of the VIE or the VIE’s subsidiaries. It is uncertain whether or how these new laws, rules and regulations and the interpretation and implementation thereof may affect us, but among other things, our ability and the ability of our subsidiaries to obtain external financing through the issuance of equity securities overseas could be negatively affected.

Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments. Further, on January 4, 2022, thirteen PRC regulatory agencies, namely, the CAC, the NDRC, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, SAMR, CSRC, the People’s Bank of China, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021) authorized the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, and required that, among others, in addition to “operator of critical information infrastructure (CIIO)”, any “operator of network platform” holding personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On November 14, 2021, the CAC released the Regulations on Network Data Security (draft for public comments), or the draft Regulations on Network Data Security, which reiterates that data processors that process the personal information of more than one million users listing in a foreign country should apply for a cybersecurity review. Currently, the draft Regulations on Network Data Security has been released for public comment only, and its implementation provisions and anticipated adoption or effective date remains substantially uncertain. We do not believe the VIE or the VIE’s subsidiaries are among the CIIO, “data processor” carrying out data processing activities that affect or may affect national security, or “operator of network platform” holding personal information of more than one million users as mentioned above, however, the revised draft Regulations on Network Data Security is in the process of being formulated and subject to further changes, and the Opinions remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities.

On July 7, 2022, the CAC promulgated the Outbound Data Transfer Security Assessment Measures, which became effective on September 1, 2022. According to the Outbound Data Transfer Security Assessment Measures, to provide data abroad under any of the following circumstances, a data processor shall declare security assessment for its outbound data transfer to the CAC through the local cyberspace administration at the provincial level: (i) where the data processor will provide important data abroad; (ii) where CIIO or the data processor processing the personal information of more than one million individuals will provide personal information abroad; (iii) where the data processor who has provided personal information of 100,000 individuals or sensitive personal information of 10,000 individuals in total abroad since January 1 of the previous year, will provide personal information abroad; and (iv) other circumstances where the security assessment is required as prescribed by the CAC. Prior to declaring security assessment for outbound data transfer, the data processor shall conduct self-assessment on the risks of the outbound data transfer. For outbound data transfers that have been carried out before the effectiveness of the Outbound Data Transfer Security Assessment Measures, if it is not in compliance with these measures, rectification shall be completed within six months starting from September 1, 2022. Since the Outbound Data Transfer Security Assessment Measures is extremely new, there remain substantial uncertainties about its interpretation and implementation, it is unclear whether we shall declare a security assessment. As of the date of this prospectus, Sancai Holding, its subsidiaries, the VIE or the VIE’s subsidiaries have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, or received any penalty, investigation or warning in connection with the operations of the VIE and VIE’s subsidiaries from the CAC, or received any notice or instructions from the CAC requiring Sancai Holding, its PRC subsidiary, the VIE or the VIE’s subsidiaries to declare a security assessment. If it is determined in the future that we are required to declare a security assessment, it is uncertain whether we can or how long it will take us to complete such declaration or rectification.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments), both of which have a comment period that expires on January 23, 2022, and if enacted, may subject us to additional compliance requirement in the future. See “Risk Factors – We and the VIE and the VIE’s subsidiaries may be required to obtain permission or approval from Chinese authorities to operate and issue securities to foreign investors in this offering and/or listing on the Nasdaq Stock Market, and if required and we or the VIE or the VIE’s subsidiaries are not able to obtain such permission or approval in a timely manner, the securities currently being offered may substantially decline in value and become worthless. The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. We, the VIE and the VIE’s subsidiaries have not applied for, received or been denied approval from Chinese authorities to list on the Nasdaq Stock Market.” Thus, it is still uncertain as to how PRC governmental authorities will regulate overseas listing in general and whether we or the VIE or the VIE’s subsidiaries are required to obtain any specific regulatory approvals or to fulfill any record-filing requirements. In addition, if we or the VIE or the VIE’s subsidiaries do not receive any required approvals or record-filing or if we incorrectly conclude that approvals or record-filing are not required or if the CSRC or other regulatory agencies promulgate new rules, explanations or interpretations requiring that we or the VIE or the VIE’s subsidiaries obtain their prior approvals or ex-post record-filing for this offering and any follow-on offering, we or the VIE or the VIE’s subsidiaries may be unable to obtain such approvals and record-filing which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence operations of the VIE or the VIE’s subsidiaries at any time, which are beyond our control. Therefore, any such actions may adversely affect the operations of the VIE and the VIE’s subsidiaries and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence operations of the VIE or the VIE’s subsidiaries at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers could result in a material change in the operations, financial performance of the VIE and the VIE’s subsidiaries and/or the value of our Class A Ordinary Shares or impair our ability to raise capital on terms acceptable to us, or at all.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on the business and results of operations of the VIE or the VIE’s subsidiaries and could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

All of the operations of the VIE and the VIE’s subsidiaries are located in China. Accordingly, the business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy and the rate of growth has been slowing since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect the business and operating results, lead to reduction in demand for the services and adversely affect the competitive position of the VIE or the VIE’s subsidiaries. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, the financial condition and results of operations of the VIE or the VIE’s subsidiaries may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China. Any prolonged slowdown in the Chinese economy may reduce the demand the products and services and materially and adversely affect the business and results of operations of the VIE or the VIE’s subsidiaries.

Furthermore, rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence operations of the VIE or the VIE’s subsidiaries at any time or may exert more control over offerings conducted overseas and/or foreign invest in China-based issuers. We and the China based operating entities, as well as our investors, face uncertainty about future actions by the Chinese government that could significantly affect our financial performance and operations, including the enforceability of the VIE contractual arrangements. If future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing VIE Agreements, there are substantial uncertainties as to whether Sancai WFOE and Sancaijia can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to adapt to any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations. Sancaijia may be forced to make material changes to its operation and the value of our Class A Ordinary Shares could depreciate.

We and the VIE and the VIE’s subsidiaries may be required to obtain permission or approval from Chinese authorities to operate and issue securities to foreign investors in this offering and/or listing on the Nasdaq Stock Market, and if required and we or the VIE or the VIE’s subsidiaries are not able to obtain such permission or approval in a timely manner, the securities currently being offered may substantially decline in value and become worthless. The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. We, the VIE and the VIE’s subsidiaries have not applied for, received or been denied approval from Chinese authorities to list on the Nasdaq Stock Market.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures,” collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), both of which have a comment period that expires on January 23, 2022. The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets. The Draft Rules Regarding Overseas Listing stipulate that the Chinese-based companies, or the issuer, shall fulfill the filing procedures within three working days after the issuer makes an application for initial public offering and listing in an overseas market. The required filing materials for an initial public offering and listing should include at least the following: record-filing report and related undertakings; regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable); PRC legal opinion; and prospectus.

In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing are specifically prohibited by the laws, regulations or relevant provisions of the PRC; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. We do not believe any of the six prohibited situations aforementioned applies to us. The Draft Administrative Provisions further defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend relevant business or halt operation for rectification, revoke relevant business permits or operational license.

As of the date of this prospectus, considering that (i) the Draft Rules Regarding Overseas Listings have not been promulgated and have not come into effect; (ii) no explicit provisions under currently effective PRC laws, regulations and rules clearly classifies indirect listing through contractual arrangements like ours are required to obtain approvals from PRC authorities, we or the VIE or the VIE’s subsidiaries have not been required to submit applications for the approval of the CSRC or other equivalent PRC government authorities for any offering pursuant to this prospectus according to currently effective PRC laws, regulations and rules at this stage. While the final version of the Draft Rules Regarding Overseas Listings are expected to be adopted in 2022, we believe that we or the VIE or the VIE’s subsidiaries will be required to comply with the filing requirements or procedures set forth in the Draft Rules Regarding Overseas Listings and that none of the situations that would clearly prohibit overseas offering and listing applies to us. However, as the Draft Rules Regarding Overseas Listings have not been formally adopted and the Negative List (Edition 2021) was newly published, and due to the lack of further clarifications or detailed rules and regulations, our PRC legal counsel as to law, Guangdong Shouzhuo Law Firm, has further advised us that, there are still uncertainties as to how the aforementioned rules will be interpreted or implemented and whether the PRC regulatory agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation and there is no assurance that PRC regulatory agencies, including the CSRC, would take the same view as they do. It should be noted however, that there is uncertainty in relying on an opinion of counsel in connection with draft legislation as the final version may be materially different and/or that the implementing regulations have yet to be promulgated.

As of the date of this prospectus, no currently effective laws or regulations in the PRC explicitly require us to seek approval from the CSRC or any other PRC governmental authorities for this offering and/or list on the Nasdaq Stock Market, nor has we, any of our subsidiaries or the VIE or the VIE’s subsidiaries received any inquiry, notice, warning or sanctions regarding our planned offering from the CSRC or any other PRC governmental authorities. We believe that we or the VIE or the VIE’s subsidiaries are not required to obtain permission or approval from Chinese authorities to operate and issue these securities to foreign investors or list on the Nasdaq Stock Market based on the PRC laws, regulations and rules currently in effect. However, the Draft Rules Regarding Overseas Listing, if enacted, may subject us to additional compliance requirement in the future, and we cannot assure you that we, the VIE and the VIE’s subsidiaries will be able to get the clearance of filing procedures under the Draft Rules Regarding Overseas List on a timely basis, or at all. There is also the possibility that we, the VIE and the VIE’s subsidiaries may not be able to obtain or maintain such approval or that we inadvertently concluded that such approval was not required. If the CSRC requires that we, the VIE and the VIE’s subsidiaries obtain its approval prior to the completion of this offering, the offering will be delayed until we, the VIE and the VIE’s subsidiaries have obtained CSRC approval, which may take several months. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares, cause significant disruption to the business operations, and severely damage our reputation, which would materially and adversely affect the financial condition and results of operations of the VIE or the VIE’s subsidiaries and cause our Class A Ordinary Shares to significantly decline in value or become worthless.

Furthermore, if the CSRC or other regulatory agencies later promulgate any other new rules or explanations requiring that we or the VIE or the VIE’s subsidiaries obtain their approvals for this offering or any follow-on offering, we or the VIE or the VIE’s subsidiaries may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. In the event that we or the VIE or the VIE’s subsidiaries are subsequently advised by any Chinese authorities that the CSRC approval or any regulatory approval is required for this offering, or if the CSRC or any other PRC government authorities promulgates any new laws, rules or regulations or any interpretation or implements rules before our listing that would require us to obtain the CSRC or any other governmental approval for this offering, there is no guarantee that we or our China based operating entities will receive or not be denied permission or approval from Chinese authorities to list on the Nasdaq Stock Market in the future. If we or the VIE or the VIE’s subsidiaries are subsequently advised by any Chinese authorities that permission for this offering and/or listing on the Nasdaq Stock Market was required, we or the VIE or the VIE’s subsidiaries may not be able to obtain such permission or approval in a timely manner, if at all. If we or the VIE or the VIE’s subsidiaries do not receive or maintain the approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we or the VIE or the VIE’s subsidiaries are required to obtain approval in the future, we or the VIE or the VIE’s subsidiaries may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in the operations of the VIE and the VIE’s subsidiaries and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The PRC government exerts substantial influence over the manner in which the VIE and the VIE’s subsidiaries conduct their business activities. The PRC government may also intervene or influence their operations at any time with little or no advance notice, which could result in a material change in the operations of the VIE and the VIE’s subsidiaries and our Class A Ordinary Shares could decline in value or become worthless.

We and the VIE and the VIE’s subsidiaries are currently not required to obtain approval from Chinese authorities to list on U.S exchanges nor the execution of the VIE Agreements, however, if the VIE, the VIE’s subsidiaries or Sancai Holding were required to obtain approval in the future and were denied permission or approval from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, continue to offer securities to investors, or materially affect the interest of the investors and cause significantly depreciation of our price of Class A Ordinary Shares.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of the VIE and the VIE’s subsidiaries to operate in the PRC may be significantly harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations with little or no advance notice that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in the VIE and the VIE’s subsidiaries in China.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of a U.S.-listed company with Chinese operations and two days later ordered that the company’s app be removed from smartphone app stores. Similarly, the business segments of the VIE and the VIE’s subsidiaries may be subject to various government and regulatory interference in the regions in which the VIE and the VIE’s subsidiaries operate. We and the VIE and the VIE’s subsidiaries could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we or the VIE or the VIE’s subsidiaries will be required to obtain permission or approval from the PRC government to list on U.S. exchanges or enter into VIE Agreements in the future, and even when such permission or approval is obtained, whether it will be denied or rescinded. Although we and the VIE and the VIE’s subsidiaries are currently not required to obtain permission or approval from any of the PRC central or local government to obtain such permission or approval and has not received any denial to list on the U.S. exchange and or enter into VIE Agreements, our results of operation could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to the business or industry the VIE and the VIE’s subsidiaries engage in. Recent statements by the Chinese government indicating an intent, and the PRC government may take actions to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in PRC-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to Sancai WFOE, the VIE and the VIE’s subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand the business of the VIE and the VIE’s subsidiaries.

As an offshore holding company of our PRC subsidiary, we may make loans to Sancai WFOE and the VIE and the VIE’s subsidiaries, or may make additional capital contributions to Sancai WFOE, subject to satisfaction of applicable governmental registration and approval requirements.

Any loans we extend to Sancai WFOE, which is treated as foreign-invested enterprises under PRC law, cannot exceed the statutory limit and must be registered with the local counterpart of the SAFE.

We may also decide to finance Sancai WFOE by means of capital contributions. According to the relevant PRC regulations on foreign-invested enterprises in China, these capital contributions are subject to registration with or approval by the MOFCOM or its local counterparts. In addition, the PRC government also restricts the convertibility of foreign currencies into Renminbi and use of the proceeds. On March 30, 2015, SAFE promulgated Circular 19, which took effect and replaced certain previous SAFE regulations from June 1, 2015. SAFE further promulgated Circular 16, effective on June 9, 2016, which, among other things, amend certain provisions of Circular 19. According to SAFE Circular 19 and SAFE Circular 16, the flow and use of the Renminbi capital converted from foreign currency denominated registered capital of a foreign-invested company is regulated such that Renminbi capital may not be used for business beyond its business scope or to provide loans to persons other than affiliates unless otherwise permitted under its business scope. Violations of the applicable circulars and rules may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulations. If Sancaijia requires financial support from us or our wholly-owned subsidiary in the future and we find it necessary to use foreign currency-denominated capital to provide such financial support, our ability to fund the VIE’s operations will be subject to statutory limits and restrictions, including those described above. These circulars may limit our ability to transfer the net proceeds from this offering to Sancaijia and Sancai WFOE, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies in China. Despite the restrictions under these SAFE circulars, Sancai WFOE may use its income in Renminbi generated from their operations to finance Sancaijia through entrustment loans to Sancaijia or loans to Sancaijia’s shareholders for the purpose of making capital contributions to Sancaijia. In addition, Sancai WFOE can use Renminbi funds converted from foreign currency registered capital to carry out any activities within its normal course of business and business scope, including to purchase or lease servers and other relevant equipment and fund other operational needs in connection with its provision of services to Sancaijia under the exclusive technical support agreement.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we or the VIE or the VIE’s subsidiaries will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to Sancai WFOE or Sancaijia or future capital contributions by us to Sancai WFOE. If we or the VIE or the VIE’s subsidiaries fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to fund the operations of the VIE and the VIE’s subsidiaries in China may be negatively affected, which could materially and adversely affect the liquidity of the VIE and the VIE’s subsidiaries and their ability to fund and expand their business.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our Class A Ordinary Shares.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China.

This depreciation halted in 2017, and the RMB appreciated approximately 7% against the U.S. dollar during this one-year period. The Renminbi in 2018 depreciated approximately by 5% against the U.S. dollar. Starting from the beginning of 2019, the Renminbi has depreciated significantly against the U.S. dollar again. In early August 2019, the PBOC set the Renminbi’s daily reference rate at RMB7.0039 to $1.00, the first time that the exchange rate of Renminbi to U.S. dollar exceeded 7.0 since 2008. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

There remains significant international pressure on the Chinese government to adopt a flexible currency policy to allow the Renminbi to appreciate against the U.S. dollar. Significant revaluation of the Renminbi may have a material and adverse effect on your investment. Substantially all of the revenues and costs are denominated in Renminbi. Any significant revaluation of Renminbi may materially and adversely affect the revenues, earnings and financial position, and the value of, and any dividends payable on, our Class A Ordinary Shares in U.S. dollars.

To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for capital expenditures and working capital and other business purposes, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, a significant depreciation of the Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of the earnings, which in turn could adversely affect the price of our Class A Ordinary Shares, and if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our Class A Ordinary Shares, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Governmental control of currency conversion may limit the VIE’s ability to utilize the net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. The VIE and the VIE’s subsidiaries receive substantially all of our net revenues in RMB. Under our current corporate structure, Sancai Holding in the Cayman Islands relies on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of Sancai Holding who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies.

In light of the flood of capital outflows of China in 2016 due to the weakening RMB, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

We must remit the offering proceeds to PRC before they may be used to benefit the business of the VIE and the VIE’s subsidiaries in the PRC, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. The VIE and the VIE’s subsidiaries may be unable to use these proceeds to grow their business until they receive such proceeds in the PRC. In order to remit the offering proceeds to the PRC, we will take the following actions:

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to State Administration for Foreign Exchange (“SAFE”) certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company.

Second, we will remit the offering proceeds into this special foreign exchange account.

Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. Until the abovementioned approvals, the proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject the VIE and the VIE’s subsidiaries to penalties.

The VIE and the VIE’s subsidiaries are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of their employees up to a maximum amount specified by the local government from time to time at locations where the VIE and the VIE’s subsidiaries operate businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. The VIE and the VIE’s subsidiaries did not pay, or were not able to pay, certain social insurance or housing fund contributions for all of their employees and the amount they paid was lower than the requirements of relevant PRC regulations. If the VIE and the VIE’s subsidiaries are determined by local authorities to fail to make adequate contributions to any employee benefits as required by relevant PRC regulations, the VIE and the VIE’s subsidiaries may face late fees or fines in relation to the underpaid employee benefits. As a result, the financial condition and results of operations of the VIE or the VIE’s subsidiaries may be materially and adversely affected.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the SCNPC effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeds RMB10 billion and at least two of these operators each had a turnover of more than RMB400 million within China, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB 2 billion, and at least two of these operators each had a turnover of more than RMB 400 million within China) must be cleared by MOFCOM before they can be completed.

Moreover, the Anti-Monopoly Law requires that the MOFCOM shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. In addition, the Measures for the Security Review of Foreign Investments promulgated by the NDRC and the Ministry of Commerce in December 2020 specify that foreign investments in military, national defense-related areas or in locations in proximity to military facilities, or foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, Internet products and services, financial services and technology sectors, are required to obtain approval from designated governmental authorities in advance.

It is unclear whether the business of the VIE and the VIE’s subsidiaries would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that the business is in an industry subject to the security review, in which case the future acquisitions in the PRC, including those by way of entering into contractual arrangements with target entities, may be closely scrutinized or prohibited. The ability to expand the business or maintain or expand market share through future acquisitions would as such be materially and adversely affected. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the MOFCOM. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we or the VIE or the VIE’s subsidiaries obtain the approval of the MOFCOM or other PRC governmental authorities for the completed or ongoing mergers and acquisitions. In the future, we, the VIE and the VIE’s subsidiaries may pursue potential strategic acquisitions that are complementary to the business and operations of the VIE or the VIE’s subsidiaries. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit the ability to complete such transactions, which could affect the ability to expand the business or maintain the market share of the VIE or the VIE’s subsidiaries. There is no assurance that, if the VIE and the VIE’s subsidiaries plan to make an acquisition, the VIE and the VIE’s subsidiaries can obtain such approval from the MOFCOM or any other relevant PRC governmental authorities for the mergers and acquisitions, and if the VIE and the VIE’s subsidiaries fail to obtain those approvals, the VIE and the VIE’s subsidiaries may be required to suspend the acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on the business, results of operations of the VIE or the VIE’s subsidiaries and corporate structure. Any action by the PRC government to exert more oversight and control over foreign investment in China-based companies could result in a material change in the operation of the VIE and the VIE’s subsidiaries, cause the value of our Class A Ordinary Shares to significantly decline or become worthless, and significantly limit, or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors.

PRC regulations relating to offshore investment activities by PRC residents may limit Sancai WFOE’s ability to increase its registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

In July 2014, the SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, and its implementation guidelines, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by the SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches of the SAFE in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that the VIE and the VIE’s subsidiaries make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of a SPV, is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, SAFE promulgated the Circular on Further Simplifying and Improving the Policies Concerning Foreign Exchange Control on Direct Investment, or SAFE Circular 13, which became effective on June 1, 2015. Under SAFE Circular 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, Sancai WFOE may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to Sancai WFOE. Moreover, failure to comply with SAFE registration requirements could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

All of our shareholders who indirectly hold shares in Sancai Holding and who are known to us as being PRC residents have completed initial SAFE registration in connection with our financings and will update their registration filings with SAFE under SAFE Circular 37 when any changes should be registered under SAFE Circular 37.

However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners that are required to make or update such registrations, and we cannot compel our shareholders or beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations or failure by us to amend the foreign exchange registrations of our PRC subsidiary, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect the business and prospects of the VIE or the VIE’s subsidiaries.

The approval of the CSRC may be required in connection with this offering, and, if required, we cannot predict whether we or the VIE or the VIE’s subsidiaries will be able to obtain such approval. Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on the business, operating results and reputation of the VIE or the VIE’s subsidiaries as well as the trading price of our Class A Ordinary Shares, and could also create uncertainties for this offering.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

Our PRC legal counsel, Guangdong Shouzhuo Law Firm, has advised us based on their understanding of the current PRC laws, rules and regulations that the CSRC’s approval is not required for the listing and trading of our Class A Ordinary Shares on Nasdaq in the context of this offering, given that: (i) Sancai WFOE was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners; (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

However, our PRC legal counsel, Guangdong Shouzhuo Law Firm, has further advised us that there remains some uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. It is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we or the VIE or the VIE’s subsidiaries are required to obtain any specific regulatory approvals. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we or the VIE or the VIE’s subsidiaries obtain their approvals for this offering, we or the VIE or the VIE’s subsidiaries may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. If it is determined that CSRC approval is required for this offering, we or the VIE or the VIE’s subsidiaries may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on the operations in the PRC, limitations on the operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material and adverse effect on the business, financial condition, results of operations, reputation and prospects of the VIE or the VIE’s subsidiaries, as well as the trading price of our Class A Ordinary Shares. Furthermore, the CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the Class A Ordinary Shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the Class A Ordinary Shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments. Further, on January 4, 2022, thirteen PRC regulatory agencies, namely, the CAC, the NDRC, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, SAMR, CSRC, the People’s Bank of China, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021) authorized the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, and required that, among others, in addition to CIIO, any “operator of network platform” holding personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On November 14, 2021, the CAC released the Regulations on Network Data Security (draft for public comments), or the draft Regulations on Network Data Security, which reiterates that data processors that process the personal information of more than one million users listing in a foreign country should apply for a cybersecurity review. We do not believe that the VIE or the VIE’s subsidiaries are among the CIIO, “data processor” carrying out data processing activities that affect or may affect national security, or “operator of network platform” holding personal information of more than one million users as mentioned above, however, the revised draft Regulations on Network Data Security is in the process of being formulated and subject to further changes, and the Opinions remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments), both of which have a comment period that expires on January 23, 2022, and if enacted, may subject us to additional compliance requirement in the future. See “Risk Factors – We and the VIE and the VIE’s subsidiaries may be required to obtain permission or approval from Chinese authorities to operate and issue securities to foreign investors in this offering and/or listing on the Nasdaq Stock Market, and if required and we or the VIE or the VIE’s subsidiaries are not able to obtain such permission or approval in a timely manner, the securities currently being offered may substantially decline in value and become worthless. The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. We, the VIE or the VIE’s subsidiaries have not applied for, received or been denied approval from Chinese authorities to list on the Nasdaq Stock Market.”

Thus, it is still uncertain as to how PRC governmental authorities will regulate overseas listing in general and whether we or the VIE or the VIE’s subsidiaries are required to obtain any specific regulatory approvals or to fulfill any record-filing requirements. In addition, if we or the VIE or the VIE’s subsidiaries do not receive any required approvals or record-filing or if we incorrectly conclude that approvals or record-filing are not required or if the CSRC or other regulatory agencies promulgate new rules, explanations or interpretations requiring that we or the VIE or the VIE’s subsidiaries obtain their prior approvals or ex-post record-filing for this offering and any follow-on offering, we or the VIE or the VIE’s subsidiaries may be unable to obtain such approvals and record-filing which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. For instance, in the event that the CSRC approval or any regulatory approval or record-filing is required for this offering, or if the CSRC or any other PRC government authorities promulgates any new laws, rules or regulations or any interpretation or implements rules before our listing that would require us to obtain the CSRC or any other governmental approval or record-filing for this offering, we or the VIE or the VIE’s subsidiaries may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval or record-filing for this offering. These sanctions may include fines and penalties on the operations in the PRC, limitations on the operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material and adverse effect on the business, financial condition, results of operations, reputation and prospects of the VIE or the VIE’s subsidiaries, as well as the trading price of our Class A Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the Class A Ordinary Shares that we are offering. Any uncertainties or negative publicity regarding such approval or record-filing requirements could have a material adverse effect on our ability to complete this offering or any follow-on offering of our securities or the market for and market price of our Class A Ordinary Shares.

If Sancai Holding, Sancai Seychelles or Sancai HK are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance With the Actual Standards of Organizational Management, known as SAT Circular 82, which has been revised by the Decision of the State Council on Cancellation and Delegation of a Batch of Administrative Examination and Approval Items on November 8, 2013 and by the Decision of the State Administration of Taxation on Issuing the Lists of Invalid and Abolished Tax Departmental Rules and Taxation Normative Documents on December 29, 2017. Circular 82 has provided certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, the SAT issued the Administrative Measures for Enterprise Income Tax of PRC-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, effective 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 clarified certain issues in the areas of resident status determination, post-determination administration and competent tax authorities’ procedures.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the places where the senior management and senior management departments responsible for the daily production, operation and management of the enterprise perform their duties are mainly located within the territory of the PRC; (ii) decisions relating to the enterprise’s financial matters (such as money borrowing, lending, financing and financial risk management) and human resource matters (such as appointment, dismissal and salary and wages) are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups and not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the SAT’s general position on how the term “de facto management body” could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners. Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups and not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the SAT’s general position on how the term “de facto management body” could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

In addition, the SAT issued the Announcement of the State Administration of Taxation on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions in January 2014 to provide more guidance on the implementation of SAT Circular 82. This bulletin further provides that, among other things, an entity that is classified as a “resident enterprise” in accordance with the circular shall file the application for classifying its status of residential enterprise with the local tax authorities where its main domestic investors are registered. From the year in which the entity is determined to be a “resident enterprise,” any dividend, profit and other equity investment gain shall be taxed in accordance with the enterprise income tax law and its implementing rules.

We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. See “Regulation — Regulations on Tax — PRC Enterprise Income Tax.” However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our Cayman Islands holding company, the Seychelles subsidiary, or the Hong Kong subsidiary is a PRC resident enterprise for enterprise income tax purposes, its world-wide income could be subject to PRC tax at a rate of 25%, which could reduce our net income. We will also be required to comply with PRC enterprise income tax reporting obligations. In addition, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, and non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of Class A Ordinary Shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders and any gain realized on the transfer of Class A Ordinary Shares by such shareholders may be subject to PRC tax at a rate of 20% unless a reduced rate is available under an applicable tax treaty. Although our holding company is incorporated in the Cayman Islands, it remains unclear whether dividends received and gains realized by our non-PRC shareholders will be regarded as income from sources within the PRC and whether non-PRC shareholders of Sancai Holding would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC, in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our Class A Ordinary Shares.

Sancai Holding may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiary to us through our Hong Kong subsidiary.

Sancai Holding a holding company incorporated in the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC subsidiary to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement came into effect on December 8, 2006, and four conventions implemented as of June 11, 2008, December 20, 2010, December 29, 2015 and December 6, 2019, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. Under the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued in February 2009 by the SAT, the taxpayer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (i) the taxpayer must be the beneficial owner of the relevant dividends, and (ii) the corporate shareholder to receive dividends from the PRC subsidiary must have met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. However, if the main purpose of an offshore arrangement is to obtain a preferential tax treatment, the PRC tax authorities have the discretion to adjust the preferential tax rate enjoyed by the relevant offshore entity. Further, the SAT promulgated the Notice on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties in 2009, which limits the “beneficial owner” to individuals, enterprises or other organizations normally engaged in substantive operations, and sets forth certain detailed factors in determining “beneficial owner” status; and based on the Announcement on Certain Issues with Respect to the “Beneficial Owner” in Tax Treaties, issued on February 3, 2018, and effective on April 1, 2018, that the business activities conducted by the applicant do not constitute substantive business activities is one of the factors which are not conductive to the determination of an applicant’s status as a “beneficial owner.”

In addition, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, or SAT Public Notice No.60, which became effective in August 2015, require non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file relevant report and materials with the tax authorities. In October 2019, the State Administration of Taxation (SAT) issued the Announcement of the SAT on Issuing the Measures for the Administration of Non-resident Taxpayers’ Enjoyment of Treaty Benefits (SAT Public Notice No.35), which took effect on January 1, 2020, while SAT Public Notice No.60 will be abolished at the same time. SAT Public Notice No.35 stipulates that non-resident taxpayers can enjoy tax treaty benefits via the “self-assessment of eligibility, claiming treaty benefits, retaining documents for inspection” mechanism. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. As of March 31, 2022 and September 30, 2021 and 2020, we did not record any withholding tax on the retained earnings of the VIE and the VIE’s subsidiaries as the VIE and the VIE’s subsidiaries intended to re-invest all earnings generated from the VIE and the VIE’s subsidiaries for the operation and expansion of the business the VIE and the VIE’s subsidiaries in China, and the VIE and the VIE’s subsidiaries intend to continue this practice in the foreseeable future. Should our tax policy change to allow for offshore distribution of our earnings, we would be subject to a significant withholding tax. We cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant tax authority or we will be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to our Hong Kong subsidiary.

We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Relating to Enterprise Income Tax of Transfers of Assets between Non-resident Enterprises, or SAT Bulletin 7, as amended in 2017, which partially replaced and supplemented previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the SAT on December 10, 2009. Pursuant to the SAT Bulletin 7, an “indirect transfer” of assets of a PRC resident enterprise, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to the SAT Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payer fails to withhold any or sufficient tax, the transferor is required to declare and pay such tax to the competent tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Currently, SAT Bulletin 7 does not apply to income derived by a non-resident enterprise from indirect transfer of taxable assets in PRC through buying and selling the equity securities of the same listed overseas enterprise on the open market.

On October 17, 2017, SAT promulgated the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source or SAT Bulletin 37, which became effective on December 1, 2017, and SAT Circular 698 then was repealed with effect from December 1, 2017. SAT Bulletin 37, among other things, simplified procedures of withholding and payment of income tax levied on non-resident enterprises. SAT Bulletin 37 further details and clarifies the tax withholding methods in respect of income of non-resident enterprises under SAT Circular 698. And certain rules stipulated in SAT Bulletin 7 are replaced by SAT Bulletin 37. Where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the Enterprise Income Tax Law, the tax authority may order it to pay the tax due within required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority; however, if the non-resident enterprise voluntarily declares and pays the tax payable before the tax authority orders it to do so within required time limits, it shall be deemed that such enterprise has paid the tax in time.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Sancai Holding may be subject to withholding obligations if Sancai Holding is transferee in such transactions, under SAT Bulletin 37 and SAT Bulletin 7. For transfer of shares in Sancai Holding by investors who are non-PRC resident enterprises, our PRC subsidiary may be required to expend valuable resources to comply with SAT Bulletin 37 and SAT Bulletin 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that Sancai Holding should not be taxed under these circulars, which may have an adverse effect on the financial condition and results of operations of the VIE or the VIE’s subsidiaries.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

Sancai Holding is an exempted company incorporated under the laws of the Cayman Islands. The VIE and the VIE’s subsidiaries conduct all of their operations in China and substantially all the assets are located in China. In addition, most of our senior executive officers reside within China for a significant portion of the time and most are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who reside and whose assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

There are uncertainties under the PRC laws relating to the procedures for U.S. regulators to investigate and collect evidence from companies located in the PRC.

The Commission, the U.S. Department of Justice, the PCAOB, and other U.S. authorities may also have difficulties in bringing and enforcing actions against us or our directors or executive officers in the PRC. The SEC has stated that there are significant legal and other obstacles to obtaining information needed for investigations or litigation in China. China has adopted a revised securities law. According to Article 177 of the newly amended PRC Securities Law which became effective in March 2020 (the “Article 177”), the securities regulatory authority of the PRC State Council may collaborate with securities regulatory authorities of other countries or regions in order to monitor and oversee cross border securities activities. Article 177 further provides that overseas securities regulatory authorities are not allowed to carry out investigation and evidence collection directly within the territory of the PRC. Accordingly, without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council, no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted outside of China. In addition, aiming to further strengthen confidentiality and archives administration concerning overseas securities offering and listing by domestic companies, CSRC issued the daft of Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies for public comments in April, 2022, which sets clear requirements on companies’ duty of information security by introducing clearer guidance to domestic companies, relevant securities companies and securities service providers on confidentiality and archives administration concerning overseas securities offering and listing by domestic companies

Our PRC legal counsel, Guangdong Shouzhuo Law Firm, has advised us of their understanding that (i) the Article 177 is applicable in the limited circumstances related to direct investigation or evidence collection conducted by overseas authorities within the territory of the PRC (in such case, the foregoing activities are required to be conducted through collaboration with or by obtaining prior consent of competent Chinese authorities); (ii) the Article 177 does not limit or prohibit Sancai Holding, as a company duly incorporated in Cayman Islands and to be listed on NASDAQ, from providing the required documents or information to NASDAQ or the SEC pursuant to applicable Listing Rules and U.S. securities laws; and (iii) as the Article 177 is relatively new and there is no implementing rules or regulations which have been published regarding application of the Article 177, it remains unclear how the law will be interpreted, implemented or applied by the Chinese Securities Regulatory Commission or other relevant government authorities. As of the date hereof, we are not aware of any implementing rules or regulations which have been published regarding application of Article 177. However, we cannot assure you that relevant PRC government agencies, including the securities regulatory authority of the PRC State Council, would reach the same conclusion as we do. As such, there are uncertainties as to the procedures and time requirement for the U.S. regulators to bring about investigations and evidence collection within the territory of the PRC.

The principal business operation of the VIE and the VIE’s subsidiaries is conducted in the PRC. In the event that the U.S. regulators carry out investigation on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC. See also “Risk Factors - Risks Related to Our Public Offering and Ownership of Our Class A Ordinary Shares - Trading of our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditor in the future and as a result Nasdaq may determine not to list our securities.”

If we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm the business operations and reputation of the VIE or the VIE’s subsidiaries, and the stock price of our Class A Ordinary Shares.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism, and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on us, the business of the VIE and the VIE’s subsidiaries, and the price of our Class A Ordinary Shares. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company, the VIE and the VIE’s subsidiaries. This situation will be costly and time consuming and distract our management from developing the business. If such allegations are not proven to be groundless, we and the operations of the VIE and the VIE’s subsidiaries will be severely affected and you could sustain a significant decline in the value of our Class A Ordinary Shares.

Increases in labor costs and enforcement of stricter labor laws and regulations in the PRC may adversely affect the business and profitability of the VIE and the VIE’s subsidiaries.

China’s overall economy and the average wage in China have increased in recent years and are expected to continue to grow. The average wage level for the employees of the VIE and the VIE’s subsidiaries has also increased in recent years. We expect that the labor costs of the VIE and the VIE’s subsidiaries, including wages and employee benefits, will continue to increase. Unless the VIE and the VIE’s subsidiaries are able to pass on these increased labor costs to those who pay for their services, the profitability and results of operations of the VIE and the VIE’s subsidiaries may be materially and adversely affected.

Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. Compliance with the labor contract law and its implementation rules may increase the operating expenses, in particular the personnel expenses. In the event that the VIE or the VIE’s subsidiaries decide to terminate some of their employees or otherwise change their employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit the ability to effect those changes in a desirable or cost-effective manner, which could adversely affect the business and results of operations of the VIE and the VIE’s subsidiaries.

On October 28, 2010, the SCNPC promulgated the Law on Social Insurance of the PRC, effective on July 1, 2011 and was last amended in December 2018. On April 3, 1999, the State Council promulgated the Regulations on the Administration of Housing Provident Fund, which was amended on March 24, 2002 and March 24, 2019. Companies registered and operating in China are required under the Law on Social Insurance of the PRC and the Regulations on the Administration of Housing Provident Fund to apply for social insurance registration and housing fund deposit registration within 30 days of their establishment and to pay for their employees different social insurance including pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to the extent required by law. The VIE and the VIE’s subsidiaries could be subject to orders by the competent labor authorities for rectification and failure to comply with the orders may further subject us to administrative fines. See “—Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject the VIE and the VIE’s subsidiaries to penalties” and “Regulations-Regulations on Labor Protection”.

If the custodians or authorized users of controlling non-tangible assets of Sancai WFOE and the VIE and the VIE’s subsidiaries, including corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, the business and operations of the VIE and the VIE’s subsidiaries could be materially and adversely affected.

Under PRC law, legal documents for corporate transactions are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the Administration of Industry and Commerce.

Although Sancai WFOE and the VIE and the VIE’s subsidiaries usually utilize chops to enter into contracts, the designated legal representatives of our PRC subsidiary and the VIE and the VIE’s subsidiaries have the apparent authority to enter into contracts on behalf of such entities without chops and bind such entities. All designated legal representatives of our PRC subsidiary and the VIE and the VIE’s subsidiaries are members of our senior management team who have signed employment agreements with us or our PRC subsidiary or the VIE and the VIE’s subsidiaries under which they agree to abide by various duties they owe to us. In order to maintain the physical security of our chops and chops of Sancai WFOE and the VIE and the VIE’s subsidiaries, these items are stored in secured locations accessible only by the authorized personnel in the legal or finance department of our PRC subsidiary and the VIE and the VIE’s subsidiaries. Although Sancai WFOE and the VIE and the VIE’s subsidiaries monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. To the extent those chops are not kept safe, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. Accordingly, if any of the authorized personnel misuse or misappropriate the corporate chops or seals of and the VIE and the VIE’s subsidiaries, Sancai WFOE and the VIE and the VIE’s subsidiaries could encounter difficulties in maintaining control over the relevant entities and experience significant disruptions in the operations of the VIE and the VIE’s subsidiaries. If a designated legal representative obtains control of the chops in an effort to obtain control over Sancai WFOE and the VIE and the VIE’s subsidiaries, Sancai WFOE and the VIE and the VIE’s subsidiaries would need to pass a new shareholder or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from the regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of the control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

The VIE and the VIE’s subsidiaries may be liable for improper use or appropriation of personal information provided by their customers.

The VIE and the VIE’s subsidiaries may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

The VIE and the VIE’s subsidiaries expect to obtain information about various aspects of their operations as well as regarding their employees and third parties. The integrity and protection of their customer, employee and company data is critical to their business. The customers and employees of the VIE and the VIE’s subsidiaries expect that the VIE and the VIE’s subsidiaries will adequately protect their personal information. The VI VIE and the VIE’s subsidiaries Es are required by applicable laws to keep strictly confidential the personal information that they collect, and to take adequate security measures to safeguard such information.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the CAC, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection. The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC the Ministry of Public Security and the State Administration for Market Regulation, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cybersecurity Law of the PRC, or Cybersecurity Law, which became effective on June 1, 2017.The Cybersecurity Law is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the Cybersecurity Law include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. Pursuant to the Cybersecurity Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

In April 2020, the CAC, and certain other PRC regulatory authorities promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, CIIOs must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

Further, the revised Measures for Cybersecurity Review (2021), which is published on January 4, 2022 and became effective on February 15, 2022, included the following key changes:

●	the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

●	the “operator of network platform” holding personal information of more than one million users and seeking a listing outside China shall file for cybersecurity review with the Cybersecurity Review Office; and

●	the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties; the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously if going public; and the risks of network information security shall be focused on during the cybersecurity review process.

On November 14, 2021, the CAC released the Regulations on Network Data Security (draft for public comments), or the draft Regulations on Network Data Security, which reiterates that data processors that process the personal information of more than one million users listing in a foreign country should apply for a cybersecurity review. Currently, the draft Regulations on Network Data Security has been released for public comment only, and its implementation provisions and anticipated adoption or effective date remains substantially uncertain and may be subject to change. Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters. As of the date of this prospectus, Sancai Holding, its subsidiaries and the VIE and the VIE’s subsidiaries have not been informed by any PRC governmental authority of any requirement that a cybersecurity review shall be filed. However, if the VIE and the VIE’s subsidiaries are deemed to be a CIIO or an operator of network platform holds personal information of more than one million users, the VIE and the VIE’s subsidiaries could be subject to PRC cybersecurity review.

On August 20, 2021, the Standing Committee of the National People’s Congress of China promulgated the Personal Information Protection Law, or the PIPL, which took effect on November 1, 2021. In addition to other rules and principles of personal information processing, the PIPL specifically provides rules for processing sensitive personal information. Sensitive personal information refers to personal information that, once leaked or illegally used, could easily lead to the infringement of human dignity or harm to the personal or property safety of an individual, including biometric recognition, religious belief, specific identity, medical and health, financial account, personal whereabouts and other information of an individual, as well as any personal information of a minor under the age of 14. Only where there is a specific purpose and sufficient necessity, and under circumstances where strict protection measures are taken, may personal information processors process sensitive personal information. A personal information processor shall inform the individual of the necessity of processing such sensitive personal information and the impact thereof on the individual’s rights and interests. As uncertainties remain regarding the interpretation and implementation of the PIPL, we cannot assure you that the VIE and the VIE’s subsidiaries will comply with the PIPL in all respects. the VIE and the VIE’s subsidiaries may also become subject to fines and/or other penalties which may have material adverse effect on the business, operations and financial condition of the VIE and the VIE’s subsidiaries.

Compliance with the Cybersecurity Law, the PRC National Security Law, the Data Security Law, the Cybersecurity Review Measures, the Personal Information Protection Law, as well as additional laws and regulations that PRC regulatory bodies may enact in the future, may result in additional expenses to us and subject us to negative publicity, which could harm the reputation among users and negatively affect the trading price of our Class A Ordinary Shares in the future. As of the date of this prospectus, we do not expect that the current PRC laws on cybersecurity or data security would have a material adverse impact on the business operations of the VIE and the VIE’s subsidiaries and this offering. In addition, our PRC legal counsel, Guangdong Shouzhuo Law Firm, have advised us that, if any of the following circumstance exists, we, the VIE and the VIE’s subsidiaries shall apply with the CAC for cybersecurity review with respect to this offering: (i) we, the VIE and the VIE’s subsidiaries possess over one million individuals’ personal information; (ii) we, the VIE and the VIE’s subsidiaries are deemed as CIIOs and intend to purchase internet products and services that will or may affect national security, and (iii) we, the VIE and the VIE’s subsidiaries carry out any data processing activities which has affected or may affect national security. We believe we, the VIE and the VIE’s subsidiaries have none of the aforesaid circumstances and do not expect to be subject to the cybersecurity review by the CAC for this offering, given that: (i) the products and services of the VIE and the VIE’s subsidiaries are offered not directly to individual users but through the corporate customers of the VIE and the VIE’s subsidiaries, and the VIE and the VIE’s subsidiaries do not have access to the information of the customers of such corporate customers, which are stored at such corporate customers and can only be accessed by such corporate customers; (ii) the VIE and the VIE’s subsidiaries do not possess any personal information of users in their business operations; and (iii) data processed in their business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. The VIE and its subsidiaries operate the SaaS platform online and maintain the transactions and customers’ data on Alibaba Cloud. Alibaba Cloud has a comprehensive and systematic data security system of data management and uses technical measures based on the complete data security lifecycle. The architecture of the data management includes security modules of various layers, authentication, authorization, access control, and log auditing, etc., which provides a comprehensive cloud data security solution. All data stored on Alibaba Cloud is protected by strong customer isolation security and control capabilities of Alibaba Cloud. The VIE and its subsidiaries provide the SaaS platform for its customers to operate their own business. The customers of the VIE and its subsidiaries retain control, maintenance, and ownership of their own data, which is encrypted and stored in Alibaba Cloud. The VIE and its subsidiaries have no control of this data and have no authority to access the user information stored by its customers. The VIE and its subsidiaries only have access to data related to the operation and maintenance of the SaaS platform, which does not include data related with its customer’s clients, or users. We do not believe the VIE or the VIE’s subsidiaries are among the CIIO, “data processor” carrying out data processing activities that affect or may affect national security, or “operator of network platform” holding personal information of more than one million users as mentioned above, however, the revised draft Regulations on Network Data Security is in the process of being formulated and subject to further changes, and inherent uncertainty exists in relying on an opinion of our PRC legal counsel, Guangdong Shouzhuo Law Firm, as to the enactment, interpretation and implementation of regulations related to overseas securities offerings and cybersecurity compliance requirements. The PRC regulators, including the CSRC or the CAC, may not arrive at the same conclusion as our PRC legal counsel, Guangdong Shouzhuo Law Firm. However, if the draft Regulations on Network Data Security is adopted into law and we become listed on Nasdaq, Sancai WFOE and the VIE and the VIE’s subsidiaries likely will be required to perform annual data security assessment either by itself or retaining a third-party data security service provider and submit such data security assessment report to the local agency every year.

As of the date of this prospectus, Sancai Holding, its subsidiaries, the VIE or the VIE’s subsidiaries have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, or received any penalty, investigation or warning in connection with the operations of the VIE and VIE’s subsidiaries from the CAC or any other PRC regulatory agencies, or received any notice or instructions from the CAC requiring Sancai Holding, its PRC subsidiary, the VIE or the VIE’s subsidiaries to declare a security assessment. If it is determined in the future that we are required to declare a security assessment, it is uncertain whether we can or how long it will take us to complete such declaration or rectification. However, the Measures for Cybersecurity Review (2021), draft Regulations on Network Data Security and Outbound Data Transfer Security Assessment Measures are relatively new, there are substantial uncertainties regarding their interpretation and application, and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the above regulations in the future. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and we cannot assure you that we or the VIE or the VIE’s subsidiaries will comply with such regulations in all aspects in a timely manner and we or the VIE and the VIE’s subsidiaries may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities or face other penalties, which could materially and adversely affect the business, financial condition, and results of operation of the VIE and the VIE’s subsidiaries. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we will cause the VIE and the VIE’s subsidiaries to take all reasonable measures and actions to comply with and to minimize the adverse effect of such laws on us. In the event that the applicable laws, regulations, or interpretations change such that we or the VIE and the VIE’s subsidiaries are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we cannot guarantee whether we or the VIE and the VIE’s subsidiaries can complete the registration process in a timely manner, or at all. Given such uncertainty, the VIE and the VIE’s subsidiaries may be further required to suspend their relevant business, shut down the website, or face other penalties, which could materially and adversely affect the financial condition, results of operations of the VIE and the VIE’s subsidiaries and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

Risks Related to the Business and Industry

The VIE and the VIE’s subsidiaries have a limited operating history in a competitive and rapidly evolving industry; it may be difficult to evaluate their prospects, and the VIE and the VIE’s subsidiaries may not be able to effectively manage the growth.

The VIE and the VIE’s subsidiaries launched the Software-as-a-Service (SaaS) solutions in July 2019 to help small businesses in China achieve digitalization. The VIE and the VIE’s subsidiaries have a limited operating history in the SaaS industry, which is competitive and rapidly evolving. We may have limited insight into trends that may develop and affect the business of the VIE and the VIE’s subsidiaries, and we may make errors in predicting and reacting to industry trends and evolving needs of the customers.

Revenue for the fiscal year ended September 30, 2021 and 2020 was $7.89 million and $3.65 million (restated), respectively. Revenue for the six months ended March 31, 2022 and 2021 was $1.88 million and $4.52 million, respectively.

During the fiscal year ended September 30, 2020, the transaction settlement amount from the SaaS platform application service was $212.36 million. The total fees charged on the transaction settlement amount was $7.07 million. Revenue was $3.65 million as, and contract liabilities was $3.42 million. The contract liabilities were fully recognized as revenue during the fiscal year 2021.

During the fiscal year ended September 30, 2021, the COVID-19 pandemic caused disruption to the housing leasing industry in China. As a result, the transaction settlement amount decreased by $204.34 million, from $212.36 million for the fiscal year 2020 to $8.02 million for the fiscal year 2021. The total fees charged on the transaction settlement amount was $0.25 million, which was fully recognized during the fiscal year 2021. In addition, the contract liabilities of $3.42 million as of September 30, 2020 was fully recognized as revenue as $3.58 million due to the change in exchange rate.

There were no transactions processed through the SaaS platform after December 2020. During the six months ended March 31, 2022 and during the period from April 1, 2022 to the date of this prospectus, no transactions were settled through SaaS platform and there was no revenue from the standard SaaS platform application services. As there were no contract liabilities as of September 30, 2021 or March 31, 2022, Sancaijia does not expect any revenue from unrealized SaaS platform standard services in fiscal year 2022. The decrease was mainly caused by the lockdowns and travel restrictions in China from time to time as a result of the Covid-19 pandemic. Sancaijia has accelerated to promote the SaaS platform in other industries, especially the agriculture industry and related consumer services. Sancaijia is currently remodeling the SaaS platform application and plans to promote the SaaS platform application through Xi’an Miaobijia.

Historical results and growth may not be indicative of future performance, and the VIE and the VIE’s subsidiaries may fail to continue the growth or maintain the historical growth rates. If the demand for digitalization and the SaaS platform does not develop as we expect, or if the VIE and the VIE’s subsidiaries fail to continue to address the needs of the customers, the VIE’s and the VIE’s subsidiaries’ business and financial conditions may be materially adversely affected.

In addition, the VIE and the VIE’s subsidiaries may not be able to effectively manage their growth. Their business expansion may increase the complexity of the operations and place a significant strain on our managerial, operational, financial and human resources. The current and planned personnel, systems, procedures and controls may not be adequate to support the future operations. If the VIE and the VIE’s subsidiaries are not able to manage the growth effectively, the and prospects of the VIE and the VIE’s subsidiaries may be materially and adversely affected.

If the market for the SaaS solutions develops more slowly than we expect, operating results of the VIE and the VIE’s subsidiaries would be adversely affected.

The market for business solutions that is delivered as software-as-a-service, or SaaS, is less mature than traditional on-premises software applications, and the adoption rate of SaaS business solutions may be slower among customers in business practices requiring highly customizable application software. The success of the VIE and the VIE’s subsidiaries will depend to a substantial extent on the widespread adoption of SaaS business solutions in general, but we cannot be certain that the trend of adoption of SaaS solutions will continue in the future. In particular, many organizations have invested substantial personnel and financial resources in integrating legacy software into their businesses over time, and some have been reluctant or unwilling to migrate to SaaS. It is difficult to predict customer adoption rates and demand for the SaaS solutions, the future growth rate and size of the SaaS business solutions market or the entry of competitive applications. The expansion of the SaaS business solutions market depends on a number of factors, including the cost, performance and perceived value associated with SaaS, as well as the ability of SaaS providers to address data security and privacy concerns. If SaaS business solutions does not continue to achieve market acceptance, or there is a reduction in demand for SaaS business solutions caused by a lack of customer acceptance, technological challenges, weakening economic conditions, data security or privacy concerns, governmental regulation, competing technologies and solutions or decreases in information technology spending, it would result in decreased revenues and the business of the VIE and the VIE’s subsidiaries would be adversely affected.

To grow the business, the VIE and the VIE’s subsidiaries must achieve a high level of customer satisfaction and contract renewals, extend their relationships with existing customers over time and sell the SaaS solutions to new customers.

The VIE and the VIE’s subsidiaries contracts with their customers are typically for a specified term and renewable at expiration. For the business to succeed The VIE and the VIE’s subsidiaries must achieve a high level of customer satisfaction so that the customers will renew their contracts with the VIE and the VIE’s subsidiaries and increase their utilization of our SaaS platform. This requires that the SaaS solutions perform up to customer expectations and customers achieve the return on investment that they expect. Even if the products perform to specifications, customers may choose not to renew or to cancel early. The success also depends on the ability of the VIE and the VIE’s subsidiaries to extend their relationships with existing customers, both by growing their utilization of the SaaS platform and by selling additional functions in the SaaS platform. Finally, the ability to achieve significant revenue growth also depends on the ability to attract new customers.

The ability to generate customer renewal, customer expansion and new customer sales depends on many factors, including customer satisfaction with the performance of the SaaS solutions, the prices of the SaaS solutions and competing solutions, mergers and acquisitions affecting the customer base, the effects of global economic conditions and reductions in customer spending levels generally. The success with customers also depends on the ability to maintain a consistently high level of customer service and technical support to retain existing customers and attract new customers. If the VIE and the VIE’s subsidiaries are unable to hire and train sufficient support resources to provide adequate and timely support to the customers, the customers’ satisfaction with the SaaS solutions will be adversely affected. To the extent that the customers do not renew their contracts, terminate early or renew on less favorable terms or if the efforts to sell additional solutions to existing customers or new customers are not successful, the revenues may decline and the operating results of the VIE and the VIE’s subsidiaries could be adversely affected. The success of new solutions and enhancements of existing solutions depends on many factors, including timing, quality, and market acceptance. Any new solutions that the VIE and the VIE’s subsidiaries develop may contain errors or defects or may not achieve the broad market acceptance necessary to generate sufficient revenues. If the VIE and the VIE’s subsidiaries are unable to successfully enhance the existing solutions to meet customer requirements, increase adoption and usage of the SaaS solutions or develop new solutions, the business and operating results of the VIE and the VIE’s subsidiaries will be adversely affected.

The business of the VIE and the VIE’s subsidiaries is susceptible to changes in China’s national economic conditions.

The business of the VIE and the VIE’s subsidiaries depends substantially on conditions of China’s national economic conditions. Demand for digitalization in China has grown rapidly in recent years, primarily driven by favorable trends in E-commerce and the necessity to adapt the restrictions imposed by the governance as a result of the COVID-19 pandemic and a change in consumer behavior. However, there is no assurance that such favorable trend could sustain. Any severe or prolonged slowdown in China’s economy, any slowdown or discontinuation of urbanization in the target markets, or any changes in government policies that restrain the development of residential rental market may materially and adversely affect the business, financial condition and results of operations of the VIE and the VIE’s subsidiaries. Economic conditions in China are sensitive to global economic conditions. If present Chinese and global economic uncertainties persist, many of the customers may reduce the service they require from us. Adverse economic conditions could also reduce the number of customers seeking the service of the VIE and the VIE’s subsidiaries, as well as their ability to make payments. Should any of these situations occur, the net revenues will decline, and the business and financial conditions of the VIE and the VIE’s subsidiaries will be negatively impacted. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

The VIE and the VIE’s subsidiaries are subject to evolving regulatory requirements; if they do not comply with these regulations, or fail to adapt to regulatory changes, their business and prospects may be materially and adversely affected.

Many aspects of the business of the VIE and the VIE’s subsidiaries, including the provision of technology services and the collection and processing of transaction data, are subject to supervision and regulation by various governmental authorities in China. In addition, as the VIE and the VIE’s subsidiaries continue to expand the solutions on the SaaS platform, they may be subject to new and more complex regulatory requirements. The VIE and the VIE’s subsidiaries are also required to comply with applicable laws and regulations to protect the privacy and security of their customers’ information. Legal and regulatory restrictions may delay, or possibly prevent, some of their solutions or services from being offered, which may have a material adverse effect on the business, financial condition, and results of operations of the VIE and the VIE’s subsidiaries. Violation of laws and regulations may also result in severe penalties, confiscation of illegal income, revocation of licenses and, under certain circumstances, criminal prosecution.

The PRC regulatory framework governing computer technology and internet services is unclear and evolving. New laws or regulations may be promulgated, which could impose new requirements or prohibitions that render the operations or the technologies of the VIE and the VIE’s subsidiaries non-compliant. In addition, due to uncertainties and complexities of the regulatory environment in PRC, we cannot assure you that regulators will interpret laws and regulations the same way we do, or that the VIE and the VIE’s subsidiaries will always be in full compliance with applicable laws and regulations. To remedy any violations, the VIE and the VIE’s subsidiaries may be required to modify the business models, solutions and technologies of the VIE and the VIE’s subsidiaries in ways that render the solutions less appealing. The VIE and the VIE’s subsidiaries may also become subject to fines or other penalties, or, if the VIE and the VIE’s subsidiaries determine that the requirements to operate in compliance are overly burdensome, they may elect to terminate potentially non-compliant operations. In each such case, the business, financial condition, and results of operations of the VIE and the VIE’s subsidiaries may be materially and adversely affected.

A significant portion of the revenue for the fiscal year ended September 30, 2021 and 2020 was from a former related party. The loss of any of the key customers could reduce the revenues and the profitability of the VIE and the VIE’s subsidiaries.

the VIE and the VIE’s subsidiaries consider the major customers in each period to be those that accounted for more than 10% of the revenue in such period. The VIE had one such major customer, Chengcheng Real Estate Co., Ltd., who accounted for 39.73% and 79.66% (restated) of the revenue for the fiscal year ended September 30, 2021 and 2020, respectively, all of which was from the SaaS platform application service. Chengcheng Real Estate Co., Ltd. was a related party prior to May 2019, when our CEO and Chairman of the Board, Mr. Ning Wen, was the legal representative of Chengcheng Real Estate Co., Ltd. Chengcheng Real Estate Co., Ltd. was subsequently bought out by a state-owned entity and Mr. Wen resigned as its legal representative in May 2019, as a result, upon which Chengcheng Real Estate Co., Ltd. ceased being a related party. Neither Mr. Ning Wen nor any other officers or directors of Sancai Holding holds any equity interest in Chengcheng. The VIE and the VIE’s subsidiaries did not have any transactions with Chengcheng Real Estate Co., Ltd. during the period when it was a related party. During the six months ended March 31, 2022, there was no transaction settlement through the SaaS Platform and no revenue from the SaaS Platform standard services as a result of the reduced travel and reduced demand in real estate leasing caused by the travel restriction in response to the Covid-19 pandemic. Sancaijia has accelerated the development of SaaS platform in other industries, especially the agriculture industry and related consumer services. If the VIE and the VIE’s subsidiaries cannot find customers, there can be no assurance that the VIE and the VIE’s subsidiaries will find new customers and maintain the relationships with such customers who does not have long-term contracts with us. If the VIE and the VIE’s subsidiaries cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on the business, financial condition and results of operations of the VIE and the VIE’s subsidiaries.

The VIE may require substantial additional funding in the future. There is no assurance that additional financing will be available to us.

The VIE have been dependent upon proceeds received from shareholders’ equity contributions to meet its capital requirements in the past. We cannot assure you that the VIE will be able to obtain capital in the future to meet its capital requirements to maintain operations and improve financial performance. If the VIE was unable to meet its future funding requirements for working capital and for general business purposes, the VIE could experience operating losses and limit the marketing efforts as well as decrease or eliminate capital expenditures. If so, the operating results, business results and financial position of the VIE would be adversely affected. If adequate additional financing is not available on reasonable terms, the VIE may not be able to undertake the expansion plan or purchase additional equipment for the operations, and the VIE would have to modify its business plans accordingly.

Rapid expansion could significantly strain our resources, management and operational infrastructure, which could impair the ability to meet increased demand for the products and hurt the business results of the VIE and the VIE’s subsidiaries.

To accommodate the anticipated growth, the VIE will need to expend capital resources and dedicate personnel to implement and upgrade the accounting, operational and internal management systems and enhance the record keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize the operational infrastructure and to recruit more personnel to train and manage the growing employee base of the VIE and the VIE’s subsidiaries. If the VIE cannot successfully implement these measures efficiently and cost-effectively, the VIE will be unable to satisfy the demand for the products, which will impair the revenue growth and hurt the overall financial performance of the VIE and the VIE’s subsidiaries.

We cannot assure you that the VIE’s growth strategy will be successful, which may result in a negative impact on the growth, financial condition, results of operations and cash flow of the VIE and the VIE’s subsidiaries.

The VIE’s growth strategies may encounter many obstacles, including, but not limited to, increased competition from similar businesses, unexpected costs, and costs associated with marketing efforts. We cannot, therefore, assure you that the VIE will be able to successfully overcome such obstacles and establish the products in any additional markets. The inability to implement this internal growth strategy successfully may have a negative impact on the growth, future financial condition, results of operations or cash flows of the VIE and the VIE’s subsidiaries.

The business of the VIE and the VIE’s subsidiaries depends on the continued efforts of their senior management. If one or more of the key executives were unable or unwilling to continue in their present positions, the business of the VIE and the VIE’s subsidiaries may be severely disrupted.

The business operations of the VIE and the VIE’s subsidiaries depend on the continued services of the senior management, particularly the executive officers named in this prospectus. While we have provided different incentives to the management, we cannot assure you that we can continue to retain their services. If one or more of the key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, the future growth may be constrained, the business may be severely disrupted and the financial condition and results of operations of the VIE and the VIE’s subsidiaries may be materially and adversely affected, and the VIE may incur additional expenses to recruit, train and retain qualified personnel.

Our directors, management and shareholders have been and may from time to time be subject to negative publicity or claims, controversies, lawsuits, other legal and administrative proceedings and fines, which could have a material adverse effect on the business, results of operations, financial condition and reputation of the VIE and the VIE’s subsidiaries.

Our directors, management and shareholders have been and may from time to time be subject to litigation, regulatory investigations, proceedings and/or negative publicity or otherwise face potential liability and expense in relation to commercial, securities or other matters. For example, Mr. Ning Wen, the major shareholder and legal representative of Sancaijia, was restricted from high consumption in April 2021 by people’s court due to Xi’an Sancai Internet House Rental Co. Ltd.’s failure to fulfill the payment obligation of RMB22,000 (approximately $3,407) determined in an effective legal instrument. Xi’an Sancai Internet is a wholly-owned subsidiary of Sancai Real Estate Management Co., Ltd, which is a former subsidiary of Sancaijia. Mr. Ning Wen was the legal representative of Xi’an Sancai Internet House Rental Co. Ltd at the time of the court ruling. Mr. Wen Ning is no longer the legal representative of Xi’an Sancai Internet as of October 8, 2020, when Xi’an Sancai Internet completed the change of its legal representative. In August 2021, the high consumption restriction order was dismissed by the people’s court when the payment obligation was fulfilled. In addition, Ms. Lizhen Tang, a shareholder of Sancai Holding and Sancaijia, has been restricted from high consumption since April 2021 by people’s court as the legal representative of several branches of Sancai Real Estate Management Co., Ltd, a former subsidiary of Sancaijia, due to the failure of these branches of Sancai Real Estate Management Co., Ltd.to fulfill the payment obligation under effective legal instruments.

Moreover, we cannot guarantee that additional enforcement measures relating to or arising out of lawsuits would not be threatened or brought against us, Mr. Wen Ning, Ms. Lizhen Tang, other shareholders, directors and officers in the future. However, we do not have control or have limited control over the actions of these parties, and any misbehavior or misconduct by these parties could bring us negative publicity, which would harm our brand and reputation. In addition, the claims and lawsuits may require us to incur additional resources and divert attention of Mr. Ning Wen and other management, which could in turn harm the business of the VIE and the VIE’s subsidiaries.

If the VIE fail to protect their intellectual property rights, it could harm their business and competitive position.

The VIE’s intellectual property rights are important to the business of the VIE and the VIE’s subsidiaries. The VIE relies on a combination of confidentiality procedures and contractual provisions to protect their intellectual property rights. As of the date of this prospectus, Sancaijia and its subsidiaries has 10 registered trademarks, 2 registered patents and 28 registered software copyrights in China. Sancaijia is licensed to use 33 trademarks in China.

Sancaijia enters into confidentiality agreements with some of the employees and consultants, and control access to and distribution of the documentation and other licensed information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the technology without authorization, or to develop similar technology independently. Since the Chinese legal system in general, and the intellectual property regime in particular, is relatively weak, it is often difficult to enforce intellectual property rights in China. In addition, confidentiality agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, the VIE and the VIE’s subsidiaries may not be able to effectively protect their intellectual property rights or to enforce their contractual rights in China or elsewhere. In addition, policing any unauthorized use of the VIE’s and the VIE’s subsidiaries’ intellectual property is difficult, time-consuming and costly and the steps the VIE and the VIE’s subsidiaries have taken may be inadequate to prevent the misappropriation of the intellectual property. In the event that the VIE and the VIE’s subsidiaries resort to litigation to enforce their intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that the VIE and the VIE’s subsidiaries will prevail in such litigation. Any failure in protecting or enforcing the intellectual property rights could have a material adverse effect on the business, financial condition and results of operations if the VIE and the VIE’s subsidiaries.

If the VIE and the VIE’s subsidiaries are not able to continue to innovate or if they fail to adapt to changes in the industry, their business, financial condition and results of operations would be materially and adversely affected.

The SaaS industry has trends of developing high-end and high-tech products to fulfill the changing customers’ demands. Furthermore, the competitors are constantly developing innovations in different services to enhance user experience. The VIE and the VIE’s subsidiaries continue to invest significant resources in developing and enhancing the existing products as well as to introduce new services that will attract more participants to the SaaS platform. The changes and developments taking place in the industry may also require us to re-evaluate the business model and adopt significant changes to the long-term strategies and business plan. Failure to innovate and adapt to these changes would have a material adverse effect on the business, financial condition, and results of operations of the VIE and the VIE’s subsidiaries.

If the VIE and the VIE’s subsidiaries fail to promote and maintain their brand in an effective and cost-efficient way, their business and results of operations may be harmed.

We believe that developing and maintaining awareness of the VIE and the VIE’s subsidiaries brand effectively is critical to attracting new and retaining existing customers. Successful promotion of the brand and the ability to attract customers depend largely on the effectiveness of the marketing efforts and the success of the channels the VIE and the VIE’s subsidiaries use to promote the products. Currently, the VIE and the VIE’s subsidiaries promote their brand through word of mouth and internet promotions. It is likely that the future marketing efforts will require them to incur significant additional expenses to include print media and video advertising. These efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If the VIE and the VIE’s subsidiaries fail to successfully promote and maintain the brand while incurring substantial expenses, the results of operations and financial condition would be adversely affected, which may impair the ability to grow the business of the VIE and the VIE’s subsidiaries.

The VIE and the VIE’s subsidiaries have been and may continue to be subject to complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings from time to time. If the outcome of these complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings is adverse to us, it could have a material adverse effect on the business, results of operations, financial condition, liquidity, cash flows and reputation of the VIE and the VIE’s subsidiaries.

The VIE and the VIE’s subsidiaries have been and may from time to time continue to be subject to or involved in various complaints, claims, controversies, regulatory actions, arbitration, and legal proceedings. Such allegations, claims and proceedings may be asserted against the VIE and the VIE’s subsidiaries by third parties, including customers, suppliers, employees, business partners, governmental or regulatory bodies, competitors or other third parties, in administrative, civil or criminal investigations and proceedings.

As the VIE and the VIE’s subsidiaries entered into contractual relationship with various real estate management companies and leasing agencies, they have been and may continue to be involved in legal proceedings and assume joint liability when they provide services to the customers through the SaaS platform who are named as defendants due to various reasons including contract violations, lack of cash liquidity and bankruptcy of such business partners. In addition, the VIE and the VIE’s subsidiaries have been and may from time to time be involved in labor and employment related disputes with and subject to such claims by employees. Complaints, claims, arbitration, lawsuits, and litigations are subject to inherent uncertainties, and we are uncertain whether the foregoing claims would develop into lawsuits or regulatory penalties and other disciplinary actions.

As of the date of this prospectus, there are some ordinary routine legal proceedings incidental to the business, to which some of the VIE and the VIE’s subsidiaries is a party or of which any of their’ property is subject. We do not believe the legal proceedings are material to the business or financial conditions of the VIE and the VIE’s subsidiaries. Some of the proceedings present the same or similar legal or factual issues. The claims for damages of the proceedings, exclusive of interest and cost, on an aggregated basis, do not exceed 10 percent of the current assets of Sancai Holding, its subsidiary and the VIE and the VIE’s subsidiaries on a consolidated basis. We, the VIE and the VIE’s subsidiaries have and will continue to defend vigorously. Although it is not feasible to predict the outcome of these matters, as of the date of this prospectus, none of the legal proceedings have resulted, and we believe that they will not result, given the information currently available, in any material adverse effect on the business, financial condition or results of operations of the VIE and the VIE’s subsidiaries.

There may also be negative publicity associated with litigation that could decrease customers’ acceptance of the VIE's and the VIE’s subsidiaries services offerings, regardless of whether the allegations are valid or whether the VIE and the VIE’s subsidiaries are ultimately found liable. Lawsuits, litigations, arbitration and regulatory actions may cause us to incur substantial costs or fines, freezing of the assets, utilize a significant portion of the resources and divert management’s attention from the day-to-day operations, or materially modify or suspend the business operations, any of which could materially and adversely affect the financial condition, results of operations and business prospects of the VIE and the VIE’s subsidiaries.

After we become a publicly listed company, we may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from the business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, we may elect or be forced to pay substantial damages if we are unsuccessful in our efforts to defend against these claims, which could harm the business, financial condition and results of operations of the VIE and the VIE’s subsidiaries.

New lines of business or new products may subject the VIE and the VIE’s subsidiaries to additional risks.

From time to time, the VIE and the VIE’s subsidiaries may implement new lines of business or offer new products within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products, the VIE and the VIE’s subsidiaries may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product. Furthermore, any new line of business and/or new products could have a significant impact on the effectiveness of the system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products could have a material adverse effect on the business, results of operations and financial condition of the VIE and the VIE’s subsidiaries.

From time to time, we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt the business and adversely affect the financial results of the VIE and the VIE’s subsidiaries.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of the products and better serve the customers of the VIE and the VIE’s subsidiaries. These transactions could be material to the financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from the normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into the products;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

●	risks of entering markets in which we have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase the risk for liability;

●	failure to successfully further develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

●	potential disruptions to the ongoing businesses.

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit the business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced products or that any new or enhanced products, if developed, will achieve market acceptance or prove to be profitable.

A lack of insurance could expose us to significant costs and business disruption.

None of Sancai Holding, our subsidiaries, or the VIE or the VIE’s subsidiaries maintain any insurance to cover assets, property and potential liability of the business. The lack of insurance could leave the business inadequately protected from loss. If Sancai Holding, our subsidiaries, or the VIE or the VIE’s subsidiaries were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, the results of operations of the VIE and the VIE’s subsidiaries could be materially and adversely affected.

The VIE’s and the VIE’s subsidiaries’ operations depend on the performance of the internet infrastructure and telecommunications networks in China.

Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology, or the MIIT. The IT infrastructure is currently deployed, and the data of the VIE and the VIE’s subsidiaries is currently maintained through a customized cloud computing system. The servers are housed at third-party data centers. Such service provider may have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of the business, the VIE or the VIE’s subsidiaries may be required to upgrade the technology and infrastructure to keep up with the increasing number and variety of customer’s demands on the SaaS platform. There can be no assurance that the internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in internet usage.

The financial and operating performance of the VIE and the VIE’s subsidiaries may be adversely affected by epidemics, natural disasters and other catastrophes.

The business and financial and operating performance of the VIE or the VIE’s subsidiaries could be materially and adversely affected by the outbreak of epidemics including but not limited to the novel coronavirus (COVID-19), swine influenza, avian influenza, middle east respiratory syndrome (MERS-CoV) and severe acute respiratory syndrome (SARS-CoV).  As a result of the on-going COVID-19 pandemic, the VIE or the VIE’s subsidiaries have experienced and may continue to experience slowdown and temporary suspension in operation. Their business could be materially and adversely affected in the event that the slowdown or suspension carries for a long period of time. During such epidemic outbreak, China may adopt certain hygiene measures, including quarantining visitors from places where any of the contagious diseases were rampant. Those restrictive measures adversely affected and slowed down the national economic development during that period. Any prolonged restrictive measures in order to control the contagious disease or other adverse public health developments in China or the targeted markets may have a material and adverse effect on the business operations of the VIE or the VIE’s subsidiaries.

Similarly, natural disasters, wars (including the potential of war), terrorist activity (including threats of terrorist activity), social unrest and heightened travel security measures instituted in response, and travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect overall economic environment and may in turn have a material adverse effect on the business and results of operations of the VIE and the VIE’s subsidiaries. In addition, the VIE or the VIE’s subsidiaries may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result, their operational continuity may be adversely and materially affected, which in turn may harm the reputation of the VIE and the VIE’s subsidiaries.

We relied substantially on external accounting firm prior to the appointment of our CFO.

We engaged a third-party accounting firm to prepare our financial statements for the six months ended March 31, 2022 and the fiscal years ended September 30, 2021 and 2020. We did not have any internal personnel with substantial U.S. GAAP experience until the appointment of Ms. Yuxiu Wang as our CFO in October 2020. We will continue to rely on Ms. Wang’s expertise and knowledge in our financial reporting going forward. We have also hired some consultant and accounting staff who have U.S. GAAP experience and knowledge in October 2021 to improve our finical reporting. In the meantime, we will train our full-time accounting staff and identify and resolve complex accounting issues using U.S. GAAP, as well as provide segregation of duties within our internal control procedures to support the accurate reporting of our financial results. We may continue to recruit qualified accounting staff with sufficient U.S. GAAP experience and knowledge to join the financial reporting team. The loss of CFO and our inability to find a suitable candidate to replace the CFO may have a material adverse effect on our financial reporting.

We have identified material weaknesses in our internal control over financial reporting. If we fail to implement and maintain an effective system of internal control, we may be unable to accurately report the operating results of the VIE and the VIE’s subsidiaries, meet our reporting obligations or prevent fraud.

In preparing our consolidated financial statements for the six months ended March 31, 2022 and the years ended September 30, 2021 and 2020, our management identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, and other significant deficiencies. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified are as follows: (i) no sufficient personnel with appropriate levels of accounting knowledge and experience to address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP; (ii) ineffective oversight of our financial reporting and internal control by those charged with governance; and (iii) inadequate design of internal control over the preparation of the financial statements being audited. These material weaknesses remained as of March 31, 2022. As a result of inherent limitations, our internal control over financial reporting may not prevent or detect misstatements, errors or omissions.

To remedy our previously identified material weakness, we and the VIE have undertaken and will continue to undertake steps to strengthen our internal control over financial reporting. These measures include the following:

(i)	The VIE has hired new accounting staff and consultant with appropriate U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework.

(ii)	We and the VIE have implemented, and plan to continue to develop, an ongoing program in the form of online courses to provide sufficient and appropriate training for financial reporting and accounting personnel, especially training related to U.S. GAAP and SEC financial reporting requirements. We have also organized and will continue to organize monthly seminars to provide the team an opportunity to communicate and discuss the courses to enhance their understanding. In addition, we have developed internal policy to encourage our accounting staff to obtain U.S. CPA certification.

(iii)	We and the VIE have assigned, and plan to continue to improve, clear oversight roles and responsibilities for accounting and financial reporting staff to address accounting and financial reporting issues, especially for non-recurring and complex transactions, to ensure consolidated financial statements and related disclosures are accurate, complete and in compliance with SEC reporting requirements. Entries are made by accounting staff, approve by accounting managers and reviewed by our Chief Financial Officers.

(iv)	We and the VIE have taken steps to build and enhance an internal control function. Particularly, each department within the VIE and the VIE’s subsidiaries has built, and plan to continue improve, rules for daily operations to ensure critical risks are managed and mitigated. We have also established control matrix, narrative and flow chart to facilitate self-testing and external audit. We are in the process of standardization and documentation of our daily control activities and expect this to complete by the end of 2021. In addition, we plan to build an internal team to assess our compliance readiness under rule 13a-15 of the Exchange Act and improve overall internal control on a quarterly and annual basis.

However, such measures have not been fully implemented and we concluded that the material weakness in our internal control over financial reporting had not been remediated as of March 31, 2022. Due to the nature of the remediation process and the need to allow adequate time after implementation to evaluate and test the effectiveness of the controls, management expects the material weaknesses will be fully remediated in approximately six to nine months, and expected the cost to be approximately $160,000 annually.

In addition, once we cease to be an “emerging growth company” as such term is defined under the Jumpstart Our Business Startups Act, or JOBS Act, Section 404 of the Sarbanes-Oxley Act of 2002 and related rules promulgated by the Securities and Exchange Commission, we will be subject to Section 404 of the Sarbanes-Oxley Act of 2002, pursuant to which our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

Caibaoyun relies on a third-party supplier for the SaaS platform customization and development services. Any interruption in operations at the third-party supplier could prevent or limit their ability to meet demand for or fulfill orders of the services of the VIE and the VIE’s subsidiaries.

Caibaoyun relies on a third-party supplier for the SaaS platform customization and development services. During the six months ended March 31, 2022 and the fiscal year ended September 30, 2021, such supplier accounted for 100% of the purchases on a consolidated basis. Any significant disruption at the supplier for any reason, including regulatory requirements, the loss of certifications or approvals, technical difficulties, loss of key personnel, labor disputes, power interruptions or other infrastructure failures, fires, earthquakes, or other force of nature, or terrorist attacks, could disrupt the supply and support of the SaaS platform customization and development services and significantly harm the results of operations and financial performance.

In addition, the software development agreement between Caibaoyun and such supplier expired in October 2021. Caibaoyun and such supplier have agreed to extend the agreement until October 2022 with the same terms and are working to enter into an extension agreement. Caibaoyun may be unable to renew this agreement or find a new supplier on commercially reasonable terms. If Caibaoyun was unable or unwilling to renew at the proposed rates, finding a new supplier may involve significant expenses. Such a change may also delay the delivery of the SaaS platform customization and development services and adversely affect the operating results of the VIE and the VIE’s subsidiaries.

Risks Related to Our Public Offering and Ownership of Our Class A Ordinary Shares

The dual class structure of our Class A Ordinary Shares and Class B Ordinary Shares has the effect of concentrating voting control with our CEO, directors and their affiliates.

As of the date of this prospectus, the authorized share capital of Sancai Holding is $50,000 divided into 400,000,000 Class A Ordinary Shares with a par value of $0.0001 per share and 100,000,000 Class B Ordinary Shares with a par value of $0.0001 per share, of which 10,000,000 Class A Ordinary Shares and 1,500,000 Class B Ordinary Shares are outstanding. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all matters submitted to a vote by the shareholders. Each Class A Ordinary Share has one (1) vote and each Class B Ordinary Share has ten (10) votes. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Each Class B Ordinary Share may only be issued to Mr. Ning Wen, Mr. Lizhi He, Lizhen Tang, Mr. Zhijie Zhang and Sancai Holding’s or its subsidiaries employees or those entities of which any of its principal shareholders is an employee of Sancai Holding or its subsidiaries. Termination of such employment with Sancai Holding or its subsidiaries shall immediately result in the conversion of any and all issued and outstanding Class B Ordinary Shares held by such shareholder into the equivalent number of Class A Ordinary Shares. Upon any sale, transfer, assignment or disposition of any Class B Ordinary Share by the holder to any person or entity which is not a qualified holder of Class B Ordinary Shares, such Class B Ordinary Shares shall be automatically and immediately converted into the equivalent number of Class A Ordinary Shares. The currently Class B Ordinary Shares outstanding are beneficially owned by our Chief Executive Officer, Mr. Ning Wen, and by Mr. Lizhen Tang, a principal stockholder, and collectively represent 60% of the aggregate voting power of our currently outstanding Ordinary Shares as of the date hereof. Because of the ten-to-one voting ratio between our Class B and Class A Ordinary Shares, the holders of our Class B Ordinary Shares collectively will continue to control a majority of the combined voting power of our Class A Ordinary Shares and Class B Ordinary Shares and therefore be able to control all matters submitted to our shareholders for approval so long as the shares of Class B Ordinary Shares represent at least 52% of the voting power of all outstanding Ordinary Shares. This concentrated control will limit the ability of holders of Class A Ordinary Shares to influence corporate matters for the foreseeable future. Future transfers by holders of Class B Ordinary Shares will generally result in those shares converting to Class A Ordinary Shares. The conversion of Class B Ordinary Shares to Class A Ordinary Shares will have the effect, over time, of increasing the relative voting power of those holders of Class B Ordinary Shares who retain their shares in the long term. If, for example, Mr. Wen retains a significant portion of his holdings of Class B Ordinary Shares for an extended period of time, he could, in the future, continue to control a majority of the combined voting power of our outstanding Class A Ordinary Shares and Class B Ordinary Shares.

Our CEO has control over key decision making as a result of his control of a majority of our voting shares.

Our Founder, CEO, and our Chairman of the Board, Mr. Ning Wen, has voting rights with respect to an aggregate of 7,300,000 Ordinary Shares, on an as converted basis (6,300,000 Class A Ordinary Shares and 1,000,000 Class B Ordinary Shares), representing 65.2% of the voting power of the outstanding Class A Ordinary Shares and Class B Ordinary Shares of Sancai Holding as of the date hereof. As a result, Mr. Wen has the ability to control the outcome of matters submitted to our shareholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, Mr. Wen has the ability to control the management and affairs of Sancai Holding as a result of his position as our CEO and his ability to control the election of our directors. Additionally, in the event that Mr. Wen controls Sancai Holding at the time of his death, control may be transferred to a person or entity that he designates as his successor. As a board member and officer, Mr. Wen owes a fiduciary duty to Sancai Holding and must act in good faith in a manner he reasonably believes to be in the best interests of Sancai Holding. As a beneficial shareholder, even a controlling beneficial shareholder, Mr. Wen is entitled to vote his shares, and shares over which he has voting control as a result of voting agreements, in his own interests, which may not always be in the interests of our shareholders generally.

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt Sancai Holding from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Our directors and officers beneficially own a majority of the voting power of our outstanding Class A Ordinary Shares and Class B Ordinary Shares. Under the Rule 4350I of the Nasdaq Capital Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq Capital Market Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq Capital Market corporate governance requirements. Our status as a controlled company could cause our Class A Ordinary Share to look less attractive to certain investors or otherwise harm our trading price.

Sancai Holding is an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A Ordinary Shares less attractive to investors.

Sancai Holding is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests and, investors may find investing in our Class A Ordinary Shares less attractive.

Sancai Holding is a “foreign private issuer.” Our disclosure obligations differ from those of U.S. domestic reporting companies and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers. As a result, you will have less protection than you would have if we were a domestic issuer.

Sancai Holding is a foreign private issuer, though we follow Generally Accepted Accounting Principles (the “GAAP), we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed compensation of directors and executive officers. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.  As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

Nasdaq Listing Rule requires listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of Sancai Holding, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of Sancai Holding may decrease as a result. In addition, the Nasdaq Listing Rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. The Nasdaq Listing Rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote prior to issuance (or potential issuance) of securities (i) equaling 20% or more of the company’s common stock or voting power for less than the greater of market or book value (ii) resulting in a change of control of the company; and (iii) which is being issued pursuant to a stock option or purchase plan to be established or materially amended or other equity compensation arrangement made or materially amended. We intend to comply with the requirements of Nasdaq Listing Rules to have a board with a majority of independent directors, to appoint a nominating and corporate governance committee, and in determining whether shareholder approval is required on such matters. However, we may consider following home country practice in lieu of the requirements under Nasdaq Listing Rules with respect to certain corporate governance standards which may afford less protection to investors

Trading of our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditor in the future and as a result Nasdaq may determine not to list our securities.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or the CSRC, and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC, and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has vexed U.S. regulators in recent years.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on national securities exchange or in the over-the-counter trading market in the U.S.

On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S.

On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. There is currently no legal process under which such a co-audit may be performed in China. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. The measures in the PWG Report are presumably subject to the standard SEC rulemaking process before becoming effective. On August 10, 2020, the SEC announced that SEC Chairman had directed the SEC staff to prepare proposals in response to the PWG Report, and that the SEC was soliciting public comments and information with respect to these proposals. After we are listed on the Nasdaq Capital Market, if we fail to meet the new listing standards before the deadline specified thereunder due to factors beyond our control, we could face possible de-listing from the Nasdaq Stock Market, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, our Class A Ordinary Shares trading in the United States.

On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, SEC announced it has adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the Act from three years to two years.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, PCAOB announced the PCAOB Holding Foreign Companies Accountable Act determinations (the “PCAOB determinations”) relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law.  The SOP Agreement remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the SOP Agreement disclosed by the SEC, the PCAOB shall have sole discretion to select any audit firms for inspection or investigation and the PCAOB inspectors and investigators shall have a right to see all audit documentation without redaction. According to the PCAOB, its December 2021 determinations under the HFCA Act remain in effect. The PCAOB is required to reassess these determinations by the end of 2022. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination. However, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong, the PCAOB is likely to determine by the end of 2022 that positions taken by authorities in the PRC obstructed its ability to inspect and investigate registered public accounting firms in mainland China and Hong Kong completely, then the companies audited by those registered public accounting firms would be subject to a trading prohibition on U.S. markets pursuant to the HFCA Act.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor, BF Borgers CPA PC, the independent registered public accounting firm that issues the audit report included in this prospectus, is registered with the PCAOB and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess BF Borgers CPA PC’s compliance with applicable professional standards. BF Borgers CPA PC is headquartered in Lakewood, Colorado with additional staff located in China and has been inspected by the PCAOB on a regular basis, with the last inspection in 2021. BF Borgers CPA PC does utilized staff in China but all work is planned, reviewed and approved in Colorado and all work papers are available for review in the Lakewood, CO office and are available for PCAOB inspection at any time. Therefore, we believe that, as of the date of this prospectus, our auditor is not subject to the PCAOB determinations. However, if it were determined that the PCAOB is unable to inspect or investigate our auditor completely, the trading in our Class A Ordinary Shares would be prohibited, and as a result, Nasdaq might determine to delist our Class A Ordinary Shares. If our Class A Ordinary Shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Class A Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Class A Ordinary Shares. Additionally, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or other regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit.   Any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our Class A Ordinary Shares could be adversely affected. See also “Risk Factors - Risks Related to Doing Business in China - There are uncertainties under the PRC laws relating to the procedures for U.S. regulators to investigate and collect evidence from companies located in the PRC,”

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We have applied to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market, we cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of Nasdaq Capital Market, including those regarding minimum shareholders’ equity, minimum share price and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Class A Ordinary Share is a “penny stock,” which will require brokers trading in our Class A Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Share;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Prior to this offering, there has been no public market for our securities. The market price of our Class A Ordinary Shares may be volatile or may decline regardless of the operating performance of the VIE and the VIE’s subsidiaries, and you may not be able to resell your shares at or above the public offering price. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

Prior to this offering, there has been no public market for our securities. The public offering price for our Class A Ordinary Shares will be determined through negotiations between the Underwriter and us and may vary from the market price of our Class A Ordinary Shares following our public offering. If you purchase our Class A Ordinary Shares in our public offering, you may not be able to resell those shares at or above the public offering price. We cannot assure you that the public offering price of our Class A Ordinary Shares, or the market price following our public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our public offering. There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively smally public float after this offering, we may experience greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. Factors that may affect the market price of our Class A Ordinary Shares include:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant services or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

●	In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from the business, and adversely affect the business.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our Class A Ordinary Shares exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional shares of Class A Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

We have broad discretion in the use of the net proceeds from our public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm the business and financial condition of the VIE and the VIE’s subsidiaries. Pending their use, we may invest the net proceeds from our public offering in a manner that does not produce income or that loses value.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of the business of the VIE and the VIE’s subsidiaries, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if the market price of our Class A Ordinary Shares increases.

Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares, as the future sale of a substantial amount of outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. [●] Class A Ordinary Shares will be outstanding immediately after this offering, if the firm commitment is completed. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The public offering price of our shares is substantially higher than the pro forma net tangible book value per share of our Class A Ordinary Shares. Assuming the completion of the firm commitment offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $[●] or approximately [●]% in the pro forma net tangible book value per share from the price per share that you pay for the shares. Assuming the completion of the firm commitment offering, if you purchase Class A Ordinary Shares in this offering, you will incur immediate dilution of approximately $[●] or approximately [●]% in the pro forma net tangible book value per share from the price per share that you pay for the Class A Ordinary Shares. Accordingly, if you purchase Class A Ordinary Shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

Upon completion of this offering, we will become a public company in the United States. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and the Nasdaq Capital Market require significantly heightened corporate governance practices for public companies. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make many corporate activities more time-consuming and costly.

We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our Class A Ordinary Shares could decline.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a publicly listed company in the United States. As a publicly listed company, we will be required to file interim reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our Company and shareholders. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

Since Sancai Holding is a Cayman Islands exempted company, the rights of our shareholders may be more limited than those of shareholders of a company organized in the United States.

Sancai Holding is an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under the Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Under the laws of some jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies, such as Sancai Holding, have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors will have discretion under the second amended and restated memorandum and articles of association expected to be effective immediately prior to the completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, public shareholders of Sancai Holding may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would have as public shareholders of a public U.S. company. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because Sancai Holdings was incorporated under Cayman Islands law, the VIE and the VIE’s subsidiaries currently conduct substantially all of the operations outside the United States and some of our directors and executive officers reside outside the United States.

Sancai Holding was incorporated in the Cayman Islands and the VIE and the VIE’s subsidiaries currently conduct substantially all of the operations outside the United States through our subsidiaries. Some of our directors and executive officers reside outside the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands, PRC or in Hong Kong, in the event that you believe that your rights have been infringed under the securities laws of the United States or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, PRC and Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding the future results of operations and financial position, the business strategy and plans, and the objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

Assuming we receive gross proceeds of $15,000,000 in this offering and assuming that the Underwriter does not exercise its over-allotment option, after deducting the underwriting discount and estimated offering expenses payable by us, we expect to receive net proceeds of approximately $11,862,535 from this offering.

Offering
Gross proceeds	$15,000,000
Underwriting discounts and commissions*	$1,000,000
Underwriting non-accountable expenses (1% of gross proceeds)	$1,500,000
Miscellaneous underwriting expenses	$150,000
Other offering expenses	$487,465
Net proceeds	$11,862,535

*	8% of the public offering price on the first $10 million in gross proceeds, 4% on the second $10 million in gross proceeds and 3.5% on the remaining gross proceeds from the sale of securities in this offering.

The net proceeds from this offering will be remitted to China so that we are able to use the funds to grow the business. We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have identified the order of priorities.

Description of Use	Estimated Amount of Net Proceeds
Technology research and development	$4,000,000
Market expansion	7,000,000
Working capital	862,535
Total	$11,862,535

If the Underwriter exercise its over-allotment option in full, after deducting the underwriting discount and estimated offering expenses payable by us, we expect to receive an additional net proceeds of approximately $2,160,000. We will use the additional proceeds for working capital purposes.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiary only through loans or capital contributions and to the VIE and its subsidiaries only through loans, subject to satisfaction of applicable government registration and approval requirements.

To make capital contributions to our PRC subsidiary, Sancai WFOE, the amount of capital contribution shall be limited to the registered capital of our PRC subsidiary. However, our PRC subsidiary may increase its registered capital with the local Administration for Market Regulation (AMR) at any time. In practice, under the condition that our PRC subsidiary is prepared with complete materials, the local AMR will generally approve the application within several business days, and the local bank’s approval for the inward remittances of registered capital can be also completed within a few business days.

To make loans to our PRC subsidiary or the VIE, according to the PBOC Circular 9, the total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed an upper limit. The upper limit shall be calculated as capital or assets (for enterprises, net assets shall apply) multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter. The macro-prudential regulation parameter is currently 1, which may be adjusted by the People’s Bank of China and the State Administration of Foreign Exchange in the future, and the cross-border financing leverage ratio is 2 for enterprises. Therefore, the upper limit of the loans that a PRC company can borrow from foreign companies shall be calculated at 2 times the borrower’s net assets. When our PRC subsidiary and the VIE jointly apply for borrowing foreign debt, the upper limit of borrowing shall be 2 times of the net assets in the consolidated financial statement, and the VIE shall make a commitment to give up its application for borrowing foreign debt in its own name.

Furthermore, our PRC subsidiary, as a foreign-invested enterprise, may also choose to calculate the upper limit of foreign debt borrowing based on the surplus between the total investment in projects approved by the verifying departments and the registered capital. We can make loans to our PRC subsidiary within the range of the surplus.

We believe the offering proceeds would be available for investments in our PRC operation after completing the registration as described above. For example, if we decide to make loans to our PRC subsidiary and the VIE jointly, the loan can be in an amount of up to 2 times of the net assets in the consolidated financial statement. As of March 31, 2022, we had $4.12 million in shareholder’s equity in the consolidated financial statement. Therefore, we can make loans to our PRC subsidiary and the VIE in an amount of up to $8.24 million. However, we cannot assure you that we will be able to obtain relevant government registrations or approvals on a timely basis, or at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to Sancai WFOE, the VIE and the VIE’s subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand the business of the VIE and the VIE’s subsidiaries” and “Regulations – Regulations Relating to Foreign Exchange.”

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Class A Ordinary Shares or Class B Ordinary Shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of the business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant.

Under the Companies Act (as amended) of the Cayman Islands (the “Companies Act”), we may pay dividends out of profits or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business immediately following the dividend payment. For further information, see “Taxation — Cayman Islands Taxation.”

If we determine to pay dividends on any of our Class A Ordinary Shares or Class B Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Sancai WFOE, our indirect subsidiary in China. Dividend distributions from our PRC subsidiary to us are subject to PRC taxes, such as withholding tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China.

Current PRC regulations permit Sancai WFOE to pay dividends to Sancai HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Sancai WFOE in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if Sancai WFOE incurs debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If Sancai WFOE is unable to receive all of the revenues from the operations of Sancaijia, the VIE, through the current contractual arrangements, we may be unable to pay dividends on our Class A Ordinary Shares or Class B Ordinary Shares.

Cash dividends, if any, on our Class A Ordinary Shares or Class B Ordinary Shares will be paid in U.S. dollars. Sancai HK may be considered a non-resident enterprise for tax purposes, so that any dividends Sancai WFOE pays to Sancai HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Taxation—PRC Taxation.” In order for us to pay dividends to our shareholders, we will rely on payments made from Sancaijia to Sancai WFOE, pursuant to contractual arrangements between them, and the distribution of such payments to Sancai HK as dividends from Sancaijia. Certain payments from Sancaijia to Sancai WFOE are subject to PRC taxes, including business taxes and VAT. In addition, if Sancaijia or its subsidiaries or branches incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Sancai HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Sancai HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to Sancai HK.

See “Risk Factors — Risks Related to Doing Business in China — Sancai Holding is a holding company, and the investors will have ownership in a holding company that does not directly own any of the business operations of Sancaijia and its subsidiaries in China. We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to pay dividends to us, or any tax implications of making dividend payments to us, could have a material adverse effect on our ability to pay dividends to holders of our Class A Ordinary Shares.” See “Regulation—Regulations on Dividend Distributions.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2022 on a pro forma as adjusted basis giving effect to the completion of the firm commitment offering at an assumed public offering price of $[●] per share and to reflect the application of the proceeds after deducting the estimated placement fees. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Share Capital.”

As of March 31, 2022
	Actual (Unaudited)		(Over-allotment not exercised) (1) (Unaudited)		Pro Forma as Adjusted (Over-allotment exercised in full) (1) (Unaudited)
Shareholders’ Equity
Class A Ordinary Shares, $[●] par value, [●] shares authorized, [●] shares issued and outstanding	[●	]	[ ]		[●	]
Class B Ordinary Shares, $[●] par value, [●] shares authorized, [●] shares issued and outstanding
Additional paid-in capital	[●	]	[ ]		[●	]
Statutory reserve	[●	]	[ ]		[●	]
Retained earnings	[●	]	[ ]		[●	]
Accumulated other comprehensive loss	[●	]	[ ]		[●	]
Total shareholders’ equity	[●	]	[ ]		[●	]
Total Capitalization	[●	]	[ ]		[●	]
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	[●	]		$	[●	]

(1)	Reflects the sale of Class A Ordinary Shares in this offering at an assumed initial public offering price of $[●] per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, estimated offering expenses payable by us and advisory fees. We estimate that such net proceeds will be approximately $[●].

DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A Ordinary Shares and the pro forma as adjusted net tangible book value per Class A Ordinary Share after the offering. Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares. Our net tangible book value attributable to shareholders on March 31, 2022 was $[●] or approximately $[●] per Class A Ordinary Share. Net tangible book value per Class A Ordinary Share as of March 31, 2022 represents the amount of total assets less intangible assets and total liabilities, divided by the number of Class A Ordinary Shares outstanding.

After giving effect to the sale of [●] Class A Ordinary Shares in this offering at the assumed initial public offering price of $[●] per Class A Ordinary Share and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value on March 31, 2022 would have been $[●], or $[●] per Class A Ordinary Share. This represents an immediate increase in pro forma as adjusted net tangible book value of $[●] per Class A Ordinary Share to existing investors and immediate dilution of $[●] per Class A Ordinary Share to new investors. The following table illustrates this dilution to new investors purchasing Class A Ordinary Shares in this offering:

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing Class A Ordinary Shares based on the foregoing firm commitment offering assumptions.

	Offering Without Over-Allotment			Offering With Over-Allotment
Assumed offering price per Class A Ordinary Share	$	[●	]	$	[●	]
Net tangible book value per Class A Ordinary Share as of March 31, 2022	$	[●	]	$	[●	]
Increase in pro forma as adjusted net tangible book value per Class A Ordinary Share attributable to new investors purchasing Class A Ordinary Share in this offering	$	[●	]	$	[●	]
Pro forma as adjusted net tangible book value per Class A Ordinary Share after this offering	$	[●	]	$	[●	]
Dilution per Class A Ordinary Share to new investors in this offering	$	[●	]	$	[●	]

Each $1.00 increase (decrease) in the assumed initial public offering price of $[●] per Class A Ordinary Share would increase (decrease) our pro forma as adjusted net tangible book value as of March 31, 2022 after this offering by approximately $[●] per Class A Ordinary Share, and would increase (decrease) dilution to new investors by $[●] per ordinary share, assuming that the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the Underwriter exercise the Over-Allotment Option in full, the pro forma as adjusted net tangible book value per Class A Ordinary Share after the offering would be $[●], the increase in net tangible book value per Class A Ordinary Share to existing shareholders would be$[●], and the immediate dilution in net tangible book value per Class A Ordinary Share to new investors in this offering would be $[●].

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2022, the differences between existing shareholders and the new investors with respect to the number of Class A Ordinary Shares purchased from us, the total consideration paid and the average price per Class A Ordinary Share before deducting the estimated commissions to the Underwriter and the estimated offering expenses payable by us.

	Shares Purchased				Total Consideration					Average Price
	Amount		Percent		Amount			Percent		Per Share
FIRM COMMITMENT OFFERING
Existing shareholders (1)	[●	]	[●	]%	$	[●	]	[●	]%	$	[●	]
New investors	[●	]	[●	]%	$	[●	]	[●	]%	$	[●	]
Total	[●	]	[●	]%	$	[●	]	[●	]%	$	[●	]

(1)	Not including shares underly the Over-Allotment Option.

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at the pricing.

CORPORATE HISTORY AND STRUCTURE

The VIE commenced operations in China in 2018. In July 2019, Sancai Holding Group Ltd. was established under the laws of Cayman Islands, which became the ultimate holding company through a series of transactions. Sancai Holding Group Ltd does not have any material operation.

The following diagram illustrates our corporate structure, including our principal subsidiaries, our consolidated VIE, and our consolidated VIE’s subsidiaries as of the date of this prospectus:

Sancai Holding was incorporated on July 9, 2019 under the laws of Cayman Islands. We completed a share capital restructure in July and August 2020. As of the date of this prospectus, the authorized share capital of Sancai Holding is $50,000 divided into (i) 400,000,000 Class A Ordinary Shares and (ii) 100,000,000 Class B Ordinary Shares of which 10,000,000 Class A Ordinary Shares and 1,500,000 Class B Ordinary Shares are issued and outstanding. Sancai Holding is a holding company and is currently not actively engaging in any business. Sancai Holding’s registered office is at the Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands.

Sancai Seychelles was incorporated on December 2, 2019 under the laws of Seychelles. Sancai Seychelles is a wholly-owned subsidiary of Sancai Holding. It is a holding company and is currently not actively engaging in any business.

Sancai HK was incorporated on April 26, 2019 under the laws of Hong Kong. On December 19, 2019, Sancai Seychelles acquired 10,000 ordinary shares of Sancai HK from Mr. Ning Wen with a consideration of 10,000HKD (equivalent to approximately $1,276). Sancai HK is a wholly-owned subsidiary of Sancai Seychelles. It is a holding company and is not actively engaging in any business.

Sancai WFOE was incorporated on December 18, 2019 under the laws of PRC. Sancai WFOE is a wholly-owned subsidiary of Sancai HK. It is a holding company and is not actively engaging in any business.

Sancaijia was incorporated on November 6, 2018 under the laws of PRC, which is our variable interest entity (hereinafter referred to as “VIE”). Sancaijia mainly focuses on providing SaaS platform application services. In February 2020, Sancai WFOE entered into the VIE Agreements with Sancaijia and its shareholders that established the VIE structure. We have evaluated the guidance in FASB ASC 810 and determined that Sancai WFOE is the primary beneficiary of Sancaijia, for accounting purposes, based upon such contractual arrangements. Sancai Holding has indirect ownership in 100% of the equity in Sancai WFOE. Accordingly, under U.S. GAAP, we treat Sancaijia and its subsidiaries as consolidated affiliated entities and have consolidated their financial results in our financial statements. Sancaijia currently engages in the value-added telecommunication business, which requires specific governmental licenses and is subject to the restriction that foreign ownership shall not exceed 50% of the equity of the PRC company engaging in such business according to the latest version of the Negative List (Edition 2021) that took effect on January 1, 2022. Xi’an Dacai, Shanghai Wenxu, and Caibaoyun currently operate in businesses that are not within the categories in which foreign investment is currently restricted or prohibited. However, it is uncertain whether, in the future, Sancaijia and its subsidiaries’ current operations or any future business will be deemed to be restricted or prohibited in the “negative list”, which may be amended from time to time by MOFCOM, NDRC or other PRC governmental agencies. To illustrate, Sancaijia currently operates the value-added telecommunications services in China, which is the standard SaaS platform application services. Xi’an Miaobijia is registered to operate the value-added telecommunications services. However, Xi’an Miaobijia does not have any assets and has not begun operating as of the date of this prospectus. Sancaijia plans to promote the SaaS platform through Xi’an Miaobijia in the agriculture industry and consumer services in the future. Xi’an Dacai, Shanghai Wenxu, or Caibaoyun may decide to engage in value-added telecommunication services, which are subject to strict business licensing requirements and certain restrictions or prohibitions on foreign ownership. The VIE structure would afford Sancai Holding greater flexibility in expanding the business scope and implementing the business strategies of Sancaijia and its subsidiaries in compliance with PRC laws and regulations in the future as the business continues to expand.

Mr. Ning Wen, the Chairman of our Board of Directors and Chief Executive Officer, owns 63.0% of Sancaijia. The remaining equity ownership of the VIE is held by Lizhi He (20.0%), Lizhen Tang (13.0%) and Zhijie Zhang (4.0%). Mr. Wen also beneficially owns 6,300,000 (63.0%) and 1,000,000 (66.7%) of our outstanding Class A Ordinary Shares and Class B Ordinary Shares, respectfully, indirectly through Fancy Dream Limited. Mr. Lizhi He beneficially owns 2,000,000 (20.0%) of our outstanding Class A Ordinary Shares and none of our outstanding Class B Ordinary Shares, respectively, indirectly through Lucky Bunny Limited. Mr. Lizhen Tang beneficially owns 1,300,000 (13.0%) and 500,000 (33.3%) of our outstanding Class A Ordinary Shares and Class B Ordinary Shares, respectively, indirectly through Superexcellence Limited. Mr. Zhang beneficially owns 400,000 (4%) of our outstanding Class A Ordinary and none of our outstanding Class B Ordinary Shares, respectively, indirectly through Hippogriff Limited. Messrs. Wen, He, Tang and Zhang together collectively hold 100% of the voting power of our outstanding Ordinary Shares as of the date of this prospectus. See “Security Ownership of Certain Beneficial Owners and Management.” Mr. Lizhen Tang is an employee of Sancaijia. Messrs. Lizhi He and Zhijie Zhang have no relationship with Sancai Holding, its subsidiaries, Sancaijia or Sancaijia’s subsidiaries, or any affiliates thereof.

Sancaijia Technology was incorporated on July 11, 2019 under the laws of PRC, which is 100% owned by Sancaijia, and it promotes the SaaS platform.

Xi’an Dacai was incorporated on October 9, 2019 under the laws of PRC, which is 100% owned by Sancaijia, and it plans to provide consulting services related with products promotion to small businesses.

Shanghai Wenxu was incorporated on October 25, 2019 under the laws of PRC, which is 100% owned by Sancaijia, and it mainly focuses on providing technology support to the other subsidiaries.

Caibaoyun was incorporated on August 31, 2020 under the laws of PRC, which is 100% owned by Sancaijia, and it mainly focuses on SaaS platform customization and development services.

Xi’an Miaobijia, formerly known as Sancaijia Property Industry Service Co., Ltd., was incorporated on August 28, 2020 under the laws of PRC, which is 100% owned by Sancaijia Technology. It does not have any assets and hasn’t began operating as of the date of this prospectus. Sancaijia plans to promote the SaaS platform through Xi’an Miaobijia in the agriculture industry and consumer services in the future.

Contractual Arrangements between Sancai WFOE, Sancaijia and its Shareholders

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services and certain other businesses. Sancai Holding is a company incorporated in the Cayman Islands. Our PRC subsidiary, Sancai WFOE, is considered a foreign-invested enterprise. Sancai WFOE, Sancaijia and the shareholders of Sancaijia have entered into a series of contractual arrangements. We have evaluated the guidance in FASB ASC 810 and determined that Sancai WFOE is regarded as the primary beneficiary of Sancaijia and its subsidiaries for accounting purposes, based upon such contractual arrangements. Sancai Holding has indirect ownership in 100% of the equity in Sancai WFOE. As a result, we treat them as consolidated affiliated entities under U.S. GAAP and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP. For certain risks related to the contractual arrangements, see “Risk Factors—Risks Related to Our Corporate Structure” starting on page 31.

The following is a summary of the currently effective contractual arrangements by and among Sancai WFOE, the VIE and the shareholders of the VIE and their spouses, as applicable.

Business Operation Agreement. Pursuant to the Business Operation Agreement entered into among Sancai WFOE, Sancaijia and the shareholders of Sancaijia (hereinafter referred to individually as a “Shareholder” and collectively as the “VIE Shareholders”), dated February 25, 2020, the VIE Shareholders agreed that without the prior written consent of Sancai WFOE or any party designated by Sancai WFOE, Sancaijia shall not engage in any transaction which may have a material or adverse effect on any of its assets, businesses, employees, obligations, rights or operations (except for those occurring in the due course of business or in day-to-day business operations, or those already disclosed to Sancai WFOE and with the explicit prior written consent of Sancai WFOE). In addition, Sancaijia and the VIE Shareholders jointly agreed to accept and strictly implement any proposal made by Sancai WFOE from time to time regarding the employment and removal of Sancaijia’s employees, its day-to-day business management and the financial management system of Sancaijia. This Business Operation Agreement shall become effective upon execution by Sancai WFOE, Sancaijia and the VIE Shareholders, and shall remain valid until it is terminated by written agreement of the parties. During the term of the Business Operation Agreement, neither Sancaijia nor the VIE Shareholders may terminate the Business Operation Agreement. Sancai WFOE shall have the sole right to terminate the Business Operation Agreement at any time, provided that Sancai WFOE gives prior written notice of thirty (30) days to Sancaijia and the VIE Shareholders. In addition, Sancai WFOE, Sancaijia and the VIE Shareholders may terminate the Business Operation Agreement as they unanimously agree through negotiation.

Shareholder Voting Proxy Agreement. Pursuant to the Shareholders Voting Rights Proxy Agreement among Sancai WFOE, Sancaijia and the VIE Shareholders, dated February 25, 2020, each Shareholder irrevocably authorizes Sancai WFOE or any person(s) designated by Sancai WFOE to act as its attorney-in-fact to exercise all of its rights as a shareholder of Sancaijia, including, but not limited to, the right to convene shareholders’ meetings, vote and sign any resolution as a shareholder, appoint directors and other senior executives to be appointed and removed by the shareholder, the right to sell, transfer, pledge and dispose of all or a portion of the shares held by such shareholder, and other shareholders voting rights permitted by the articles of association of Sancaijia. Unless terminated early by the parties by written agreement, this agreement shall remain valid for ten (10) years. During the term of the Shareholders Voting Rights Proxy Agreement, unless otherwise stipulated by law, the VIE Shareholders or Sancaijia shall not early terminate this Agreement. Sancai WFOE may at any time terminate this agreement with a written notice being given to other parties thirty (30) days in advance. In addition, in the case that a Shareholder becomes the defaulting party who materially breaches any provision or materially fails to perform any obligation under this agreement, Sancai WFOE shall be entitled to terminate this agreement. Upon the expiration of this agreement, unless Sancai WFOE gives a non-renewal written notice to Sancaijia and the VIE Shareholders thirty (30) days prior to the expiration, this agreement shall be renewed automatically for successive ten (10)-year terms.

Equity Pledge Agreement. Pursuant to the Equity Pledge Agreement entered into among Sancai WFOE, Sancaijia and the VIE Shareholders, dated February 25, 2020, the VIE Shareholders agreed to pledge their 100% equity interests in Sancaijia to Sancai WFOE to secure the performance of Sancaijia’s obligations under the existing exclusive call option agreement, shareholder voting proxy agreements, exclusive technical consultation and service agreement, as amended and restated, business operation agreement and also the equity pledge agreement. If events of default defined therein occur, upon giving written notice to the VIE Shareholders, Sancai WFOE may exercise the right to enforce the pledge to the extent permitted by PRC laws. This agreement shall come into effect upon execution by each of the parties and the term of this agreement shall end upon the full performance of the Contractual Obligations or the full discharge of the Secured Liabilities defined under this agreement.

As of the date of this prospectus, all the VIE Shareholders have completed the equity pledge registration with the competent Administration for Market Regulation in accordance with the PRC Property Rights Law.

Spousal Consent Letter. Pursuant to a series of Spousal Consent Letters, executed by the spouses of the VIE Shareholders, Mr. Ning Wen, Mr. Lizhi He and Mr. Zhijie Zhang, dated February 25, 2020, the signing spouses confirmed and agreed that the equity interests of Sancaijia are the own property of their spouses and shall not constitute the community property of the couples. The spouses also irrevocably waived any potential right or interest that may be granted by operation of applicable law in connection with the equity interests of Sancaijia held by their spouses.

Exclusive Technical Consultation and Service Agreement. Pursuant to the Exclusive Technical Consultation and Service Agreement entered into between Sancai WFOE and Sancaijia dated February 25, 2020, as amended and restated on June 28, 2022, Sancai WFOE has the exclusive right to provide or designate any entity to provide with Sancaijia business support, technical and consulting services. Sancaijia agrees to pay Sancai WFOE (i) the service fees equal to the sum of 100% of Sancaijia’s net income of that year, which equals the balance of the gross income less the costs of Sancaijia acceptable to Sancai WFOE and Sancaijia, or such other amount otherwise agreed by Sancai WFOE and Sancaijia. and (ii) service fees otherwise confirmed by Sancai WFOE and Sancaijia for specific technical services and consulting services provided by Sancai WFOE in accordance with Sancaijia’s requirement from time to time. The Exclusive Consultation and Service Agreement will continue to be valid unless the written agreement is signed by all parties to terminate it or a mandatory termination is requested in accordance with applicable PRC laws and regulations. Sancai WFOE is entitled to unilaterally exercise immediate early termination of the Exclusive Technical Consultation and Service Agreement by sending a written notice to Sancaijia if any of the following events were to occur: (i) Sancaijia breaches this agreement, and within thirty (30) days after Sancai WFOE sends out a written notice of breach to Sancaijia, Sancaijia fails to rectify its breach, take sufficient, effective and timely measures to eliminate the effects of breach and compensate Sancai WFOE for any losses incurred by the breach; (ii) Sancaijia is bankrupt or is subject to any liquidation procedure and such procedure is not revoked within seven (7) days; and (iii) due to any event of force majeure, Sancaijia’s failure to perform this agreement lasts for more than twenty (20) days.

Exclusive Call Option Agreements. Pursuant to the Exclusive Call Option Agreement entered into among Sancai WFOE, Sancaijia and the VIE Shareholders dated February 25, 2020, each Shareholder has irrevocably granted Sancai WFOE an exclusive option to purchase all or part of its equity interests in Sancaijia, and Sancaijia has irrevocably granted Sancai WFOE an exclusive option to purchase all or part of its assets. With regard to the equity transfer option, the total transfer price to be paid by Sancai WFOE or any other entity or individual designated by Sancai WFOE for exercising such option shall be the capital contribution mirrored by the corresponding transferred equity in the registered capital of Sancaijia. But if the lowest price permitted by the then-effective PRC law is lower than the above capital contribution, the transfer price shall be the lowest price permitted by the PRC law. With regard to the asset purchase option, the transfer price to be paid by Sancai WFOE or any other entity or individual designated by Sancai WFOE for exercising such option shall be the lowest price permitted by the then-effective PRC law. The Exclusive Call Option Agreement shall terminate after all the Shareholder Equity and the Company Assets, which are defined under this agreement, are lawfully transferred to Sancai WFOE and/or any other entity or individual designated by Sancai WFOE pursuant to the provisions of this agreement. In addition, in the case that a Shareholder or Sancaijia becomes the defaulting party who substantially violates any agreement or substantially fails to perform or delays performance of any of the obligations under this agreement, Sancai WFOE shall be entitled to terminate this agreement.

Ricks Associated with the VIE Structure

In the opinion of Guangdong Shouzhuo Law Firm, our PRC legal counsel, the contractual arrangements among Sancai WFOE, Sancaijia and its shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of applicable PRC laws and regulations currently in effect. However, the VIE structure involves unique risks to investors. We have been advised by Guangdong Shouzhuo Law Firm, our PRC legal counsel, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. The VIE Agreements have not been tested in a court of law. The PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC legal counsel, Guangdong Shouzhuo Law Firm. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If Sancai WFOE or the VIE are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. In the event we are unable to enforce these VIE Agreements or if the PRC regulatory authorities disallow the VIE structure, we may be precluded from consolidating the financial information of Sancaijia and its subsidiaries into our financial statements for accounting purposes, which would have a material adverse effect on the financial condition and results of operations of the VIE or the VIE’s subsidiaries and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

Additionally, these VIE Agreements are less effective than direct ownership and that we may incur substantial costs to enforce the VIE Agreements. For example, Sancaijia and its shareholders could breach the VIE Agreements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of Sancaijia, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Sancaijia, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current VIE Agreements, we rely on Sancaijia and its shareholders to perform their obligations under the contracts. The shareholders of Sancaijia may not act in the best interests of our Company or may not perform their obligations under these contracts. In addition, failure of Sancaijia’s shareholders to perform certain obligations could compel us to rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective.

In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against Sancai Holding or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

See “Risk Factors—Risks Related to Our Corporate Structure—Sancai Holding is a holding company with no material operation. Sancai WFOE entered into the VIE Agreements with Sancaijia, the consolidated variable interest entity, and its shareholders that established the VIE structure. Sancaijia and its subsidiaries conduct business in China. If the PRC government deems that the VIE structure do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we would not be able to enforce the VIE Agreements and could be subject to severe penalties or be forced to relinquish our interests in those operations” and “Risk Factors — Risks Related to Doing Business in China — The rules and regulations and the enforcement thereof in China can change quickly with little advance notice. The Chinese government recently promulgated a number of laws, regulations and policies that focus on tightening oversight of data security and overseas equity fundraising and listing by Chinese companies. Such uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us. The Chinese government may intervene or influence the operations of the VIE or the VIE’s subsidiaries at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in the operations of the VIE and the VIE’s subsidiaries and in the value of our Class A Ordinary Shares or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect us.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “risk factors.” All amounts included herein with respect to the six months ended march 31, 2022 and 2021 are derived from our unaudited consolidated financial statements (“interim financial statements”) included elsewhere in this prospectus. All amounts included herein with respect to the fiscal years ended September 30, 2021 and 2020 are derived from our audited consolidated financial statements (“annual financial statements”) included elsewhere in this prospectus. The annual financial statements has been prepared in accordance with U.S. Generally accepted accounting principles, or U.S. GAAP.

Overview

Sancai Holding is an exempted company with limited liabilities incorporated on July 9, 2019 in the Cayman Islands. Sancai Holding is a holding company and does not have any significant assets or operation.

Sancaijia and Sancaijia’s subsidiaries are the operating entities. Sancaijia was established in Xi’an, Shaanxi Province, China. Sancaijia was incorporated on November 6, 2018 under the laws of PRC. Sancaijia provides digitalization solutions through standard software-as-a-service (“SaaS”) platform for small businesses. Mr. Ning Wen, the Chairman of the Board of Directors and Chief Executive Officer of Sancai Holding, owns 63.0% equity of Sancaijia. The remaining equity of Sancaijia is beneficially owned by Lizhi He (20.0%), Lizhen Tang (13.0%) and Zhijie Zhang (4.0%).

Due to PRC legal restrictions on foreign ownership in the value-added telecommunication services, which is included in the registered business scopes of Sancaijia and its subsidiary Xi’an Miaobijia, Sancai Holding is not eligible to hold direct or indirect equity interest in Sancaijia. Sancai WFOE, an indirect subsidiary of Sancai Holding, has entered into certain contractual arrangements with Sancaijia and the shareholders of Sancaijia. Some subsidiaries of the VIE currently operate certain businesses which are not within the categories in which foreign investment is currently restricted or prohibited.

In February 2020, Sancai WFOE entered into a series of contractual arrangements with Sancaijia and its shareholders. The contractual arrangements consist of the business operation agreement, shareholder voting proxy agreement, equity pledge agreement, exclusive technical consultation and service agreement as amended and restated on June 28, 2022, exclusive call option agreement and spousal consent letters (the “VIE Agreements”). We have evaluated the guidance in FASB ASC 810 and determined that Sancai WFOE is considered the primary beneficiary of Sancaijia and its subsidiaries, for accounting purposes, based upon such contractual arrangements. Sancai Holding has indirect ownership in 100% of the equity in Sancai WFOE. Accordingly, under U.S. GAAP, we treat Sancaijia and its subsidiaries as our consolidated affiliated entities and we have consolidated the assets, liabilities, revenues, expenses and cash flows that are directly attributable to Sancaijia and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP. The VIE structure affords great flexibility in carrying out the business and implementing the business strategies of Sancaijia and its subsidiaries. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. The VIE structure involves unique risks to investors in Sancai Holding where Sancai Holding could instead have equity ownership. Uncertainties exist as to our ability to enforce the VIE Agreements. The VIE Agreements have not been tested in a court of law. The Chinese regulatory authorities could disallow our structure, which could result in a material change in the operations of the VIE and the VIE’s subsidiaries and the value of our securities could decline or become worthless. For a description of our corporate structure and VIE Agreements, see “Corporate History and Structure” starting on page 74. For certain risks related to the contractual arrangements, see “Risk Factors—Risks Related to Our Corporate Structure” starting on page 31.

Discussions of the business in this prospectus relates to the business and operations of Sancaijia, the VIE, and its subsidiaries. However, investors in our Class A Ordinary Shares should be aware that they are purchasing equity in Sancai Holding, the Caymans Islands holding company, which does not own any equity interest in Sancaijia.

Prior to December 2020, Sancai Real Estate Management Co., Ltd., a then fully owned subsidiary of Sancaijia, engaged in the distribution of smart locks for residential properties and offices as an added value for the corporate clients that subscribe to the SaaS platform application. Sancai Real Estate Management Co., Ltd. also leased residential properties from individual property owners on a long-term basis, renovated and furnished such properties in a clean and modern manner, and rented them out to individual tenants.

On December 10, 2020, Sancaijia entered into an equity transfer agreement, which was closed on December 28, 2020, to sell 100% of the equity interest it held in Sancai Real Estate Management Co., Ltd. to Sancai Group Co., Ltd., a former related party of Sancai Holding, for a total of approximately $3.42 million (RMB 22.33 million). Mr. Ning Wen, the Chairman of the Board of Directors and Chief Executive Officer of Sancai Holding, was the legal representative and a majority shareholder of Sancai Group Co., Ltd. As the VIE shifted its operating strategy to focus on SaaS platform development and related technical service, on December 8, 2020, Mr. Ning Wen sold his all of his ownership interest of Sancai Group Co., Ltd. to a non-related party and resigned as legal representative. Since then, Sancai Group Co., Ltd. has been controlled by a non-related party. As of December 28, 2020, the net book value of Sancai Real Estate Management Co., Ltd. was $3.12 million. We recorded a gain from the disposal of discontinued operation of $0.30 million for the fiscal year ended September 30, 2021.

As a result, the rental property subleasing business and distribution of smart locks were discontinued as of December 2020.  In accordance with ASC Topic 205, Presentation of Financial Statement Discontinued Operations (“ASC Topic 205”), we presented the operating results from the rental property subleasing business and distribution of smart locks as a discontinued operation. Revenue from discontinued operation was $0.87 million and $9.14 million (restated) for the fiscal year ended September 30, 2021 and September 30, 2020, respectively.

Sancaijia and its subsidiaries provide the followings two services to its customers:

Standard SaaS Platform Application Service

The standard SaaS platform application services provide digitalization solutions for small businesses. Sancaijia built a mobile and computer management solution system that enables business owners to manage and monitor their operations via mobile phones. The standard SaaS platform application services currently offer the following functions: customer acquisition, transaction, settlement, customer management, employee management, data analysis and supply chain services for the duration of the contract period, which is usually a year. As the business develops and the application industries grows, Sancaijia is remodeling the SaaS platform application to meet the needs of business owners in different industries, especially in the agriculture industry and consumer services. Sancaijia plans to use the current research and development staff and does not expect to increase its research and development expense. Sancaijia typically charges a 3% to 5% fee on the transaction settlement amount, between the businesses Sancaijia serve and their customers, which are completed on the SaaS platform.

The transaction settlement amount completed through the SaaS platform is an indicator that Sancaijia uses to monitor the operating results because the revenue from standard SaaS platform application services is based on the transaction settlement amount completed through the SaaS platform. Transaction settlement amount is defined as the funds that are transferred to the customers, who use SaaS platform to sell services or goods. These funds are received from its clients for the specific amount of the sales from the acceptance of the transactions. Sancaijia typically charge a 3% to 5% fee on the transaction settlement amounts completed through the SaaS platform. The fee is recorded as revenue. Sancaijia’s obligation for the SaaS Platform Application services is to provide the SaaS platform and related technical support to the customers during the contract period. The contract period with the customers is usually 12 months, and the contract service period will be automatically extended for another 12 months once a transaction is processed on the SaaS platform, therefore we recognize the revenue during the 12 moths period after the transaction is processed.

Transaction settlement amount is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular industries, salesmen performance, industry growth or decline and is useful to investors in evaluating overall Company performance. The use of the transaction settlement amount is not a measure that is recognized under GAAP and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales.

During the fiscal year 2020, the transaction settlement amount from the SaaS platform application service was $212.36 million. The total fees charged on the transaction settlement amount was $7.07 million. We recognized $3.65 million as revenue, and $3.42 million as contract liabilities. In addition, the contract liabilities of $3.42 million as of September 30, 2020 was fully recognized as revenue as $3.58 million due to the change in exchange rate. During fiscal year 2021, the transaction amount settled though SaaS platform decreased by $204.34 million, from $212.36 million for the fiscal year 2020 to $8.02 million for the fiscal year 2021. in fiscal year 2022. During the six months ended March 31, 2022 and during the period from April 1, 2022 to the date of this prospectus, no transactions were settled through SaaS platform and there was no revenue from the standard SaaS platform application services. Revenue from SaaS Platform standard service was $2.83 million for the six months ended March 31, 2021, which was mainly from rental property leasing transactions.  The decrease in revenue from SaaS platform standard services was mainly due to the impact of the Covid-19 pandemic. The restrictions on travel and lockdowns have reduced the travel and migration of people, which reduced the market demand of house rental in China. Many of the customers of the VIE and its subsidiaries are property leasing companies and agents and do not actual own the rental properties. The decrease in the demand for rental housing resulted in decrease of such customers’ revenue while their costs associated with employees and rental and maintenance of the property remain. Many of customers of the VIE and its subsidiaries and other the property leasing companies and agents in China went out of business in 2020 and 2021. Because the transactions processed through the SaaS platform decreased, Sancaijia decided that it was not economic to continue promoting the SaaS platform services in the real estate rental industry and reduced the promotion of the SaaS platform standard service in the rental property leasing industry at the beginning of 2021. As there were no contract liabilities as of September 30, 2021 or March 31, 2022, Sancaijia does not expect any revenue from unrealized SaaS platform standard services in fiscal year 2022. Sancaijia’s and Sancaijia’s subsidiaries’ revenue and profitability currently solely relies on the SaaS platform customization and development service. The revenue and profitability may reduce further if Sancaijia and Sancaijia’s subsidiaries cannot increase the sales from the SaaS platform customization and development services or apply the SaaS Platform standard services to different industries.

We amortize the SaaS Platform service revenue throughout the contract period from the date of the transaction. Revenue from standard SaaS Platform Application service was $3.83 million and $3.65 million (restated) for the fiscal year ended September 30, 2021 and September 30, 2020, respectively.

Sancaijia and its subsidiaries incurs research and development expenses to update the SaaS platform. The research and development expenses were $0.08 million for the six months ended March 31, 2022, a decrease of $0.86 million, or 91.02%, as compared to $0.94 million for the same period of last fiscal year. The research and development expenses decreased from $3.14 million (restated) in fiscal year 2020 to $1.08 million in fiscal year 2021. The decrease was mainly due to the decrease in the research and development staff and therefore the decrease in the compensation and benefit expenses relating to the research and development personnel. Sancaijia and its subsidiaries do not currently have plan to increase the research and development staff we expect that research and development expenses will remain stable in the near future.

In an effort to mitigate the impact of the Covid-19 pandemic in the real estate leasing industry, Sancaijia has accelerated the development of SaaS platform in other industries, especially in the agriculture industry and related consumer services, to diversify the source of revenue. Sancaijia is currently remodeling the SaaS platform application and plans to promote the SaaS platform application through Xi’an Miaobijia. The implementation of this strategy may take some time. Sancaijia is taking a cautious approach to any economic development and monitoring market condition.

Sancaijia has substantially completed the development of the SaaS platform application for the agriculture industry, including designing and coding, etc. Sancaijia and its subsidiaries have completed the preliminary tests based on simulated business data. Further changes will be made accordingly to the actual operating conditions and the expectations and demands from future customers. The current development stage does not require heavy research and development investment, so the decrease in research and development staff will not impact the progress. Once Sancaijia launches the marketing of the SaaS platform application in the agriculture industry, Sancaijia expects the research and development and marketing costs to increase. Sancaijia has not started marketing the SaaS platform application in the agriculture industry and plans to continue observing the development of the COVID-19 pandemic and China’s “Zero-Covid” policy because the frequent outbreaks of the COVID-19 pandemic in China have impacted and will continue to impact the transportation and sales of agricultural products in China. The agriculture industry relies heavily on logistics. Small to medium business in the agriculture industry are especially sensitive to increase in costs.

Nevertheless, recently, China has eased oversea visitors’ travel restrictions, reducing the required quarantine days from 14 days centralized quarantine and 7 days home quarantine to 7 days centralized quarantine and 3 days home quarantine and allowing people who hold APEC business travel cards and student visas to travel to China. According to the Chinese National Health Commission, as of August 9, 2022, 89.96% of the Chinese population have taken a full course of Covid-19 vaccines. On February 11, 2022, the Chinese State Food and Drug Administration approved the importation of Pfizer's Covid-19 treatment drug naimatevir tablets/ritonavir with conditions. Experts at the Academician of Chinese Academy of Sciences of Lanzhou University of China forecasted that Covid-19 pandemic would be to be under control in China by November 2023. Sancaijia expects to apply the system in agriculture industry in 2023 once the COVID-19 pandemic is under control. In addition, Sancaijia and its subsidiaries have made use of the existing SaaS platform technology and research and development capabilities and experience and focused on SaaS platform customization and development to maintain profitability. However, it is difficult to predict the development of the COVID-19 pandemic. Sancaijia cannot provide a specific timeframe for when it expects any substantial contribution to Sancaijia's revenues from the application of the SaaS platform in the agriculture industry. For a detailed discussion, see “– Impact of the Covid-19 Pandemic” on page 83.

SaaS Platform Customization and Development

Sancaijia, Sancaijia Technology and Caibaoyun also provide customization and development services according to the requirements of the customers. During the six months ended March 31, 2022 and fiscal year 2021, revenue from customization and development services were mainly from Caibaoyun. The design team listens to a customers’ needs and designs the software that best fits the customer’s business. Caibaoyun works with a third-party service provider, Xi'an RenLiRen Information Technology Service Co., Ltd., for the coding of such software. Caibaoyun has entered into a software development agreement with such service provider, pursuant to which Caibaoyun will own all rights to the intellectual property in all products developed by the service provider and the service provider shall not re-develop, sell, lease, pledge, license or otherwise copy, disclose or authorize any other parties without Caibaoyun’s authorization. Caibaoyun will negotiate the price with the supplier and provide the requirements for the projects. Upon delivery of the software, Caibaoyun or its customers shall decide whether to accept the delivery, and once accepted, Caibaoyun or its customers cannot request a refund. The supplier shall resolve any problem through software updates and is not responsible for problems caused by unintentional software error. The supplier is responsible, however, for Caibaoyun’s loss if caused by the supplier’s malicious behavior. If the software provided by the supplier is accused of an infringement by a third party, the supplier shall be responsible and shall bear all expenses in the process. If Caibaoyun fails to make payments at agreed time, Caibaoyun shall pay damages to the supplier at 0.1% of the total amount of such late payment. If the payment is late for more than 15 days or if Caibaoyun fails to perform its obligation under the agreement without reasons, the supplier has the right to unilaterally terminate the agreement and any loss caused by such termination shall be borne by Caibaoyun. If the supplier fails to perform its obligation under the agreement without reasons, the supplier shall pay damages to Caibaoyun at 0.1% of the total amount of such project(s), and if such damages payment is late for more than 15 days, Caibaoyun has the right to unilaterally terminate the agreement and any loss caused by such termination shall be borne by the supplier. Either party can terminate the agreement if the other party engages in illegal activities. The software development agreement expired in October 2021. Caibaoyun and the service provider have agreed to extend the agreement until October 2022 with the same terms and are working to enter into an extension agreement. Pursuant to the supplement agreement that Caibaoyun signed with the service provider dated October 21, 2021, because Caibaoyun and the service provider did not terminate the agreement before the initial term expires, the agreement was automatically extended for another 12 months, until October 2023. During the six months ended March 31, 2022 and fiscal year ended September 30, 2021, the service provider accounted for 100% of the purchases. See “Risk Factor – Risks Related to the Business and Industry – Caibaoyun relies on a third-party supplier for the SaaS platform customization and development services. Any interruption in operations at the third-party supplier could prevent or limit their ability to meet demand for or fulfill orders of the service of the VIE and the VIE’s subsidiaries.”

Customers are charged a one-time customization fee. Certain customers can request warranty services to be performed for certain customization and development services the VIE and the VIE’s subsidiaries provide. The warranty services fee is typically at an amount equal to less than 10% of the customization fee. These services are mainly considered as a separate performance obligation. The customization fee and warranty services fee are based on the services provided and are negotiated on a case-by-case basis. The revenue for the one-time customization fee is recognized on delivery and customer acceptance. The warranty services fee amortized over the contract period.

For the SaaS platform customization and development services, the number of customers which the VIE and the VIE’s subsidiaries provide customization services to and the dollar amount of each order are indicators of the operating results of the VIE and the VIE’s subsidiaries. The VIE and the VIE’s subsidiaries define their customers as parties who signed the customization and development services with them and agreed to the services terms provided by the VIE and the VIE’s subsidiaries in exchange for the promise to pay for the services. As the sales people of the VIE and the VIE’s subsidiaries do not know the potential order amount before they approach their customers, management monitors the number of customers that the sales people obtain orders from as an indicator of the company’s performance. Depending on the scope of services each customers purchases from the VIE and the VIE’s subsidiaries, customers may be charged different service fees, which is another indicator of the operating results of the VIE and the VIE’s subsidiaries. The VIE and the VIE’s subsidiaries encourage the sales staff to develop more customers to improve the operating results. The VIE and the VIE’s subsidiaries started this service in October 2020 and did not have any customers of the SaaS platform customization and development services for the fiscal year ended September 30, 2020. The VIE and the VIE’s subsidiaries served 31, 29 and 43 customers for the six months ended March 31, 2022, for the six months ended March 31, 2021 and for the fiscal year ended September 30, 2021, respectively. Due to the nature of our business, our customers usually do not have repeat orders. VIE and the VIE’s subsidiaries do not monitor any retention measures related to the SaaS customization customers.

Revenue from SaaS platform customization and development services was $4.06 million and $nil for the fiscal year ended September 30, 2021 and September 30, 2020, respectively. Revenue from SaaS platform customization and development services was $1.88 million for the six months ended March 31, 2022, an increase of 11%, as compared to $1.69 million for the same period of last fiscal year. We had three customers, each accounted 16.76%, 11.84% and 10.89% of our total revenue, respectively, for the six months ended March 31, 2022.The increase in the revenue from SaaS platform customization and development services was mainly due to an increase in demand for our products in the market. The COVID-19 pandemic has led to a surge in e-commerce and accelerated digital transformation in China. On-line management and online operations have become an operation model for some small and medium-sized companies in China. In addition, the sales force of Sancaijia, Sancaijia Technology and Caibaoyun are more experienced in capturing these opportunities.

Key Factors Affecting the Results of Operation

We believe that the operating and business performance of the VIE and the VIE’s subsidiaries is driven by various factors that affect the SaaS industries, including trends affecting the industries that the VIE and the VIE’s subsidiaries serve and trends affecting the development of eth SaaS platform as well as general macroeconomic factors. Key factors that may affect the future performance include:

●	Investments in technology advancement. The results of operations are affected by investment in technology. The VIE and the VIE’s subsidiaries has utilized big data, artificial intelligence (AI), mobile internet and location based services (LBS) in the SaaS platform. In recent years, the VIE and the VIE’s subsidiaries witnessed many technological advancements in China which may help us improve the existing functions in the SaaS platform further and create new services which further allows us to expand our market segments. The VIE and the VIE’s subsidiaries will continue to invest in technology, which will improve the ability to respond to changing market demands and control the costs, and in turn significantly affect the results of operations of the VIE and the VIE’s subsidiaries.

●	Ability to compete effectively and execute the strategies successfully. The SaaS industry in China is very competitive. The customers of the VIE and the VIE’s subsidiaries are involved in a wide variety of industries, including construction, labor management, entertainment, property management and so on. etc. Results of operations are affected by the ability to maintain the competitive advantages and execute the strategies successfully.

●	General and regional economic conditions. The business depends substantially on the financial performance of the customers of the VIE and the VIE’s subsidiaries, most of whom in turn depend on the general and regional economic conditions in China.

Impact of the COVID-19 Pandemic

On January 30, 2020, the World Health Organization declared the outbreak of the corona-virus disease (COVID-19) a “Public Health Emergency of International Concern,” and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic.”

Revenue from SaaS platform standard service during the fiscal year 2021 and 2020 was mainly from rental property leasing transactions. The customers of SaaS platform are corporate customers, mainly located in Xi'an, Shenzhen, Beijing, Shanghai, Chongqing, and cities in Hainan and Henan province, who rent their individual clients’ properties across China, which are entrusted to such corporate customers for management, to tenants through the SaaS platform. The number of new leasing transactions decreased in the first calendar quarter of 2020 (corresponding with the second fiscal quarter for fiscal year 2020) as an immediate result of the lockdowns and travel restrictions in China in response to the COVID-19 pandemic. In the second calendar quarter of 2020 (corresponding with the third fiscal quarter for fiscal year 2020), as many cities eased the travel restrictions, the trading volume temporarily rebounded and increased. However, the frequent outbreak of the pandemic in many areas of China has caused the authorities to implement numerous measures in the third calendar quarter of 2020 (corresponding with the fourth fiscal quarter for fiscal year 2020) to try to contain the disease and slow its spread. These include travel bans and restrictions, quarantines, shelter-in-place orders, shutdowns and temporary lockdown of cities. The impact of the COVID-19 pandemic become apparent after such additional measures were taken during the third calendar quarter of 2020 (corresponding with the fourth fiscal quarter for fiscal year 2020) and such impact continued until today. Many cities have experienced lockdowns from time to time. The lockdowns might have been placed on a small population of people at a time, but inter-city and inter-province travelling have also been monitored and controlled, which affect almost all people across China. Based on the research conducted by rental agency in China, the rental demand of migrant population usually accounts for more than 50% of the rental market, which is the mainstream of market demand. The restrictions on travel and lockdowns have reduced the travel and migration of people, which reduced the market demand of house rental in China. The COVID-19 pandemic also changed people's lifestyle and spending habits. In addition, increase in wages, maintenance on empty rental houses and rental expenses, and caused many real estate leasing companies in China to shut down. Recently, there were many Covid-19 outbreaks cross the mainland of China. China’s “Zero-Covid” policy mainly relies on mass testing, snap lockdowns and border curbs which has caused ad-hoc disruption to logistics and increase in costs of transportation and warehousing. Recently, new COVID-19 cases were detected across China, Xi’an was lockdown from December 22, 2021 to January 24, 2022. All the residents were required to quarantine at home and were not allowed to leave their homes. New rounds of mass testing have also been conducted in cities across China. Many of the customers of the VIE and its subsidiaries are property leasing companies and agents and do not actual own the rental properties. The decrease in the demand for rental housing resulted in decrease of such customers’ revenue while their costs associated with employees and rental and maintenance of the property remain. Many of customers of the VIE and its subsidiaries and other the property leasing companies and agents in China went out of business in 2020 and 2021.

The business operations and financial condition of the VIE and the VIE’s subsidiaries have been materially and adversely affected as a result of the deteriorating market outlook, the slowdown in regional and national economic growth, weakened liquidity and financial conditions of the customers or other factors that we cannot foresee. As the VIE and the VIE’s subsidiaries used to mainly promote the SaaS platform standard services in the rental property leasing industry and because the transactions processed through the platform decreased, and the revenue from the SaaS platform standard services decreased, which significantly impacted the business of the VIE and the VIE’s subsidiaries. During fiscal year 2021, the transaction amount settled though SaaS platform decreased by $204.34 million, from $212.36 million for the fiscal year 2020 to $8.02 million for the fiscal year 2021. Revenue from SaaS Platform standard service for fiscal year 2021 was mainly from contract liabilities recorded in fiscal year 2020 for unrealized revenue. There were no transactions processed through the SaaS platform after December 2020. During the six months ended March 31, 2022 and during the period from April 1, 2022 to the date of this prospectus, no transactions were settled through SaaS platform and there was no revenue from the standard SaaS platform application services. As there were no contract liabilities as of September 30, 2021 or March 31, 2022, Sancaijia does not expect any revenue from unrealized SaaS platform standard services in fiscal year 2022. The VIE and its subsidiaries believe that the “Zero-Covid” policy and the snap lockdowns will continue to have a negative impact on migration, tourism and travel and the real estate rental industry. In addition, because the transactions processed through the SaaS platform decreased, Sancaijia decided in that it was not economic to continue promoting the SaaS platform services in the real estate rental industry and reduced the promotion of the SaaS platform standard service in the rental property leasing industry at the beginning of 2021. The VIE and its subsidiaries are carefully exploring new industries for the application of SaaS platform. The continuation of any of these factors and other factors beyond our control could have any additional adverse effect on the overall business environment, cause uncertainties in the regions where the VIE and the VIE’s subsidiaries conduct business, cause the business to suffer in ways that we cannot predict and materially and adversely impact the business, financial condition and results of operations of the VIE and its subsidiaries.

The VIE and the VIE’s subsidiaries have made and are continuing to make efforts to improve the quality of service to the customers. During the lock down period, The VIE and the VIE’s subsidiaries encouraged employees to work at home to ensure their safety. As the travel restrictions continue, in an effort to mitigate the impact of the Covid-19 pandemic in the real estate leasing industry, Sancaijia has accelerated the development of SaaS platform in other industries, especially in the agriculture industry and related consumer services, to diversify the source of revenue. Sancaijia has substantially completed the development of the SaaS platform application for the agriculture industry, including designing and coding, etc. Sancaijia and its subsidiaries have completed the preliminary tests based on simulated business data. Further changes will be made accordingly to the actual operating conditions and the expectations and demands from future customers. The current development stage does not require heavy research and development investment, so the decrease in research and development staff will not impact the progress. Once Sancaijia launches the marketing of the SaaS platform application in the agriculture industry, Sancaijia expects the research and development and marketing costs to increase. Sancaijia has not started marketing the SaaS platform application in the agriculture industry and plans to continue observing the development of the COVID-19 pandemic and China’s “Zero-Covid” policy because the frequent outbreaks of the COVID-19 pandemic in China have impacted and will continue to impact the transportation and sales of agricultural products in China. The agriculture industry relies heavily on logistics. Small to medium business in the agriculture industry are especially sensitive to increase in costs.

Nevertheless, recently, China has eased oversea visitors’ travel restrictions, reducing the required quarantine days from 14 days centralized quarantine and 7 days home quarantine to 7 days centralized quarantine and 3 days home quarantine and allowing people who hold APEC business travel cards and student visas to travel to China. According to the Chinese National Health Commission, as of August 9, 2022, 89.96% of the Chinese population have taken a full course of Covid-19 vaccines. On February 11, 2022, the Chinese State Food and Drug Administration approved the importation of Pfizer's Covid-19 treatment drug naimatevir tablets/ritonavir with conditions. Experts at the Academician of Chinese Academy of Sciences of Lanzhou University of China forecasted that Covid-19 pandemic would be to be under control in China by November 2023. Sancaijia expects to apply the system in agriculture industry in 2023 once the COVID-19 pandemic is under control. In addition, Sancaijia and its subsidiaries have made use of the existing SaaS platform technology and research and development capabilities and experience and focused on SaaS platform customization and development to maintain profitability. However, it is difficult to predict the development of the COVID-19 pandemic. Sancaijia cannot provide a specific timeframe for when it expects any substantial contribution to Sancaijia's revenues from the application of the SaaS platform in the agriculture industry. As Sancaijia does not expect any revenue from the SaaS platform standard service in the near future, Sancaijia’s revenue and profitability currently solely relies on Sancaijia’s SaaS platform customization and development service. The revenue and profitability may reduce further if Sancaijia cannot increase the sales from the SaaS platform customization and development services or apply the SaaS Platform standard services to different industries. The extent to which the COVID-19 pandemic impacts the results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 pandemic and the actions to contain or treat its impact, among others.

Results of Operations

Comparison of Six Months Ended March 31, 2022 and 2021

Revenue

The following table presents the consolidated revenues for the main services for the six months ended March 31, 2022 and March 31, 2021, respectively:

	Six Months ended March 31,		% of
	2022	2021	Change
SaaS Platform standard service	$-	$2,829,655	(100)%
SaaS Customization and Development service	1,875,175	1,690,037	10.95%
Total	$1,875,175	$4,519,692	(58.51)%

The total revenue was $1.88 million for the six months ended March 31, 2022, a decrease of $2.64 million, or 58.51%, as compared to $4.52 million as compared to the same period of last fiscal year. The decrease in the revenue was mainly due to a decrease in SaaS Platform standard service, which was partially offset by an increase in revenue from the SAAS customization and development services, which is a new service that the VIE and the VIE’s subsidiaries started to provide to the customers in October 2020.

The VIE and the VIE’s subsidiaries did not generate any revenue from SaaS Platform standard service during the six months ended March 31, 2022. Revenue from SaaS Platform standard service was $2.83 million for the six months ended March 31, 2021, which was mainly from rental property leasing transactions.  In the past two years, the COVID-19 pandemic caused disruption to the housing leasing industry in China.  Many of the customers of the VIE and its subsidiaries are property leasing companies and agents and do not actual own the rental properties. The decrease in the demand for rental housing resulted in decrease of such customers’ revenue while their costs associated with employees and rental and maintenance of the property remain. Many of customers of the VIE and its subsidiaries and other the property leasing companies and agents in China went out of business in 2020 and 2021. The VIE and its subsidiaries believe that the “Zero-Covid” policy and the snap lockdowns will continue to have a negative impact on migration, tourism and travel and the real estate rental industry. In addition, because the transactions processed through the SaaS platform decreased, Sancaijia decided in that it was not economic to continue promoting the SaaS platform services in the real estate rental industry and reduced the promotion of SaaS platform standard service in the rental property leasing industry. Sancaijia adopted a new strategy to promote the SaaS platform in different industries, especially in the agriculture industry and consumer services, to diversify the source of revenue. However, there was an outbreak of omicron in many cities in China in the past few months. Many cities in China were temporarily locked down, and normal business was seriously interrupted. This caused a delay in the execution of the strategy for the promotion of SaaS Platform standard services.

The VIE and the VIE’s subsidiaries consider the major customers in each period to be those that accounted for more than 10% of total revenue in such period. The VIE and the VIE’s subsidiaries had three and one such major customer, who accounted for 39.49% and 54.55% of total revenue for six months ended March 31, 2022 and March 31, 2021, respectively. Revenue from three major customers for the six months ended March 31, 2022 were from the SaaS Customization and Development service, and revenue from one major customers for six months ended March 31, 2021 were from the SaaS Platform standard service.

Overall Gross Margin

Overall gross margin as a percentage of revenue was 43.44% for the six months ended March 31, 2022, a decrease of 24.93% compared to 68.37% during the same period of last fiscal year. The decrease in gross margin as a percentage of revenue was mainly attributable to the decrease in revenue from SaaS Platform standard service, which has a higher gross margin. In terms of dollar value, the overall gross profit was $0.82 million for the six months ended March 31, 2022, a decrease of $2.27 million, or 73.46%, compared to $3.09 million for the same period of fiscal year 2021.

Overall gross margin as a percentage of revenue for the SaaS Platform standard service was 91.59 % for the six months ended March 31, 2021.

Overall gross margin as a percentage of revenue for the SaaS Customization and Development service was 43.44% for the six months ended March 31, 2022, as compared to 29.49% for the same period of last fiscal year. The cost of revenue for the customization and service is consisted of the fees that the VIE and the VIE’s subsidiaries paid to the outsourced technology service provider, which is negotiated on a case-to-case basis. The gross margin varies based on the job obligation and the negotiation.

Operating Expenses

Operating expenses for the six months ended March 31, 2022 and 2021 were as follows:

	For the Six Months Ended March 31,		% of
	2022	2021	Change
Operating expenses:
Selling and marketing expenses	$340,501	$380,873	(10.60)%
General and administrative expenses	392,368	713,637	(45.02)%
Research and development	84,539	941,324	(91.02)%
Total operating expenses	$817,408	$2,035,834	(59.85)%

Selling and marketing expenses was $0.34 million for the six months ended March 31, 2022, a decrease of $0.04 million, as compared to $0.38 million for the same period of last fiscal year. The selling and marketing expenses were primarily promotion expenses related with SAAS customization and development services.

General and administrative expenses decreased by $0.32 million, or 45.02%, from $0.71 million for the six months ended March 31, 2021, to $0.39 million for the six months ended March 31, 2022, which was primarily due to the disposal of Sancai Real Estate Management Co., Ltd.’s and its subsidiaries, which was closed on December 28, 2020. There was a decrease in wages for administrative personnel as a result of a decrease in employee headcount.

The VIE and the VIE’s subsidiaries incurred research and development expenses to develop SaaS platform. Research and development expenses primarily consisted of compensation and benefit expenses relating to the research and development personnel as well as server upgrading fees, and other expenses relating to the R&D activities. The research and development expenses were $0.08 million for the six months ended March 31, 2022, a decrease of $0.86 million, or 91.02%, compared to $0.94 million as compared to the same period of last fiscal year. The decrease in research and development expenses during the six months ended March 31, 2022 was mainly due to the decrease in the R&D staff and therefore the decrease in the compensation and benefit expenses relating to the research and development personnel. The VIE and the VIE’s subsidiaries expect the R&D expenses to remain stable in the near future.

Income/loss from Operations

Loss from operations was $2,823 for the six months ended March 31, 2022, an increase of $1.06 million, as compared to an income from operations of $1.05 million in fiscal year 2020, which was mainly due to a decrease in revenue as discussed previously.

Other Expenses (income), Net

Other income increased by $0.07 million to $0.06 million for the six months ended March 31, 2022, as compared to other expenses of $9,777 for the same period of last fiscal year. The increase in other income for the six months ended March 31, 2022 was mainly due to an increase of $0.04 million in interest income and an increase of $0.02 million in government subsidy.

Income/loss from Continuing Operations before income tax

Income from continuing operations was $0.06 million for the six months ended March 31, 2022, a decrease of $0.98 million, compared to $1.04 million for the same period of last fiscal year.

Income tax

The income tax expenses increased slightly for the six months ended March 31, 2022 as compared to the same period of last fiscal year, as Sancaijia and its subsidiaries used some deferred income tax benefits during the six months ended March 31, 2021.

Loss from Discontinued Operations

Loss from discontinued operations was $0.25 million during the six months ended March 31, 2021.

Net Income

Net income for the six months ended March 31, 2022 was $0.04 million, a decrease of $0.74 million, as compared to $0.78 million for the same period of last fiscal year.

Comparison of Fiscal Years Ended September 30, 2021 and 2020

Revenue

The following table presents the consolidated revenues for the main services for the fiscal year ended September 30, 2021 and September 30, 2020, respectively:

	Fiscal Year ended September 30,		% of
	2021	2020 (Restated)	Change
SaaS Platform standard service	$3,830,022	$3,651,817	4.88%
SaaS Customization and Development service	4,058,769	-	N/A
Total	$7,888,791	$3,651,817	116.02%

The total revenue increased by approximately $4.24 million, or 116.02%, to approximately $7.89 million for the year ended September 30, 2021 from approximately $3.65 million (restated) for last fiscal year. The improvement in the revenue was mainly due to an increase in revenue from the SAAS customization and development services, which is a new service that the VIE and the VIE’s subsidiaries started to provide to the customers in October 2020. In fiscal year 2021, the VIE and the VIE’s subsidiaries developed new products and extended the expertise in other industries to leverage the existing SAAS knowledge and grow the customer base.

Revenue from SaaS Platform standard service increased slightly by $0.18 million, or 4.88%, to $3.83 million for fiscal year 2021, from $3.65 million (restated) for last fiscal year. The revenue from SaaS Platform for fiscal year 2021 was mainly from contract liabilities recorded in fiscal year 2020 for unrealized revenue. Revenue from SaaS platform standard service was mainly from rental property leasing transactions.  During the fiscal year 2021, the COVID-19 pandemic caused disruption to the housing leasing industry in China. As a result, the transaction settlement amount decreased by $204.34 million, from $212.36 million for the fiscal year 2020 to $8.02 million for the fiscal year 2021. As there were no contract liabilities as of September 30, 2021, Sancaijia does not expect any revenue from unrealized SaaS platform standard services in fiscal year 2022. In an effort to mitigate the impact of the Covid-19 pandemic in the real estate leasing industry, Sancaijia has accelerated the development of SaaS platform in other industries, especially in the agriculture industry and related consumer services, to diversify the source of revenue. Sancaijia is currently remodeling the SaaS platform application and plans to promote the SaaS platform application through Xi’an Miaobijia. The implementation of this strategy may take some time. Sancaijia is taking a cautious approach to any economic development and monitoring market condition. Sancaijia expects to apply the system in agriculture industry in 2023 once the COVID-19 pandemic is under control. In addition, Sancaijia and its subsidiaries have made use of the existing SaaS platform technology and research and development capabilities and experience and focused on SaaS platform customization and development to maintain profitability.

The VIE and the VIE’s subsidiaries consider the major customers in each period to be those that accounted for more than 10% of total revenue in such period. The VIE and the VIE’s subsidiaries had one such major customer, who accounted for 39.73% and 79.66% (restated) of total revenue for the fiscal year 2021 and 2020, respectively, all of which were from the transaction fees generated from the SaaS platform.

Overall Gross Margin

Overall gross margin as a percentage of revenue was 60.39% in fiscal year 2021, a decrease of 36.74% compared to 97.13% (restated) in fiscal year 2020. The decrease in gross margin as a percentage of revenue was mainly attributable to the decrease in revenue from SaaS Platform standard service, which has a higher gross margin. In terms of dollar value, the overall gross profit for fiscal year 2021 was $4.76 million, an increase of $1.21 million, or 34.08%, compared to $3.55 million (restated) for fiscal year 2020.

Overall gross margin as a percentage of revenue for the SaaS Platform standard service was 93.79% in fiscal year 2021, representing a slight decrease of 3.34% compared to 97.13% (restated) in fiscal year 2020. This is mainly due to an increase in the transaction processing fees charged by the third-party payment processing service provider during fiscal year 2021. We do not expect any big fluctuations in the server rental fees and transaction processing fees, so the gross margin of SaaS Platform standard service will not vary significantly.

Overall gross margin as a percentage of revenue for the SaaS Customization and Development service was 28.88% in fiscal year 2021. The VIE and the VIE’s subsidiaries did not have revenue from the SaaS Customization and Development service during fiscal year 2020. The cost of revenue for the customization and service is consisted of the fees that the VIE and the VIE’s subsidiaries paid to the outsourced technology service provider, which is negotiated on a case-to-case basis. The gross margin varies based on the job obligation and the negotiation.

Operating Expenses

Operating expenses for the fiscal years ended September 30, 2021 and 2020 were as follows:

	For the Year Ended September 30,
	2021	2020 (Restated)
Operating expenses:
Selling and marketing expenses	$1,144,283	$-
General and administrative expenses	1,273,466	1,061,294
Research and development	1,078,285	3,144,512
Total operating expenses	$3,496,034	$4,205,806

Selling and marketing expenses increased to $1.14 million in fiscal year 2021, compared to $nil in fiscal year 2020. The selling and marketing expenses were primarily promotion expenses related with SAAS customization and development services.

General and administrative expenses increased by $0.21 million, or 19.81%, from $1.06 million (restated) in fiscal year 2020, to $1.27 million in fiscal year 2021, which was primarily due to an increase in wages for administrative personnel as a result of an increase in employee headcount.

We expect the selling and marketing expenses to continue to increase as The VIE and the VIE’s subsidiaries continue their business expansion, we expect these expenses to remain relatively steady as a percentage of t revenue to support the business growth in the future.

The VIE and the VIE’s subsidiaries incurred research and development expenses to develop SaaS platform. Research and development expenses primarily consisted of compensation and benefit expenses relating to the research and development personnel as well as server upgrading fees, and other expenses relating to the R&D activities. The research and development expenses were $1.08 million in fiscal year 2021, a decrease of $2.06 million, or 65.61%, compared to $3.14 million (restated) in fiscal year 2020. The decrease in research and development expenses in fiscal year 2021 was mainly due to the decrease in the R&D staff and therefore the decrease in the compensation and benefit expenses relating to the research and development personnel.

Income/loss from Operations

Income from operations was $1.27 million in fiscal year 2021, an increase of $1.93 million, as compared to loss from operations of $0.66 million (restated) in fiscal year 2020, which was mainly due to an increase in revenue as discussed previously.

Other Expenses (income), Net

Other expenses increased by $0.15 million to $0.01 million for fiscal year 2021 as compared to other income of $0.16 million for fiscal year 2020. The increase in other expenses in fiscal year 2021 was mainly due to a decrease of $0.16 million in interest income.

Income/loss from Continuing Operations

Income from continuing operations was $1.26 million, an increase of 1.76 million, compared to a net loss of $0.50 million (restated) in fiscal year 2020.

Income tax

The income tax expenses increased in fiscal year 2021 mainly due to the increase of the net income before tax.

Loss from Discontinued Operations

Loss from discontinued operations was $0.25 million and $0.33 million (restated) in fiscal years 2021 and 2020, respectively.

Net Income

Net income attributable for fiscal year 2021 was $0.93 million, an increase of $1.80 million, as compared to a net loss of $0.87 million (restated) for fiscal year 2020.

Liquidity and Capital Resources

Comparison of Six Months Ended March 31, 2022 and 2021

The total assets decreased by $1.71 million to $4.68 million as of March 31, 2022 compared to $6.39 as of September 30, 2021. The decrease in total assets was primarily due to a decrease in cash and cash equivalents, prepaid expenses and other current assets, other receivables and right of use assets.

The VIE and its subsidiaries suffered operating loss from discontinued operation in previous years and the operating cash flow and working capital was mainly provided by the loans from the shareholders of the VIE and the VIE’s subsidiaries. The VIE and its subsidiaries became profitable since fiscal year 2021 and we expect the VIE and the VIE’s subsidiaries will continue to be profitable for the next three years based on the current market condition.

Cash and cash equivalents were $2.15 million as of March 31, 2022, reflecting a decrease of $1.07 million from $3.22 million as at September 30, 2021, primarily because of the use of working capital for operating activities during the six months ended March 31, 2022.

Substantially all of the VIE’s and its subsidiaries’ operations are conducted in China and all of the revenue, expenses, cash and cash equivalents are denominated in RMB. RMB is subject to the exchange control regulation in China, and, as a result, we may have difficulty distributing any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. dollars. We would need to accrue and pay withholding taxes if we were to distribute funds from our subsidiaries in China to our offshore subsidiaries. We do not intend to repatriate such funds in the foreseeable future, as we plan to use existing cash balance in PRC for general corporate purposes.

In assessing the liquidity, we monitor and analyze the cash on hand, the ability of the VIE and its subsidiaries to generate sufficient revenue sources in the future and the operating and capital expenditure commitments. The VIE plans to fund working capital through its operations, bank borrowings and additional capital contribution from shareholders. The working capital was $4.02 million as of March 31, 2022, an increase of $0.15 million, as compared to f $3.87 million as of September 30, 2021, mainly due to a decrease in current liability during the six months ended March 31, 2022. Our debt to equity ratio, on a consolidated basis, was 13.48% as of March 31, 2022, improved from 58.32%. The current shareholders of Sancai Holding and Sancaijia are willing to provide loans to Sancaijia if needed. Sancaijia has historically funded its working capital needs primarily from operations, advance payments from customers and loans from shareholders. The working capital requirements are affected by the efficiency of the operations, the numerical volume and dollar value of the sales contracts, the progress or execution on the customer contracts, and the timing of accounts receivable collections.

Sancaijia and its subsidiaries plan to use its current resource and sales force to increase its customers in the SaaS platform and customization and development services. Sancaijia has substantially completed the development of the SaaS platform application for the agriculture industry, including designing and coding, etc. Sancaijia and its subsidiaries have completed the preliminary testing based on simulated business data. Any further changes will be designed according to the actual operating conditions and the expectations and demands from future customers. Sancaijia plans to offer the SaaS platform to the agriculture industry once Covid-19 is under controlled. However, it is difficult to predict the development of the COVID-19 pandemic. Sancaijia cannot provide a specific timeframe for when it expects any substantial contribution to Sancaijia's revenues from the application of the SaaS platform in the agriculture industry. Sancaijia and its subsidiaries have previous experience in the expansion of the customization and development services. Sancaijia, Sancaijia Technology and Caibaoyun are also actively expanding the customization and system development service. Despite the difficulties caused by Covid-19, during the six months ended March 31, 2022, revenue from  SaaS platform customization and development service increased by 11% as compared to the same period of last fiscal year, as more businesses in China are bringing their operations online as a result of the “Zero Covid” policy, and Sancaijia’s and its subsidiaries’ sales teams captured these opportunities. The COVID-19 pandemic has led to a surge in e-commerce and accelerated digital transformation in China. On-line management and online operations have become an operation model for some small and medium-sized companies. Sancaijia and its subsidiaries believe that the SaaS customization and development services will maintain the current revenue over the next three years.

Management is closely monitoring the operating expenses and capital expenditure to keep a positive working capital position. Pursuant to our forecast, the cashflow provided by the operating activities will be sufficient to fund the operations for the next three years.

If the cashflow provided by the operating activities is not sufficient to fund the operations for the next three years due to a difference between our forecast and the operating performance, or an increase in our unexpected increase in our needs for working capital, the VIE plans to fund working capital through bank borrowings and additional capital contribution from shareholders as discussed above. Management do not expect to have any material negative cash flows for the next three years.

Net cash used by operating activities decreased by $1.21 million to $1.09 million for the six months ended March 31, 2022, from $2.30 million for the same period of last fiscal year. The decrease in net cash used by operating activities was primarily due to an increase in cash inflow from change in prepaid expenses and other current assets and other receivables, and a decrease in cash outflow from change in contract liabilities, which was partially offset by an increase in cash outflow from change in other payables and advances from customers.

The negative operating cash flow of $3.15 million from continuing operations during fiscal 2021 was mainly due to the cash outflow of $2.03 million from the change in prepayments to Sancaijia’s and its subsidiaries’ suppliers. Sancaijia and its subsidiaries increased their prepayments to suppliers, in exchange for discount of approximately 5% by the suppliers. The prepayment will be used in future purchases from such suppliers, so we expect the cash outflow on these purchases to decrease in future fiscal years as compared to fiscal year 2021. The negative operating cash flow of $1.1 million from continuing operations for the six months ended March 31, 2022 was mainly due to cash outflow of $1.06 million from the change in other payables and accruals and contract liabilities.. During the six months ended March 31, 2022, Xi’an, where Sancaijia and its subsidiaries are located, experienced a lockdown from December 22, 2021 to January 24, 2022. All the residents were required to quarantine at home, and were not allowed to leave their homes. Despite the tough business conditions and decreased revenue from Sancaijia’s and its subsidiaries, Sancaijia and its subsidiaries still maintained a profit.

Investing Activities

Net cash used in investing activities was $1.16 thousand for the six months ended March 31, 2022, which was from the purchase of fix assets. The net cash provided by investing activities was $0.15 million, which was from sale of the discontinued operations.

Financing Activities

Net cash used in financing activities was $7.74 thousand for the six months ended March 31, 2022, which was for the repayment of loans to related parties, as compared to a cash outflow of $1.33 million, which was mainly for the repayment of loans to related parties during the six months ended March 31, 2021.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Comparison of Fiscal Years Ended September 30, 2021 and 2020

The total assets decreased by $20.41 million to $6.39 million compared to $26.80 million (restated) as of September 30, 2020. The decrease in total assets was primarily due to a decrease in assets from discontinued operations. The VIE sold 100% of the equity interest it held in Sancai Real Estate Management Co., Ltd., which operated subleasing business and the distribution of smart locks in December 2020, in accordance with ASC205, we presented the operating results from Sancai Real Estate Management Co., Ltd. as a discontinued operation.

The VIE and its subsidiaries suffered operating loss from discontinued operation in previous years and the operating cash flow and working capital was mainly provided by the loans from our shareholders. The VIE and its subsidiaries became profitable in the fiscal year 2021 and we expect the VIE and its subsidiaries will continue to be profitable for the next three years based on the current market condition. Although the revenue from the standard SaaS platform application service generated from rental property leasing transactions decreased in fiscal year 2021 due to the negative impact of the Covid-19 pandemic, Xi’an Miaobijia plans to promote the SaaS platform in different industries, including agriculture industry and consumer services. Sancaijia, Sancaijia Technology and Caibaoyun are also actively expanding the customization and system development services. Pursuant to our forecast, the cashflow provided by the operating activities will be sufficient to fund the operations for the next three years. We do not think that absence of cash flows associated with the discontinued operations has a significant impact on the liquidity.

Cash and cash equivalents were $3.22 million as of September 30, 2021, reflecting a decrease of $4.15 million from $7.37 million as at September 30, 2020, primarily because of the use of working capital for operating activities for fiscal year 2021.

Substantially all of the operations are conducted in China and all of the revenue, expenses, cash and cash equivalents are denominated in RMB. RMB is subject to the exchange control regulation in China, and, as a result, we may have difficulty distributing any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. dollars. We would need to accrue and pay withholding taxes if we were to distribute funds from our subsidiaries in China to our offshore subsidiaries. We do not intend to repatriate such funds in the foreseeable future, as we plan to use existing cash balance in PRC for general corporate purposes.

In assessing the liquidity, we monitor and analyze the cash on hand, the ability to generate sufficient revenue sources in the future and the operating and capital expenditure commitments. The VIE plans to fund working capital through its operations, bank borrowings and additional capital contribution from shareholders. The working capital was $3.87 million as of September 30, 2021, an increase of $4.75 million, as compared to working capital deficit of $0.88 million (restated) as of September 30, 2020, mainly due to a decrease in current liability during fiscal year 2021. We have historically funded the working capital needs primarily from operations, advance payments from customers and loans from shareholders. The working capital requirements are affected by the efficiency of the operations of the VIE and the VIE’s subsidiaries, the numerical volume and dollar value of the sales contracts, the progress or execution on the customer contracts, and the timing of accounts receivable collections.

We believe that the minimum period of time that we will be able to continue operating using currently available capital resources is about three years. The negative operating cash flows from continuing operations during fiscal 2021 was mainly due to the increase in prepayments to Sancaijia’s and its subsidiaries’ suppliers.

In an effort to mitigate the impact of the Covid-19 pandemic in the real estate leasing industry, Sancaijia has accelerated the development of SaaS platform in other industries, especially in the agriculture industry and related consumer services, to diversify the source of revenue. Sancaijia is currently remodeling the SaaS platform application and plans to promote the SaaS platform application through Xi’an Miaobijia. The implementation of this strategy may take some time. Sancaijia is taking a cautious approach to any economic development and monitoring market condition. Sancaijia expects to apply the system in agriculture industry in 2023 once the COVID-19 pandemic is under control. In addition, Sancaijia and its subsidiaries have made use of the existing SaaS platform technology and research and development capabilities and experience and focused on SaaS platform customization and development to maintain profitability. Before the adoption of the SaaS platform application is successfully implemented in the agriculture industry, Sancaijia and its subsidiary plan to focus on SaaS customization and development service, which is expected to be the main source of revenue for the next three years.

On October 8, 2021, Sancaijia Technology entered into a short-term loan agreement with Houlaicun Commercial Operation Management (Xi’an) Co., Ltd. (“Houlaicun”), a non-related third party. Pursuant to the loan agreement, Sancaijia Technology lent approximately RMB20 million, $3.10 million, to Houlaicun, with an annual interest rate of 3% for 84 days (from October 8, 2021 to December 31,2021). On the same date, Sancaijia Technology entered into a loan guarantee agreement with Houlaicun and Shaanxi Xiaoying Financing Guarantee Co., Ltd. (“Xiaoying”), a licensed guarantee company. Pursuant to the agreement, Xiaoying agreed to guarantee all the property it owns to Sancaijia Technology and provide an unlimited joint and several liability guarantee for this loan. The guarantee period of Xiaoying shall expire two years after the expiration of the loan term. Sancaijia Technology intended to generate interest income from the loan. A licensed guarantee company provides an unlimited joint and several liability guarantee for this loan. The loan was due on December 31, 2021.  However, due to increased Covid-19 cases in Xi’an, where Sancaijia Technology’s headquarter is located, on December 23, 2021, the city of Xi’an was locked down and all businesses, except essential services, were forced to close. On December 30, 2021, Sancaijia Technology signed a supplementary agreement with the borrower, which extend the maturity date to March 31, 2022, with the same terms and conditions as the loan agreement. Sancaijia received the repayment of this loan on March 31, 2022. This loan did not a material impact on the working capital needs.

Net cash used by operating activities increased by $1.20 to $3.15 million for fiscal year 2021, from $1.95 million (restated) for last fiscal year. The increase in net cash used by operating activities was primarily due to an increase in cash outflow from other payables and accruals and contract liabilities, which was partially offset by a decrease in cash outflow from discontinued operations.

Investing Activities

Net cash provided by investing activities was $0.15 million for fiscal year 2021, which was from the sale of the discontinued operations. There were no investing activities for fiscal year 2020.

Financing Activities

Net cash used in fiscal year 2021 was $1.33 million, which was mainly for the repayment of loans to related parties, as compared to a cash inflow of $8.52 million (restated), which was mainly from the cash inflow from discontinued operations for fiscal 2020.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Critical Accounting Policies

Basis of Presentation

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the financial statements of Sancai Holding, its subsidiaries, the VIE and VIE’s subsidiaries for which Sancai Holding exercises control and is the ultimate primary beneficiary. Although the VIE agreements were entered into in February 2020, since the Company and the VIE are under common control, the financial statements reflect the operations as if the VIE agreements were in effect as of the beginning of the earliest period presented. All transactions and balances among Sancai Holding, its subsidiaries, the VIE and VIE’s subsidiaries have been eliminated upon consolidation.

On February 25, 2020, Sancai WFOE entered into a series of contractual arrangements with Sancaijia and the shareholders of the VIE (the “VIE Shareholders”). The contractual arrangements consisted of the business operation agreement, shareholder voting proxy agreement, equity pledge agreement, exclusive technical consultation and service agreement as amended and restated on June 28, 2022, exclusive call option agreement and spousal consent letters (the “VIE Agreements”).

i.	Shareholder Voting Proxy Agreement

Pursuant to the Shareholders Voting Rights Proxy Agreement among Xi’an Minglan Management Co., Ltd. (“Sancai WFOE” when individually referenced, a PRC company and a wholly-owned subsidiary of Sancai HK), the VIE and VIE Shareholders, each Shareholder irrevocably authorizes Sancai WFOE or any person(s) designated by Sancai WFOE to act as its attorney-in-fact to exercise all of its rights as a shareholder of the VIE, including, but not limited to, the right to convene shareholders’ meetings, vote and sign any resolution as a shareholder, appoint directors and other senior executives to be appointed and removed by the shareholder, the right to sell, transfer, pledge and dispose of all or a portion of the shares held by such shareholder, and other shareholders voting rights permitted by the articles of association of the VIE. The term of this agreement is for ten years. Unless Sancai WFOE gives a non- renewal notice 30 days prior to the expiration, this agreement will be renewed automatically for successive ten years. During the term of the Shareholders Voting Rights Proxy Agreement, unless otherwise stipulated by law, the VIE Shareholders or the VIE shall not early terminate this agreement. Sancai WFOE may at any time terminate this agreement with a written notice being given to other Parties thirty (30) days in advance. In addition, in the case that a shareholder becomes the defaulting party who materially breaches any provision or materially fails to perform any obligation under this agreement, Sancai WFOE shall be entitled to terminate this agreement.

ii.	Equity Pledge Agreements

Pursuant to the Equity Pledge Agreement entered into among Sancai WFOE, the VIE and the VIE Shareholders, the VIE Shareholders agreed to pledge their 100% equity interests in the VIE to Sancai WFOE to secure the performance of the VIE’s obligations under the existing exclusive call option agreement, shareholder voting proxy agreements, exclusive technical consultation and service agreement, as amended and restated, business operation agreement and also the equity pledge agreement. If events of default defined therein occur, upon giving written notice to the VIE Shareholders, Sancai WFOE may exercise the right to enforce the pledge to the extent permitted by PRC laws. This agreement shall come into effect upon execution by each of the Parties and the term of this agreement shall end upon the full performance of the contractual obligations or the full discharge of the Secured Liabilities defined under this agreement.

As of the date of this prospectus, the VIE Shareholders have completed the equity pledge registration with the relevant office of Administration for Market Regulation in accordance with the PRC Property Rights Law.

iii.	Spousal Consent Letter

Pursuant to a series of Spousal Consent Letters, executed by the spouses of the VIE Shareholders, Mr. Ning Wen, Mr. Lizhi He and Mr. Zhijie Zhang, the signing spouses confirmed and agreed that the equity interests of the VIE are the own property of their spouses and shall not constitute the community property of the couples. The spouses also irrevocably waived any potential right or interest that may be granted by operation of applicable law in connection with the equity interests of the VIE held by their spouses.

iv.	Exclusive Technical Consultation and Service Agreement

Pursuant to the Exclusive Technical Consultation and Service Agreement entered into between Sancai WFOE and the VIE dated February 25, 2020, as amended and restated on June 28, 2022, Sancai WFOE has the exclusive right to provide or designate any entity to provide the VIE with business support, technical and consulting services. The VIE agrees to pay Sancai WFOE (i) the service fees equal to the sum of 100% of the VIE’s net income of that year, which equals the balance of the gross income less the costs of the VIE acceptable to Sancai WFOE and the VIE, or such other amount otherwise agreed by Sancai WFOE and the VIE, and (ii) service fees otherwise confirmed by Sancai WFOE and the VIE for specific technical services and consulting services provided by Sancai WFOE in accordance with the VIE’s requirement from time to time. The exclusive consultation and service agreement will continue to be valid unless the written agreement is signed by all parties to terminate it or a mandatory termination is requested in accordance with applicable PRC laws and regulations. Sancai WFOE is entitled to unilaterally exercise immediate early termination of the Exclusive Technical Consultation and Service Agreement by sending a written notice to the VIE if any of the following events were to occur: (i) the VIE breaches this agreement, and within thirty (30) days after Sancai WFOE sends out a written notice of breach to the VIE, the VIE fails to rectify its breach, take sufficient, effective and timely measures to eliminate the effects of breach and compensate Sancai WFOE for any losses incurred by the breach; (ii) VIE is bankrupt or is subject to any liquidation procedure and such procedure is not revoked within seven (7) days; and (iii) due to any event of force majeure, the VIE’s failure to perform this agreement lasts for more than twenty (20) days.

v.	Exclusive Call Option Agreements

Pursuant to the Exclusive Call Option Agreement entered into among Sancai WFOE, the VIE and the VIE Shareholders, each Shareholder has irrevocably granted Sancai WFOE an exclusive option to purchase all or part of its equity interests in the VIE, and the VIE has irrevocably granted Sancai WFOE an exclusive option to purchase all or part of its assets. With regard to the equity transfer option, the total transfer price to be paid by Sancai WFOE or any other entity or individual designated by Sancai WFOE for exercising such option shall be the capital contribution mirrored by the corresponding transferred equity in the registered capital of the VIE. But if the lowest price permitted by the then-effective PRC law is lower than the above capital contribution, the transfer price shall be the lowest price permitted by the PRC law. With regard to the asset purchase option, the transfer price to be paid by Sancai WFOE or any other entity or individual designated by Sancai WFOE for exercising such option shall be the lowest price permitted by the then-effective PRC law. The Exclusive Call Option Agreement shall terminate after all the Shareholder Equity and the Company Assets, which are defined under this agreement, are lawfully transferred to Sancai WFOE and/or any other entity or individual designated by Sancai WFOE pursuant to the provisions of this agreement. In addition, in the case that a Shareholder or the VIE becomes the defaulting party who substantially violates any agreement or substantially fails to perform or delays performance of any of the obligations under this agreement, Sancai WFOE shall be entitled to terminate this agreement.

We believe that the contractual arrangements with the VIE are in compliance with PRC law and are legally enforceable. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, and there can be of no assurance that the PRC government will ultimately take a view that is consistent with the above opinions of Guangdong Shouzhuo Law Firm, our PRC legal counsel. In particular, on March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which came into effect on January 1, 2020. Among other things, under the Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China but it does not explicitly stipulate the contractual arrangements as a form of foreign investment. On December 26, 2019, the State Council promulgated the Implementation Regulations on the Foreign Investment Law, which came into effect on January 1, 2020. However, the Implementation Regulations on the Foreign Investment Law still remains silent on whether contractual arrangements should be deemed as a form of foreign investment. Though these regulations do not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangements would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, the Foreign Investment Law still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations.

The VIE and the VIE’s subsidiaries contributed 100% of the consolidated net revenues for the six months ended March 31, 2022, and the years ended September 30, 2021 and September 30, 2020. As of March 31, 2022, September 30, 2021 and 2020, the VIE and the VIE’s subsidiaries accounted for almost 100% of the consolidated total assets respectively.

There are no consolidated assets of the VIE and the VIE’s subsidiaries that are collateral for the obligations of the VIE and the VIE’s subsidiaries and can only be used to settle the obligations of the VIE and the VIE’s subsidiaries. There are no terms in any arrangements, considering both explicit arrangements and implicit variable interests that require Sancai Holding or its subsidiaries to provide financial support to the VIE and the VIE’s subsidiaries. However, if the VIE and the VIE’s subsidiaries ever need financial support, Sancai Holding or its subsidiaries may, at its option and subject to statutory limits and restrictions, provide financial support to its VIE and the VIE’s subsidiaries through loans to the shareholder of the VIE and the VIE’s subsidiaries or entrustment loans to the VIE and the VIE’s subsidiaries.

Relevant PRC laws and regulations restrict the VIE and the VIE’s subsidiaries from transferring a portion of their net assets, equivalent to the balance of their statutory reserve and their share capital, to Sancai Holding in the form of loans and advances or cash dividends.

Use of estimates

The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those estimates.

Revenue Recognition

We adopted ASC 606 “Revenue Recognition,” and we apply the following five steps model in applying ASC 606:

●	identify the contract with a customer;

●	identify the performance obligations in the contract;

●	determine the transaction price;

●	allocate the transaction price to performance obligations in the contract; and

●	recognize revenue as the performance obligation is satisfied.

Revenue was generated from the continuing operations:

Revenues generated from SaaS Platform

Sancaijia generates revenue through its software-as-a-service (“SaaS”) platform (“the platform”). Sancaijia has entered into platform contracts with property management agents or value-added service providers (“Customers”) for using the platform. The platform contracts establish a contractual relationship between Sancaijia and the Customers, which sets out Sancaijia’s roles and responsibilities for providing platform services and a fee allocation structure for the various operating models of platform services.

i.	Revenues generated from rental property leasing transactions

Property management agents (“the agents”) enter into leasing contracts with landlords to lease the landlord’s rental properties and sublease the rental properties to tenants through the SaaS Platform. After the tenant signs rental contracts with the agents using the platform, the tenant will settle their rental payments through the platform’s settlement system. These payments are withheld at a third-party payment processing service provider and distributed to the agents and Sancaijia within a few days based on the agreed percentage. The leasing term for the rental contract is usually 12 months, and the payment are made through SaaS platform either at a monthly or quarterly basis. Once a transaction is processed at the SaaS platform, Sancaijia’s contact service period with the management agents is automatedly extended for the next 12 months. Sancaijia’s obligations regarding such transactions are to maintain the SaaS platform during the contract periods with the agents.

When the agent signs the rental contract with the tenants through the platform and Sancaijia charges transaction fees in accordance with the platform contracts, for providing platform services in completing the rental transactions, Sancaijia is considered as a participating agent who provides platform services to the principal agents as Sancaijia is not the primary obligor for the rental contracts and does not have the right to determine the service price. Accordingly, Sancaijia account for the transaction fees from these rental contracts on a net basis.

ii.	Revenues generated from value-added service transactions

Value-added service providers use the platforms functionality to advertise and market their services, which may include janitorial, maintenance and repairs among others, to either landlords or tenants (“the users”). After the users sign service contracts with the value-added service providers using the platform, and upon completion of service, the users will settle their payments through the platform’s settlement system. These payments are withheld at a third-party payment processing service provider and distributed to the value-added service providers and Sancaijia within a few days based on the agreed percentage. Sancaijia’s obligation regarding such transactions are fulfilled when the service contracts are executed using the platform, the service is completed, and the service payments are distributed to the value-added service providers.

When the value-added service providers sign the service contracts with the users through the platform and Sancaijia charges the transaction fees in accordance with platform contracts for providing platform services for completing the services, Sancaijia is considered as a participating agent who provides platform services to the principal agents as Sancaijia is not the primary obligor for the services and does not have the right to determine the service price. Accordingly, Sancaijia accounts for the transaction fees from these services on a net basis.

Customization and Service Fee Income

Sancaijia, Sancaijia Technology and Caibaoyun provide customization and software development services according to the requirements of the customers. Revenue was recognized upon completion of this customization work. Such contracts are typically short term in nature; accordingly, we do not use accounting that would generate contract assets or contract liabilities except for funds received in advance as prepayments for work to be performed, which will be recognized to revenue at the time that the customization has been completed and the customer has accepted the customized functionality.

Certain customization service contracts may have multiple deliverable arrangements, mainly warranty of the customization work. If a customer wants a six month warranty on the customization work, Sancaijia, Sancaijia Technology or Caibaoyun charges them an additional 10%. The warranty fee will be listed separately in the contract. As set forth above, customization service fee income has its own distinct performance obligations that are considered complete upon customer acceptance; warranty income ensures that the customized functions are serviced and maintained for a period of no less than one year, usually six months; accordingly, the performance obligation for the warranty fee income is time; therefore, warranty fee income is amortized over the contract period.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06: Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivative and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock as well as amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusion. In addition, this ASU improves and amends the related EPS guidance. These amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years.

Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Adoption is either a modified retrospective method or a fully retrospective method of transition. We have completed its assessment and concluded that this update has no significant impact to the consolidated financial statements.

We have adopted ASU 2020-06 at the beginning of October 1, 2021.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on the accompanying consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, all of the revenues and substantially all of our expenses are denominated in RMB. In our consolidated financial statements, the financial information that uses RMB as the functional currency has been translated into U.S. dollars. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. The PRC government allowed the RMB to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar had been stable and traded within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar, though there have been periods when the RMB has depreciated against the U.S. dollar. In particular, on August 11, 2015, the PBOC allowed the RMB to depreciate by approximately 2% against the U.S. dollar. It is difficult to predict how long the current situation may last and when and how the relationship between the RMB and the U.S. dollar may change again.

To the extent that we need to convert U.S. dollars into RMB for the operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amounts available to us.

Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. The market risk exposure is generally limited to those risks that arise in the normal course of business, as we do not engage in speculative, non-operating transactions, nor do we utilize financial instruments or derivative instruments for trading purposes.

Liquidity Risk

We are also exposed to liquidity risk which is risk that it we will be unable to provide sufficient capital resources and liquidity to meet the commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Internal control over financial reporting

In preparing our consolidated financial statements for the years ended March 31, 2022, September 30, 2021 and 2020, our management identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, and other significant deficiencies.

The material weaknesses identified are as follows: (i) no sufficient personnel with appropriate levels of accounting knowledge and experience to address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP; (ii) ineffective oversight of our financial reporting and internal control by those charged with governance; and (iii) inadequate design of internal control over the preparation of the financial statements being audited. These material weaknesses remained as of March 31, 2022. As a result of inherent limitations, our internal control over financial reporting may not prevent or detect misstatements, errors or omissions.

To remedy our previously identified material weakness, we and the VIE have undertaken and will continue to undertake steps to strengthen our internal control over financial reporting. These measures include the following:

(i)	The VIE has hired new accounting staff and consultant with appropriate U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework.

(ii)	We and the VIE have implemented, and plan to continue to develop, an ongoing program in the form of online courses to provide sufficient and appropriate training for financial reporting and accounting personnel, especially training related to U.S. GAAP and SEC financial reporting requirements. We have also organized and will continue to organize monthly seminars to provide the team an opportunity to communicate and discuss the courses to enhance their understanding. In addition, we have developed internal policy to encourage the accounting staff to obtain U.S. CPA certification.

(iii)	We and the VIE have assigned, and plan to continue to improve, clear oversight roles and responsibilities for accounting and financial reporting staff to address accounting and financial reporting issues, especially for non-recurring and complex transactions, to ensure consolidated financial statements and related disclosures are accurate, complete and in compliance with SEC reporting requirements. Entries are made by accounting staff, approve by accounting managers and reviewed by our Chief Financial Officers.

(iv)	We and the VIE have taken steps to build and enhance an internal control function. Particularly, each department within the VIE and the VIE’s subsidiaries has built, and plan to continue improve, rules for daily operations to ensure critical risks are managed and mitigated. We have also established control matrix, narrative and flow chart to facilitate self-testing and external audit. We are in the process of standardization and documentation of the daily control activities and expect this to complete by the end of 2021. In addition, we plan to build an internal team to assess our compliance readiness under rule 13a-15 of the Exchange Act and improve overall internal control on a quarterly and annual basis.

However, such measures have not been fully implemented and we concluded that the material weakness in our internal control over financial reporting had not been remediated as of March 31, 2022. See “Risk Factors—Risks Related to the Business and Industry - We have identified material weaknesses in our internal control over financial reporting. If we fail to implement and maintain an effective system of internal control, we may be unable to accurately report the operating results of the VIE and the VIE’s subsidiaries, meet our reporting obligations or prevent fraud.”

DESCRIPTION OF BUSINESS

Overview

Sancai Holding is an exempted company with limited liabilities incorporated on July 9, 2019 in the Cayman Islands. Sancai Holding is a holding company and does not have any significant assets or operation.

Sancaijia, and Sancaijia’s subsidiaries are the operating entities. Sancaijia was established in Xi’an, Shaanxi Province, China. Sancaijia was incorporated on November 6, 2018 under the laws of PRC. Sancaijia provides digitalization solutions through standard software-as-a-service (“SaaS”) platform (“the platform”) for small businesses. Mr. Ning Wen, the Chairman of the Board of Directors and Chief Executive Officer of Sancai Holding, owns 63.0% equity of Sancaijia. The remaining equity of Sancaijia is beneficially owned by Lizhi He (20.0%), Lizhen Tang (13.0%) and Zhijie Zhang (4.0%).

Xi’an Minglan Management Co., Ltd. (“Sancai WFOE”) was incorporated on December 18, 2019 under the laws of PRC. Sancai WFOE is a wholly-owned subsidiary of Sancai HK.

Due to PRC legal restrictions on foreign ownership in the value-added telecommunication services, which is included in the registered business scopes of Sancaijia and its subsidiary Xi’an Miaobijia, Sancai Holding is not eligible to hold direct or indirect equity interest in Sancaijia. Sancai Holding has entered into certain contractual arrangements with Sancaijia and the shareholders of Sancaijia. Some subsidiaries of the VIE currently operate certain businesses which are not within the categories in which foreign investment is currently restricted or prohibited.

In February 2020, Sancai WFOE entered into a series of contractual arrangements with Sancaijia and its shareholders. The contractual arrangements consist of the business operation agreement, shareholder voting proxy agreement, equity pledge agreement, exclusive technical consultation and service agreement as amended and restated on June 28, 2022, exclusive call option agreement and spousal consent letters (the “VIE Agreements”). We have evaluated the guidance in FASB ASC 810 and determined that Sancai WFOE is the primary beneficiary of Sancaijia and its subsidiaries, for accounting purposes, based upon such contractual arrangements. Sancai Holding has indirect ownership in 100% of the equity in Sancai WFOE. Accordingly, under U.S. GAAP, we treat Sancaijia and its subsidiaries as consolidated affiliated entities and we have consolidated the assets, liabilities, revenues, expenses and cash flows that are directly attributable to Sancaijia and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP. The VIE structure affords great flexibility in carrying out the business and implementing the business strategies of Sancaijia and its subsidiaries. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. The VIE structure involves unique risks to investors in Sancai Holding where Sancai Holding could instead have equity ownership. Uncertainties exist as to our ability to enforce the VIE Agreements. The VIE Agreements have not been tested in a court of law. The Chinese regulatory authorities could disallow our structure, which could result in a material change in the operations of the VIE and the VIE’s subsidiaries and the value of our securities could decline or become worthless. For a description of our corporate structure and VIE Agreements, see “Corporate History and Structure” starting on page 75. For certain risks related to the contractual arrangements, see “Risk Factors—Risks Related to Our Corporate Structure” starting on page 31.

Discussions of the business in this prospectus relates to the business and operations of Sancaijia, the VIE, and its subsidiaries. However, investors in our Class A Ordinary Shares should be aware that they are purchasing equity in Sancai Holding, the Caymans Islands holding company, which does not own any equity interest in Sancaijia.

Prior to December 2020, Sancai Real Estate Management Co., Ltd., a then fully owned subsidiary of Sancaijia, engaged in the distribution of smart locks for residential properties and offices as an added value for the corporate clients that subscribe to the SaaS platform application. Sancai Real Estate Management Co., Ltd. also leased residential properties from individual property owners on a long-term basis, renovated and furnished such properties in a clean and modern manner, and rented them out to individual tenants.

On December 10, 2020, Sancaijia entered into an equity transfer agreement, which was closed on December 28, 2020, to sell 100% of the equity interest it held in Sancai Real Estate Management Co., Ltd. to Sancai Group Co., Ltd., a former related party of Sancai Holding, for a total of approximately $3.42 million (RMB 22.33 million). Mr. Ning Wen, the Chairman of the Board of Directors and Chief Executive Officer of Sancai Holding, was the legal representative and a majority shareholder of Sancai Group Co., Ltd. As the VIE shifted its operating strategy to focus on SaaS platform development and related technical service, on December 8, 2020, Mr. Ning Wen sold his all of his ownership interest of Sancai Group Co., Ltd. to a non-related party and resigned as legal representative. Since then, Sancai Group Co., Ltd. has been controlled by a non-related party. As of December 28, 2020, the net book value of Sancai Real Estate Management Co., Ltd. was $3.12 million. As a result, the rental property subleasing business and distribution of smart locks were discontinued as of December 2020.

Industry Overview

Certain information, including statistics and estimates, set forth in this section and elsewhere in this prospectus involves a number of assumptions and limitations, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus. Forecasts and other forward-looking information obtained from the sources of such information are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, as well as risks due to a variety of factors, including those described under “Risk factors” and elsewhere in this prospectus.

Rise of SaaS in China

The SaaS industry in China started around 2004-2005 and is still a relatively new concept to most traditional enterprises, especially small and medium-sized enterprises. China’s SaaS industry is in a rapid growth stage. With the explosive growth in recent years, according to the iMedia Research Group’s and IDC China’s industry report, the market size is expected to grow to RMB25.34 billion in 2020 and more than RMB 32 billion in 2021. With the changes in the macro environment, business models of enterprises are constantly changing, such as the rapid emergence such as short video and live streaming e-commerce. Various industries see the need to realize digital transformation through more professional services, which promotes the continuous expansion of SaaS industry.

Rise of Mobile Internet Users

According to data released by the China Internet Network Information Center (CNNIC), as of December 2020, the number of mobile Internet users in China has reached 986 million, an increase of 88.85 million from March 2020. The proportion of Internet users using mobile phones to access the Internet has reached 99.7. Based on the huge number of mobile Internet users in China, SaaS can be quickly popularized on the mobile terminal.

Rapid Development of SaaS

The SaaS market in China has entered a stage of rapid development, and the enterprise-level SaaS market has grown rapidly. According to data released by iResearch, the size of my country’s enterprise-level SaaS market reached RMB 36.21 billion in 2019, a year-on-year increase of 48.7%. It is expected that Chinese enterprises in 2020 The high-level SaaS market will continue to maintain rapid growth, reaching RMB 53.3 billion.

Digital Economy in China

According to the “White Paper on China’s Digital Economy Development (2020)” issued by the China Academy of Information and Communications Technology, China’s digital economy has expanded from RMB2.6 trillion in 2005 to RMB35.8 trillion in 2019, and the proportion of the digital economy in GDP has increased to 36.2%. In the six years from 2014 to 2019, China’s digital economy has maintained a contribution rate of more than 50% to GDP growth. The contribution rate of the digital economy to economic growth in 2019 is 67.7%. Digital economy has become the core key force driving China’s economic growth.

Potential in Digitalization of Small Businesses

Facing the increasingly complex and ever-changing market environment and growing business needs, it has been an obstacle to the continued growth for a business to rely on traditional management methods. With the continuous development of technology, informatization has become the key to business management and business development. Digitalization applies and brings value to all industries. For example, app-based transportation services for taxi hailing and ride sharing are changing the transportation industry. E-commerce is challenging traditional retail. Fintech companies are taking up market shares of traditional financial institutes. In agriculture, companies are using digitalization to customize and streamline production.

The small businesses in China have a low degree of informatization and digitalization. According to the “Survey Report on Informatization of Small and Medium-sized Enterprises”, or the “Survey, issued by the Ministry of Industry and Information Technology on March 19, 2020, the informatization in small businesses in China only has a penetration rate of over 40% in areas such as financial management, business management, publicity, and inventory management, and in supporting decision-making and supply chain management. Penetration rates are low, especially in human resource management and distribution systems. Therefore, there is huge room for improvement in the informatization penetration rate of SMEs in my country.

The Survey mentioned that, among other things, it is a goal and a task to guide small businesses to use SaaS to achieve digitalization, to meet the needs in research and development, design, manufacturing, operation management, marketing and other business systems of small businesses.

As supported by the government, technology and the needs of small businesses themselves, in the future, the small businesses in China will increase SaaS expenditures to improve the operating efficiency. Small businesses will also become the main driving force for the growth of SaaS applications.

COVID-19 Accelerate Digitalization

The COVID-19 pandemic has accelerated digitalization in China and has results in an increase of digitalization initiative. Digitalization and the implementation of 5G network help relieve certain problem cause by the restrictions as a result of the COVID-19 pandemic. For example, Digitalization facilitated public safety monitoring, online office and online school, COVID-19 data analysis, medical resource management, health code and E-commerce in extraordinary time.

Current Challenges to Small Businesses and Opportunities of Digitalization

Digitalization presents opportunities and challenges to all companies in the digital age, including small businesses. Challenges faced by small business includes the following:

High cost. Traditional offline business operation requires more human resources and has high management costs, but usually yields low operating efficiency. High employee and customer turnover in certain industries further reduces profits. Cutting cost may increase the profit in the short term, but does not benefit the small business in the long run.

With digitalization that brings traditionally offline businesses online, companies can implement offline operations online through software systems such as financial management, enterprise resource invoicing, and human resource management. This not only facilitates monitoring and management of business operations at all time, but also enables immediate discovery of problems in operation management and provides early warning of possible problems through timely statistics and analysis of operational data, so as to optimize timely, prevent problems before they occur, and reduce losses. Managers can easily and intuitively participate in management control, relying on information stored and organized in the software to make well informed decisions, which in turn increases management efficiency and profits.

Failure to compete efficiently. According to China Internet Network Information Center, as of March 2020, there were about 904,000,000 Internet users in China, account for about 54% of the total population in China. Online customer acquisition, transactions, and settlement have penetrated into all aspects of people’s lives. Traditional businesses search for customers offline. It is not only difficult to acquire customers, but even more difficult to keep customers. This makes traditional offline companies face greater challenges to survive, let alone to compete with other companies.

According to China Internet Network Information Center, as of December 2020, there were about 989 million Internet users in China, account for about 70% of the total population in China. China has become the world’s largest digital society. Netizens are the most important consumer group in the digital age. Whoever has more online consumers will win opportunities for survival and development and to occupy more market share. Therefore, it provides great advantage to make full use of the online market by accessing online digital operation to increase the exposure of the business and products and expand the reach to potential online customers.

Limited resources. Small businesses usually have limited resources and capital. This obstacle makes it difficult for small businesses to expand their operations and markets, especially in competitive, segmented industries.

In the digital age, small businesses can find opportunities to change course and surpass large enterprises. A business not only can reach more customers online, it also can attract partners, distributors and other sales agents. Products manufactured in one place can be sold and delivered to another place thousands of miles away. Having a digitalized operation facilitates these sales that were not available or expensive to manage to small businesses. Expanding the market will no longer be a bottleneck to the survival of the company. Such expansion will eventually urge the company to achieve large-scale production and operation, thereby changing its path from being a small business to growing into a large corporation.

Digitalization is the use of digital technology to promote changes in the business model, operating model, organizational structure, and corporate culture of a business. Digitalization will bring new sources of income, products and services and business models, and maximize the operation scale and profits. Therefore, digitalization is a deep integration of technology and business model, and the final result is a change in business model: through the digital reconstruction, a business adapts to an online environment, and optimizes the back-end office work and interaction with its customers. Through digitalization, a business can achieve automation and standardization without manual intervention, which minimizes costs and maximizes operating efficiency.

Mission

Inspired by the prospects of China’s Internet network digital operation industry and based on the in-depth analysis of the survival and development status of traditional small businesses, Sancaijia captured business opportunities, followed the trend, and established its mission: to help traditional small businesses achieve digitalization.

Business Strategies

In 2017, Mr. Ning Wen, the founder of Sancaijia is a management researcher with 20 years of business operation experience in different industries. Mr. Wen, together with a team of experts in information technology, marketing, human resources, financial management and other fields, launched the market and technical research for the SaaS platform.

Sancaijia was looking for a target industry as a foothold to start the design of SaaS platform. In 2018, Sancaijia decided to first utilize the SaaS platform in the residential housing leasing industry (hereinafter referred to as real estate leasing). Compared with other industries that have achieved different degrees of digitalization, real estate leasing is a new field that has not been digitalized. The demands for operational data accuracy, depth, and breadth were greatly limited by the operation of traditional offline stores. As China’s urbanization accelerates, the transaction volume of real estate leasing has skyrocketed. Market participants urgently need advanced management systems that conform to market needs. to break through the difficulties of standardization and large-scale operations caused by traditional offline transaction methods.

In order to conduct a test of the target industry and to understand the operating rules and needs of this industry in order to independently develop SaaS platform, Sancaijia started operating the real estate leasing business in December 2017, and independently designed and developed SaaS products in September 2018. In July 2019, Sancaijia released the SaaS platform for the first time, and immediately put it into real estate leasing business applications.

The SaaS platform in the real estate leasing business proves that the solutions address and solve the management and operation challenges in the large-scale leasing industry. On the one hand, it proves that the strategy was correct. On the other hand, it gave us assurance and confidence in the business value of the SaaS platform.

In 2020, the COVID-19 pandemic greatly affected the housing leasing industry in China. Additionally, the SaaS application in real estate leasing industry grew competitive and saturated quickly. As a result, Sancaijia strategically discontinued the real estate leasing business and officially embarked on the journey of exploring new target industries.

Sancaijia is convinced that, under the digital era, a business can enjoy the economic benefits brought by digitalization as long as we integrate the core elements, the management of human resources, financial resources, and inventory and equipment into the SaaS platform. In the long run, Sancaijia aims to maintain and strengthen the position in China. Sancaijia intends to focus on the following key strategies in pursuit of Sancaijia’s goal:

●	attract and retain more clients and improve their performance;

●	continue to expand the reach by expanding the industries Sancaijia serves;

●	diversify and expand the value-added product and service offerings;

●	pursue selective acquisition and partnership;

●	continue to innovate, upgrade the technology and enhance the database, as well as attract more property listings; and

●	attract, retain and motivate talent.

Competitive Strengths

●

Extensive and integrated digitalization solutions. The SaaS platform provides integrated tools and value-added services to help the customers reduce the cost of doing business and expand their scope of operations.

●	Increased customer satisfaction. Sancaijia listens to the users’ feedbacks and continue to develop and improve the SaaS platform to help customers grow their online business with integrated tools and services to execute transactions and source customers.

●	Unique Competitive Position with Differentiated Business Model. The SaaS solutions help traditional enterprises achieve digitalization. Sancaijia builds the solutions based on people, finance and products, the three pillars of operation and help enterprises improve efficiency, reduce costs, broaden the scope of services, and realize the digitalization of traditional enterprises with mobility, streamlining, standardization and digitalization.

●	Multiple Avenues to Drive Strong Long-Term Growth. The VIE and the VIE’s subsidiaries have their own sales team and work with business partners facilitate business development.

●	Highly Experienced and Incentivized Management Team. Our management team are consisted of talents from different background, all passionate about and experienced with the industry. Sancaijia is able to achieve Sancaijia’s goals quickly and efficiently with the leadership of the resourceful management team.

Challenges

Sancaijia’s ability to realize its mission and execute the strategies is subject to risks and uncertainties, including the following:

●	ability to continue to attract new and retain existing customers and other market participants using the website and mobile applications;

●	ability to successful develop, deploy and market new products and services;

●	ability to protect the intellectual property and proprietary rights of the VIE and the VIE’s subsidiaries;

●	ability to compete successfully with current and future competitors;

●	directors, officers and principal shareholders have substantial influence over our Company and their interests may not be aligned with the interests of our other shareholders; and

●	fluctuations in the PRC overall economic growth and the ability to adapt the business to fluctuations in the general economy.

Please see “Risk Factors” and other information included in this prospectus for a discussion of these and other risks and uncertainties that we, Sancaijia and Sancaijia’s subsidiaries face.

Products and Services

The SaaS platform is to help businesses realize digital operation, which is a deep integration of Internet computing technology and business model. This integration will inevitably bring about changes in corporate business models, operating models, organizational structures, corporate culture, etc. Through the digital restructure of business processes, it will adapt to an online operating environment, optimizes the back-end office work and interaction with its customers Through digitalization, a business can achieve automation and standardization without manual intervention, which encourages innovation of new products, updates of business models, minimizes costs, thus maximizes operating efficiency.

The SaaS platform is designed with good compatibility and can easily adapt to the current Internet operating environments and methods. It can be run on a computer, as a WeChat application, and an independent mobile application on a smart phone. In this way, business owners and managers can view operation data in a timely manner no matter where they are, make correct decisions in a timely manner, and effectively manage the business, thus reducing operating losses and increasing economic benefits.

Sancaijia and the subsidiaries of Sancaijia provide two services: standard SaaS platform application services and SaaS platform customization and development, which are collectively referred to as SaaS solutions. The SaaS solutions have a limited operating history. Revenue for the fiscal year ended September 30, 2021 and 2020 was $7.89 million and $3.65 million (restated), respectively. Revenue for the six months ended March 31, 2022 and 2021 was $1.88 million and $4.52 million, respectively. Historical results and growth may not be indicative of future performance, and Sancaijia and its subsidiaries may fail to continue the growth or maintain the historical growth rates. See “Risk Factors – Risks Related to the Business and Industry – The VIE and the VIE’s subsidiaries have a limited operating history in a competitive and rapidly evolving industry; it may be difficult to evaluate their prospects, and the VIE and the VIE’s subsidiaries may not be able to effectively manage the growth.”

SaaS Solutions – Standard SaaS Platform Application Services

The standard SaaS platform application services provide digitalization solutions for small businesses. Sancaijia built a mobile management solution system that enables business owners to manage and monitor their operations via mobile phones. The standard SaaS platform application services currently offer the following functions: customer acquisition, transaction, settlement, customer management, employee management, data analysis and supply chain services for the duration of the contract period, which is usually a year. As the business develops and the application industries grows, Sancaijia is remodeling the SaaS platform application to meet the needs of business owners in different industries, especially in the agriculture industry and consumer services. Sancaijia plans to use the current research and development staff and does not expect to increase its research and development expense. Sancaijia typically charges a 3% to 5% fee on the transaction settlement amount, between the businesses Sancaijia serve and their customers, which are completed on the SaaS platform.

1.	Customer Acquisition

The customer acquisition function helps set up WeChat subscription accounts, WeChat video accounts, Douyin, live broadcast and other Internet customer acquisition channels for the companies, so that their products and services can be easily accessed by the public through these channels. Through these social media accounts, the companies can conduct marketing and promotion and complete transactions online. Viewers can easily access Sancaijia’s webpage through these social media. Online marketing expands customer reach and the customers can get quick access information about Sancaijia. Compared traditional sales and marketing method through retail stores, television, billboard, etc., online marketing is much more effective and cost-efficient.

2.	Transaction

The transaction function has small programs, service numbers, and official websites for companies and their customers to facilitate transactions in the SaaS platform. It enables customers of the companies to select products, confirm price, delivery address, delivery methods, and place order online. Sancaijia can track transactions, customer services in the SaaS platform. Customer can evaluation the products and purchase experiences, which helps to implement employee performance management for the companies.

3.	Settlement

This settlement function can process not only settlement of payments between the companies and their customers, but also the settlement of multi-party split accounting between the companies and its vendors and customers. The settlement function supports WeChat payment, Alipay and other payment methods. The SaaS platform provides convenience for companies to conduct online settlement with split accounting as its highlight and core feature. Multi-party settlement is relatively easy to implement offline, but it becomes a challenge when execute online. Sancaijia made it possible in the settlement function, and therefore digitalized the full transaction and settlement process.

4.	Customer Management

The customer management functions helps a company collect, organize, analyze and share customer information internally online, which improves service quality, maintains the relationship with old customers, and helps decision makers understand the overall situation of customers and any problems in the process of customer maintenance, so as to carry out business guidance and strategic adjustments in time to avoid the loss of customers. Through the customer management function, a company can collect customer feedback. On the one hand, the feedback can be used as a basis for improving products and management. On the other hand, customers feel that they are valued and are more likely to repurchase.

5.	Employee Management

The employee management function is an integrated online solution system for human resource management utilizing DingTalk and WeChat and established a connection with the business data on the SaaS platform. It assists companies in onboarding, resignation, performance appraisal, salary accounting, social security information maintenance, etc. This function can also be extended to the management of temporary laborers other than formal employees and to connect with talent recruitment resources in the blockchain talent pool.

6.	Supply Chain

By taking advantage of the standardized characteristics of the SaaS platform, the supply chain function helps companies solve the problems of high communication costs caused by scattered offline suppliers, inconvenient management, excessive product varieties, complicated order information, and the untimely and unsecured offline transmission of incomplete data. This facilitates standardized operation, improves operation efficiency, reduces supply chain management costs, and makes large-scale operation possible.

7.	Data Analysis

The mobility feature of the SaaS platform enables business managers to receive operating business data and financial data anytime and anywhere through a mobile phone, providing decision-makers with decision-making basis. Additionally, companies can analyze the date of their customers to better understand their customers, timely adjust business strategies, and find pain points to timely resolve, therefore improving operating efficiency.

The standard SaaS platform application services charge system service fee, which is at 3-5% of the transaction amount completed through the SaaS platform. Revenue from SaaS platform standard service was mainly from rental property leasing transactions.

The VIE purchased cloud services from Alibaba Cloud and maintained the transactions and operation data on Alibaba Cloud. Alibaba Cloud has a comprehensive and systematic data security system of data management and uses technical measures based on the complete data security lifecycle. The architecture of the data management includes security modules of various layers, authentication, authorization, access control, and log auditing, etc., which provides a comprehensive cloud data security solution. All data stored on Alibaba Cloud is protected by strong customer isolation security and control capabilities of Alibaba Cloud. The VIE and its subsidiaries provide the SaaS platform for its customers to operate their own business. The customers of the VIE and its subsidiaries retain control, maintenance, and ownership of their own data, which is encrypted and stored in Alibaba Cloud. The VIE and its subsidiaries have no control of this data and have no authority to access the user information stored by its customers. The VIE and its subsidiaries only have access to data related to the operation and maintenance of the SaaS platform, which does not include data related with its customer’s clients, or users. Pursuant to the service agreements between the VIE and Alibaba Cloud, the VIE purchased the cloud storage and services on a monthly basis.

SaaS Solutions – SaaS Platform Customization and Development

Sancaijia, Sancaijia Technology and Caibaoyun also provide customization and software development services according to the requirements of the customers. The software and solutions include computer based logistic management system, purchase and sales management system, project management system, internal control systems, office management systems, online operating systems, online data management etc. Customers are charged a one-time customization fee. The average time for us to complete each service project is about three months. As of March 31, 2022, the backlog of the SaaS platform customization and development was RMB2.42 million, approximately $0.38 million. As of September 30, 2021, the backlog of the SaaS platform customization and development was RMB8.03 million, approximately $1.24 million. To ensure that the SaaS solutions perform effectively, Sancaijia and Caibaoyun also provide warranty and support in addition to the customization services. Certain customers can request warranty services to be performed for certain customization and development services the VIE and the VIE’s subsidiaries provide. The warranty services fee is typically at an amount equal to less than 10% of the customization fee. These services are mainly considered as a separate performance obligation. The customization fee and warranty services fee are based on the services provided and are negotiated on a case-by-case basis. The revenue for the one-time customization fee is recognized on delivery and customer acceptance. The warranty services fee is amortized over the contract period.

The customers are involved in a wide variety of industries, including construction, labor management, entertainment, property management and so on. These companies from different industries are moving towards digitalization with the help of the system customization and development services. Sancaijia is proud to achieve its goal and fulfill Sancaijia’s mission step by step.

Discontinued Business - Rental Property Subleasing and Smart Locks Distribution

On December 10, 2020, Sancaijia entered into an equity transfer agreement, which was completed on December 28, 2020, to sell 100% of the equity interest it held in Sancai Real Estate Management Co., Ltd., which operated subleasing business, to Sancai Group Co., Ltd., a former related party of Sancai Holding, for a total of approximately $3.42 million (RMB22.33 million). Mr. Ning Wen previously was the legal representative and a majority shareholder of Sancai Group Co., Ltd. On December 8, 2020, Mr. Ning ceased to be the legal representative and majority shareholder. Since December 8, 2020, Sancai Group Co., Ltd. has been controlled by a non-related party. The price was determined based on the valuation provided by Shaanxi Long Hao Real Estate Asset Appraisal Co., Limited, a national registered and licensed appraisal firm, Prior to December 2020, Sancai Real Estate Management Co., Ltd. leased residential properties from individual property owners on a long-term basis, renovated and furnished such properties in a clean and modern manner, and rented them out to individual tenants.

As of June 30, 2019, Sancai Real Estate Management Co., Ltd. leased an aggregate 11,434 properties from property owners. On July 1, 2019, Sancai Real Estate Management Co., Ltd. sold and transferred leases for 10,167 of these properties to City Community Service Group Co. Ltd. of Xian for a total of $18.93 million. The price was determined based on the valuation provided by Guangzhou Taizhi Asset Appraisal Firm, a national registered and licensed appraisal firm, in its rental property assessment report, using a 10% compounding rate to discount the future cash flow of each of the rental properties.

For a period from late 2019 to December 2020, Sancai Real Estate Management Co., Ltd. engaged in the distribution of smart locks for residential properties and offices as an added value for its corporate customers that subscribe to its SaaS platform application. The large amount of smart locks Sancai Real Estate Management Co., Ltd. purchased allowed it to negotiate a lower price for the corporate customers. The smart locks were connected to the SaaS platform so that the corporate customers can control the locks.

As a result of the disposal of Sancai Real Estate Management Co., Ltd., the smart lock business and the rental property subleasing business were discontinued. In accordance with ASC 205, we presented the operating results from Sancai Real Estate Management Co., Ltd. as a discontinued operation, as we believed that no cash flow would be generated by the disposed component and that we nor the VIE would have no significant continuing involvement in the operation of the discontinued component.

As the rental property subleasing business and smart locks distribution were discontinued in December 2020, historical results are not necessarily indicative of the results that may be expected for any future period.

Sales and Marketing

The VIE and the VIE’s subsidiaries adopt a business-to-business (B2B) marketing strategy. The VIE and the VIE’s subsidiaries rely on their customer network for referral and have not relied heavily on advertising. The sales personnel are responsible for engaging with small businesses and marketing the products and services of the VIE and the VIE’s subsidiaries. The VIE plans to build a sales and marketing team that is consisted of experienced personnel in information technology and finance industries.

Employees

The VIE and the VIE’s subsidiaries had 80 full-time employees as of the date of this prospectus. The following table sets forth a breakdown of the employees by function as of the date of this prospectus.

	Number of employees	% of total
Products design and development	12	15.00%
Sales and marketing	15	22.50%
Customer service and operation	34	42.50%
Management and administration	19	23.75%
Total	80	100.00%

The success of the VIE and the VIE’s subsidiaries depends on the ability to attract, retain and motivate qualified personnel. The VIE and the VIE’s subsidiaries offer competitive salaries and encourage a corporate culture of passion and innovation.

The VIE and the VIE’s subsidiaries enter into standard contracts and agreements regarding confidentiality, intellectual property, employment, and commercial ethics policies with most of the executive officers, managers and core employees.

Under PRC law, the VIE and the VIE’s subsidiaries participate in various employee social security plans that are organized by municipal and provincial governments for the PRC-based full-time employees, including pension, unemployment insurance, work-related injury insurance, medical insurance and housing insurance. the VIE and the VIE’s subsidiaries are required under PRC law to make contributions from time to time to employee benefit plans for the PRC-based full-time employees at specified percentages of the salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by the local governments in China.

None of the employees are represented by labor unions. We believe that the VIE and the VIE’s subsidiaries maintain a good working relationship with the employees and the VIE and the VIE’s subsidiaries have not experienced any significant labor disputes.

Intellectual Property

We regard the intellectual property rights of the VIE and the VIE’s subsidiaries as critical to their business. The VIE and the VIE’s subsidiaries rely on a combination of copyrights, patents and trademarks laws to protect the intellectual property of the VIE and the VIE’s subsidiaries. As of the date of this prospectus, the VIE and the VIE’s subsidiaries have 10 registered trademarks, 2 registered patents and 28 registered software copyrights in China. the VIE is licensed to use 33 trademarks in China.

All of the trademarks, copyrights, patents and domain names are owned by the VIE and the VIE’s subsidiaries, for the purpose of maintaining and renewing their operating licenses as required by relevant PRC government authorities.

The VIE and the VIE’s subsidiaries implement comprehensive measures to protect the intellectual property of the VIE and the VIE’s subsidiaries in addition to making trademark and patent registration applications. The key measures to protect the intellectual property of the VIE and the VIE’s subsidiaries include: (i) trademark searches prior to the launch of any new products; (ii) timely registration and filing with relevant authorities and application of intellectual property rights for the significant technologies; and (iii) overall source code protection of proprietary information.

Properties

Sancaijia’ headquarter is located in Xi’an, Shaanxi Province, China. Sancaijia’ and its subsidiaries’ operations, including for products design and development, operations, sales and marketing and general and administration, are located at the headquarter. Sancaijia and its subsidiaries have marketing, communication and business development personnel at the office in Xi’an, China. These leases are renewal on yearly basis. We believe that the facilities are adequate to meet the needs for the immediate future. The following table sets forth the leases term and monthly rent for the main offices.

Lease Term	Address	Space (square meters)	Monthly Rent
October 21, 2020 to October 20, 2022 (renewable annually)	No. 6 Fengcheng Second Road, 4th Floor, Xi’an Economic and Technological Development Zone, Xi’an, Shaanxi, China	1,490	RMB 89,400 ($12,508)

Legal Proceedings

From time to time, we, the VIE and the VIE’s subsidiaries have been and will be involved in various legal proceedings and claims in the ordinary course of business, including employment disputes, contractual disputes and other commercial disputes. As the VIE and the VIE’s subsidiaries entered into contractual relationship with various real estate management companies and leasing agencies, the VIE and the VIE’s subsidiaries have been and may continue to be involved in legal proceedings and assume joint liability when the VIE and the VIE’s subsidiaries provide services to their customers on the platform who are named as defendants due to various reasons including contract violations, lack of cash liquidity and bankruptcy of such business partners. In addition, the VIE and the VIE’s subsidiaries have been and may from time to time be involved in labor and employment related disputes with and subject to such claims by employees. As of the date of this prospectus, there are some ordinary routine legal proceedings incidental to the business, to which any of the VIE and the VIE’s subsidiaries is a party or of which any of the property is subject. We do not believe the legal proceedings are material to the business of the VIE and the VIE’s subsidiaries or the financial conditions. Some of the proceedings present the same or similar legal or factual issues. The claims for damages of the proceedings, exclusive of interest and cost, on an aggregated basis, do not exceed 10 percent of the current assets on a consolidated basis. We, the VIE and the VIE’s subsidiaries will defend vigorously. Although it is not feasible to predict the outcome of these matters, as of the date of this prospectus, none of the legal proceedings have resulted, and we believe that they will not result, given the information currently available, in any material adverse effect on the business, financial condition or results of operations of the VIE and the VIE’s subsidiaries. Regardless of the outcome, however, litigations or other legal or administrative proceedings may result in substantial costs and diversion of management resources and attention. See “Risk Factors — Risks Related to the Business and Industry —The VIE and the VIE’s subsidiaries have been and may continue to be subject to complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings from time to time. If the outcome of these complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings is adverse to us, it could have a material adverse effect on the business, results of operations, financial condition, liquidity, cash flows and reputation of the VIE and the VIE’s subsidiaries.” and “Risk Factors — Risks Related to the Business and Industry —Our directors, management and shareholders have been and may from time to time be subject to negative publicity or claims, controversies, lawsuits, other legal and administrative proceedings and fines, which could have a material adverse effect on the business, results of operations, financial condition and reputation of the VIE and the VIE’s subsidiaries.”

Regulations

The VIE and the VIE’s subsidiaries operate in an increasingly complex legal and regulatory environment. The VIE and the VIE’s subsidiaries are subject to a variety of PRC and foreign laws, rules and regulations across numerous aspects of the business of the VIE and the VIE’s subsidiaries. This section sets forth a summary of the principal PRC laws, judicial interpretations, rules and regulations relevant to the business and operations of the VIE and the VIE’s subsidiaries in the PRC.

Regulations Relating to Foreign Investment

The Guidance Catalogue of Industries for Foreign Investment

Investment activities in the PRC by foreign investors are subject to the Catalogue for the Guidance of Foreign Investment Industry, or the Catalogue, which was promulgated and amended from time to time by the MOFCOM and the NDRC. The Foreign Investment Catalogue which was promulgated jointly by MOFCOM and the NDRC, on June 28, 2017 and became effective on July 28, 2017, classifies industries into three categories with regard to foreign investment: (1) “encouraged,” (2) “restricted,” and (3) “prohibited.” The latter two categories are included in a negative list, which was first introduced into the Foreign Investment Catalog in 2017 and specified the restrictive measures for the entry of foreign investment.

On June 28, 2018, MOFCOM and NDRC jointly promulgated the Special Administrative Measures (Negative List) for Foreign Investment Access, or the Negative List (Edition 2018), which replaced the negative list attached to the Foreign Investment Catalogue in 2017. On June 30, 2019, MOFCOM and NDRC jointly issued the Special Administrative Measures (Negative List) for Foreign Investment Access, or the Negative List (Edition 2019), which replaced the Negative List (Edition 2018), and the Catalogue of Industries for Encouraging Foreign Investment (Edition 2019), or the Encouraging Catalogue (Edition 2019), which replaced the encouraged list attached to the Foreign Investment Catalogue in 2017. On June 23, 2020, MOFCOM and NDRC jointly issued the Special Administrative Measures for Access of Foreign Investment (Negative List), or the Negative List (Edition 2020), which replaced the Negative List (Edition 2019). On December 27, 2021, the NDRC and the MOFCOM promulgated the latest Special Entry Management Measures (Negative List) for the Access of Foreign Investment (Edition 2021), or the Negative List (Edition 2021), which came into effect on January 1, 2022.

Pursuant to the Negative List (Edition 2021), any industry that is not listed in any of the restricted or prohibited categories is classified as a permitted industry for foreign investment. Establishment of wholly foreign-owned enterprises is generally allowed for industries outside of the Negative List. For the restricted industries within the Negative List, some are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. Industries not listed in the Negative List are generally open to foreign investment unless specifically restricted by other PRC regulations. In addition, restricted category projects are subject to higher-level government approvals and certain special requirements. Foreign investors are not allowed to invest in industries in the prohibited category. The provision of value-added telecommunications services falls in the restricted category under the Special Administrative Measures and the percentage of foreign ownership cannot exceed 50% (except for e-commerce).

In addition, the NDRC and the Ministry of Commerce promulgated the Encouraged Industry Catalogue for Foreign Investment (Edition 2020), or the Encouraging Catalogue (Edition 2020), which came into effect on January 27, 2021 and replaced the Encouraging Catalogue (Edition 2019) effective on July 30, 2019, is divided into two parts, namely the Nationwide Catalogue of Encouraged Industries for Foreign Investment and the Catalogue of Priority Industries for Foreign Investment in Central and Western China. The Nationwide Catalogue of Encouraged Industries for Foreign Investment lists a total of 480 industry sectors that encourage foreign investments; the Catalogue of Priority Industries for Foreign Investment in Central and Western China lists industry sectors that each province and city wish to introduce.

The Administrative Provisions on Administration of Foreign-Invested Telecommunications Enterprises (revised in 2022), or the FITE Regulations, are the key regulations for foreign direct investment in telecommunications companies in China. The FITE Regulations stipulate that the foreign investor of a telecommunications enterprise is prohibited from holding more than 50% of the equity interest in a foreign-invested enterprise, or the FIE, that provides value-added telecommunications services, except as otherwise stipulated by the State. In addition, the main foreign investor who invests in a value-added telecommunications enterprise in China must demonstrate the funds and professionals commensurate with its business operation. Moreover, foreign investors that meet these qualification requirements that intend to invest in or establish a value-added telecommunications enterprise operating the value-added telecommunications business must obtain approvals from the Ministry of Industry and Information Technology, or the MIIT, and MOFCOM, or their authorized local counterparts, which retain considerable discretion in granting approvals.

On July 13, 2006, the MIIT issued the Circular on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Services, or the MIIT Circular 2006, which requires that (i) foreign investors can only operate a telecommunications business in China through establishing a telecommunications enterprise with a valid telecommunications business operation license; (ii) domestic license holders are prohibited from leasing, transferring or selling telecommunications business operation licenses to foreign investors in any form, or providing any resource, sites or facilities to foreign investors to facilitate the unlicensed operation of telecommunications business in China; (iii) value-added telecommunications services providers or their shareholders must directly own the domain names and registered trademarks they use in their daily operations; (iv) each value-added telecommunications services provider must have the necessary facilities for its approved business operations and maintain such facilities in the geographic regions covered by its license; and (v) all value-added telecommunications services providers should improve network and information security, enact relevant information safety administration regulations and set up emergency plans to ensure network and information safety. The provincial communications administration bureaus, as local authorities in charge of regulating telecommunications services, may revoke the value-added telecommunications business operation licenses of those who fail to comply with the above requirements or fail to rectify such noncompliance within specified time limits.

To comply with the above foreign investment restrictions, the VIE and the VIE’s subsidiaries operate the value-added telecommunications services in China through Sancaijia. However, there remain substantial uncertainties with respect to the interpretation and application of existing or future PRC laws and regulations on foreign investment. See “Risk Factors—Risks Related to Our Corporate Structure—Sancai Holding is a holding company with no material operation. Sancai WFOE entered into the VIE Agreements with Sancaijia, the consolidated variable interest entity, and its shareholders that established the VIE structure. Sancaijia and its subsidiaries conduct business in China. If the PRC government deems that the VIE structure do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we would not be able to enforce the VIE Agreements and could be subject to severe penalties or be forced to relinquish our interests in those operations.”

In October 2016, the MOFCOM issued the Interim Measures for Record-filing Administration of the Establishment and Change of Foreign-invested Enterprises or FIE Record-filing Interim Measures, which was revised in June 2018. Pursuant to FIE Record-filing Interim Measures, the establishment and change of FIE are subject to record-filing procedures, instead of prior approval requirements, provided that the establishment or change does not involve special entry administration measures. If the establishment or change of FIE matters involves the special entry administration measures, the approval of the MOFCOM or its local counterparts is still required. Pursuant to the Announcement [2016] No. 22 of the NDRC and the MOFCOM dated October 8, 2016, the special entry administration measures for foreign investment apply to restricted and prohibited categories specified in the Catalogue, and the encouraged categories are subject to certain requirements relating to equity ownership and senior management under the special entry administration measures. However, as the PRC Foreign Investment Law has taken effect, the MOFCOM and the SAMR, jointly approved the Foreign Investment Information Report Measures on December 19, 2019, which went into effect on January 1, 2020. According to the Foreign Investment Information Report Measures, which repealed the FIE Record-filing Interim Measures, foreign investors or FIEs shall report their investment-related information to the competent local counterparts of the MOFCOM through the Enterprise Registration System and National Enterprise Credit Information Notification System.

The Foreign Investment Law

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which took effect on January 1, 2020 and replaced three existing laws on foreign investments in China, namely, the PRC Sino-foreign Equity Joint Venture Law, the PRC Sino-foreign Cooperative Joint Venture Law and the PRC Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. On December 26, 2019, the Regulation on the Implementation of the Foreign Investment Law of the People’s Republic of China, was issued by the State Council and came into force on January 1, 2020. The form of organization, organizational structures and activities of foreign-invested enterprises shall be governed, among others, by the PRC Company Law and the PRC Partnership Enterprise Law. Foreign-invested enterprises established before the implementation of the Foreign Investment Law may retain the original business organization and so on within five years after the implementation of this law. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in China. The Foreign Investment Law establishes the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

According to the Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities, or otherwise organizations of a foreign country (collectively referred to as “foreign investor”) within China, and the investment activities include the following situations: (i) a foreign investor, individually or collectively with other investors, establishes a foreign-invested enterprise within China; (ii) a foreign investor acquires stock shares, equity shares, shares in assets, or other like rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, invests in a new project within China; and (iv) investments in other means as provided by laws, administrative regulations, or the State Council.

According to the Foreign Investment Law, the State Council will publish or approve to publish the “negative list” for special administrative measures concerning foreign investment. The Foreign Investment Law grants national treatment to foreign-invested entities, or FIEs, except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list.” The Foreign Investment Law provides that FIEs operating in foreign restricted or prohibited industries will require market entry clearance and other approvals from relevant PRC governmental authorities. If a foreign investor is found to invest in any prohibited industry in the “negative list,” such foreign investor may be required to, among other aspects, cease its investment activities, dispose of its equity interests or assets within a prescribed time limit and have its income confiscated. If the investment activity of a foreign investor is in breach of any special administrative measure for restrictive access provided for in the “negative list,” the relevant competent department shall order the foreign investor to make corrections and take necessary measures to meet the requirements of the special administrative measure for restrictive access. On June 30, 2019, MOFCOM and NDRC jointly issued the Negative List (Edition 2019). On June 23, 2020, MOFCOM and NDRC jointly issued the Special Administrative Measures for Access of Foreign Investment (Negative List), or the Negative List (Edition 2020), which replaced the Negative List (Edition 2019). The latest version of the Negative List (Edition 2021) was issued on December 27, 2021, which took effect on January 1, 2022 and superseded the previous lists. See “Regulations — Regulations relating to Foreign Investment-The Guidance Catalogue of Industries for Foreign Investment.”

Besides, the PRC government will establish a foreign investment information reporting system, according to which foreign investors or foreign-invested enterprises shall submit investment information to the competent department for commerce concerned through the enterprise registration system and the enterprise credit information publicity system, and a security review system under which the security review shall be conducted for foreign investment affecting or likely affecting the state security.

Furthermore, the Foreign Investment Law provides that foreign invested enterprises established according to the existing laws regulating foreign investment before the implementation of the Foreign Investment Law may maintain their structure and corporate governance within five years after the implementing of the Foreign Investment Law.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that a foreign investor may freely transfer into or out of China, in Renminbi or a foreign currency, its contributions, profits, capital gains, income from disposition of assets, royalties of intellectual property rights, indemnity or compensation lawfully acquired, and income from liquidation, among others, within China; local governments shall abide by their commitments to the foreign investors; governments at all levels and their departments shall enact local normative documents concerning foreign investment in compliance with laws and regulations and shall not impair legitimate rights and interests, impose additional obligations onto FIEs, set market access restrictions and exit conditions, or intervene with the normal production and operation activities of FIEs; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; and mandatory technology transfer is prohibited.

Company Law

Pursuant to the PRC Company Law, promulgated by the Standing Committee of the National People’s Congress (the “SCNPC”) on December 29, 1993, effective as of July 1, 1994, and as revised on December 25, 1999, August 28, 2004, October 27, 2005, December 28, 2013 and October 26, 2018, the establishment, operation and management of corporate entities in the PRC are governed by the PRC Company Law. The PRC Company Law defines two types of companies: limited liability companies and companies limited by shares.

Our PRC subsidiary is a limited liability company. Unless otherwise stipulated in the related laws on foreign investment, foreign invested companies are also required to comply with the provisions of the PRC Company Law.

Regulations Relating to Value-Added Telecommunication Services

On September 25, 2000, the State Council issued the PRC Regulations on Telecommunications, or the Telecom Regulations, as last amended on February 6, 2016, to regulate telecommunications activities in China. Among all of the applicable laws and regulations, the Telecom Regulations, promulgated is the primary governing law, and sets out the general framework for the provision of telecommunications services by domestic PRC companies. The Telecom Regulations divided the telecommunications services into two categories, namely “infrastructure telecommunications services” and “value-added telecommunications services.” Pursuant to the Telecom Regulations, operators of value-added telecommunications services, or VATS, must first obtain a Value-added Telecommunications Business Operating License, or VATS License, from the MIIT, or its provincial level counterparts. If operating telecommunications business without authorization or beyond one’s scope of business, the State Council’s department in charge of the information industry or the telecommunications administration authority of the province, autonomous region or municipality directly under the central government shall ex officio order rectification of the matter, confiscate the illegal income and impose a fine of not less than three times and not more than five times the illegal income; if there is no illegal income or if the illegal income is less than CNY50,000, it shall impose a fine of not less than CNY100,000 and not more than CNY1 million; if the case is serious, it shall order the perpetrator to suspend operations and undergo rectification.

The Classified Catalog of Telecommunications Services (2015 Version), or the 2015 MIIT Catalog, defines information services as “the information services provided for users through public communications networks or internet by means of information gathering, development, processing and the construction of the information platform.” Moreover, information services continue to be classified as a category of VATS and are clarified to include information release and delivery services, information search and query services, information community platform services, information real-time interactive services, and information protection and processing services under the 2015 MIIT Catalog.

The Administrative Measures on Internet Information Services, or ICP Measures, which was promulgated by the State Council in September 2000 and most recently amended on January 8, 2011, set forth more specific rules on the provision of internet information services. According to ICP Measures, any company that engages in the provision of commercial internet information services shall obtain a sub-category VATS License for Internet Information Services, or ICP License, from the relevant government authorities before providing any commercial internet information services within the PRC. Pursuant to the above-mentioned regulations, “commercial internet information services” generally refer to provision of specific information content, online advertising, web page construction and other online application services through internet for profit making purpose.

The Administrative Measures on Licensing of Telecommunications Business, or the Licenses Measures, issued on March 1, 2009 and most recently amended on July 3, 2017, which set forth more specific provisions regarding the types of licenses required to operate VATS, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. Under these regulations, a commercial operator of VATS must first obtain a VATS License from MIIT or its provincial level counterparts, otherwise such operator might be subject to sanctions including corrective orders and warnings from the competent administration authority, fines and confiscation of illegal gains and, in the case of significant infringements, the related websites may be ordered to close.

Under the Licenses Measures, where telecommunications operators change the name, legal representative or registered capital within the validity period of their operating licenses, they shall file an application for update of the operating license to the original issuing authority within 30 days after completing the administration for industry and commerce. Those fail to comply with the procedure may be ordered to make rectifications, issued a warning or imposed a fine of RMB5,000 to RMB30,000 by the relevant telecommunications administrations.

The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, issued by the MITT in July 2006, requires foreign investors to set up foreign-invested enterprises and obtain a license for value-added telecommunications services. It prohibits domestic telecommunication service providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. According to this circular, either the holder of a value-added telecommunication services operation permit or its shareholders must directly own the domain names and trademarks used by such license holders in their provision of value-added telecommunication services. The circular also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license.  The MIIT or its provincial counterpart has the power to require corrective actions after discovering any non-compliance by operators, and where operators fail to take those steps, the MIIT or its provincial counterpart can revoke the value-added telecommunications services license.

The VIE and the VIE’s subsidiaries engage in business activities that are VATS as defined in the Telecom Regulations and the Catalog. To comply with the relevant laws and regulations, the VIE has obtained the ICP and EDI Licenses on August 10, 2020, while the subsidiary of the VIE, Xi’an Miaobijia has obtained the ICP and EDI Licenses on August 30, 2021.

Regulations on Internet Information Services

On September 25, 2000, the State Council promulgated the Administrative Measures on Internet Information Services, or the Internet Measures, which was later amended on January 8, 2011. Under the Internet Measures, a value-added telecommunications license shall be obtained before conducting commercial internet information services in the PRC, and a filing requirement shall be satisfied before conducting non-commercial internet information service. The provision of information services through mobile apps is subject to the PRC laws and regulations governing Internet information services.

The content of the internet information is highly regulated in China and pursuant to the Internet Measures, the PRC government may shut down the websites of internet information providers and revoke their value-added telecommunications licenses (for commercial Internet information services) if they produce, reproduce, disseminate or broadcast internet content that contains content that is prohibited by law or administrative regulations. Internet information services operators are also required to monitor their websites. They may not post or disseminate any content that falls within the prohibited categories, and must remove any such content from their websites, save the relevant records and make a report to the relevant governmental authorities. The PRC government may require corrective actions to address non-compliance by ICP License holders or revoke their ICP License for serious violations. In addition, as the internet information service providers, under the PRC Tort Liability Law, which became effective in July 2010, they shall bear tortious liabilities in the event they infringe upon other person’s rights and interests due to providing wrong or inaccurate content through the internet. Where an internet service provider conducts tortious acts through internet services, the infringed person has the right to request the internet service provider take necessary actions such as deleting contents, screening and de-linking. Failing to take necessary actions after being informed, the internet service provider will be subject to its liabilities with regard to the additional damages incurred. Where an internet service provider knows that an internet user is infringing upon other persons’ rights and interests through its internet service but fails to take necessary actions, it is jointly and severally liable with the internet user.

Regulations on Mobile Internet Applications

On June 28, 2016, the State Internet Information Office promulgated the Administrative Provisions on Mobile Internet Application Information Services, or the Mobile Application Administrative Provisions, which became effective on August 1, 2016. Pursuant to the Mobile Application Administrative Provisions, a mobile internet app refers to an app software that runs on mobile smart devices providing information services after being pre-installed, downloaded or embedded through other means. Mobile internet app providers refer to the owners or operators of mobile internet apps.

Pursuant to the Mobile Application Administrative Provisions, a mobile internet app provider shall obtain the relevant qualifications as required by laws and regulations, strictly implement their information security management responsibilities, and carry out the duties including to establish and complete user information security protection mechanism, to establish and complete information content inspection and management mechanisms, to protect users’ right to know the right to choose in the process of usage, and to record users’ daily information and preserve it for sixty (60) days.

Furthermore, a mobile internet app provider shall authenticate the identity information of the registered users including their mobile telephone number and other identity information under the principle that mandatory real name registration at the back-office end, and voluntary real name display at the front-office end and must not enable functions that can collect a user’s geographical location information, access user’s contact list, activate the camera or recorder of the user’s mobile smart device or other functions irrelevant to its services, nor is it allowed to conduct bundle installations of irrelevant app programs, unless it has clearly indicated to the user and obtained the user’s consent on such functions and app programs. If an app provider violates the regulations, the internet app store service provider must take measures to stop the violations, including giving a warning, suspension of release, withdrawal of the app from the platform, keeping a record of the incident and reporting the incident to the relevant governmental authorities.

Under the Interim Measures on the Administration of Pre-Installation and Distribution of Applications for Mobile Smart Terminals, which took effect on July 1, 2017, the internet information service provider is also required to ensure that an app, as well as its ancillary resource files, configuration files and user data, can be conveniently uninstalled by its users, unless it is a basic function software (i.e., software that supports the normal functioning of hardware and operating system of a mobile smart device).

The MIIT issued the Notice on the Further Special Rectification of Apps Infringing upon Users’ Personal Rights and Interests, or the Further Rectification Notice, on July 22, 2020. The Further Rectification Notice requires that certain conducts of app service providers should be inspected, including, among others, (i) collecting personal information without the user’s consent, collecting or using personal information beyond the necessary scope of providing services, and forcing users to receive advertisements; (ii) requesting user’s permission in a compulsory and frequent manner, or frequently launching third-parties apps; and (iii) deceiving and misleading users into downloading apps or providing personal information. The Further Rectification Notice also set forth that the period for the regulatory specific inspection on apps and that the MIIT will order the non-compliant entities to modify their business within five business days, or otherwise to make public announcement to remove the apps from the app stores and impose other administrative penalties.

On June 14, 2022, the Cyberspace Administration of China, or the CAC, promulgated the Administrative Provisions on Mobile Internet Applications Information Services, or the APP Provisions, which became effective on August 1, 2022. The APP Provisions replaced the former Mobile Application Administrative Provisions promulgated on June 28, 2016. Under the APP Provisions, mobile application providers are prohibited from engaging in any activity that may endanger national security, disturb the social order, or infringe the legal rights of third parties. The APP Provisions also require application providers to procure approval of the relevant competent departments or the relevant licenses required by laws and regulations to provide services through such applications.

Regulations on Security Review

In August 2011, the MOFCOM promulgated the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the MOFCOM Security Review Rule, which came into effect on September 1, 2011, to implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011. Under these regulations, a security review is required for foreign investors’ mergers and acquisitions having “national defense and security” implications and mergers and acquisitions by which foreign investors may acquire “de facto control” of domestic enterprises having “national security” implications. In addition, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to a security review, the MOFCOM will look into the substance and actual impact of the transaction. The MOFCOM Security Review Rule further prohibits foreign investors from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions.

On December 19, 2020, the NDRC and MOFCOM promulgated the Measures for the Security Review of Foreign Investments which became effective on January 18, 2021. Under the Security Review of Foreign Investments, for foreign investments that affect or may affect national security, security review shall be conducted by the office led by NDRC and MOFCOM. For the purpose of these Measures, the term “foreign investment” refers to the investment activities carried out by foreign investors directly or indirectly within the territory of the PRC, including the following circumstances:

●	where foreign investors invest, solely or jointly with other investors, in new projects or establishing enterprises in the PRC;

●	where foreign investors acquire equity or assets of domestic enterprises by way of merger and acquisition; or

●	where foreign investors make investments in the PRC in any other form.

Regulations Relating to Information Security and Privacy Protection

Internet information in China is regulated and restricted from a national security standpoint. The PRC government has enacted laws and regulations with respect to internet information security and protection of personal information from any abuse or unauthorized disclosure. The National People’s Congress, or the NPC, promulgated the Decisions on Preserving Internet Security in December 2000 and amended in August 2009, which subject violators to potential criminal punishment in China for any effort to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. In addition, the Ministry of Public Security has promulgated measures prohibiting use of the internet in ways which result in a leak of state secrets or a spread of socially destabilizing content, among other things. If an internet information service provider violates any of these measures, competent authorities may revoke its operating license and shut down its websites.

In recent years, PRC government authorities have enacted laws and regulations on internet use to protect personal information from any unauthorized disclosure. The ICP Measures, promulgated by the State Council requires internet information service providers to maintain an adequate system that protects the security of user information. In December 2005, the Ministry of Public Security, or the MPS, promulgated the Regulations on Technical Measures of Internet Security Protection, requiring internet service providers to utilize standard technical measures for internet security protection. Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT in December 2011 and effective March 2012, an internet information service provider may not collect any personal information on a user or provide any such information to third parties without the user’s consent. It must expressly inform the user of the method, content and purpose of the collection and processing of such user’s personal information and may only collect information to the extent necessary provide its services. An internet information service provider is also required to properly maintain users’ personal information, and in case of any leak or likely leak of such information, it must take immediate remedial measures and, in the event of a serious leak, report to the telecommunication’s regulatory authority immediately.

Pursuant to the Decision on Strengthening the Protection of Online Information, issued by the Standing Committee of the National People’s Congress in December 2012, and the Order for the Protection of Telecommunication and Internet User Personal Information, issued by the MIIT in July 2013, any collection and use of a user’s personal information must be subject to the consent of the user, be legal, rational and necessary and be limited to specified purposes, methods and scopes. An internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying any such information, or selling or providing such information to other parties. An internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancelation of filings, closedown of websites or even criminal liabilities.

Moreover, pursuant to the PRC Criminal Law lastly amended in November 2017, any individual or entity that (i) sells or discloses any citizen’s personal information to others in a way violating the applicable law, or (ii) steals or illegally obtains any citizen’s personal information, shall be subject to criminal penalty in severe situation. Any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, shall be subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client’s information; (iii) any serious loss of criminal evidence; or (iv) other severe situation. In addition, the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate of the PRC on Several Issues Concerning the Application of Law in Handling Criminal Cases of Infringing Personal Information, promulgated in May 2017 and effective June 2017, clarified certain standards for the conviction and sentencing of the criminals in relation to personal information infringement.

On July 1, 2015, the Standing Committee of the National People’s Congress promulgated the PRC National Security Law, which came into effect on the same day. The PRC National Security Law provides that the state shall safeguard the sovereignty, security and cyber security development interests of the state, and that the state shall establish a national security review and supervision system to review, among other things, foreign investment, key technologies, internet and information technology products and services, and other important activities that are likely to impact the national security of the PRC.

The PRC Cybersecurity Law, which was promulgated in November 7, 2016 and took effect on June 1, 2017, requires a network operator, including internet information services providers among others, to adopt technical measures and other necessary measures in accordance with applicable laws and regulations as well as compulsory national and industrial standards to safeguard the safety and stability of network operations, effectively respond to network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data. The Cybersecurity Law emphasizes that any individuals and organizations that use networks must not endanger network security or use networks to engage in unlawful activities such as those endangering national security, economic order and the social order or infringing the reputation, privacy, intellectual property rights and other lawful rights and interests of others. The Cybersecurity Law has also reaffirmed certain basic principles and requirements on personal information protection previously specified in other existing laws and regulations, including those described above. Any violation of the provisions and requirements under the Cybersecurity Law may subject an internet service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

In April 2020, the CAC, the NDRC, MIIT, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, the People’s Bank of China, SAMR, the National Radio and Television Administration, the National Administration of State Secrets Protection, the National Cryptography Administration promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. The Cybersecurity Review Measures provides that the operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

The Cybersecurity Review Measures, together with the Cybersecurity Law, specifies that any purchase of network products and services by critical information infrastructure operators (the “CIIOs”) that may impact national security will be subject to the cybersecurity review. Where the purchase of network products and services by a CIIO influences or may influence state security, the CIIO shall notify the Cybersecurity Review Office, which is under the CAC, and a cybersecurity review shall be conducted pursuant to the Measures. According to Cybersecurity Review Measures, the CIIO shall be identified by the relevant department as protecting critical information infrastructure. In addition, under the Cybersecurity Review Measures, the term “network products and services” mainly refers to core network equipment; high-performance computers and servers; large-capacity storage devices; large-capacity databases and application software; network security equipment; cloud computing services; and other network products and services that have a significant impact on critical information infrastructure security. Under the Cybersecurity Law, where CIIOs use network products or services that have neither been reviewed for security, nor passed the cybersecurity review, they shall be ordered by the relevant competent departments to stop using such products or services, and a fine of no less than one, but no more than ten times the purchase amount shall be imposed. As for the persons directly in charge or otherwise directly responsible, a fine of no less than RMB 10,000 but no more than RMB 100,000 shall be imposed. The VIE, as an internet information services provider, is therefore subject to the regulations relating to information security.

On July 6, 2021, certain PRC regulatory authorities issued Opinions on Strictly Cracking Down on Illegal Securities Activities, which, among others, provides for improving relevant laws and regulations on data security, cross-border data transmission, and confidential information management. It provided that efforts will be made to revise the regulations on strengthening the confidentiality and file management relating to the offering and listing of securities overseas, to implement the responsibility on information security of overseas listed companies, and to strengthen the standardized management of cross-border information provision mechanisms and procedures.

On August 17, 2021, the State Council promulgated the Regulations on Security Protection of Critical Information Infrastructure, which became effective on September 1, 2021. Pursuant to such regulation, critical information infrastructure refers to any important network facilities and information systems of an important industry and field such as public communication and information service, energy, transport, water conservation, finance, public services, e-government affairs and national defense related science and technology industry, and other industries and fields that may seriously endanger national security, people’s livelihood and public interest in case of damage, function loss or data leakage. In addition, relevant administration departments of each important industry and field are responsible for formulating eligibility criteria and determining the critical information infrastructure in the respective industry or field. The operators will be informed by the relevant regulatory authority about the final determination as to whether they are categorized as CIIOs.

On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments. Further, on January 4, 2022, thirteen PRC regulatory agencies, namely, the CAC, the NDRC, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, SAMR, CSRC, the People’s Bank of China, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022.

The Measures for Cybersecurity Review (2021) authorized the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, and required that, among others, in addition to CIIO, any “operator of network platform” holding personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021) further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments if going public; and (iii) the risks of network information security. The cybersecurity review will also look into the potential national security risks from overseas IPOs.

On November 14, 2021, the CAC published the Regulations on Network Data Security (draft for public comments), or the draft Regulations on Network Data Security, which reiterates that data processors that process the personal information of more than one million users intends to list overseas should apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. Currently, the draft Regulations on Network Data Security has been released for public comment only, and its implementation provisions and anticipated adoption or effective date remains substantially uncertain and may be subject to change. We do not know what regulations will be adopted or how such regulations will affect us and our listing on Nasdaq. In the event that the CAC determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties. On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which became effective on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits. The costs of compliance with, and other burdens imposed by, Cybersecurity Law and any other cybersecurity and related laws may limit the use and adoption of the products and services and could have an adverse impact on the business of the VIE and the VIE’s subsidiaries. Further, if the enacted version of the Measures for Cybersecurity Review and/or the Network Internet Data Protection Draft Regulations (draft for comments) mandate clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all.

On July 7, 2022, the CAC promulgated the Measures on Security Assessment of Outbound Data Transfer, or the Outbound Data Transfer Security Assessment Measures, which became effective on September 1, 2022. According to the Outbound Data Transfer Security Assessment Measures, to provide data abroad under any of the following circumstances, a data processor shall declare security assessment for its outbound data transfer to the CAC through the local cyberspace administration at the provincial level: (i) where the data processor will provide important data abroad; (ii) where CIIO or the data processor processing the personal information of more than one million individuals will provide personal information abroad; (iii) where the data processor who has provided personal information of 100,000 individuals or sensitive personal information of 10,000 individuals in total abroad since January 1 of the previous year, will provide personal information abroad; and (iv) other circumstances where the security assessment is required as prescribed by the CAC. Prior to declaring security assessment for outbound data transfer, the data processor shall conduct self-assessment on the risks of the outbound data transfer. For outbound data transfers that have been carried out before the effectiveness of the Outbound Data Transfer Security Assessment Measures, if it is not in compliance with these measures, rectification shall be completed within six months starting from September 1, 2022. Since the Outbound Data Transfer Security Assessment Measures is extremely new, there remain substantial uncertainties about its interpretation and implementation, and it is unclear whether we shall declare a security assessment.

Regulations on House Leasing

Pursuant to the Administration of Urban Real Estate Law of the PRC, which was promulgated by the Standing Committee on July 5, 1994 and most recently amended on January 1, 2020, a written lease contract shall be entered into between the lessor and the lessee for leasing a property, and the contract shall include the terms and conditions such as the term, purpose and price of leasing and liability for maintenance and repair, etc., as well as other rights and obligations of both parties. In March 1999, the National People’s Congress, or the NPC, passed the PRC Contract Law, of which Chapter 13 governs lease contracts. On May 28, 2020, the Third Session of the 13th National People’s Congress passed the Civil Code of the People’s Republic of China which took effect on January 1, 2021, and replaced the PRC Contract Law. According to the Civil Code of the People’s Republic of China, subject to the consent of the lessor, the lessee may sublease the leased item to a third party. Where the lessee subleases the leased item, the leasing contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the contract if the lessee subleases the leased item without the consent of the lessor.

Pursuant to the Administrative Measures on Leasing of Commodity Housing which was issued by Ministry of Housing and Urban-Rural Development on December 1, 2010 and came into effect on February 1, 2011, House may not be leased in any of the following circumstances: (i) the house is an illegal structure;(ii) the house fails to meet mandatory engineering construction standards with respect to safety and disaster preventions; (iii) house usage is changed in violation of applicable regulations; and (iv) other circumstances which are prohibited by laws and regulations. The lessor and the lessee shall register and file with the local property administration authority within thirty days after entering into the lease contract and make further registration for changes of such lease (if any). Non-compliance with such registration and filing requirements shall be subject to fines from RMB1,000 to RMB10,000 provided that they fail to rectify within required time limits. In addition, the housing and urban-rural development department of government of provinces, autonomous regions and centrally-administered municipalities may formulate implementation regulations based on these measures.

Pursuant to the Opinion on Rectifying and Regulating the Order of the Residential Rental Market, or the Opinion, which was jointly promulgated by Ministry of Housing and Urban-Rural Development, National Development and Reform Commission, Ministry of Public Security, State Administration for Market Regulation, China Banking and Insurance Regulatory Commission, Cyberspace Administration on December 13, 2019 and came into effect on the same day, an entity engaging in real estate brokerage business should include “real estate brokerage” in the business scope of its business license, while an entity engaging in house leasing business should include “house leasing” in the business scope of its business license. The Opinion also requires the real estate brokerage companies and the house leasing companies to file the leasing agreements online, use the template of the leasing agreement prepared by the local governmental authorities, prepare the instructions for use of the house and inform the lessee how to use the house. In addition, the Opinion also requires that the amount of payment that a house leasing company receives through rent financing shall not exceed 30% of the rental income of such company, and all the house leasing companies shall rectify such ratio by the end of 2022. Since the Opinion is relatively new, the interpretation and enforcement of the Opinion involve uncertainties.

Regulations on Consumer Protection

In October 1993, the SCNPC promulgated the Law on the Protection of the Rights and Interests of Consumers, or the Consumer Protection Law, which became effective on January 1, 1994 and was further amended on August 27, 2009 and October 25, 2013. Under the Consumer Protection Law, any business operator providing a commodity or service to a consumer is subject to certain mandatory requirements, including the following:

(a) to ensure that commodities and services up to certain safety requirements;

(b) to protect the safety of consumers;

(c) to disclose serious defects of a commodity or a service and to adopt preventive measures against occurrence of damage;

(d) to provide consumers with accurate information and to refrain from conducting false advertising;

(e) to obtain consents of consumers and to disclose the rules for the collection and/or use of information when collecting data or information from consumers; to take technical measures and other necessary measures to protect the personal information collected from consumers; not to divulge, sell, or illegally provide consumers’ information to others; not to send commercial information to consumers without the consent or request of consumers or with a clear refusal from consumers;

(f) not to set unreasonable or unfair terms for consumers or alleviate or release itself from civil liability for harming the legal rights and interests of consumers by means of standard contracts, circulars, announcements, shop notices or other means;

(g) to remind consumers in a conspicuous manner to pay attention to the quality, quantity and prices or fees of commodities or services, duration and manner of performance, safety precautions and risk warnings, after-sales service, civil liability and other terms and conditions vital to the interests of consumers under a standard form of agreement prepared by the business operators, and to provide explanations as required by consumers; and

(h) not to insult or slander consumers or to search the person of, or articles carried by, a consumer or to infringe upon the personal freedom of a consumer.

Business operators in China may be subject to civil liabilities for failing to fulfill the obligations discussed above. These liabilities include restoring the consumer’s reputation, eliminating the adverse effects suffered by the consumer, and offering apology and compensation for any loss thus incurred to the consumer. The following penalties may also be imposed by relevant governmental agencies upon business operators for the infraction of these obligations: issuance of a warning, confiscation of any illegal income, imposition of a fine, an order to cease business operation, revocation of its business license or imposition of criminal liabilities under circumstances that are specified in laws and statutory regulations.

Regulations on Labor Protection

The principal laws that govern employment include: (i) the Labor Law of the PRC, or the Labor Law, promulgated by the SCNPC on July 5, 1994, which has been effective since January 1, 1995 and most recently amended on December 29, 2018; and (ii) the Labor Contract Law of the PRC, or the Labor Contract Law, which was promulgated by the SCNPC on June 29, 2007, came into effect on January 1, 2008, and was amended on December 28, 2012 and became effective on July 1, 2013, and the Implementation Regulations on Labor Contract Law, which was promulgated on September 18, 2008, and became effective since the same day.

According to the Labor Law, an employer shall develop and improve its rules and regulations to safeguard the rights of its workers. An employer shall develop and improve its labor safety and health system, stringently implement national protocols and standards on labor safety and health, conduct labor safety and health education for workers, guard against labor accidents and reduce occupational hazards. Labor safety and health facilities must comply with relevant national standards. An employer must provide workers with the necessary labor protection gear that complies with labor safety and health conditions stipulated under national regulations, as well as provide regular health checks for workers that are engaged in operations with occupational hazards. Laborers engaged in special operations shall have received specialized training and have obtained the pertinent qualifications. An employer shall develop a vocational training system. Vocational training funds shall be set aside and used in accordance with national regulations and vocational training for workers shall be carried out systematically based on the actual conditions of the company.

The Labor Contract Law and its implementation rules regulate both parties through a labor contract, namely the employer and the employee, and contain specific provisions involving the terms of the labor contract. It is stipulated under the Labor Contract Law and the Implementation Regulations on Labor Contract Law that a labor contract must be made in writing. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. In addition, an employer is obligated to sign an indefinite term labor contract with an employee if the employer continues to employ the employee after two consecutive fixed term labor contracts. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations, which significantly affects the cost of reducing workforce for employers. In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or expiry of the labor contract. Employers in most cases are also required to provide severance payment to their employees after their employment relationships are terminated.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located.

According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by processing social insurance registration with local social insurance agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees. The Law on Social Insurance of the PRC, which was promulgated by the SCNPC on October 28, 2010, became effective on July 1, 2011, and was most recently updated on December 29, 2018, has consolidated pertinent provisions for basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance. Without force majeure reasons, employers must not suspend or reduce their payment of social insurance for employees, otherwise, competent governmental authorities will have the power to enforce employers to pay up social insurance within a prescribed time limit, and a fine of 0.05% of the unpaid social insurance can be charged on the part of the employers per day commencing from the first day of default. Provided that the employers still fail to make the payment within the prescribed time limit, a fine of over one time and up to three times of the unpaid sum of social insurance can be charged.

According to the Regulations on the Administration of Housing Provident Fund, which was promulgated by the State Counsel and became effective on April 3, 1999, and was amended on March 24, 2002 and was partially revised on March 24, 2019 by Decision of the State Council on Revising Some Administrative Regulations (Decree No. 710 of the State Council), housing provident fund contributions by an individual employee and housing provident fund contributions by his or her employer shall belong to the individual employee. Registration by PRC companies at the applicable housing provident fund management center is compulsory and a special housing provident fund account for each of the employees shall be opened at an entrusted bank.

The employer shall timely pay up and deposit housing provident fund contributions in full amount and late or insufficient payments shall be prohibited. The employer shall process housing provident fund payment and deposit registrations with the housing provident fund administration center. Under the circumstances where financial difficulties do exist due to which an employer is unable to pay or pay up housing provident funds, permission of labor union of the employer and approval of the local housing provident funds commission must first be obtained before the employer can suspend or reduce their payment of housing provident funds. With respect to companies who violate the above regulations and fail to process housing provident fund payment and deposit registrations or open housing provident fund accounts for their employees, such companies shall be ordered by the housing provident fund administration center to complete such procedures within a designated period. Those who fail to process their registrations within the designated period shall be subject to a fine ranging from RMB10,000 to RMB50,000. When companies breach these regulations and fail to pay up housing provident fund contributions in full amount as due, the housing provident fund administration center shall order such companies to pay up within a designated period, and may further apply to the People’s Court for mandatory enforcement against those who still fail to comply after the expiry of such period.

Regulations Relating to Taxation

PRC Enterprise Income Tax

The PRC Enterprise Income Tax Law, or EIT Law, which was promulgated on March 16, 2007 and took effect on January 1, 2008, and further amended on February 24, 2017 and December 29, 2018, imposes a uniform enterprise income tax rate of 25% on all PRC resident enterprises, including foreign-invested enterprises, unless they qualify certain exceptions. The enterprise income tax is calculated based on the PRC resident enterprise’s global income as determined under PRC tax laws and accounting standards. Under the PRC EIT Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC Enterprise Income Tax Law, a “de facto management body” is defined as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. If a non-resident enterprise sets up an organization or establishment in the PRC, it will be subject to enterprise income tax for the income derived from such organization or establishment in the PRC and for the income derived from outside the PRC but with an actual connection with such organization or establishment in the PRC. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishments or premises in the PRC but their relevant income derived in the PRC is not related to those establishments, then their enterprise income tax would be set at a rate of 10% for their income sourced from inside the PRC.

The PRC EIT Law and its implementation rules, which was promulgated on December 6, 2007 and took effect on January 1, 2008 and partly amended on April 23, 2019 and became effective on the same date, permit certain “high and new technology enterprises strongly supported by the state” that independently own core intellectual property and meet statutory criteria, to enjoy a reduced 15% enterprise income tax rate. On January 29, 2016, the State Administration for Taxation, or SAT, the Ministry of Science and Technology and the Ministry of Finance jointly issued the Administrative Rules for the Certification of High and New Technology Enterprises specifying the criteria and procedures for the certification of High and New Technology Enterprises, and the certificate of a high and new technology enterprise, is valid for three years.

Pursuant to Circular of the State Administration of Taxation on Printing and Distributing the Implementing Measures for Special Tax Adjustments (for Trial Implementation), effective on January 1, 2008, enterprises shall adopt a reasonable transfer pricing method when conducting transactions with their affiliates. Tax authorities have the power to assess whether related transactions conform to the principle of equity and make adjustments accordingly. Therefore, the invested enterprise should faithfully report relevant information of its related transactions. Pursuant to the Announcement of the State Administration of Taxation on Issuing the Administrative Measures for Special Tax Adjustment and Investigation and Mutual Consultation Procedures, effective on May 1, 2017, an enterprise may adjust and pay taxes at its own discretion when it receives a special tax adjustment risk warning or identifies its own special tax adjustment risks, and the tax authorities may also carry out special tax investigation and adjustment in accordance with the relevant provisions in regard to enterprises that adjust and pay taxes at their own discretion.

In January 2009, the SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or the Non-resident Enterprises Measures, which was repealed by Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises in December 2017. According to the new announcement, it shall apply to handling of matters relating to withholding at source of income tax of non-resident enterprises pursuant to the provisions of Article 37, Article 39 and Article 40 of the Enterprise Income Tax Law. According to Article 37, Article 39 of the Enterprise Income Tax Law, income tax over non-resident enterprise income pursuant to the provisions of the third paragraph of Article 3 shall be subject to withholding at the source, where the payer shall act as the withholding agent. The tax amount for each payment made or due shall be withheld by the withholding agent from the amount paid or payable. Where a withholding agent fails to withhold tax or perform tax withholding obligations pursuant to the provisions of Article 37, the taxpayer shall pay tax at the place where the income is derived. Where the taxpayer fails to pay tax pursuant to law, the tax authorities may demand payment of the tax amount payable, from a payer of the taxpayer with payable tax amounts from other taxable income items in China.

On April 30, 2009, the MOFCOM and the SAT jointly issued the Circular on Issues Concerning Treatment of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59, which became effective retroactively as of January 1, 2008 and was partially revised on January 1, 2014. By promulgating and implementing this circular, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a Non-resident Enterprise.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Relating to Enterprise Income Tax of Transfers of Assets between Non-resident Enterprises, or SAT Bulletin 7, which was partially abolished on December 29, 2017. SAT Bulletin 7 extends its tax jurisdiction to transactions involving transfer of immovable property in China and assets held under the establishment, and placement in China, of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Bulletin 7 also addresses transfer of the equity interest in a foreign intermediate holding company broadly. In addition, SAT Bulletin 7 introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the Indirect Transfer as they have to assess whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017 and was revised on June 15, 2018. The SAT Bulletin 37 further clarifies the practice and procedure of withholding of non-resident enterprise income tax.

If non-resident investors were involved in our private equity financing, if such transactions were determined by the tax authorities to lack reasonable commercial purpose, we and our non-resident investors may be at risk of being required to file a return and be taxed under SAT Bulletin 7 and we may be required to expend valuable resources to comply with SAT Bulletin 7 or to establish that we should not be held liable for any obligations under SAT Bulletin 7.

PRC Value Added Tax

According to the Temporary Regulations on Value-added Tax, which was most recently amended on November 19, 2017, and the Detailed Implementing Rules of the Temporary Regulations on Value-added Tax, which was amended on October 28, 2011, and became effective on November 1, 2011, all taxpayers selling goods, providing processing, repair or replacement services or importing goods within the PRC shall pay Value-Added Tax. The tax rate of 17% shall be levied on general taxpayers selling or importing various goods; the tax rate of 17% shall be levied on the taxpayers providing processing, repairing or replacement service; the applicable rate for the export of goods by taxpayers shall be zero, unless otherwise stipulated.

On January 1, 2012, the State Council officially launched a pilot value-added tax reform program, or the Pilot Program, applicable to businesses in selected industries. Businesses in the Pilot Program would pay value added tax, or VAT, instead of business tax. The Pilot Program initially applied only to transportation industry and “modern service industries” in Shanghai and would be expanded to eight trial regions (including Beijing and Guangdong province) and nationwide if conditions permit. The pilot industries in Shanghai included industries involving the leasing of tangible movable property, transportation services, research and development and technical services, information technology services, cultural and creative services, logistics and ancillary services, certification and consulting services. Revenues generated by advertising services, a type of “cultural and creative services,” are subject to the VAT tax rate of 6%. According to official announcements made by competent authorities in Beijing and Guangdong province, Beijing launched the same Pilot Program on September 1, 2012, and Guangdong province launched it on November 1, 2012.

On May 24, 2013, the MOFCOM and the SAT issued the Circular on Tax Policies in the Nationwide Pilot Collection of Value Added Tax in Lieu of Business Tax in the Transportation Industry and Certain Modern Services Industries, or the Pilot Collection Circular. The scope of certain modern services industries under the Pilot Collection Circular extends to the inclusion of radio and television services.

On March 23, 2016, the MOFCOM and the SAT jointly issued the Circular on the Pilot Program for Overall Implementation of the Collection of Value Added Tax Instead of Business Tax, or Circular 36, which took effect on May 1, 2016. Pursuant to the Circular 36, all of the companies operating in construction, real estate, finance, modern service or other sectors which were required to pay business tax are required to pay VAT, in lieu of business tax. The VAT rate is 6%, except for rate of 11% for real estate sale, land use right transferring and providing service of transportation, postal sector, basic telecommunications, construction, real estate lease; rate of 17% for providing lease service of tangible property; and rate of zero for specific cross-bond activities.

At the State Council executive meeting on March 28, 2018, China’s State Council has announced the VAT rate on manufacturing is to be cut by one percent to 16% which took effect on May 1, 2018. On April 4, 2018, the Ministry of Finance and the SAT promulgated the Notice on Adjusting Value-added Tax Rates, which reduced the tax rates for sale, import and export of goods, as well as the deduction rate for taxpayer’s purchaser of agricultural products. According to the Announcement on Relevant Policies for Deepening the Value-Added Tax Reform, which is jointly issued by Ministry of Finance, SAT and the General Administration of Customs on March 20, 2019 and took effect on April 1, 2019. The tax rate of 16% applicable to the VAT taxable sale or import of goods by a general VAT taxpayer shall be adjusted to 13%.

According to the Circular of the SAT on Printing and Distributing the Administrative Measures for Tax Refund (Exemption) for Exported Goods (for Trial Implementation), effective on May 1, 2005, unless otherwise provided by law, for the goods as exported via an export agency, the exporter may, after the export declaration and the conclusion of financial settlement for sales, file a report to competent State Taxation Bureau for the approval of refund or exemption of VAT or consumption tax on the strength or the relevant certificates.

PRC Dividend Withholding Tax

Under the PRC tax laws effective prior to January 1, 2008, dividends paid to foreign investors by foreign-invested enterprises were exempt from PRC withholding tax. Pursuant to the EIT Law and the Implementation Rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement came into effect on December 8, 2006, and other applicable PRC laws and regulations, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws and regulations, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. According to the Announcement of the SAT on Issuing the Measures for the Administration of Non-resident Taxpayers’ Enjoyment of Treaty Benefits effective on January 1,2020, non-resident taxpayers can enjoy tax treaty benefits via the “self-assessment of eligibility, claiming treaty benefits, retaining documents for inspection” mechanism. Non-resident taxpayers who have self-assessed that they are eligible for the treaty benefits can claim such tax treaty benefits accordingly provided that they have collected and retained relevant supporting documents for inspection by the tax authorities in their post-filing administration process. Pursuant to the Announcement on Certain Issues with Respect to the “Beneficial Owner” in Tax Treaties, issued by the SAT on February 3, 2018, and effective on April 1, 2018, when determining an applicant’s “beneficial owner” status regarding tax treatments in connection with dividends, interests or royalties in tax treaties, several factors set forth below will be taken into account, although the actual analysis will be fact-specific: (i) whether the applicant is obligated to pay more than 50% of his or her income in 12 months to residents in a third country or region; (ii) whether the business operated by the applicant constitutes a substantial business operation; and (iii) whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate. The applicant must submit relevant documents to the competent tax authorities to prove his or her “beneficial owner” status. Although Sancai WFOE is currently wholly-owned by Sancai HK, we cannot assure you that we will be able to enjoy the preferential withholding tax rate of 5% under the China-HK Taxation Arrangement.

Tax on Indirect Transfer

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Relating to Enterprise Income Tax of Transfers of Assets between Non-resident Enterprises, or SAT Bulletin 7, as amended in 2017, which partially replaced and supplemented previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the SAT on December 10, 2009. Pursuant to SAT Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, factors to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature that is evidenced by their actual function and risk exposure. The SAT Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source or SAT Bulletin 37, which became effective on December 1, 2017, and SAT Circular 698 then was repealed with effect from December 1, 2017. SAT Bulletin 37 further elaborates on the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of the SAT Bulletin 7. The SAT Bulletin 7 may be determined by the tax agencies to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

Regulations Relating to Intellectual Property

The PRC has adopted comprehensive legislation governing intellectual property rights, including patents, trademarks, copyrights and domain names.

Patents

Pursuant to the PRC Patent Law, promulgated in December 2008, which became effective in October 2009 and was recently revised by the SCNPC on October 17, 2020 (which became effective on June 1, 2021), and its implementation rules, most recently amended on January 9, 2010, patents in China fall into three categories: invention, utility model and design. An invention patent is granted to a new technical solution proposed in respect of a product or method or an improvement of a product or method. A utility model is granted to a new technical solution that is practicable for application and proposed in respect of the shape, structure or a combination of both of a product. A design patent is granted to a new design of the shape, pattern, or a combination thereof, as well as a combination of the color, shape and pattern, of the entirety or a portion of a product, which creates an aesthetic feeling and is fit for industrial application. Under the PRC Patent Law, the term of patent protection starts from the date of application. The duration of patent right for inventions shall be twenty years, and the duration of patent right for utility models shall be ten years, and the duration of patent right for designs shall be 15 years, counted from the date of filing. The PRC Patent Law adopts the principle of “first-to-file” system, which provides that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first.

Existing patents can become narrowed, invalid or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity and practical applicability. Under the PRC Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or SIPO. Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within three years from the date of application.

Article 20 of the PRC Patent Law provides that, for an invention or utility model completed in China, any applicant (not just Chinese companies and individuals), before filing a patent application outside of China, must first submit it to the SIPO for a confidential examination. Failure to comply with this requirement will result in the denial of any Chinese patent for the relevant invention. This added requirement of confidential examination by the SIPO has raised concerns by foreign companies who conduct research and development activities in China or outsource research and development activities to service providers in China.

Patent Enforcement

Unauthorized use of patents without consent from owners of patents, forgery of the patents belonging to other persons, or engagement in other patent infringement acts, will subject the infringers to infringement liability. Serious offences such as forgery of patents may be subject to criminal penalties.

When a dispute arises out of infringement of the patent owner’s patent right, Chinese law requires that the parties first attempt to settle the dispute through mutual consultation. However, if the dispute cannot be settled through mutual consultation, the patent owner, or an interested party who believes the patent is being infringed, may either file a civil legal suit or file an administrative complaint with the relevant patent administration authority. A Chinese court may issue a preliminary injunction upon the patent owner’s or an interested party’s request before instituting any legal proceedings or during the proceedings. Damages for infringement are calculated as the loss suffered by the patent holder arising from the infringement, or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be determined by using a reasonable multiple of the license fee under a contractual license. Statutory damages may be awarded in the circumstances where the damages cannot be determined by the above-mentioned calculation standards. Generally, the patent owner has the burden of proving that the patent is being infringed. However, if the owner of an invention patent for manufacturing process of a new product alleges infringement of its patent, the alleged infringer has the burden of proof.

As of the date of this prospectus, the VIE and the VIE’s subsidiaries have 2 patents granted in China.

Trademark Law

The PRC Trademark Law and its implementation rules protect registered trademarks. The PRC Trademark Office of State Administration for Market Regulation is responsible for the registration and administration of trademarks throughout the PRC. The Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. The validity period of registered trademarks is ten years from the date of approval of trademark application, and may be renewed for another ten years upon request provided relevant application procedures have been completed within twelve months before the end of the validity period. If a trademark applied for is identical or similar to another trademark which has already been registered or subject to a preliminary examination and approval for use on the same or similar kinds of products or services, such trademark application may be rejected. Any person applying for the registration of a trademark may not injure existing trademark rights first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use. As of the date of this prospectus, the VIE and the VIE’s subsidiaries own 10 registered trademarks and are licensed to use 33 trademarks in different applicable trademark categories in China.

In addition, pursuant to the PRC Trademark Law, counterfeit or unauthorized production of the label of another person’s registered trademark, or sale of any label that is counterfeited or produced without authorization will be deemed as an infringement to the exclusive right to use a registered trademark. The infringing party will be ordered to stop the infringement immediately, a fine may be imposed and the counterfeit goods will be confiscated. The infringing party may also be held liable for the right holder’s damages, which will be equal to the gains obtained by the infringing party or the losses suffered by the right holder as a result of the infringement, including reasonable expenses incurred by the right holder for stopping the infringement. If the gains or losses are difficult to determine, the court may render a judgment awarding damages of no more than RMB 5 million.

Copyright Law

The newly amended Copyright Law or the Copyright Law, consists of 67 articles in six chapters, and came into force on 1 June 2021. The Copyright Law provides that Chinese citizens, legal entities or unincorporated organizations, whether published or not, shall enjoy copyright in their works, which refer to ingenious intellectual achievements in the fields of literature, art and science that can be presented in a certain form. Copyright owners enjoy certain legal rights, including right of publication, right of authorship and right of reproduction. The purpose of the Copyright Law aims to encourage the creation and dissemination of works that are beneficial for the construction of socialist spiritual civilization and material civilization and promote the development and prosperity of Chinese culture. The term of protection for copyrighted software of legal persons is fifty years and ends on December 31 of the 50th year from the date of first publishing of the software.

In order to further implement the Computer Software Protection Regulations promulgated by the State Council in 2001, and amended subsequently, the State Copyright Bureau issued the Computer Software Copyright Registration Procedures in 2002, which apply to software copyright registration, license contract registration and transfer contract registration.

As of the date of this prospectus, the VIE and the VIE’s subsidiaries have 28 software copyrights registered in China.

Regulations on Domain names

The domain names are protected under the Administrative Measures on the Internet Domain Names of China promulgated by MIIT on November 5, 2004 and effective on December 20, 2004, and will be replaced by the Administrative Measures on the Internet Domain Names promulgated by MIIT on August 24, 2017, which will become effective on November 1, 2017. MIIT is the major regulatory body responsible for the administration of the PRC Internet domain names, under supervision of which China Internet Network Information Center, or CNNIC, is responsible for the daily administration of CN domain names and Chinese domain names. On September 25, 2002, CNNIC promulgated the Implementation Rules of Registration of Domain Name, or the CNNIC Rules, which was renewed on June 5, 2009 and May 29, 2012, respectively. Pursuant to the Administrative Measures on the Internet Domain Names and the CNNIC Rules, the registration of domain names adopts the “first-to-file” principle and the registrant shall complete the registration via the domain name registration service institutions. In the event of a domain name dispute, the disputed parties may lodge a complaint to the designated domain name dispute resolution institution to trigger the domain name dispute resolution procedure in accordance with the CNNIC Measures on Resolution of the Top Level Domains Disputes, file a suit to the People’s Court or initiate an arbitration procedure.

As of the date of this prospectus, the VIE and the VIE’s subsidiaries have registered 6 domain names.

Regulations Relating to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the PRC Foreign Exchange Administration Regulations, which were promulgated by the State Council on January 29, 1996 and last amended on August 5, 2008. Under the Foreign Exchange Administration Regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions can be made in foreign currencies without prior approval from State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans.

On August 29, 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within China. SAFE also strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. On March 30, 2015, SAFE issued SAFE Circular 19, which took effective and replaced SAFE Circular 142 on June 1, 2015. Although SAFE Circular 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in China, the restrictions continue to apply as to foreign-invested enterprises’ use of the converted RMB for purposes beyond the business scope, for entrusted loans or for inter-company RMB loans. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties.

On November 19, 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts (e.g., pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts), the reinvestment of lawful incomes derived by foreign investors in China (e.g. profit, proceeds of equity transfer, capital reduction, liquidation and early repatriation of investment), and purchase and remittance of foreign exchange as a result of capital reduction, liquidation, early repatriation or share transfer in a foreign-invested enterprise no longer require SAFE approval, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible before. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in China based on the registration information provided by SAFE and its branches.

On February 13, 2015, SAFE promulgated the Circular on Further Simplifying and Improving the Policies Concerning Foreign Exchange Control on Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. SAFE Circular 13 delegates the authority to enforce the foreign exchange registration in connection with the inbound and outbound direct investment under relevant SAFE rules to certain banks and therefore further simplifies the foreign exchange registration procedures for inbound and outbound direct investment.

In January 2017, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Reform of Foreign Exchange Administration and Improving the Examination of Authenticity and Compliance, or Circular 3, effective simultaneously. Circular 3 sets out various capital control measures to tighten authenticity and compliance verification of cross-border transactions and cross-border capital flow, which include, without limitation, requiring banks to verify resolution of the board of directors on distribution of profits (or resolution of partners on distribution of profits), original tax recordation form, and audited financial statements relating to the outward remittance before conducting the outward remittance of profits above $50,000, and making up for losses in previous years with profits pursuant to the law before it is allowed to remit the profits overseas.

Regulations on loans to and direct investment in the PRC entities by offshore holding companies

According to the Implementation Rules for the Provisional Regulations on Statistics and Supervision of Foreign Debt promulgated by SAFE on September 24, 1997 and the Interim Provisions on the Management of Foreign Debts promulgated by SAFE, the NDRC and the MOFCOM and effective from March 1, 2003, loans by foreign companies to their subsidiaries in China, which accordingly are FIEs, are considered foreign debt, and such loans must be registered with the local branches of the SAFE. Under the provisions, the total amount of accumulated medium-term and long-term foreign debt and the balance of short-term debt borrowed by a FIE is limited to the difference between the total investment and the registered capital of the foreign-invested enterprise.

On January 12, 2017, the People’s Bank of China promulgated the Circular of the People’s Bank of China on Matters relating to the Macro-prudential Management of Comprehensive Cross-border Financing, or PBOC Circular 9, which took effect on the same date. The PBOC Circular 9 established a capital or net assets-based constraint mechanism for cross-border financing. Under such mechanism, a company may carry out cross-border financing in Renminbi or foreign currencies at their own discretion. The total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed an upper limit. The upper limit is calculated as capital or assets multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter.

In addition, according to PBOC Circular 9, as of the date of the promulgation of PBOC Circular 9, a transition period of one year is set for foreign-invested enterprises and during such transition period, FIEs may apply either the current cross-border financing management mode, namely the mode provided by Implementation Rules for the Provisional Regulations on Statistics and Supervision of Foreign Debt and the Interim Provisions on the Management of Foreign Debts, or the mode in this PBOC Circular 9 at its sole discretion. After the end of the transition period, the cross-border financing management mode for FIEs will be determined by the People’s Bank of China and SAFE after assessment based on the overall implementation of this PBOC Circular 9.

According to applicable PRC regulations on FIEs, capital contributions from a foreign holding company to its PRC subsidiaries, which are considered FIEs, may be made when approval by or registration with the SAFE and MOFCOM or their respective local counterpart is obtained.

Regulations on Foreign Exchange Registration of Offshore Investment by PRC Residents

On July 4, 2014, SAFE issued the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, and its implementation guidelines, which abolished and superseded the Circular on Several Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investments via Overseas Special Purpose Companies, SAFE Circular 75. Pursuant to SAFE Circular 37 and its implementation guidelines, PRC residents (including PRC institutions and individuals) must register with local branches of SAFE in connection with their direct or indirect offshore investment in an overseas special purpose vehicle, or SPV, directly established or indirectly controlled by PRC residents for the purposes of offshore investment and financing with their legally owned assets or interests in domestic enterprises, or their legally owned offshore assets or interests. Such PRC residents are also required to amend their registrations with SAFE when there is a change to the basic information of the SPV, such as changes of a PRC resident individual shareholder, the name or operating period of the SPV, or when there is a significant change to the SPV, such as changes of the PRC individual resident’s increase or decrease of its capital contribution in the SPV, or any share transfer or exchange, merger, division of the SPV. Failure to comply with the registration procedures set forth in the Circular 37 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate, the capital inflow from the offshore entities and settlement of foreign exchange capital, and may also subject relevant onshore company or PRC residents to penalties under PRC foreign exchange administration regulations.

Our shareholders who, to our knowledge, are PRC residents have completed the required registrations with the local counterpart of SAFE in relation to our financing and restructuring to our shareholding structure.

Regulations on Dividend Distributions

The principal regulations governing distribution of dividends paid by wholly foreign-owned enterprises include:

●	Company Law of the PRC (1993), as amended in 1999, 2004, 2005, 2013 and 2018;

●	Foreign Investment Enterprise Law of the PRC (1986), as amended in 2000 and 2016; and

●	Administrative Rules under the Foreign Investment Enterprise Law (1990), as amended in 2001 and 2014.

Under these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. The foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations on Overseas Listings

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, SAT, SAIC, China Securities Regulatory Commission, or the CSRC, and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules purport, among other things, to require that offshore special purpose vehicles, or SPVs, that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. While the application of the M&A Rules remains unclear, Guangdong Shouzhuo Law Firm, our PRC legal counsel, has advised us that based on its understanding of the current PRC laws, rules and regulations and the M&A Rules, prior approval from the CSRC is not required under the M&A Rules for the listing and trading of our Class A Ordinary Shares on the NASDAQ given that (i) our PRC subsidiary was directly established by us as a wholly foreign-owned enterprise, and we have not acquired any equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners after the effective date of the M&A Rules, and (ii) no provision in the M&A Rules clearly classifies the contractual arrangements as a type of transaction subject to the M&A Rules.

However, Guangdong Shouzhuo Law Firm, our PRC legal counsel, has further advised us uncertainties still exist as to how the M&A Rules will be interpreted and implemented and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. If CSRC or another PRC regulatory agency subsequently determines that prior CSRC approval was required for our initial public offering, we may face regulatory actions or other sanctions from CSRC or other PRC regulatory agencies.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”, collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), both of which have a comment period that expires on January 23, 2022. The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets.

The Draft Rules Regarding Overseas Listing stipulate that the Chinese-based companies, or the issuer, shall fulfill the filing procedures within three working days after the issuer makes an application for initial public offering and listing in an overseas market. The required filing materials for an initial public offering and listing shall include but not limited to record-filing report and related undertakings; regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable); PRC legal opinion; and prospectus. In addition, an issuer who issues overseas listed securities after overseas listing shall, within three working days after the completion of the issuance, submit required filing materials to the CSRC, including but not limited to: filing report and relevant commitment; and domestic legal opinion. Furthermore, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing are specifically prohibited by the laws, regulations or relevant provisions of the PRC; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. The Draft Administrative Provisions further defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend relevant business or halt operation for rectification, revoke relevant business permits or operational license.

These regulatory agencies may impose fines and penalties on the operations, limit the operating privileges, delay or restrict the repatriation of the proceeds from our initial public offering into the PRC or payment or distribution of dividends by our PRC subsidiary, or take other actions that could materially adversely affect the business, financial condition, results of operations, reputation and prospects of the VIE and the VIE’s subsidiaries, as well as the trading price of our Class A Ordinary Shares. In addition, if CSRC later requires that we or the VIE or the VIE’s subsidiaries obtain its approval for our initial public offering, we or the VIE or the VIE’s subsidiaries may be unable to obtain a waiver of CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding CSRC approval requirements could have a material adverse effect on the trading price of our Class A Ordinary Shares. See “Risk Factors — Risks Related to Doing Business in China — The approval of the CSRC may be required in connection with this offering, and, if required, we cannot predict whether we or the VIE or the VIE’s subsidiaries will be able to obtain such approval. Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on the business, operating results and reputation of the VIE or the VIE’s subsidiaries as well as the trading price of our Class A Ordinary Shares, and could also create uncertainties for this offering”

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding the executive officers and directors of Sancai Holding as of the date of this prospectus:

Name:	Age:	Positions with Sancai Holding:
Ning Wen*	45	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Yuxiu Wang	48	Chief Financial Officer (Principal Financial and Accounting Officer)
Hao Xuan	31	Chief Technology Officer
Siqi Tang	33	Chief Marketing Officer
Dayu Xu	60	Director
Wei (Wendy) Li	38	Independent Director Nominee and Audit Committee Chair
Bo Liu	65	Independent Director Nominee and Compensation Committee Chair
Anthony K. Chan	68	Independent Director Nominee and Nominating Committee Chair

*	Mr. Ning Wen is also the President and Chairman of the Board of Sancaijia.

The business address of the officers and directors is No. 6 Fengcheng Second Road, Room 401, Xi’an Economic and Technological Development Zone, Xi’an, Shaanxi Province, People’s Republic of China 710000.

Business Experience

Ning Wen, Chief Executive Officer and Chairman of the Board

Ning Wen, age 43, is the founder of our Company, the VIE and the VIE’s subsidiaries. He started his own business, Xi’an Sancai Smart Engineering Co., Ltd., in 2004 in the design, construction and integration of smart security system and led renovations for various bank branches and insurance companies. In 2013, he founded Sancai Group Co., Ltd. and engaged in property management and operation. In 2017, Mr. Wen founded Sancaijia, and subsequently start exploring the opportunity to use his expertise in digital upgrading to serve traditional enterprises and other market participants.

Yuxiu Wang, Chief Financial Officer

Ms. Wang, age 46, has been our Chief Financial Officer since October 2020. From September 2011 to April 2020, she was the Financial Director of Infront Sports & Media (China) Co., LTD and was mainly responsible for overseeing financial reporting, internal control management, and internal and external audit process. From December 2007 to September 2011, Ms. Wang was the Senior Financial Analyst of CSC Technology (Beijing) Co., Ltd, now DXC. Technology, during which she gained substantial experience in the United States Generally Accepted Accounting Principles (US GAAP). At CSC Technology, she was in charge of a comprehensive review of the accounting process related to financial software research and development and services (FSS) to ensure its compliance with the US GAAP and China’s financial and taxation system. Additionally, she was also responsible for FSS-related cross-border settlements with CSC Technology’s major international projects, including financial issues with monthly profits, forecasts and budget adjustments, tax planning, etc. Prior to that, Ms. Wang was the Assistant Chief Financial Officer of Beijing Longfa Decoration Group from 2006 to 2007. From 2004 to 2006, Ms. Wang was the Audit Project Manager of Huazheng Certified Public Accountants Co., Ltd., now merged into Pan-China Certified Public Accounts Co., Ltd. During her time at Huazheng Certified Public Accountants Co., Ltd., she was in charge of IPO audits, profit forecast audits for the re-funding of listed companies, large-scale state-owned enterprise restructuring audits, etc. Prior to that, Ms. Wang was the Finance Manager of the National Railway Company.

Ms. Wang acquired her bachelor’s degree in Accounting from Xinjiang University of Finance & Economics in 2002 and her Graduate Diploma in Business from the Massey University of New Zealand in 2017. Ms. Wang is a certified public accountant (CPA) and a certified tax agent in China. Ms. Wang is also an internationally certified accountant at the Association of Chartered Certified Accounts (ACCA), a certified internal auditor (CIA), and a risk management professional with a Certification in Risk Management Assurance (CRMA).

Dayu Xu, Director

Mr. Xu, age 55, has been a Director of Sancai Holding since November 2020. Since 1999, Mr. Xu has been a shareholder of Gansu Xintiandi Sports Engineering Company, the shareholder legal representative of Gansu Huangdi Trading Company, and a shareholder of Zhongshi International Home Furnishing Company. Prior to that, from October 1998, Mr. Xu oversaw the Agricultural Bank of China at its Xi’an Chengxi Branch which he had helped establish and was the Vice President of Credit Accounting since May 1993 and Office Manager from February 1992. From 1991, he served as the Office Director of the Agricultural Bank of China at its Shanxi Lantian Branch. In 1990, he was seconded to the General Affairs Department of Agricultural Bank of China at its headquarter office. From 1980, Mr. Xu has served as the Loan Officer and Deputy Chief of Planning, Industry and Commercial Credit department. Mr. Xu acquired his Associate Degree in Finance from Xi’an Radio and Television University.

Hao Xuan, Chief Technology Officer

Mr. Xuan, age 30, has been the Chief Technology Officer at Sancaijia, since February 2020. Prior to joining our team, Mr. Xuan was the vice president at Heng Xun Yun (Shenzhen) Technology Co., Ltd. in China from December 2018 to May 2020, where he led a team of 30 employees of product, operation and technology departments and was responsible for the short, medium and long-term planning and management of product design, operation promotion and technology research and development of the cloud data projects, docking with the marketing department, making design adjustments and developing products to ensure rapid succession to meet market needs, the online translation of the entire project, complete the entire media positioning online, and complete the brand positioning, formulating product and operation standards, unifying product specifications and processes, coordinating products, research and development, and operation of the entire process of investment control progress and iteration, and the overall product project management, cross-departmental coordination of resources and implementation and promotion in the product development process, to ensure accurate quality understanding functions for R&D and testing, and to ensure the quality of online products. From November 2016 to December 2018, Mr. Xuan worked at Shanxi Xun Zhi Da Smart Technology Co., Ltd. in China, where he was in charge of product design, including bike sharing, smart door lock, and smart vending machine software and hardware development. Mr. Xuan also had experience with online promotion and customer services. Mr. Xuan has a bachelor’s degree in electricity and automation from Shaanxi University of Science and Technology.

Siqi Tang, Chief Marketing Officer

Mr. Tang, age 31, has been the Chief Marketing Officer at Sancaijia, since April 2020. From June 2019 to March 2020, Mr. Tang was the Chief Marketing Officer of Shanxi Miaowu Pool Purchase Network Technology Co., Ltd. He was mainly responsible for launching and installing the mobile APP, establishing sales protocol and logistics, and developing customized service items. Prior to that, Mr. Tang served as the Director of large business department of Xi’an Jimujia Information Technology Co., Ltd. from May 2018 to June 2019. He handled interior design package project business, including establishing decoration supply chain, perfecting product system, coordinating regional development, and supervising after sales customer services. From January 2017 to April 2018, Mr. Tang was the Division Director of Weiyi Customization Company at its Xi’an Branch, undertaking online sales teams and marketing management. From July 2015 to December 2016, he was the General Manager of her own startup, specializing in child education and training as well as interior design and decoration. From June 2013 to June 2015, he was the Director of the sales department at Weiyi Customization Company at its Xi’an Branch, during which he handled overall operation of the stores, sales performances and talent management. Mr. Tang acquired his bachelor’s degree in Human Resources from Wenan Normal University in 2013.

Wei (Wendy) Li, Independent Director Nominee and Audit Committee Chair

Ms. Li, age 35, is our Independent Director Nominee and Audit Committee Chair, effective upon the approval of Nasdaq of the listing of our Class A Ordinary Shares. Ms. Li has extensive experience in serving on the management board and as a third-party consultant with regard to assisting listings on the U.S. stock market, internal audit control, and financial compliance projects. For the past eight years, Ms. Li served as the Chief Financial Officer, Board Secretary, and Listing Compliance Officer of Heyu Biological Technology Corp, an OTC listed company. She served as an Independent Director of Dragon Victory International Limited, a Nasdaq listed company. She also served as the Chief Financial Officer and Listing Compliance Officer of China Education Alliance, Inc., an NYSE listed company. In terms of business consulting services, Ms. Li assisted various companies with their Hong Kong listing audits and internal controls, including Bank of China Limited, Shenzhen Development Bank, Kunlun Energy Co., Ltd., Swire Pacific Limited, and China Shengda Package Group Inc. Ms. Li acquired her bachelor’s degree in Finance and Accounting from the Queensland University of Technology. Ms. Li is a certified public accountant in Australia (CPA).

Bo Liu, Independent Director Nominee and Compensation Committee Chair

Mr. Liu, age 63, is our Independent Director Nominee and Compensation Committee Chair, effective upon the approval of Nasdaq of the listing of our Class A Ordinary Shares. Mr. Liu has been working as a lawyer in Shaanxi Zhirou Law Firm since January 1985. Mr. Liu is also currently a representative and a member of the People’s Congress’s Standing Committee in the Yangling District People’s Congress from September 2016. From January 2005 to 2016, he served as the Chief Legal Counsel of the People’s Government of Yangling District, during which he also served as the legal counsel for the Yangling Demonstration Zone for four years. Prior to that, from March 1979 to June 2017, Mr. Liu served as the legal adviser and director of legal affairs of Yanchang Chemical Construction Co., Ltd., previously Shaanxi Yanchang Chemical Construction Engineering Co., Ltd. Mr. Liu acquired his bachelor’s degree in Law from the China National Lawyer Correspondence Center.

Anthony K. Chan, Independent Director Nominee and Nominating Committee Chair

Mr. Chan, age 65, is our Independent Director Nominee and Nominating Committee Chair, effective upon the approval of Nasdaq of the listing of our Class A Ordinary Shares. Mr. Chan has been the Chief Financial Officer and Executive Vice President at Borqs Technologies, Inc. (Nasdaq: BRQS) since April 2015. Mr. Chan has over 30 years of experience in U.S. and China cross border investments and business operations. From July 2013 until March 2015, Mr. Chan served as the President of Asia Sourcing for Portables Unlimited in New York, a distributor of T-Mobile USA. From March 2009 until July 2013, he served as the CFO for Tianjin Tong Guang Digital Broadcasting Co. Ltd, a mobile communications products company. For the 20 years prior to that, he was involved in multiple investment and technology transfer projects between China, the U.S and Europe, in the areas of communication products, chemical fibers, textile machinery and medical equipment. Mr. Chan received both his bachelor’s and MBA degrees from the University of California at Berkeley.

Family Relationships

None of the directors or executive officers at Sancai Holding have a family relationship as defined in Item 401 of Regulation S-K.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Board of Directors

We currently have two directors. We plan to build a board of directors consisting of at least five members, a majority of whom will be “independence” as defined in Nasdaq Rule 5605. As of the date of this prospectus, we have elected three director nominees, Wei (Wendy) Li, Bo Liu and Anthony K. Chan, effective upon the approval of Nasdaq of the listing of our Class A Ordinary Shares. We have determined that all director nominees satisfy the “independence” requirements under Nasdaq Rule 5605. We expect that all current directors will continue to serve after this offering. The directors will be re-elected at our annual general meeting of shareholders. Although our amended and restated memorandum and articles of association does not require general meetings of shareholders to be held annually, once our Class A Ordinary Shares are listed on Nasdaq Capital Market, we will be subject to Nasdaq Listing Rule 5620(a), which requires us to hold an annual meeting of shareholders no later than 12 months following the end each fiscal year. We plan to hold annual general meeting of shareholders pursuant to Nasdaq Listing Rule 5620(a) after our Class A Ordinary Shares are listed on Nasdaq Capital Market.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with Sancai Holding shall declare the nature of his interest at a meeting of the directors. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

Board Committees

We will establish three committees under the board of directors immediately upon the approval of Nasdaq of the listing of our Class A Ordinary Shares: an Audit Committee, a Compensation Committee and a Nominating Committee. Each committee is to be governed by a charter approved by our Board of Directors. Copies of the charters have been submitted as exhibits to the registration statement of which this prospectus is a part and will be available at our investor relations website.

Audit Committee

Our Audit Committee will consist of Wei (Wendy) Li (Chair), Bo Liu and Anthony K. Chan.  Each member of the Audit Committee will satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Audit Committee Financial Expert is Wei (Wendy) Li who qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Listing Rules of the Nasdaq Stock Market. The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our Company. The Audit Committee is responsible for, among other things:

●	selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

●	reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;

●	discussing the annual audited financial statements with management and our independent registered public accounting firm;

●	annually reviewing and reassessing the adequacy of our Audit Committee charter;

●	meeting separately and periodically with the management and our independent registered public accounting firm;

●	reporting regularly to the full board of directors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposure; and

●	such other matters that are specifically delegated to our Audit Committee by our board of directors from time to time.

Compensation Committee

Our Compensation Committee will consist of Wei (Wendy) Li, Bo Liu (Chair) and Anthony K. Chan. Each of the Compensation Committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. Our Compensation Committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. No officer may be present at any committee meeting during which such officer’s compensation is deliberated upon. The Compensation Committee will be responsible for, among other things:

●	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating Committee

Our Nominating Committee will consist of Wei (Wendy) Li, Bo Liu and Anthony K. Chan (Chair). Each member of the Nominating Committee will satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market.  The nominating committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The Nominating Committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands Law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the skills they actually possess such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. In limited exceptional circumstances, a shareholder may have the right to seek damages if a duty owed by our directors is breached. See “Description of Ordinary Shares—Differences in Corporate Law” for additional information on our directors’ fiduciary duties under Cayman Islands Law.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors or a committee of directors or our shareholders by an ordinary resolution may determine from time to time. Each director is entitled to be repaid or prepaid all traveling, hotel and other expenses properly incurred by him in going to, attending and returning from meetings of our board of directors or committees of our board of directors or general meetings of Sancai Holding, or otherwise in connection with the business of Sancai Holding, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers to borrow money and to mortgage or charge our undertakings, property assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of Sancai Holding or of any third party.

Qualification

The shareholding qualification for directors may be fixed by resolution of directors or a committee of directors or by an ordinary resolution of our shareholders and unless and until so fixed no share qualification shall be required.

Terms of Directors and Officers

All directors hold office until such time as he is removed from office by resolution of directors or a committee of directors or by an ordinary resolution of our shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to the Board of Directors; (iv) is removed from office by resolution of directors or by an ordinary resolution of our shareholders; (v) (e) is convicted of an arrestable offence; or (vi) dies. Officers are elected by and serve at the discretion of the Board of Directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors and officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has been a party to any judicial or administrative proceeding during the past ten (10) years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to our directors, officers and employees. A copy of the code of business and ethics has been filed as an exhibit to the registration statement of which this prospectus is a part and will be available on our investor relations website.

Executive compensation

We currently do not have a compensation committee approving our salary and benefit policies. Our board of directors determined the compensation to be paid to our directors and executive officers based on our financial and operating performance and prospects, and contributions made by the directors and executive officers to our success. Each of the directors and named executive officers will be measured by a series of performance criteria by the board of directors or the compensation committee on a yearly basis. Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our board of directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. The board of directors will make an independent evaluation of appropriate compensation to key employees, with input from management. The board of directors has oversight of executive compensation plans, policies and programs.

The following table sets forth certain information with respect to compensation for the years ended September 30, 2021 and 2020, earned by or paid to our chief executive officer and principal executive officer, our principal financial officer, and our other most highly compensated executive officers whose total compensation exceeded $100,000 (the “named executive officers”).

Name and Principal Position	Fiscal Year Ended September 30,	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Ning Wen	2021	25,183	—	—	—	25,183
CEO and Chairman	2020	25,183	—	—	—	25,183
Yanyi Li	2021	—	—	—	—	—
Former Interim CFO (i)	2020	13,104	—	—	—	13,104
Yuxiu Wang	2021	46,162	—	—	—	46,162
CFO (ii)	2020	—	—	—	—	—

(i)	Yanyi Li has been the financial controller of Sancaijia since September 2018 and was the interim CFO of Sancai Holding Group Ltd from September 4, 2020 to October 4, 2020.

(ii)	Yuxiu Wang is the CFO of Sancai Holding Group Ltd since October 4, 2020.

Employment Agreements

Our employment agreements with our officers generally provide for employment for a specific term and pay annual salary, health insurance, pension insurance, and paid vacation and family leave time. The agreement may be terminated by either party as permitted by law.

We have entered into an employment agreement with our Chief Executive Officer and Chairman of the Board, Ning Wen, effective September 1, 2018, with an annual salary of RMB 180,000 (approximately $25,183).

We have entered into an employment agreement with our financial controller and Interim CFO, Yanyi Li, effective September 1, 2018, for a term of 3 years, with an annual salary of RMB 90,000 (approximately $12,592).

We have entered into an employment agreement with our Chief Technology Officer, Hao Xuan, effective February 25, 2021, for a term of 3 years, with an annual salary of RMB 240,000 (approximately $33,578).

We have entered into an employment agreement with our Chief Marketing Officer, Siqi Tang, effective April 13, 2020 for a term of 3 years, with an annual salary of RMB 90,000 (approximately $12,592).

We have entered into an employment agreement with our director, Dayu Xu, effective August 30, 2020 for a term of 3 years, with an annual salary of RMB 120,000 (approximately $16,789).

We have entered into an employment agreement with our CFO, Yuxiu Wang, effective October 4, 2021 for a term of 3 years, with an annual salary of RMB 300,000 (approximately $41.973).

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in “Compensation of Directors and Executive Officers,” below we describe transactions since incorporation, to which we have been a participant, in which the amount involved in the transaction is material to our Company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

During the six months ended March 31, 2022 and the fiscal years ended September 30, 2021 and 2020, the related parties consisted of the following:

Name of related party	Relationship
Ning Wen	CEO and Chairman of the Board
Shanghai Wenji Technology Co., Ltd. (i)	An entity controlled by Ning Wen
Xi’an Sancai House Cleaning Industry Service Co. Ltd. (ii)	An entity controlled by Ning Wen
Fancy Dream Limited (iii)	An entity controlled by Ning Wen
Lucky Bunny Limited (iv)	An entity controlled by Lizhi He
Superexellence Limited (v)	An entity controlled by Lizhen Tang
Hippogriff Limited (vi)	An entity controlled by Zhijie Zhang

(i)	Mr. Ning Wen is the registered legal representative of Shanghai Wenji Technology Co., Ltd. This company does not have material operation at this moment and is in the process of changing its registered legal representative.

(ii)	Mr. Ning Wen is the registered legal representative and a majority shareholder of Xi’an Sancai House Cleaning Industry Service Co. Ltd. This company does not have material operation at this moment and is in the process of dissolution.

(iii)	Mr. Ning Wen is the sole shareholder of Fancy Dream Limited, through which Mr. Ning Wen indirectly holds 6,300,000 Class A Ordinary Shares and 1,000,000 Class B Ordinary Shares of Sancai Holding. Mr. Ning Wen also holds 63% equity interest in the VIE.

(iv)	Mr. Lizhi He is the sole shareholder of Lucky Bunny Limited, through which Mr. Lizhi He indirectly holds 2,000,000 Class A Ordinary Shares of Sancai Holding. Mr. Lizhi He also holds 20% equity interest in the VIE.

(v)	Mr. Lizhen Tang is the sole shareholder of Superexellence Limited, through which Mr. Lizhen Tang indirectly holds 1,300,000 Class A Ordinary Shares and 500,000 Class B Ordinary Shares of Sancai Holding. Mr. Lizhen Tang is an employee of the VIE and also holds 13% equity interest in the VIE.

(vi)	Mr. Zhijie Zhang is the sole shareholder of Hippogriff Limited, through which Mr. Zhijie Zhang indirectly holds 400,000 Class A Ordinary Shares of Sancai Holding. Mr. Zhijie Zhang also holds 4% equity interest in the VIE.

Due from Related Parties

During the fiscal year ended 2020, VIE and the subsidiaries made business expenses advances to the following related parties in the forms of unsecured and non-interest bearing loan. We did not provide loans to related parties in the six months ended March 31, 2022 or the fiscal years ended September 30, 2021 and do not plan to provide loans to related parties in the future.

	Amount Due from Related Parties As of September 30,
Name of Related Party	2021	2020
Fancy Dream Limited	$-	$700
Hippogriff Limited	$-	$700
Shanghai Wenji Technology Co. Ltd	$-	$61,233
Xi’an Sancai House Cleaning Industry Service Co. Ltd	$-	$78,882
Lucky Bunny Limited	$-	$700
Superexellence Limit	$-	$700
Total	$-	$142,915

As of March 31, 2022, September 30, 2021 and 2020, the amount due from the related parties was $nil, $nil and $142, 915, respectively.

Due to Related Parties

As of March 31, 2022, the amount due to the related parties consisted of the followings:

Name of Related Party from Whom Amounts were Received	Amount	Relationship	Note
Ning Wen	$5,535	Founder and CEO of the Company	Loan payable

As of March 31, 2022, September 30, 2021 and 2020, the amount due to the related parties was $5,535, $13,279, and $1,469,401, respectively. These are unsecured loans from Mr. Ning Wen, with an annual interest rate of 3%.

	As of March 31,	As of September 30,
Name of Related Party	2022	2021	2020
Ning Wen	$5,535	$13,279	$1,469,401
Total	$5,535	$13,279	$1,469,401

During the fiscal year ended September 30, 2020, VIE entered into a loan agreement with Mr. Ning Wen. Pursuant to the loan agreement, Mr. Ning Wen agreed to extend to the VIE an unsecured loan with an annual interest rate of 3% for working capital needs without a fixed principal amount. During the fiscal year 2020, VIE received $1.27 million from Mr. Ning Wen. As of September 30, 2020, the amount due to Mr. Ning Wen was approximately $1.47 million.

During the fiscal year ended September 30, 2021, the VIE received repayment of $142,915 from the related parties from the business expenses advances to the related parties during the fiscal year 2020. VIE also repaid $1.46 million to Mr. Ning Wen for the loan borrowed from his during the fiscal year 2021. As of September 30, 2021, the amount due to Mr. Ning Wen was $13,279. The largest amount outstanding for the loan borrowed from Mr. Ning Wen was RMB8.03 million, approximately $1.24 million on November 25, 2020.

During the six months ended March 31, 2022, the VIE made a repayment of $7,744 to Mr. Ning Wen for the advanced money he provided to the Company. As of March 31, 2022. The VIE owed $5,535 to Mr. Ning Wen. As of the date of this prospectus, the amount due to Mr. Ning Wen was $nil.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of our Class A Ordinary Shares and Class B Ordinary Shares as of the date of this prospectus by:

●	Each person who is known by us to beneficially own more than 5% our outstanding Class A Ordinary Shares and Class B Ordinary Shares;

●	Each of our director, director nominees and named executive officers; and

●	All directors and named executive officers as a group.

The number and percentage of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned before the offering are based on 10,000,000 Class A Ordinary Shares with a par value of $0.0001 per share, and 1,500,000 Class B Ordinary Shares with a par value of $0.0001 per share issued and outstanding as of the date of this prospectus. We are in the process of amending and restating our memorandum and articles of association, which will be effective immediately prior to the completion of this offering. Holders of Class A Ordinary Share will be entitled to one (1) vote per share. Holders of Class B Ordinary Shares will be entitled to ten (10) votes per share. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of either Class A Ordinary Shares or Class B Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares and Class B Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Class A Ordinary Shares and Class B Ordinary Shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is at No. 6 Fengcheng Second Road, Room 401, Xi’an Economic and Technological Development Zone, Xi’an, Shaanxi Province, People’s Republic of China 710000. As of the date hereof, we have four (4) shareholders of record.

Executive Officers and Directors	Amount of Beneficial Ownership of Class A Ordinary Shares(1)	Pre-Offering Percentage Ownership of Class A Ordinary Shares(2)	Post-Offering Percentage Ownership of Class A Ordinary Shares(2)(3)	Amount of Beneficial Ownership of Class B Ordinary Shares Pre- and Post-Offering	Percentage Ownership of Class B Ordinary Shares(2)	Post-Offering Combined Voting Power of Class A and Class B Ordinary Shares(2)(3)
Directors and Named Executive Officers:
Ning Wen (4)	6,300,000	63.0%	50.4%	1,000,000	66.7%	59.3%
Yuxiu Wang	-	-	-	-	-	-
Dayu Xu	-	-	-	-	-	-
Hao Xuan	-	-	-	-	-	-
Siqi Tang	-	-	-	-	-	-
All executive officers and directors as a group (5 persons)	6,300,000	63.0%	50.4%	1,000,000	66.7%	59.3%

5% or Greater Stockholders
Lizhi He (5)	2,000,000	20.0%	16.0%	-	-	7.3%
Lizhen Tang (6)	1,300,000	13.0%	10.4%	500,000	33.3%	22.9%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Class A Ordinary Shares and Class B Ordinary Shares. All shares represent only Class A Ordinary Shares and Class B Ordinary Shares held by shareholders as no options are issued or outstanding.

(2)	Calculation based on 10,000,000 Class A Ordinary Shares and 1,500,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus. Holders of Class A Ordinary Share are entitled to one (1) vote per share. Holders of Class B Ordinary Shares are entitled to ten (10) votes per share.

(3)	Assuming 2,500,000 Class A Ordinary Shares are issued in this offering, not including 375,000 Class A Ordinary Shares underlying the Underwriter’s Over-Allotment Option and 172,500 Class A Ordinary Shares underlying the Underwriter Warrants.

(4)	Ning Wen beneficially own 6,300,000 Class A Ordinary Shares and 1,000,000 Class B Ordinary Shares indirectly through Fancy Dream Limited, a company incorporated under the laws of the Seychelles and of which Mr. Wen has voting and dispositive control.

(5)	Lizhi He, a shareholder of Sancaijia, beneficially own 2,000,000 Class A Ordinary Shares indirectly through Lucky Bunny Limited, a company incorporated under the laws of the Seychelles, and of which Mr. He has voting and dispositive control.

(6)	Lizhen Tang, a shareholder of Sancaijia, beneficially own 1,300,000 Class A Ordinary Shares and 500,000 Class B Ordinary Shares indirectly through Superexcellence Limited, a company incorporated under the laws of the Seychelles and of which Mr. Tang has voting and dispositive control.

DESCRIPTION OF ORDINARY SHARES

Sancai Holding was incorporated on July 9, 2019 under the Cayman Islands Companies Act. We completed a share capital restructure in July and August 2020. As of the date of this prospectus, the authorized share capital of Sancai Holding is $50,000 divided into (i) 400,000,000 Class A Ordinary Shares of a par value of $0.0001 each and (ii) 100,000,000 Class B Ordinary Shares of a par value of $0.0001 each, and 10,000,000 Class A Ordinary Shares and 1,500,000 Class B Ordinary Shares were issued and outstanding.

We are in the process of amending and restating our memorandum and articles of association, which will be effective immediately prior to the completion of this offering. The following are summaries of the material provisions of our proposed amended and restated memorandum and articles of association and the Cayman Islands Companies Act, insofar as they relate to the material terms of our Class A Ordinary Shares and Class B Ordinary Shares. Copies of our memorandum and articles of association and subsequent amendments are filed as exhibits to the registration statement of which this prospectus is a part. Copies of the amended and restated memorandum and articles of association will be filed in an amendment to the registration statement of which this prospectus is a part. As a convenience to potential investors, we provide the below description of Cayman Islands law and our memorandum and articles of association together with a comparison to similar features under Delaware law.

Ordinary Shares

General

Upon the completion of this offering, our authorized share capital is $50,000 divided into 400,000,000 Class A Ordinary Shares with a par value of $0.0001 each, and 100,000,000 Class B Ordinary Shares, with a par value of $0.0001 each. Holders of Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting and conversion rights.

All of our issued Class A Ordinary Shares and Class B Ordinary Shares are fully paid and non-assessable. Certificates representing the Class A Ordinary Shares and Class B Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Class A Ordinary Shares and Class B Ordinary Shares.

As of the date of this prospectus, there are 10,000,000 Class A Ordinary Shares and 1,500,000 Class B Ordinary Shares issued and outstanding.

We are selling Class A Ordinary Shares in this offering. At the completion of this offering, there will be [●] Class A Ordinary Shares and 1,500,000 Class B Ordinary Shares issued and outstanding, assuming the Underwriter does not exercise the Over-Allotment Option and excluding the shares of Class A Ordinary Shares issuable upon the exercise of the Underwriter Warrants.

Listing

We plan to apply to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “SCIT.” We cannot guarantee that we will be successful in listing on Nasdaq; however, we will not complete this offering unless we receive conditional approval letter.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Ordinary Shares is Vstock Transfer, LLC.

Dividends

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our board of directors, subject to the Companies Act. Our amended and restated articles of association provide that the directors may from time to time declare dividends (including interim dividends) and other distributions on shares of Sancai Holding in issue and authorize payment of the same out of the funds of Sancai Holding lawfully available therefor. No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Act, the share premium account. Holders of Class A Ordinary Shares and Class B Ordinary Shares will be entitled to the same amount of dividends, if declared.

Voting Rights

Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the shareholders at any general meeting of Sancai Holding.  At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one (1) vote for each Class A Ordinary Share and ten (10) votes for each Class B Ordinary Share which such shareholder holds. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or by one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10 percent of the paid up voting share capital of Sancai Holding.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the Class A ordinary shares and Class B ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting, while a special resolution requires the affirmative vote of a majority of not less than two-thirds of the votes attached to the Class A ordinary shares and Class B ordinary shares cast by those shareholders who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of Sancai Holding, as permitted by the Companies Act and our memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Cumulative Voting

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated memorandum and articles of association do not provide for cumulative voting.

Meetings of Shareholders

The directors may convene a meeting of shareholders whenever they think necessary or desirable. We must provide at least seven days’ written notice counting from the date service is deemed to take place, stating the place, the day and the hour of the general meeting and, in the case of special business, the general nature of that business, to such persons who are entitled to receive such notices from Sancai Holding. Our board of directors must convene a general meeting upon the written requisition of one or more shareholders entitled to attend and vote at general meeting of Sancai Holding holding not less than 10% of the paid up voting share capital of Sancai Holding in respect to the matter for which the meeting is requested.

No business may be transacted at any general meeting unless a quorum is present at the time the meeting proceeds to business. One or more shareholders present in person or by proxy holding in aggregate at least a majority of the paid up voting share capital of Sancai Holding shall be a quorum. If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week, at the same time and place and if, at the adjourned meeting, a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present and entitled to vote shall be a quorum. At every meeting, the shareholders present shall choose someone of their number to be the chairman.

A corporation that is a shareholder shall be deemed for the purpose of our amended and restated memorandum and articles of association to be present at a general meeting in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Meetings of Directors

The business of our Company is managed by the directors. Our directors are free to meet at such times and in such manner and places within or outside the Cayman Islands as the directors determine to be necessary or desirable. The quorum necessary for the transaction of the business of the directors may be fixed by the directors, and unless so fixed, if there be more than two directors shall be two, and if there are two or less Directors shall be one. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Pre-emptive Rights

There are no pre-emptive rights applicable to the issue by us of Class A Ordinary Shares under our amended and restated memorandum and articles of association.

Conversion

Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Each Class B Ordinary Share shall only be issued to Mr. Ning Wen, Mr. Lizhi He, Lizhen Tang, Mr. Zhijie Zhang and Sancai Holding or its subsidiaries employees or those entities of which its principal shareholder is an employee of Sancai Holding or its subsidiaries. Termination of such employment with Sancai Holding or its subsidiaries shall immediately result in the conversion of any and all issued and outstanding Class B Ordinary Shares held by such shareholder into the equivalent number of Class A Ordinary Shares. Upon any sale, transfer, assignment or disposition of any Class B Ordinary Share by holder to any person or entity which is not a qualified holder of Class B Ordinary Shares, such Class B Ordinary Shares shall be automatically and immediately converted into the equivalent number of Class A Ordinary Shares.

Transfer of Ordinary Shares

Subject to the restrictions in our memorandum and articles of association, applicable securities laws and the provisions above in respect of Class B Ordinary Shares, any of our shareholders may transfer all or any of his or her Class A Ordinary Shares or Class B Ordinary Shares by written instrument of transfer in the usual or common form or any other form approved by our board of directors. Our board of directors may in their absolute discretion to decline the registration of the transfer of any Class A Ordinary Shares or Class B Ordinary Shares without giving any reason save in certain circumstances.

Winding Up

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the paid up capital at the commencement of the winding up, the excess shall be distributable among those shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively. If we are wound up, the liquidator may with the sanction of a special resolution and any other sanction required by the Cayman Islands Companies Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not), and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

The liquidator may also vest the whole or any part of these assets in trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Calls on Ordinary Shares and forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A ordinary shares and Class B ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The Class A ordinary shares and Class B ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by an ordinary resolution of our shareholders. The Companies Act and our amended and restated memorandum and articles of association permits us to purchase our own shares, subject to certain restrictions and requirements. Subject to the Companies Act, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the Nasdaq, the Securities and Exchange Commission, or by any other recognized stock exchange on which our securities are listed, we may purchase our own shares (including any redeemable shares) on such terms and in such manner as been approved by the directors or by an ordinary resolution of our shareholders. Under the Companies Act, the repurchase of any share may be paid out of Sancai Holding’s profits, or out of the share premium account, or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or out of capital. If the repurchase proceeds are paid out of Sancai Holding’s capital, Sancai Holding must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be repurchased (1) unless it is fully paid up, and (2) if such repurchase would result in there being no shares outstanding other than shares held as treasury shares. The repurchase of shares may be effected in such manner and upon such terms as may be authorized by or pursuant to Sancai Holding’s articles of association. If the articles do not authorize the manner and terms of the purchase, sub-divide shall have the power to repurchase any of its own shares unless the manner and terms of purchase have first been authorized. In addition, under the Companies Act and the amended and restated memorandum and articles of association, Sancai Holding may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares,  all or any of the rights attached to any class of our shares may (unless otherwise provided by the terms of issue of the shares of that class) be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed by at least a two-thirds majority of holders of shares of that class as may be present in person or by proxy at a separate general meeting of the holders of shares of that class.

Changes in Capital

We may from time to time by an ordinary resolution of our shareholders:

●	increase the share capital of Sancai Holding by new shares of such amount as it thinks expedient;

●	consolidate and divide all or any of our share capital into shares of larger amount than its existing shares of shares;

●	subdivide its existing shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

●	cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by Sancai Holding for an order confirming such reduction, reduce its share capital and any capital redemption reserve in any manner authorized by the Companies Act.

Inspection of Books and Records

Holders of our Class A ordinary shares and Class B ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional Ordinary Shares

Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional Class A ordinary shares and Class B ordinary shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the comparable provisions of the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Grand Court of the Cayman Islands (the “Grand Court”) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, the Companies Act contains statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court. While a dissenting shareholder has the right to express to the Grand Court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares which are subject to the offer within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Grand Court can be expected to apply and follow the common law principles (namely the rule derived from the seminal English case of Foss v. Harbottle, and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following acts in the following circumstances:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such indemnification provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from fraud or willful default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been a public market for our Class A ordinary shares or Class B ordinary shares. Future sales of substantial amounts of Class A Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future.

Upon completion of this offering, we will have an aggregate of [●] Class A Ordinary Shares outstanding, assuming the Underwriter does not exercise the Over-Allotment Option and not including the shares of Class A Ordinary Shares issuable upon the exercise the Underwriter Warrants. The Class A Ordinary Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. We will apply to list our Class A Ordinary Shares on the Nasdaq Capital Market, but we cannot assure you that a regular trading market will develop. We will not proceed with this offering unless our application with Nasdaq is approved.

Lock-up Agreements

We have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our Class A Ordinary Shares and securities that are substantially similar to our Class A Ordinary Shares, including but not limited to any options or warrants to purchase our Class A Ordinary Shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Class A Ordinary Shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the Underwriter.

Furthermore, our officers, directors and certain shareholders have also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, with respect to our Class A Ordinary Shares and securities that are substantially similar to our Class A Ordinary Shares, except pursuant to the waiver of the Representative or Rule 5110(e)(2). These parties collectively own [●]%  of our outstanding Class A Ordinary Shares and all of our outstanding Class B Ordinary Shares, without giving effect to this offering.

The restrictions described in the preceding paragraphs are subject to certain exception. See “Underwriting.”

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our Class A Ordinary Shares. However, one or more existing shareholders may dispose of significant numbers of our Class A Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Class A Ordinary Shares, or the availability of Class A Ordinary Shares for future sale, will have on the trading price of our Class A Ordinary Shares from time to time. Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A Ordinary Shares.

Rule 144

All of our Class A Ordinary Shares and Class B Ordinary Shares that will be outstanding upon the completion of this offering, other than those Class A Ordinary Shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding ordinary shares of the same class, which immediately after this offering will equal [●] Class A Ordinary Shares, assuming the Underwriter does not exercise their Over-Allotment Option and 15,000 Class B Ordinary Shares; or

●	the average weekly trading volume of our ordinary shares of the same class, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Class A Ordinary Shares and Class B Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Class A Ordinary Shares and Class B Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

The following sets forth the material Cayman Islands, Chinese and U.S. federal income tax consequences related to an investment in our Class A Ordinary Shares. It is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Class A Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, China and the United States.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of, the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by Sancai Holding. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of our Class A Ordinary Shares or on an instrument of transfer in respect of our Class A Ordinary Shares.

PRC Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside China with a “de facto management body” within China is considered as a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance With the Actual Standards of Organizational Management, known as Circular 82, which has been revised by the Decision of the State Administration of Taxation on Issuing the Lists of Invalid and Abolished Tax Departmental Rules and Taxation Normative Documents on December 29, 2017 and by the Decision of the State Council on Cancellation and Delegation of a Batch of Administrative Examination and Approval Items on November 8, 2013. Circular 82 has provided certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe that Sancai Holding Group Ltd. is not a PRC resident enterprise for PRC tax purposes. Sancai Holding Group Ltd. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that Sancai Holding Group Ltd. meets all of the conditions above. Sancai Holding Group Ltd. is a company incorporated outside China and its records (including the minutes and resolutions of its board of directors and the resolutions of its shareholders) are maintained outside China. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

Our PRC legal counsel, Guangdong Shouzhuo Law Firm, has also advised us that there is a risk that the PRC tax authorities may deem us as a PRC resident enterprise since a substantial majority of the members of our management team are located in China. If the PRC tax authorities determine that Sancai Holding Group Ltd. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our Class A Ordinary Shares. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of Class A Ordinary Shares, if such income is treated as sourced from within China. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of Sancai Holding Group Ltd. would be able to claim the benefits of any tax treaties between their country of tax residence and China in the event that Sancai Holding Group Ltd. is treated as a PRC resident enterprise. See “Risk Factors — Risks Related to Doing Business in China — If Sancai Holding, Sancai Seychelles or Sancai HK are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

United States Federal Income Tax Considerations

The following is a summary of material U.S. federal income tax considerations that are likely to be relevant to the purchase, ownership and disposition of our Class A Ordinary Shares by a U.S. Holder (as defined below).

This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial interpretations thereof, in force as of the date hereof. Those authorities may be changed at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a particular investor’s decision to purchase, hold, or dispose of Class A Ordinary Shares. In particular, this summary is directed only to U.S. Holders that hold Class A Ordinary Shares as capital assets and does not address all of the tax consequences to U.S. Holders who may be subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, insurance companies, tax exempt entities, partnerships (including any entities treated as partnerships for U.S. federal income tax purposes) and the partners therein, holders that own or are treated as owning 10% or more of our shares (measured by vote or value), persons holding Class A Ordinary Shares as part of a hedging or conversion transaction or a straddle, or persons whose functional currency is not the U.S. dollar. Moreover, this summary does not address state, local or non-U.S. taxes, the U.S. federal estate and gift taxes, the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders, or alternative minimum tax consequences of acquiring, holding or disposing of Class A Ordinary Shares.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Class A Ordinary Shares that is a citizen or individual resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such Class A Ordinary Shares.

You should consult your own tax advisors about the consequences of the acquisition, ownership and disposition of the Class A Ordinary Shares, including the relevance to your particular situation of the considerations discussed below and any consequences arising under non-U.S., state, local or other tax laws.

Taxation of Dividends

Subject to the discussion below under “Passive Foreign Investment Company Rules,” the gross amount of any distribution of cash or property with respect to our Class A Ordinary Shares(including amounts, if any, withheld in respect of PRC taxes) that is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be includible in your taxable income as ordinary dividend income on the day on which you receive the dividend and will not be eligible for the dividends-received deduction allowed to U.S. corporations under the Code.

We do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders therefore should expect that distributions generally will be treated as dividends for U.S. federal income tax purposes.

Subject to certain exceptions for short-term and hedged positions, the dividends received by a non-corporate U.S. Holder with respect to the Class A Ordinary Shares will be subject to taxation at a preferential rate if the dividends are “qualified dividends.” Dividends paid on the Class A Ordinary Shares will be treated as qualified dividends if:

●	the Class A Ordinary Shares on which the dividend is paid are readily tradable on an established securities market in the United States or we are eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Treasury determines is satisfactory for purposes of these rules and that includes an exchange of information program; and

●	we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC.

We will apply to list our Class A Ordinary Shares on Nasdaq Capital Market, and the Class A Ordinary Shares will qualify as readily tradable on an established securities market in the United States when they are approved and so long as they are so listed. Based on our audited financial statements, the manner in which we conduct our business and relevant market data, we do not believe that we were a PFIC for U.S federal income tax purpose with respect to our prior taxable year. In addition, based on our audited financial statements, the manner in which we conduct our business, relevant market data and our current expectations regarding the value and nature of our assets and the sources and nature of our income, we do not expect to be a PFIC for our current taxable year or in the foreseeable future.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “Taxation—PRC Taxation”), a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our Class A Ordinary Shares. In that case, we may, however, be eligible for the benefits of the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income (the “Treaty”). If we are eligible for such benefits, dividends we pay on our Class A Ordinary Shares would be eligible for the reduced rates of taxation described above (assuming we are not a PFIC in the year the dividend is paid or the prior year). Dividend distributions with respect to our Class A Ordinary Shares generally will be treated as “passive category” income from sources outside the United States for purposes of determining a U.S. Holder’s U.S. foreign tax credit limitation. Subject to the limitations and conditions provided in the Code and the applicable U.S. Treasury Regulations, a U.S. Holder may be able to claim a foreign tax credit against its U.S. federal income tax liability in respect of any PRC income taxes withheld at the appropriate rate applicable to the U.S. Holder from a dividend paid to such U.S. Holder. Alternatively, the U.S. Holder may deduct such PRC income taxes from its U.S. federal taxable income, provided that the U.S. Holder elects to deduct rather than credit all foreign income taxes for the relevant taxable year. The rules with respect to foreign tax credits are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit or the deductibility of foreign taxes under their particular circumstances.

U.S. Holders that receive distributions of additional Class A Ordinary Shares or rights to subscribe for Class A Ordinary Shares as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax in respect of the distributions.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” upon a sale, exchange or other taxable disposition of the Class A Ordinary Shares, U.S. Holders will realize gain or loss for U.S. federal income tax purposes in the amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares. Such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the Class A Ordinary Shares have been held for more than one year. Long-term capital gain realized by a non-corporate U.S. Holder generally is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Gain, if any, realized by a U.S. Holder on the sale or other disposition of the Class A Ordinary Shares generally will be treated as U.S.-source income for U.S. foreign tax credit purposes. Consequently, if a PRC tax is imposed on the sale or other disposition, a U.S. Holder that does not receive significant foreign-source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of such PRC tax. However, in the event that gain from the disposition of the Class A Ordinary Shares is subject to tax in the PRC, and a U.S. Holder is eligible for the benefits of the Treaty, such U.S. Holder may elect to treat such gain as PRC-source gain under the Treaty. U.S. Holders should consult their own tax advisors regarding the application of the foreign tax credit rules to their investment in, and disposition of, the Class A Ordinary Shares.

Passive Foreign Investment Company Rules

Special U.S. tax rules apply to companies that are considered to be PFICs. We will be classified as a PFIC in a particular taxable year if either

●	75 percent or more of our gross income for the taxable year is passive income; or

●	the average percentage of the value of our assets that produce or are held for the production of passive income, based on the average of four quarterly testing dates is at least 50 percent (the “asset test”).

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% (by value) of the stock of another corporation, for purposes of determining whether we are a PFIC, we will be treated as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. Although the law in this regard is not entirely clear, we treat the VIE and its subsidiaries as being owned by us for U.S. federal income tax purposes as a result of the VIE Agreements.

Based on our audited financial statements, the manner in which we conduct our business, relevant market data and our current expectations regarding the value and nature of our assets and the sources and nature of our income, we do not believe that we were a PFIC in our taxable year ended December 31, 2018, and we do not anticipate being a PFIC for our current taxable year or in the foreseeable future. However, because the PFIC tests must be applied each year, and the composition of our income and assets and the value of our assets may change, and because the treatment of the VIE and its subsidiaries for U.S. federal income tax purposes is not entirely clear, it is possible that we may become a PFIC in the current or a future year. In particular, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our Class A Ordinary Shares, fluctuations in the market price of our Class A Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we are a PFIC also may be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we do not deploy significant amounts of cash for active purposes, our risk of being a PFIC may increase.

In the event that we are classified as a PFIC in any year during which a U.S. Holder holds our Class A Ordinary Shares and such U.S. Holder does not make a mark-to-market election, as described in the following paragraph, the U.S. Holder will be subject to a special tax at ordinary income tax rates on “excess distributions,” including certain distributions by us (generally, distributions that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Class A Ordinary Shares) and gain that the U.S. Holder recognizes on the sale or other disposition of our Class A Ordinary Shares. The amount of income tax on any excess distributions will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions were earned ratably over the period that the U.S. Holder holds its Class A Ordinary Shares. Further, if we are a PFIC for any year during which a U.S. Holder holds our Class A Ordinary Shares, we generally will continue to be treated as a PFIC for all subsequent years during which such U.S. Holder holds our Class A Ordinary Shares unless we cease to be a PFIC and the U.S. Holder makes a special “purging” election on Internal Revenue Service, or IRS, Form 8621. Classification as a PFIC may also have other adverse tax consequences, including, in the case of individuals, the denial of a step-up in the basis of his or her Class A Ordinary Shares at death.

A U.S. Holder may be able to avoid the unfavorable rules described in the preceding paragraph by electing to mark its Class A Ordinary Shares to market, provided the Class A Ordinary Shares are treated as “marketable stock.” The Class A Ordinary Shares generally will be treated as marketable stock if the Class A Ordinary Shares are “regularly traded” on a “qualified exchange or other market” (which includes the Nasdaq Capital Market). If the U.S. Holder makes a mark-to-market election, (i) the U.S. Holder will be required in any year in which we are a PFIC to include as ordinary income the excess of the fair market value of its Class A Ordinary Shares at year-end over the U.S. Holder’s basis in those Class A Ordinary Shares and (ii) the U.S. Holder will be entitled to deduct as an ordinary loss in each such year the excess of the U.S. Holder’s basis in its Class A Ordinary Shares over their fair market value at year-end, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. In addition, any gain the U.S. Holder recognizes upon the sale of the U.S. Holder’s Class A Ordinary Shares in a year in which we are PFIC will be taxed as ordinary income in the year of sale, and any loss the U.S. Holder recognizes upon the sale will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-mark election.

The unfavorable rules described above may also be avoided if a U.S. Holder is eligible for and makes a valid qualified electing fund election, or QEF election. If a QEF election is made, such U.S. Holder generally will be required to include in income on a current basis its pro rata share of the PFIC’s ordinary income and net capital gains. We do not intend, however, to prepare or provide the information that would enable U.S. Holders to make QEF elections.

A U.S. Holder that owns an equity interest in a PFIC must annually file IRS Form 8621. A failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of the U.S. Holder’s taxable years for which such form is required to be filed. As a result, the taxable years with respect to which the U.S. Holder fails to file the form may remain open to assessment by the IRS indefinitely, until the form is filed.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares and any of our non-U.S. subsidiaries is also a PFIC, such U.S. Holder will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. U.S. Holders should consult their own tax advisors about the possible application of the PFIC rules to any of our subsidiaries.

U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax considerations discussed above and the desirability of making a mark-to-market election.

Foreign Financial Asset Reporting

Certain U.S. Holders who are individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include the Class A Ordinary Shares) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders that fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the Class A Ordinary Shares, including the application of the rules to their particular circumstances.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, the Class A Ordinary Shares that are paid to a U.S. Holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

A holder that is a foreign corporation or a non-resident alien individual may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States; and these securities laws provide significantly less protection to investors as compared to the United States; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of the VIE’s and the VIE’s subsidiaries’ operations are conducted in China and substantially all of the VIE’s and the VIE’s subsidiaries’ assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Cogency Global Inc as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Guangdong Shouzhuo Law Firm, our counsel as to PRC laws, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties or other form of written arrangement with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in either of these two jurisdictions.

We have been advised by Harney Westwood & Riegels, our counsel as to Cayman Islands law, that it is uncertain whether the courts of the Cayman Islands will allow shareholders of Sancai Holding to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as Sancai Holding. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with Univest Securities, LLC, which we sometimes refer to herein as the “Underwriter”. The Underwriter may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. The Underwriter has agreed to purchase, and we have agreed to sell to the Underwriter, the number of shares indicated below:

Name:	Number of Class A Ordinary Shares:
Univest Securities, LLC	[●	]

Total:	[●	]

The Underwriter is committed to purchase all the Class A Ordinary Shares offered by this prospectus if they purchase any shares. The underwriting agreement also provides that if an Underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The Underwriter is are not obligated to purchase the Class A Ordinary Shares covered by the Underwriter’s Over-Allotment Option to purchase Class A Ordinary Shares described below. The Underwriter is offering the Class A Ordinary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Underwriter of officer’s certificates and legal opinions. The Underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the underwriter a 45-day option to purchase up to an aggregate of additional Class A Ordinary Shares (equal to 15% of the number of Class A Ordinary Shares sold in the offering), in any combination thereof, at the public offering price per share, less underwriting discounts and commissions.

Fees, Commissions and Expense Reimbursement

Under the underwriting agreement, we have agreed to give the Underwriter a discount equal to 8% of the public offering price on the first $10 million in gross proceeds, 4% on the second $10 million in gross proceeds and 3.5% on the remaining gross proceeds from the sale of securities in this offering.

The following table shows, for each of the total without Over-Allotment Option and total with full Over-Allotment Option offering amounts, the per share and total public offering price, underwriting fees and commissions to be paid to the Underwriter by us, and proceeds to us, before expenses and assuming a $[●] per share offering price.

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public Offering Price	$	$	$
Underwriting Discounts	$	$	$
Proceeds to Us, Before Expenses	$	$	$

Because the actual amount to be raised in this offering is uncertain, the actual total offering commissions are not presently determinable and may be substantially less than the maximum amount set forth above.

Under the underwriting agreement, we have agreed to pay the Underwriter 1% of the gross proceeds of this offering for its non-accountable expenses. We have also agreed to pay the Underwriter’s reasonable out-of-pocket expenses (including fees and expenses of the Underwriter’s counsel) incurred by the Underwriter in connection with this offering of up to $150,000. The expenses may also include (i) all reasonable and documented fees and expenses for conducting a net road show presentation; (ii) the cost of any due diligence meetings; (iii) preparation of bound volumes and Lucite cube mementos in such quantities as the Underwriter may reasonably request; and (iv) transfer taxes, if any, payable upon the transfer of securities from Sancai Holding to the Underwriter. We have paid $80,000 to the Underwriter as an advance to be applied towards the out-of-pocket expenses. Any unused portion of the advances shall be returned to Sancai Holding upon the termination date in the event that the advances are not expended pursuant to FINRA Rule 5110(g)(4)(A).

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding Underwriter’s fees and commissions, will be approximately $[●], all of which are payable by us.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement and subscription agreement. The underwriting agreement and a form of subscription agreement are included as exhibits to the registration statement of which this prospectus forms a part.

Underwriter Warrants

We have agreed to issue to the Underwriter warrants to purchase the number of Class A Ordinary Shares in the aggregate equal to 6% of the gross proceeds received by Sancai Holding from the Closing. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the period commencing 180 days from the commencement of sales in this offering, which period shall not extend further than five years from such date in compliance with FINRA Rule 5110(g)(A)(8). The warrants are exercisable at a per share price equal to 110% of the public offering price per share in the offering. The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA, except pursuant to Rule 5110(e)(2). Neither our Underwriter, nor permitted assignees under Rule 5110(e)(2), will sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. In addition, the Underwriter Warrants provide for one demand registration of the sale of the underlying Class A Ordinary Shares, at Sancai Holding’s expense, unlimited “piggyback” registration rights at Sancai Holding’s expense. The sole demand registration right provided at the issuer’s expense will not be greater than five (5) years from the commencement of sales of the offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights expire seven (7) years from the commencement of sales of the offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The Underwriter Warrants will further provide for anti-dilution protection (adjustment in the number and price of such Warrants and the shares underlying such Warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) when the public stockholders have been proportionally affected and otherwise in compliance with FINRA Rule 5110(g)(8)(E).

Right of First Refusal

We have agreed to grant the Underwriter, for the 12-month period following the first day of trading of our Class A Ordinary Shares, a right of first refusal to provide investment banking services to Sancai Holding on an exclusive basis.

Lock-Up Agreements

Each of our officers, directors, and certain existing shareholders agrees not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our Class A Ordinary Shares or other securities convertible into or exercisable or exchangeable for Class A Ordinary Shares for a period of [●] days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of the Underwriter or pursuant to Rule 5110(e)(2).

The Underwriter may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization

The Underwriter will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of capital stock by the Underwriter acting as principal. Under these rules and regulations, the Underwriter:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The public offering price of the Class A Ordinary Shares we are offering was determined by us in consultation with the Underwriter based on discussions with potential investors in light of the history and prospects of our Company, the VIE and the VIE’s subsidiaries, the stage of development of the business, the business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be delivered to potential investors by the Underwriter. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Underwriter’s website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this Offering of our shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the Underwriter against liabilities relating to the Offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Underwriter may be required to make for these liabilities.

Application for Nasdaq Market Listing

We intent to apply to have our Class A Ordinary Shares approved for listing/quotation on the Nasdaq Capital Market under the symbol “SCIT.” We will not consummate and close this offering without a listing approval letter from the Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of shares in this firm commitment offering sufficient to satisfy applicable listing criteria, our Class A Ordinary Shares will in fact be listed.

If our Class A Ordinary Shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our shares and the distribution of this prospectus outside the United States.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$2,006.19
Nasdaq Listing Fee	$75,000
FINRA	$5,038
Legal Fees and Expenses	$400,000
Audit Fees	$630,000
Printing and Engraving Expenses	$55,000
Miscellaneous Expenses	$20,000
Total Expenses	$917,044

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the number of Class A Ordinary Shares sold in the offering. Under the Underwriting Agreement, we will pay our Underwriter a fee and commission equal to 8% of the public offering price on the first $10 million in gross proceeds, 4% on the second $10 million in gross proceeds and 3.5% on the remaining gross proceeds from the sale of securities in this offering. In addition to the cash commission, we will also reimburse the Underwriter for the full amount of its reasonable, non-accountable expenses of up to 1% of the gross proceeds raised in the offering, in addition to its expenses relating to the Offering, including but not limited to (i) reasonable travel and out-of-pocket expenses, including clearing charges and (ii) legal expense, up to $80,000.

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our Company regarding U.S. securities law matters. The validity of the Class A Ordinary Shares offered hereby will be opined upon for us by Harney Westwood & Riegels. Guangdong Shouzhuo Law Firm is acting as counsel to our Company regarding PRC law matters. Carmel, Milazzo & Feil LLP is acting as counsel to the Underwriter. Ortoli Rosenstadt LLP may rely upon Harney Westwood & Riegels and Guangdong Shouzhuo Law Firm with respect to matters governed by the law of the Cayman Islands and PRC, respectively.

The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017. The current address of Carmel, Milazzo & Feil LLP is 55 W 39th Street, 18th Floor, New York, NY 10018.

EXPERTS

On September 20, 2021, the previous auditor WWC P.C. resigned. On September 22, 2021, we engaged BF Borgers CPA PC as the auditor.

WWC P.C.’s report on the financial statements for either of the past two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During our two most recent fiscal years and any subsequent interim period preceding the replacement of WWC P.C, there were (i) no disagreements (as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with WWC P.C on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of WWC P.C, would have caused WWC P.C to make reference to the subject matter of the disagreement(s) in connection with its report, and (ii) no reportable events of the type required to be disclosed by Item 304(a)(1)(v) of Regulation S-K.

Prior to September 22, 2021, we did not consult with BF Borgers CPA PC regarding (i) the application of accounting principles to specified transactions, either completed or proposed, (ii) the type of audit opinion that might be rendered on our financial statements, (iii) written or oral advice was provided that would be an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issues, or (iv) any matter that was the subject of a disagreement between us and our predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

The consolidated financial statements for the years ended September 30, 2021 and 2020, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of BF Borgers CPA PC, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The office of BF Borgers CPA PC is located at 5400 West Cedar Avenue, Lakewood, CO 80226.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Class A Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal Underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the Class A Ordinary Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Class A Ordinary Shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. However, statements in the prospectus contain the material provisions of such contracts, agreements and other documents. We currently do not file periodic reports with the SEC. Upon closing of our public offering, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

SANCAI HOLDING GROUP LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Sancai Holding Group Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sancai Holding Group Ltd. (the “Company”) as of September 30, 2021 and 2020, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the two years in the period ended September 30, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sancai Holding Group Ltd. as of September 30, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a matter

As discussed in Note 3 to the financial statements, the Company has identified certain accounting errors with regard to its accounting treatments of its revenue recognition, cost recognition and allocation, operating expenses, tax expenses, contract cost, contract liabilities, deferred tax assets, right-of use-asset, operating lease and the presentation and disclosure of discontinued operations. The financial statements as of and for the year ended September 30, 2020 were restated accordingly.

/s/ B F Borgers CPA PC

We have served as the Company’s auditor since 2021.

Lakewood, Colorado

December 6, 2021

Sancai Holding Group Ltd.

Consolidated Balance Sheets

	September 30, 2021	September 30, 2020 (Restated)

Assets
Current assets
Cash and cash equivalents	$3,215,267	$7,366,979
Accounts receivables	58,213	21,495
Prepaid expenses and other current assets	2,892,918	867,245
Other receivables	42,565	110,046
Contract cost	-	196,737
Related party receivables	-	142,915
Discontinued operations – current assets	-	10,742,470
Total current assets	6,208,963	19,447,887

Non-current assets
Operating lease right-of-use assets	180,045	321,652
Deferred tax assets	-	36,302
Discontinued operations – non-current assets	-	6,996,158
Total non-current assets	180,045	7,354,112

Total Assets	$6,389,008	$26,801,999

Liabilities
Current liabilities
Other payable and accruals	1,366,886	605,605
Contracts liabilities	753,033	3,420,009
Income tax payable	40,311	-
Related party payable	13,279	1,469,401
Operating lease liabilities	166,381	150,729
Discontinued operations – current liabilities	-	14,681,605
Total current liabilities	2,339,890	20,327,349

Non-current liabilities
Operating leases, net of current portion	13,664	170,924
Discontinued operations – non-current liabilities	-	3,371,071
Total non-current liabilities	13,664	3,541,995

Total Liabilities	$2,353,554	$23,869,344

Commitments and contingencies	-	-

Shareholders’ Equity
Class A ordinary shares ($0.0001 par value per shares, 400,000,000 authorized, 10,000,000 issued, and outstanding as of September 30, 2021 and September 30, 2020, respectively)	1,000	1,000
Class B ordinary shares ($0.0001 par value per shares, 100,000,000 authorized, 1,500,000 issued, and outstanding as of September 30, 2021 and September 30, 2020, respectively)	150	150
Additional paid in capital	48,850	48,850
Retained earnings	3,718,426	2,791,708
Accumulated other comprehensive income	267,028	90,947
Total Shareholders’ Equity	$4,035,454	$2,932,655

Total Liabilities and Shareholders’ Equity	$6,389,008	$26,801,999

See accompanying notes to consolidated financial statements.

Sancai Holding Group Ltd.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the Years Ended September 30，
	2021	2020 (Restated)

Revenue
SaaS Platform application	$3,830,022	$3,651,817
SaaS Customization & Development	4,058,769	-
Total revenue	7,888,791	3,651,817

Cost of revenue
SaaS Platform application	237,753	104,969
SaaS Customization & Development	2,886,769	-
Total cost of revenue	3,124,522	104,969

Gross profit	4,764,269	3,546,848

Operating expenses:
Selling and marketing expenses	1,144,283	-
General and administrative expenses	1,273,466	1,061,294
Research and development	1,078,285	3,144,512
Total operating expenses	3,496,034	4,205,806

Income (loss) from Operations	1,268,235	(658,958)

Other income (expenses):
Interest income (expenses), net	(5,549)	151,998
Other income (expenses), net	(5,071)	5,396
Total other (expenses) income	(10,620)	157,394

Income (loss) from Continuing Operation before income tax	$1,257,615	$(501,564)

Income tax (expenses) benefits	(77,763)	4,497

Income (loss) from Continuing Operations	$1,179,852	$(497,067)

Discontinued operations (NOTE 9)
Loss from discontinued operations, net of tax	(253,134)	(324,205)
Net income (loss)	$926,718	$(821,272)

Earnings (loss) per share
Earnings (loss) per Class A ordinary share from continuing operation -basic and diluted	$0.12	$(0.05)
Earnings (loss) per Class B ordinary share from continuing operation- basic and diluted	$0.79	$(0.33)

Loss per Class A ordinary share from discontinued operation -basic and diluted	$(0.03)	$(0.03)
Loss per Class B ordinary share from discontinued operation -basic and diluted	$(0.17)	$(0.22)

Weighted average number of Class A ordinary shares outstanding – Basic and diluted	10,000,000	10,000,000
Weighted average number of Class B ordinary shares outstanding – Basic and diluted	1,500,000	1,500,000

Other comprehensive income:
Income (loss) from continuing operations	$1,179,852	$(497,067)
Foreign currency translation adjustment	48,682	(18,084)
Comprehensive income (loss) from continuing operations	$1,228,534	$(515,151)

Loss from discontinued operations	$(253,134)	$(324,205)
Foreign currency translation adjustment	127,399	172,838
Comprehensive loss from discontinued operations	$(125,735)	$(151,367)
Total comprehensive income (loss)	$1,102,799	$(666,518)

See accompanying notes to consolidated financial statements

Sancai Holding Group Ltd

Consolidated Statements of Shareholders’ Equity

	Class A No. of shares	Class B No. of shares	Class A Amount	Class B Amount	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total

Balance, October 1, 2019	10,000,000	1,500,000	$1,000	$150	$48,850	$3,612,980	$(63,807)	$3,599,173
Net loss (Restated)	-	-	-	-	-	(821,272)	-	(821,272)
Foreign currency translation adjustment(Restated)	-	-	-	-	-	-	154,754	154,754
Balance, September 30, 2020(Restated)	10,000,000	1,500,000	1,000	150	48,850	2,791,708	90,947	2,932,655

Net income	-	-	-	-	-	926,718	-	926,718
Foreign currency translation adjustment	-	-	-	-	-	-	176,081	176,081
Balance, September 30, 2021	10,000,000	1,500,000	$1,000	$150	$48,850	$3,718,426	$267,028	$4,035,454

See accompanying notes to consolidated financial statements.

Sancai Holding Group Ltd.

Consolidated Statements of Cash Flows

	For the Years Ended September 30,
	2021	2020 (Restated)
Cash flows from operating activities
Net income (loss)	$926,718	$(821,272)
Net loss from discontinued operations	(253,134)	(324,205)
Net income (loss) from continuing operations	1,179,852	(497,067)
Changes in operating assets and liabilities
Accounts receivable	(36,718)	(122,865)
Prepaid expenses and other current assets	(2,025,673)	(1,034,650)
Other receivables	67,481	-
Contract cost	196,737	-
Deferred tax assets	36,302	(35,301)
Accounts payables	(144,591)	-
Other payable and accruals	(90,721)	4,242,873
Income tax payable	40,311	-
Contract liabilities	(2,666,976)	3,325,724
Net cash (used in) provided by operating activities from continuing operations	(3,443,996)	5,878,714
Net cash provided by (used in) operating activities from discontinued operations	291,670	(7,822,836)
Net cash used in operating activities	(3,152,326)	(1,944,122)

Cash flows from investing activities
Proceeds from sale of discontinued operations	153,872	-
Net cash provided by investing activities	153,872	-

Cash flows from financing activities
Proceeds from related party loan	142,915	1,268,899
Repayment of related party loan	(1,456,122)	-
Net cash (used in) provided by financing activities from discontinued operations	(16,131)	7,247,496
Net cash (used in) provided by financing activities	(1,329,338)	8,516,395

Effect of foreign currency translation on cash and cash equivalents	176,080	794,520
Net (decrease) increase of cash and cash equivalents	(4,151,712)	7,366,793
Cash and cash equivalents–beginning of year	7,366,979	186
Cash and cash equivalents–end of year	$3,215,267	$7,366,979

Supplementary cash flow information:
Income tax paid	$-	$31,413
Interest paid	$102	$96,004

Non-cash supplementary information for investing and financial activities
Debt offset between the Company and disposed entities	$3,264,810	-

See accompanying notes to consolidated financial statements.

SANCAI HOLDING GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

1. Nature of Operations

Sancai Holding Group Ltd. (“Sancai Holding”, “Sancai WFOE”, or the “Company”) is a holding company incorporated on July 9, 2019 under the laws of Cayman Islands. The Company mainly provides digitalization solutions for small businesses through its software-as-a-service (“SaaS”) platform (“the platform”) through VIE and its subsidiaries and in the PRC. Our digitalization solutions enables business owners to manage and monitor their operations via mobile phones. VIE and its subsidiaries currently offers the following functions: customer acquisition, transaction, settlement, customer management, employee management, data analysis and supply chain services for the duration of the contract period, which is usually a year. The VIE, Sancaijia Co., Ltd. (“Sancaijia” or the “VIE”), began offering services in 2019, which was founded in the PRC on November 6, 2018. Sancaijia mainly focuses on the operation of SaaS platform and SaaS platform customization and development services.

Sancaijia Technology Co., Ltd. (“Sancaijia Technology”) was incorporated on July 11, 2019 under the laws of PRC, which is 100% owned by Sancaijia. It focuses on the promotion and operation of SaaS platform.

Xi’an Dacai Management Consulting Co., Ltd. (“Xi’an Dacai”) was incorporated on October 9, 2019 under the laws of PRC, which is 100% owned by Sancaijia, and it plans provide consulting service related with product promotion to small businesses.

Shanghai Wenxu Information Technology Co., Ltd. (“Shanghai Wenxu”) was incorporated on October 25, 2019 under the laws of PRC, which is 100% owned by Sancaijia, and it mainly focuses on providing technology support to the other subsidiaries.

Caibaoyun Settlement Technology (Xi’an) Co., Ltd. (“Caibaoyun”) was incorporated on August 31, 2020 under the laws of PRC, which is 100% owned by Sancaijia, and it mainly focuses on SaaS platform customization and development services.

Xi’an Miaobijia Industry Service Co., Ltd. (“Xi’an Miaobijia”) was incorporated on August 28, 2020 under the laws of PRC, which is 100% owned by Sancaijia Technology. It does not have any assets and hasn’t began operating as of the date of this prospectus. We plan to promote our SaaS platform through Xi’an Miaobijia in the agriculture industry and consumer services in the future.

 2. Summary of Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b) Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIE and the VIE’s subsidiaries for which the Sancai Holding exercises control and is the ultimate primary beneficiary. Although the VIE agreements were entered into in February 2020, since the Company and the VIE are under common control, the financial statements reflect the operations as if the VIE agreements were in effect as of the beginning of the earliest period presented. All transactions and balances among the Company, its subsidiaries, the VIE and VIE’s subsidiaries have been eliminated upon consolidation.

On February 25, 2020, Sancai Holding entered into a series of contractual arrangements with Sancaijia and the shareholders of the VIE (the “VIE Shareholders”). The contractual arrangements consisted of the business operation agreement, shareholder voting proxy agreement, equity pledge agreement, exclusive technical consultation and service agreement as amended and restated on June 28, 2022, exclusive call option agreement and spousal consent letters (the “VIE Agreements”).

i. Shareholder Voting Proxy Agreement

Pursuant to the Shareholders Voting Rights Proxy Agreement among Xi’an Minglan Management Co., Ltd. (“Sancai WFOE” when individually referenced, a PRC company and a wholly-owned subsidiary of Sancai HK), the VIE and the VIE Shareholders, each Shareholder irrevocably authorizes Sancai WFOE or any person(s) designated by Sancai WFOE to act as its attorney-in-fact to exercise all of its rights as a shareholder of the VIE, including, but not limited to, the right to convene shareholders’ meetings, vote and sign any resolution as a shareholder, appoint directors and other senior executives to be appointed and removed by the shareholder, the right to sell, transfer, pledge and dispose of all or a portion of the shares held by such shareholder, and other shareholders voting rights permitted by the articles of association of the VIE. The term of this agreement is for ten years. Unless Sancai WFOE gives a non- renewal notice 30 days prior to the expiration, this agreement will be renewed automatically for successive ten years. During the term of the Shareholders Voting Rights Proxy Agreement, unless otherwise stipulated by law, the VIE Shareholders or the VIE shall not early terminate this agreement. Sancai WFOE may at any time terminate this agreement with a written notice being given to other Parties thirty (30) days in advance. In addition, in the case that a shareholder becomes the defaulting party who materially breaches any provision or materially fails to perform any obligation under this agreement, Sancai WFOE shall be entitled to terminate this agreement.

ii. Equity Pledge Agreements

Pursuant to the Equity Pledge Agreement entered into among Sancai WFOE, the VIE and the Shareholders, the VIE Shareholders agreed to pledge their 100% equity interests in the VIE to Sancai WFOE to secure the performance of the VIE’s obligations under the existing exclusive call option agreement, shareholder voting proxy agreements, exclusive technical consultation and service agreement, as amended and restated, business operation agreement and also the equity pledge agreement. If events of default defined therein occur, upon giving written notice to the Shareholders, Sancai WFOE may exercise the right to enforce the pledge to the extent permitted by PRC laws. This agreement shall come into effect upon execution by each of the Parties and the term of this agreement shall end upon the full performance of the contractual obligations or the full discharge of the Secured Liabilities defined under this agreement.

As of the date of this prospectus, the VIE Shareholders have completed the equity pledge registration with the relevant office of Administration for Market Regulation in accordance with the PRC Property Rights Law.

iii. Spousal Consent Letter

Pursuant to a series of Spousal Consent Letters, executed by the spouses of the VIE Shareholders, Mr. Ning Wen, Mr. Lizhi He and Mr. Zhijie Zhang, the signing spouses confirmed and agreed that the equity interests of the VIE are the own property of their spouses and shall not constitute the community property of the couples. The spouses also irrevocably waived any potential right or interest that may be granted by operation of applicable law in connection with the equity interests of the VIE held by their spouses.

iv. Exclusive Technical Consultation and Service Agreement

Pursuant to the Exclusive Technical Consultation and Service Agreement entered into between Sancai WFOE and the VIE dated February 25, 2020, as amended and restated on June 28, 2022, Sancai WFOE has the exclusive right to provide or designate any entity to provide the VIE with business support, technical and consulting services. The VIE agrees to pay Sancai WFOE (i) the service fees equal to the sum of 100% of the VIE’s net income of that year, which equals the balance of the gross income less the costs of the VIE acceptable to Sancai WFOE and the VIE, or such other amount otherwise agreed by Sancai WFOE and the VIE, and (ii) service fees otherwise confirmed by Sancai WFOE and the VIE for specific technical services and consulting services provided by Sancai WFOE in accordance with the VIE’s requirement from time to time. The exclusive consultation and service agreement will continue to be valid unless the written agreement is signed by all parties to terminate it or a mandatory termination is requested in accordance with applicable PRC laws and regulations. Sancai WFOE is entitled to unilaterally exercise immediate early termination of the Exclusive Technical Consultation and Service Agreement by sending a written notice to the VIE if any of the following events were to occur: (i) the VIE breaches this agreement, and within thirty (30) days after Sancai WFOE sends out a written notice of breach to the VIE, the VIE fails to rectify its breach, take sufficient, effective and timely measures to eliminate the effects of breach and compensate Sancai WFOE for any losses incurred by the breach; (ii) VIE is bankrupt or is subject to any liquidation procedure and such procedure is not revoked within seven (7) days; and (iii) due to any event of force majeure, the VIE’s failure to perform this agreement lasts for more than twenty (20) days.

v. Exclusive Call Option Agreements

Pursuant to the Exclusive Call Option Agreement entered into among Sancai WFOE, the VIE and the VIE Shareholders, each Shareholder has irrevocably granted Sancai WFOE an exclusive option to purchase all or part of its equity interests in the VIE, and the VIE has irrevocably granted Sancai WFOE an exclusive option to purchase all or part of its assets. With regard to the equity transfer option, the total transfer price to be paid by Sancai WFOE or any other entity or individual designated by Sancai WFOE for exercising such option shall be the capital contribution mirrored by the corresponding transferred equity in the registered capital of the VIE. But if the lowest price permitted by the then-effective PRC law is lower than the above capital contribution, the transfer price shall be the lowest price permitted by the PRC law. With regard to the asset purchase option, the transfer price to be paid by Sancai WFOE or any other entity or individual designated by Sancai WFOE for exercising such option shall be the lowest price permitted by the then-effective PRC law. The Exclusive Call Option Agreement shall terminate after all the Shareholder Equity and the Company Assets, which are defined under this agreement, are lawfully transferred to Sancai WFOE and/or any other entity or individual designated by Sancai WFOE pursuant to the provisions of this agreement. In addition, in the case that a Shareholder or the VIE becomes the defaulting party who substantially violates any agreement or substantially fails to perform or delays performance of any of the obligations under this agreement, Sancai WFOE shall be entitled to terminate this agreement.

The Company believes that the contractual arrangements with the VIE are in compliance with PRC law and are legally enforceable. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, and there can be of no assurance that the PRC government will ultimately take a view that is consistent with the above opinions of our PRC legal counsel, Guangdong Shouzhuo Law Firm. In particular, on March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which came into effect on January 1, 2020. Among other things, under the Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China but it does not explicitly stipulate the contractual arrangements as a form of foreign investment. On December 26, 2019, the State Council promulgated the Implementation Regulations on the Foreign Investment Law, which came into effect on January 1, 2020. However, the Implementation Regulations on the Foreign Investment Law still remains silent on whether contractual arrangements should be deemed as a form of foreign investment. Though these regulations do not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangements would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, the Foreign Investment Law still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations.

vi. Business Operation Agreement.

Pursuant to the Business Operation Agreement entered into among Sancai WFOE, the VIE and the shareholders of the VIE (hereinafter referred to individually as a “Shareholder” and collectively as the “Shareholders”), the Shareholders agreed that without the prior written consent of Sancai WFOE or any party designated by Sancai WFOE, the VIE shall not engage in any transaction which may have a material or adverse effect on any of its assets, businesses, employees, obligations, rights or operations (except for those occurring in the due course of business or in day-to-day business operations, or those already disclosed to Sancai WFOE and with the explicit prior written consent of Sancai WFOE). In addition, the VIE and the Shareholders jointly agreed to accept and strictly implement any proposal made by Sancai WFOE from time to time regarding the employment and removal of the VIE’s employees, its day-to-day business management and the financial management system of the VIE. This Business Operation Agreement shall become effective upon execution by Sancai WFOE, the VIE and the Shareholders (collectively as the “Parties”), and shall remain valid until it is terminated by written agreement of the Parties. During the term of the Business Operation Agreement, none of the VIE or the Shareholders may terminate the Business Operation Agreement. Sancai WFOE shall have the sole right to terminate the Business Operation Agreement at any time, provided that Sancai WFOE gives prior written notice of thirty (30) days to the VIE and the Shareholders. In addition, the Parties may terminate the Business Operation Agreement as they unanimously agree through negotiation.

The following amounts and balances of Sancaijia Holding and their subsidiaries were included in the Company’s consolidated financial statements after the elimination of intercompany balances and transactions:

	As of September 30,
	2021	2020 (Restated)
Assets
Current assets
Cash and cash equivalents	$3,215,239	$7,366,889
Accounts receivable	58,213	21,495
Prepaid expenses and other current assets	2,892,918	867,245
Other receivables	42,565	110,046
Amounts due from non-VIE subsidiaries of the Company	130,958	16,079
Contract cost	-	196,737
Related party receivable	-	142,915
Discontinue operations – current assets	-	10,742,470
Total current assets	6,339,893	19,463,876
Non-current assets
Operating lease right-of-use assets	180,045	321,652
Deferred tax assets	-	36,302
Discontinued operations – non-current assets	-	6,996,158
Total non-current assets	180,045	7,354,112
Total Assets	6,519,938	26,817,988

Liabilities and Shareholders’ Equity
Current liabilities
Contracts liabilities	753,033	3,420,009
Other payable and accruals	1,366,731	605,458
Income tax payable	40,311	-
Related party payable	7,743	1,463,866
Current portion of operating leases	166,381	150,729
Intercompany payable- Non VIE subsidiaries	1,290,604
Discontinued operations – current liabilities		14,681,605
Total current liabilities	3,624,803	20,321,667
Non-current liabilities
Operating leases, net of current portion	13,664	170,924
Discontinued operations – non-current liabilities	-	3,371,071
Total non-current liabilities	13,664	3,541,995
Total Liabilities	$3,638,467	$23,863,662

The summarized operating results of the VIE’s are as follows:

	For The Years Ended
	September 30,
	2021	2020 (Restated)

Operating revenues	$7,888,791	$3,651,817
Gross profit	4,764,269	3,546,848
Income (loss) from operations	100,032	(642,824)
Net income (loss)	$(241,400)	$(805,138)

The summarized cash flows results of the VIE’s are as follows:

	For The Years Ended
	September 30,
	2021	2020 (Restated)

Net cash used in operating activities	$(3,038,225)	$(1,928,135)
Net cash provided by investing activities	153,872	-
Net cash provided by (used in) financing activities	(1,428,698)	8,500,316
Effect of foreign currency translation on cash and cash equivalents	161,401	794,522
Net increase (decrease) of cash and cash equivalents	$(4,151,650)	$7,366,703

The VIE and the VIE’s subsidiaries contributed 100% of the consolidated net revenues for the years ended September 30, 2021 and September 30, 2020, respectively. As of September 30, 2021 and 2020, the VIE and the and the VIE’s subsidiaries accounted for almost 100% of the consolidated total assets respectively.

There are no consolidated assets of the VIE and the VIE’s subsidiaries that are collateral for the obligations of the VIE and the VIE’s subsidiaries and can only be used to settle the obligations of the VIE and the VIE’s subsidiaries. There are no terms in any arrangements, considering both explicit arrangements and implicit variable interests that require the Company or its subsidiaries to provide financial support to the VIE and the VIE’s subsidiaries. However, if the VIE and the VIE’s subsidiaries ever need financial support, the Company or its subsidiaries may, at its option and subject to statutory limits and restrictions, provide financial support to the VIE and the VIE’s subsidiaries through loans to the shareholder of the VIE and the VIE’s subsidiaries or entrustment loans to the VIE and the VIE’s subsidiaries.

Relevant PRC laws and regulations restrict the VIE and the VIE’s subsidiaries from transferring a portion of their net assets, equivalent to the balance of their statutory reserve and their share capital, to the Company in the form of loans and advances or cash dividends.

The unrecognized revenue producing assets that are held by the VIEs comprise of internally developed software copyrights related SaaS platform, intellectual property and trademarks which were not recorded on the Company's condensed consolidated balance sheets as they do not meet all the capitalization criteria.

(c ) Use of estimates

The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those estimates.

(d) Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less, and unencumbered bank deposits to be cash equivalents.

(e) Accounts receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off against allowances. The Company also makes specific allowance if there is strong evidence indicating that the accounts receivable is likely to be unrecoverable. Accounts receivable balances are written off after all collection efforts have been exhausted. The Company has not recorded any allowance for doubtful accounts for the years ended September 30, 2021, and 2020.

(f) Equipment

Capitalized equipment is carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. The Company typically applies a salvage value of 0%. The estimated useful lives of the equipment are as follows:

Office equipment	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts, and any gain or loss are included in the Company’s results of operations. The costs of maintenance and repairs are recognized to expenses as incurred.

All of the equipment the VIE and the VIE’s subsidiaries have are office equipment, such as personal computers, printers, which are expensed when incurred due to the unit cost of all of the office equipment is below our fixed assets capitalization policy $2,102 (RMB 15,000).

VIE and the VIE’s subsidiaries have certain intangible assets but were fully expensed under the research and development expenses.

(g) Financial instruments

The Company’s financial instruments, including cash and equivalents, accounts and other receivables, accounts, and other payables, accrued liabilities, and short-term debt, have carrying amounts that approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 - inputs to the valuation methodology used quoted prices for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Our cash and cash equivalents and restricted cash are classified within level 1of the fair value hierarchy because they are value using quoted market price.

(h) Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currencies of the Company are in Renminbi (RMB). The functional currency of the Company’s wholly-owned subsidiary incorporated in Hong Kong S.A.R. is the United States dollars ($). The Company’s assets and liabilities are translated into United States dollars from RMB at period-end exchange rates, while its revenues and expenses are translated at the average exchange rate during the period. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	As of and for the years ended September 30,
	2021	2020
Year-end RMB: US$ exchange rate	6.4567	6.8013
Annual average RMB: US$ exchange rate	6.4989	6.9941

The RMB is not freely convertible into foreign currencies and all foreign exchange transactions must be conducted through authorized financial institutions.

(i) Revenue and Cost of Revenue

The Company adopted ASC 606 “Revenue Recognition,” and the Company applies the following five steps model in applying ASC 606:

●	identify the contract with a customer;

●	identify the performance obligations in the contract;

●	determine the transaction price;

●	allocate the transaction price to performance obligations in the contract; and

●	recognize revenue as the performance obligation is satisfied.

VIE and the VIE’s subsidiaries generate the following revenue from its continuing operations:

Revenues and cost of revenue generated from SaaS Platform

VIE generate revenue through its software-as-a-service (“SaaS”) platform (“the platform”). VIE has entered into platform contracts with property management agents or value-added service providers (“Customers”) for using the platform. The platform contracts establish a contractual relationship between VIE and the Customers, which sets out VIE’s roles and responsibilities for providing platform services and a fee allocation structure for the various operating models of platform services.

i.	Revenues and cost of revenue generated from rental property leasing transactions

After VIE entered into an individual contract with a customer, VIE do not charge its customer before the sales transaction is completed. Property management agents (“the agents”) can use SaaS platform to promote its rental property and enter into leasing contracts with landlords to lease the landlord’s rental properties and sublease the rental properties to tenants through the SaaS Platform. VIE is obligated to provide SaaS platform to the customer over the contract period, which is usually twelve month period. After the tenant signs rental contracts with the agents using the platform, the tenant will settle their rental payments through the platform’s settlement system. These payments are withheld at a third-party payment processing service provider and distributed to the agents and VIE within a few days based on the agreed percentage. The leasing term for the rental contract is usually 12 months, and the payment are made through SaaS platform either at a monthly or quarterly basis. Once a transaction is processed at the SaaS platform, VIE ’s contact service period with the management agents is automatedly extended for the next 12 months. During this contract period, VIE is obligated to maintain the SaaS platform, so that the customer can continuing promoting their products/services and receive payment from the users. VIE is also obligated to enable the SaaS platform to maintain the transaction history for its customers for 12 months after a transaction is processed, so that the customers can review the payment history. Pursuant to ASC 606-10-05-4 “The customer simultaneously receives and consumes the benefits provided by the entity’s performance as the entity performs”. The Company concluded that VIE ’s performance obligation is satisfied over time. Hence the Company recognizes revenue over the 12 months contract period after the transaction is processed. In exchange for providing our SaaS platform service to the customer, we receive 3-5% of the total transaction settlement amount for the transactions processed on our SaaS platform.

When the agent signs the rental contract with the tenants through the platform and VIE charges transaction fees in accordance with the platform contracts, for providing platform services in completing the rental transactions, VIE is considered as a participating agent who provides platform services to the principal agents as VIE is not the primary obligor for the rental contracts and does not have the right to determine the service price. Accordingly, the Company only recognize the 3% to 5% fee on the transaction settlement amount as revenue. The transaction processing fees that the Company paid to the third-party payment processing service providers were recorded as cost of goods sold. The transaction fees were deducted by the third-party when the transaction were completed and payment was made on the SaaS platform. No revenue was recorded before the third-party payment processor distributed the fee revenue to VIE.

The cost of revenue from rental property leasing transaction is mainly consisted of the transaction fees, which are the fees that we paid to the third-party payment processing service providers. It based on the transaction settlement amounts.

Sancaijia ‘s customer may cancel the SaaS platform service contract at any time. Since Sancaijia’s contracts with its customers allow the customers to exercise their termination right without penalty or further payments, once a service contract is canceled, the duration of the contract does not extend beyond the services already provided. There were no cancellations of the SaaS contracts during the fiscal years ended September 31, 2021 and 2020 or the six months’ period ended March 31, 2022.

Customization and Service Fee Income and cost of revenue

VIE and the VIE’s subsidiaries provides specific customized functions on the VIE and the VIE’s subsidiaries’ SaaS platform for individual customers based on requirements set forth in a scope of work; the Company recognizes revenue upon completion of this customization work. Such contracts are typically short term in nature; accordingly, the Company do not use accounting that would generate contract assets or contract liabilities except for funds received in advance as prepayments for work to be performed, which will be recognized to revenue at the time that the customization has been completed and the customer has accepted the customized functionality.

VIE and the VIE’s subsidiaries outsourced part of the technology service, mainly coding service to third parties for the SaaS customization and development services. The cost of revenue for the customization and service is consisted of the fees that VIE and the VIE’s subsidiaries paid to the outsource.

Certain customization service contracts may have multiple deliverable arrangements, mainly warranty of the customization work. Contracts which have specific line items for billing purposes to VIE and the VIE’s subsidiaries’ customers. We charge an additional 10% of the customization fee for the warranty service.

As set forth above, customization service fee income has its own distinct performance obligations that are considered complete upon customer acceptance; warranty income ensures that the customized functions are serviced and maintained for a period of no less than one year, usually six months; accordingly, the performance obligation for the warranty fee income is time; therefore, warranty fee income is amortized over the contract period.

There was no cost of revenue recorded for the warranty service.

(j) Lease

VIE and the VIE’s subsidiaries leases certain office space and computers from third-parties. The Company has adopted ASC No. 842 to account for all Company’s leases. ASC 842, Leases, (“ASC 842”) requires the Company to make certain assumptions and judgments in applying the guidance, including determining whether an arrangement includes a lease, determining the term of a lease when the contract has renewal or cancellation provisions, and determining the discount rate. The assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether the right to substantially all the economic benefit from the use of the asset throughout the period is obtained, and (3) whether the Company has the right to direct the use of the asset. At the inception of a lease, management allocates the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. The Company account for lease components (e.g., fixed payments including rent, real estate taxes and insurance costs) separately from the nonlease components (e.g., common-area maintenance costs).

Leases may include one or more options to renew, with renewal terms that can extend the lease term from one year or more. Renewal periods are included in the lease term only when renewal is reasonably certain, which is a high threshold and requires management to apply judgment to determine the appropriate lease term. VIE and the VIE’s subsidiaries’ leases do not include options to purchase the leased property. The depreciable life of assets and leasehold improvements are limited by the expected lease term. Certain lease agreements include rental payments adjusted periodically for inflation. VIE and the VIE’s subsidiaries’ lease agreements do not contain any material residual value guarantees or material restrictive covenants. All of the Company’s leases are classified as operating leases. l.

As the rate implicit in the lease is not usually available, the Company used an incremental borrowing rate based on the information available at the adoption date of ASC 842 in determining the present value of lease payments for existing leases. The Company uses information available at the lease commencement date to determine the discount rate for any new leases.

Refer to Note 10 for additional information.

(k) Contract cost and contract liabilities

Contract costs include contract acquisition costs and contract fulfillment costs. Contract acquisition costs consist of incremental costs incurred by VIE and the VIE’s subsidiaries to originate contracts with customers. Contract acquisition costs, which generally include costs that are only incurred as a result of obtaining a contract, are capitalized when the incremental costs are expected to be recovered over the contract period. All other costs incurred regardless of obtaining a contract are expensed as incurred. Contract acquisition costs are amortized over the period the costs are expected to contribute directly or indirectly to future cash flows, which is generally over the contract term, on a basis consistent with the transfer of goods or services to the customer to which the costs relate. Contract fulfillments costs consist of costs incurred by VIE and the VIE’s subsidiaries to fulfill a contract with a customer and are capitalized when the costs generate or enhance resources that will be used in satisfying future performance obligations of the contract and the costs are expected to be recovered. Contract fulfillment costs are recognized in cost of revenue during the period that the related costs are expected to contribute directly or indirectly to future cash flows, which is generally over the contract term, on a basis consistent with the transfer of goods or services to the customer to which the costs are related. The contract fulfillment cost amounted to $0.20 million and Nil as of September 30, 2021 and 2020, respectively. There was no contract acquisition costs as of September 30, 2021 and 2020.

Contract liabilities are recognized if VIE and the VIE’s subsidiaries receives consideration in advance of performance be completed before the contract period.

Our contract cost and contract liabilities are mainly in relation to the SaaS platform application service. We also have contract liabilities related with the warranty income associated with the SaaS Customization & Development services.

(l) Advertising

All advertising costs are expensed as incurred.

(m) Research and development

Research and development costs comprises software development costs, which includes salaries and other compensation-related expenses paid to VIE and the VIE’s subsidiaries’ research and product development personnel. In accordance with ASC 350-40-25, costs incurred in the preliminary project stage are expensed as incurred. Costs incurred in the application development stage are capitalized. Costs incurred in the post implementation- operation stage are expensed as incurred. Amounts above the Company threshold of capitalization of assets will be capitalized when incurred. Research and development costs equal to or less than the Company threshold of capitalization of assets will be expensed when incurred.

(n) Retirement benefits

Retirement benefits in the form of mandatory government sponsored defined contribution plans are charged to expenses as incurred.

(o) Income Taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

The full realization of the tax benefit associated with the carry forward depends predominantly upon the Company’s ability to generate taxable income during the carry forward period.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

(p) Comprehensive income (Loss)

The Company uses FASB ASC Topic 220, “Reporting Comprehensive Income.” Comprehensive income is comprised of net income and all changes to the statements of shareholders’ equity, except the changes in paid-in capital and distributions to shareholders due to investments by shareholders.

(q) Earnings (Loss) per share

The Company computes earnings (Loss) per share (“EPS”) in accordance with ASC Topic 260, “Earnings per share.” Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive effects of potentially convertible securities are calculated using the as-if method; the potentially dilutive effect of options or warrants are calculated using the treasury stock method. Securities that are potentially an anti-dilutive effect (i.e. those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

(r) Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(s) Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06: Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivative and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock as well as amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusion. In addition, this ASU improves and amends the related EPS guidance. These amendments are effective for the Company for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Adoption is either a modified retrospective method or a fully retrospective method of transition. The Company has completed its assessment and concluded that this update has no significant impact to the Company’s consolidated financial statements. The Company will adopt ASU 2020-06 at the beginning of October 1, 2021.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on the accompanying consolidated financial statements.

3. Restatement

During the preparation of the financial statement for the year ended September 30, 2021, the Company has discovered errors in the accounting treatment of its revenue recognition, cost recognition and allocation, operating expenses, tax expenses, contract cost, contract liabilities, deferred tax assets, right-of use-asset, operating lease and discontinued operations.

For some of the transactions processed on the SaaS Platform during fiscal year 2020, the customers paid part of the transaction processing fee to Sancaijia and Sancaijia kept a small margin and then made payment to the third-party payment service provider. The Company mistakenly recorded the full amount received from customers as revenue and the amount paid to the third-party payment service provider as cost of revenue. As the Company is not the principal for this payment processing service, the Company should not record the gross amount received as our revenue. As a result of the current restatement, based on GAAP guidance and management’s interpretation, we have accounted for the net revenue for this service as revenue and reversed the $0.47 million amount which was recognized as revenue and cost of revenue.

The Company previously recorded a certain percentage of revenue from the SaaS platform operations immediately after the transaction was settled on the SaaS platform and accrued the unrealized balance during the duration of the contract period based on a cost plus margin approach. After analyzing the contracts signed with customers and the business reality of fulfilling these contracts, management has determined that a cost plus margin approach was not indicative of its business model and the terms set forth in the contracts. The functions featured on our platform are integrated together and there was no way to allocate the expenses across different functions efficiently. The percentage that the Company used could not be justified under the contract terms relating to the Company’s obligations. The Company’s obligations for the SaaS platform application is just to maintain the SaaS platform for its customers, which enable the customers to settle the transactions with its clients over the SaaS platform. We had determined that the accounting for the revenue recognition was not in accordance with FASB – ASC 606, “Revenue Recognition”. Based on this guidance, the Company recognized the revenue from standard SaaS platform application service evenly throughout the contract period. The Company also amortized the sever rental fees and the transaction processing fees evenly throughout the duration of the contract period as a cost of revenue. As a result of the current restatement, we reversed the $$1.07 million which was recognized as revenue and reclassified it as a contract liability.

The Company’s obligation of maintaining the SaaS Platform for SaaS platform application service is for the duration of the contract period. The Company has amortized the revenue during the contract period. However, the processing fee as cost of revenue was not amortized mistakenly. During the audit of the financial statement of fiscal 2020, the Company made a correction on the cost of revenue to match with the revenue. Accordingly, the cost of revenue of $0.19 million was reclassified from cost of revenue to contract cost.

VIE and its subsidiaries lease certain office space and computers from third-parties. The Company has not recorded the operating lease right and operating lease liabilities in the financial statement for fiscal year 2020 previously. We had determined that the accounting for the lease was not in accordance with ASC 842, Leases, (“ASC 842”). The Company has restated the operating lease right, operating lease liabilities, and related deprecation expenses based on the guidance, which increased the operating expenses by $0.14 million for fiscal year 2020.

The Company also restated its discontinued operations for fiscal year 2020. The balance sheet of discontinued operation were not included the previous financial statement. In accordance with ASC Topic 205, Presentation of Financial Statement Discontinued Operations (“ASC Topic 205”), the Company presented the operation results from Sancai Real Estate Management Co. Ltd. as a discontinued operation as the Company believed that no continued cash flow would be generated by the discontinued component and that the Company would have no significant continuing involvement in the operations of the discontinued component. We had determined that the accounting for the discontinued operations was not in accordance with ASC Topic 205, the Company has restated the discontinued operations in the current report. The restatement increased the assets of discontinued operation to $17.74 million, increased the liabilities of discontinued operation to $18.03 million as of September 30,2020 in the consolidated balance sheet.

Part of revenue and cost of goods sold of discontinued operation were not recorded in the proper periods. Some revenue from rental property subleasing business of discontinued operation were mistakenly recorded as contract liability and deferred revenue, although the service obligation have been fulfilled and service have been provided. We restated these contract liability and deferred revenue, which increased the revenue of discontinued operation of $0.78 million. In addition, some revenue and cost of goods sold of smart locks that the discontinued operation sold for residential properties and offices as an added value service was mistakenly recorded in fiscal year 2020, although the products were delivered to the customers in fiscal year 2019, and the sales transactions were completed. We reversed the revenue of $0.64 million and cost of revenue of $0.65 million and recorded the small loss of $0.01 million as an adjustment of the beginning balance of retained earnings as of October 1, 2020.

In addition, the Company has not recorded the deferred tax assets for the operating loss for fiscal year 2020. In accordance to ASC Topic 740, “Income Taxes”, the Company has restated its income tax and deferred tax assets for fiscal year 2020, which decreased the income tax expenses by $0.03 million for fiscal year 2020.

The Company also corrected the beginning retained earnings as of October 1, 2019 as the result of the correction of the accounting treatment of discontinued operations, operating lease, deferred tax assets and cost of revenue. The effect of the restatement on the balance of retained earnings at October 1, 2019 was $0.55 million.

The Company has amended and restated its 2020 consolidated financial statements to decrease the net loss of $0.55 million for fiscal year 2020. The Company has also increased its assets by $15.01 million and increased its liabilities of $16.13 million as of September 30, 2020. As a result, the Company has restated its consolidated financial statements in accordance with ASC 250, Accounting Changes and Error Corrections (the “restated consolidated financial statements”).

The impact of the restatement on the consolidated financial statements as previously reported is summarized below:

Consolidated Balance Sheets

	September 30, 2020 (as previously reported)	September 30, 2020 (Restated)	Difference

Contract cost	$-	$196,737	$196,737
Other receivables, net	3,393,880	110,046	(3,283,834)
Discontinued operations – current assets	-	10,742,470	10,742,470
Total current assets	11,792,514	19,447,887	7,655,373
Operating lease right-of-use assets	-	321,652	321,652
Deferred tax assets	-	36,302	36,302
Discontinued operations – noncurrent assets	-	6,996,158	6,996,158
Total non-current assets	-	7,354,112	7,354,112
Total Assets	11,792,514	26,801,999	15,009,485
Other payable and accruals	4,274,570	605,605	(3,668,965)
Contract liabilities	1,949,403	3,420,009	1,470,606
Operating lease liabilities	-	150,729	150,729
Income tax payable	44,240	-	(44,240)
Discontinued operations – current liabilities	-	14,681,605	14,681,605
Total current liabilities	7,737,614	20,327,349	12,589,735
Operating leases, net of current portion	-	170,924	170,924
Discontinued operations – noncurrent liabilities	-	3,371,071	3,371,071
Total non-current liabilities	-	3,541,995	3,541,995
Total Liabilities	7,737,614	23,869,344	16,131,730
Retained earnings	3,890,811	2,791,708	(1,099,103)
Accumulated other comprehensive income	114,089	90,947	(23,142)
Total Shareholders’ Equity	4,054,900	2,932,655	(1,122,245)
Total Liabilities and Shareholders’ Equity	11,792,514	26,801,999	15,009,485

Consolidated Statement of Shareholders Equity

	September 30, 2020 (as previously reported)	September 30, 2020 (Restated)	Difference
Retained earnings	$3,890,811	$2,791,708	$(1,099,103)
Accumulated other comprehensive income	114,089	90,947	(23,142)
Total Shareholders’ Equity	4,054,900	2,932,655	(1,122,245)

Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the Years Ended September 30
	2020 (as previously reported)	2020 (Restated)	Difference

Revenue	$5,199,359	$3,651,817	$(1,547,542)
Cost of revenue	(767,474)	(104,969)	662,508
Gross profit	4,788,933	3,546,848	(1,242,085)
Total Operating expenses	4,068,536	4,205,806	137,270
Income (loss) from Operations	720,397	(658,958)	(1,379,355)
Income (loss) from Continuing Operation before income tax	875,875	(501,564)	(1,377,439)
Income tax (expenses) benefits	(30,804)	4,497	35,301
Income (loss) from Continuing Operations	845,071	(497,067)	(1,342,138)
Loss from discontinued operations, net of tax	(1,112,832)	(324,205)	788,627
Net income (loss)	$(267,761)	$(821,272)	$(553,511)

Earnings (loss) per share
Earnings (loss) per Class A ordinary share from continuing operation -basic and diluted	$0.08	$(0.05)	$(0.13)
Earnings (loss) per Class B ordinary share from continuing operation- basic and diluted	$0.56	$(0.33)	$(0.89)

Loss per Class A ordinary share from discontinued operation -basic and diluted	$(0.11)	$(0.03)	$0.08
Loss per Class B ordinary share from discontinued operation -basic and diluted	(0.74)	(0.22)	0.52

Consolidated Statements of Cash Flows

	For the Years Ended September 30
	2020 (as previously reported)	2020 (Restated)	Difference

Net cash provided by (used in) operating activities	$5,878,713	$(1,944,122)	$(7,822,835)
Net cash provided by financing activities	1,284,978	8,516,395	7,231,417
Effect of foreign currency translation on cash and cash equivalents	203,102	794,520	591,418

4. Prepaid expenses and other current assets

The following table presents the Company’s prepaid expenses and other current assets as of September 30, 2021 and 2020.

	September 30, 2021	September 30, 2020
Prepayment for SaaS customization & development *	$2,641,442	$370,578
Prepayment for market research service	14,094	404,614
Prepayment for advertising	217,758	-
Others	19,624	92,053
	$2,892,918	$867,245

●	The prepayment mainly consisted of the prepayment to a technology company, which provides technology support to the Company to develop customization and development service.

5. Contract Liabilities

Contract liabilities consisted of the following:

	September 30, 2020	Contract Liabilities Recognized as Revenue During the Year Ended September 30, 2021	September 30, 2021
SaaS Platform Contracts*	$3,420,009	$(3,420,009)	$-
Customer advances for SaaS Customization & Development			607,534
Warranty income from SaaS Customization & Development			145,499
	$3,420,009	$(3,420,009)	$753,033

Contract cost consisted of the following:

	September 30, 2020	Contract Cost Recognized as Cost of Revenue During the Year Ended September 30, 2021	September 30, 2021
SaaS Platform Contracts*	$196,737	$(196,737)	$-
	$196,737	$(196,737)	$-

●	SaaS Platform contracts were mainly for unrealized revenue which the Company would recognize revenue during the contract period.

6. Other Payables and Accruals

Other payables and accruals consisted of the following:.

	September 30, 2021	September 30, 2020 (Restated)
Payable to Sancai Real Estate Management Co. Ltd. *	$996,593	$-
Accrued expenses	293,148	160,875
Tax payable	63,402	44,240
Others	13,743	255,899
	$1,366,886	$461,014

*	Mainly represents the rental income collected for Sancai Real Estate Management Co. Ltd. Refer to Note 9.

7. Related Party Transactions

As of September 30, 2021, the amount due to the related parties consisted of the followings:

Name of Related Party from Whom Amounts were Received	Amount	Relationship	Note
Ning Wen	$13,279	Founder and CEO of the Company	Loan payable

As of September 30, 2020, the Company lent funds to the following related parties; these loans were unsecured and non-interest bearing.

	September 30, 2020	Relationship
Shanghai Wenji Technology Co. Ltd (i)	$61,233	An entity controlled by Ning Wen
Xi’an Sancai House Cleaning Industry Service Co. Ltd.(ii)	78,882	An entity controlled by Ning Wen
Fancy Dream Limited (iii)	700	An entity controlled by Ning Wen
Hippogriff Limited (vi)	700	An entity controlled by Zhijie Zhang
Lucky Bunny Limited (iv)	700	An entity controlled by Lizhi He
Superexellence Limit (v)	700	An entity controlled by Lizhen Tang
	$142,915

(i)	Mr. Ning Wen was the registered legal representative of Shanghai Wenji Technology Co., Ltd. He resigned on August 13, 2021. This company does not have material operation at this moment.

(ii)	Mr. Ning Wen is the registered legal representative and a majority shareholder of Xi’an Sancai House Cleaning Industry Service Co. Ltd.

(iii)	Mr. Ning Wen is the sole shareholder of Fancy Dream Limited, through which Mr. Ning Wen indirectly holds 6,300,000 Class A Ordinary Shares and 1,000,000 Class B Ordinary Shares of the Company. Mr. Ning Wen also holds 63% equity interest in the VIE.

(iv)	Mr. Lizhi He is the sole shareholder of Lucky Bunny Limited, through which Mr. Lizhi He indirectly holds 2,000,000 Class A Ordinary Shares of the Company. Mr. Lizhi He also holds 20% equity interest in the VIE.

(v)	Mr. Lizhen Tang is the sole shareholder of Superexellence Limited, through which Mr. Lizhen Tang indirectly holds 1,300,000 Class A Ordinary Shares and 500,000 Class B Ordinary Shares of the Company. Mr. Lizhen Tang is an employee of the VIE and also holds 13% equity interest in the VIE.

(vi)	Mr. Zhijie Zhang is the sole shareholder of Hippogriff Limited, through which Mr. Zhijie Zhang indirectly holds 400,000 Class A Ordinary Shares of the Company. Mr. Zhijie Zhang also holds 4% equity interest in the VIE.

During the fiscal year ended September 30, 2019, Mr. Ning Wen advanced $5,535 to the Company to pay some oversea administration expenses. As of September 30, 2019, The Company owed $5,535 to Mr. Ning Wen.

During the fiscal years ended September 30, 2021 and 2020, the Company made business expenses advances to the following related parties in the forms of unsecured and non-interest bearing loan. We do not plan to provide loans to related parties in the future.

	As of September 30,
	2021	2020
Fancy Dream Limited	$-	$700
Hippogriff Limited	$-	$700
Shanghai Wenji Technology Co. Ltd	$-	$61,233
Xi’an Sancai House Cleaning Industry Service Co. Ltd	$-	$78,882
Lucky Bunny Limited	$-	$700
Superexellence Limit	$-	$700
Total	$-	$142,915

As of September 30, 2021 and 2020, the amount due from the related parties was $nil and $142, 915, respectively.

As of September 30, 2021, the amount due to the related parties was $0.01 million, which consisted of the followings:

Name of Related Party from Whom Amounts were Received	Amount	Relationship	Note
Ning Wen	$13,279	Founder and CEO of the Company	Loan payable

During the fiscal years ended September 30, 2021 and 2020, the Company owed funds to the following related parties; these loans were unsecured with an annual interest rate of 3%.

	As of September 30,
	2021	2020
Wen Ning	$-	$1,469,401
Total	$-	$1,469,401

During the fiscal year ended September 30, 2020, the Company entered into a loan agreement with Mr. Ning Wen. Pursuant to the loan agreement, Mr. Ning Wen agreed to extend to the Company an unsecured loan with an annual interest rate of 3% for working capital needs without a fixed principle amount. During the fiscal year 2020, the Company received $1.27 million from Mr. Ning Wen. As of September 30, 2020, the amount due to Mr. Ning Wen was $1.47 million.

During the fiscal year ended September 30, 2021, the Company received repayment of $142,915 from the related parties from the business expenses advances to the related parties during the fiscal year 2020. The Company also repaid $1.46 million to Mr. Ning Wen for the loan borrowed from his during the fiscal year 2021. As of September 30, 2021, the amount due to Mr. Ning Wen was $13,279.

8. Income Taxes

The Company and its subsidiary formed in the Cayman Islands and the Republic of Seychelles are not subject to tax on its income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no withholding tax is imposed.

The Company’s subsidiary formed in Hong Kong is subject to the profits progressive tax rates up to 16.5% for income generated and operation in the special administrative region. No Hong Kong profit tax has been provided as the Company has not had assessable profit that was earned in or derived from Hong Kong during the years presented.

The Company’s VIE and its operating subsidiaries incorporated in the PRC are subject to profits tax rate at 25% for income generated and operation in the country.

As of September 30, 2021, the Company has approximately $0.18 million net operating loss (“NOL”) carryforwards with expirations by 2026. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the cumulative earnings and projected future taxable income in making this assessment. Recovery of substantially all of the group’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable, management provided $0.04 million and $0.30 million valuation allowance against the deferred tax assets that the Company does not expect to realize at September 30, 2021 and 2020, respectively.

		September 30,
	September 30, 2021	2020 (Restated)
Deferred tax assets
Net operating loss carryforwards in the PRC	$43,832	$329,522
Less: valuation allowance	(43,832)	(293,220)
Total	$-	$36,302

Income tax expenses consist of the following:

	For the Years Ended September 30,
	2021	2020 (Restated)
Current income tax (expenses) benefits	$(113,064)	$4,497
Deferred income tax benefits	35,301	-
Income tax (expenses) benefits	$(77,763)	$4,497

Below is a reconciliation of the statutory tax rate to the effective tax rate of continuing operations:

	For the Years Ended September 30
	2021	2020 (Restated)
PRC statutory tax rate	25%	25%
Impact of preferential tax rates	(5.09)%	-%
Effect of deductible research and development credits	(8.70)%	-%
Valuation allowance against subsidiaries with pretax loss	(5.03)%	(24.10)%
Effective tax rate	6.18%	$0.90%

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2021 and 2020, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the years ended September 30, 2021 and 2020. The Company also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from September 30, 2021.

9. Discontinued Operations

On December 10, 2020, Sancaijia entered into an equity transfer agreement to sell 100% of the equity interest it held in Sancai Real Estate Management Co., Ltd., which operated the subleasing business, to Sancai Group Co., Ltd., a former related party of the Company, for a total of approximately $3.42 million (RMB 22.33 million ) (the “Sale Transaction”). Mr. Ning Wen was the legal representative and a majority shareholder of Sancai Group Co., Ltd. As the Company shifted its operating strategy to focus on SaaS platform development and related technical service, on December 8, 2020, Mr. Ning Wen sold his all of his ownership interest of Sancai Group Co., Ltd. to a non-related party and resigned as legal representative. Pursuant to the agreement, Mr. Ding, Hongtao agreed to make cash payment of RMB 550,000, or approximately $0.09 million, to Mr. Ning Wen within 180 days after the agreement is signed. Mr. Wen received cash as part of the sale in late May of 2021. Since then, Sancai Group Co., Ltd. has been controlled by a non-related party. The Sale Transaction was closed on December 28, 2020. In accordance with ASC Topic 205, Presentation of Financial Statement Discontinued Operations (“ASC Topic 205”), the Company presented the operation results from Sancai Real Estate Management Co., Ltd.’s and its subsidiaries as a discontinued operation. The total assets of Sancai Real Estate Management Co., Ltd. were $22.56 million as of December 28, 2020 and the total liabilities of Sancai Real Estate Management Co., Ltd. were $19.44 million as of December 28, 2020, resulting in a gain on disposal of $0.30 million.

After the equity transfer agreement is signed on December 10, 2020, the Company received a total of $0.15 million as an initial payment from Sancai Group Co., Ltd.

On February 28, 2021, Sancaijia signed a debt offset agreement with Sancai Group Co., Ltd. and Sancai Real Estate Management Co., Ltd. As of February 28, 2021, Sancaijia owed Sancai Real Estate Management Co. Ltd. $4.15 million. Pursuant to the agreement, the three parties agreed to offset the unpaid balance of the sale price of $3.28 million payable from Sancai Group Co., Ltd. to the Company with the payable from Sancaijia to Sancai Real Estate Management Co. Ltd.

Loss from discontinued operations for the years ended September 30, 2021 and 2020 was as follows:

	For the Years Ended September 30,
Results of Discontinued Operations	2021	2020 (Restated)
Revenue	$866,519	$9,141,710
Cost of revenue	1,011,534	8,500,593
Gross profit (loss)	(145,015)	641,117

Operating expenses:
Selling and marketing expenses	4,714	122,856
General and administrative expenses	262,822	1,202,153
Research and development	133,895	-
Total operating expenses	401,431	1,325,009

Loss from discontinued operations	(546,446)	(683,892)

Other income (expenses):
Interest income	14	45,296
Interest expenses	(41,062)	(96,004)
Other income, net	31,139	410,395

Total other income (expenses), net	(9,909)	359,687

Gain from disposal of discontinued operations	303,221	-
Net loss from discontinued operations	$(253,134)	$(324,205)

The major components of assets and liabilities related to discontinued operations are summarized below:

Financial Position of discontinued operations	December 28, 2020	September 30, 2020 (Restated)
Assets
Current assets
Cash and cash equivalents	$16,335	$21,784
Trade receivables, net	4,406,981	737,332
Other receivables, net	-	11,766,414
Inventories	27,402	11,809
Advances and prepayments to suppliers	663,413	456,453
Other receivables and other current assets	4,128,672	7,908,703
Sancaijia receivable	4,318,709	3,857,796
Related party receivable	2,326,907	1,606,474
Total current assets	$15,888,419	$14,600,266

Non-current assets
Right-of-use assets	6,668,604	6,996,158
Total non-current assets	6,668,604	6,996,158

Total Assets	$22,557,023	$21,596,424

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,008,673	$623,503
Taxes payable	2,242,780	2,173,792
Accrued liabilities and other payables	4,571,882	4,712,696
Related party payables	3,625,977	2,921,675
Lease payable-current portion	4,254,905	4,249,939
Total current liabilities	$16,704,217	$14,681,605

Lease payable- non-current	2,738,185	3,371,071
Total non-current liabilities	$2,738,185	$3,371,071

Total Liabilities	$19,442,402	$18,052,676

Net Assets	$3,114,621	$3,543,748)

10. Leases

The Company has operating leases for corporate office and computers with remaining lease terms of one year to two years.

The Company has determined the fair value of the lease and recorded the lease in accordance with ASC 842. In connection with this lease agreement, the Company recorded operating right of use assets and operating lease liability of$0.32 million as of September 30, 2020. The fair value of the annual lease payments is$0.15 million. As of September 30, 2021, the Company’s operating lease right of use assets and operating lease liability are$0.18 million, respectively. The weighted-average remaining lease term is 2 years and the weighted-average discount rate is 4.90%.

Future minimum lease payments under non-cancelable operating lease agreements as of September 30, 2021 were as follows:

Year ending September 30,
2022	$166,381
2023	13,664
Total	$180,045

Rental expenses were $0.17 million and $0.14 million during the years ended September 30, 2021 and 2020, respectively.

11. Capital Stock

On July 13, 2020, the Company amended its memorandum of association to effect a 1:10,000 stock split on its outstanding and authorized ordinary shares, which changed its outstanding ordinary shares from 1,000 shares into 100,000,000 shares, and authorized but unissued 4,000 ordinary shares into 400,000,000 shares with par value of $0.0001 each.

On August 13, 2020, the Company amended its memorandum of association to re-designate (a) the 10,000,000 issued and 390,000,000 authorized but unissued ordinary shares into Class A Ordinary Shares of a par value of $0.0001 each and (b) 100,000,000 authorized but unissued ordinary shares into Class B Ordinary Shares of a par value of $0.0001. Pursuant to the memorandum of association, holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as one class on all matters submitted to a vote by the shareholders at any general meeting of the Company and have the same rights except each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to ten (10) votes. Also, each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof but Class A Ordinary Shares are not convertible into Class B Ordinary Shares.

12. Risk and Uncertainties

(a)	PRC Regulations

All of our revenue was generated in the PRC as the Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by changes in the political, economic, and the legal environment in the PRC.

The Company’s operations in the PRC are subject to special considerations and significant risks. These include risks associated with, among others, the political, economic, and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

b) Major customers and suppliers

One customer accounted for 39.73% and 79.66% of the Company’s sales for the years ended September 30, 2021 September 30, 2020, respectively.

One supplier accounted for 100.00% and nil% of the Company’s purchase for the year ended September 30, 2021 September 30, 2020, respectively, which provides software development service for the Company.

c) Impact of the COVID-19 Pandemic

In December 2019, an outbreak of the coronavirus (COVID-19) was reported in China and has since spread globally. business of Sancaijia and its subsidiaries, results of operations and financial condition have been adversely affected by the pandemic.

In the first quarter of fiscal year 2021, we witnessed a recovery in China’s overall economy, benefiting from the COVID-19 control measures and the resumption of production and business. However, the recent outbreak of the pandemic in many areas of China has caused, and may continue to cause, the authorities to implement numerous measures to try to contain the disease and slow its spread. These include travel bans and restrictions, quarantines, shelter-in-place orders and shutdowns. These measures have created significant uncertainty and economic disruption, both short-term and potentially long-term. Furthermore, the global spread of COVID-19 pandemic in a significant number of countries around the world has resulted in, and may intensify, global economic distress.

The impacts of COVID-19 on Sancaijia and its subsidiaries’ business, financial condition, and results of operations include, but are not limited to, the following:

●	Sancaijia and its subsidiaries temporally closed its offices to adhere to the policy from February 2020 until April 2020, as required by relevant PRC regulatory authorities. Offices of Sancaijia and its subsidiaries are slowly reopening pursuant to local guidelines.

●	Some employees of Sancaijia and its subsidiaries were in mandatory self-quarantine from January 2020 to April 2020.

●	Sancaijia and its subsidiaries’ customers have been negatively impacted by the outbreak, which may reduce the demand of Sancaijia and its subsidiaries’ rental apartments. As a result, our revenue and income may be negatively impacted in 2020.

●	The situation may worsen if the COVID-19 pandemic continues. We will continue to closely monitor our collections throughout 2022.

We cannot foresee whether the outbreak of COVID-19 will be effectively contained, nor can we predict the severity and duration of its impact. If the outbreak of COVID-19 is not effectively and timely controlled, business operations and financial condition of Sancaijia and its subsidiaries may be materially and adversely affected as a result of the deteriorating market outlook, the slowdown in regional and national economic growth, weakened liquidity and financial condition of Sancaijia and its subsidiaries’ customer or other factors that we cannot foresee. Any of these factors and other factors beyond our control could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause business of Sancaijia and its subsidiaries to suffer in ways that we cannot predict and materially and adversely impact Sancaijia and its subsidiaries’ business, financial condition and results of operations.

13. Commitment and contingencies

Litigation

During fiscal year 2021, there were some lawsuits against Sancaijia and its subsidiaries and their customers, who used the SaaS platform to provide subleasing services to its clients. All these lawsuits were caused by the dispute on the subleasing contracts between Sancaijia and its subsidiaries’ customers and its clients. As Sancaijia and its subsidiaries only provided technical services to its customers and was not responsible for the subleasing contract, Sancaijia and its subsidiaries had won most of these lawsuits and the court has decided that Sancaijia and its subsidiaries have no obligation for the subleasing contract. Some cases are still in the stage of first-instance. As Sancaijia and its subsidiaries have won most of the similar cases, management believes that the chance of Sancaijia and its subsidiaries be responsible for these subleasing agreements is remote.

14. Subsequent events

On October 8, 2021, Sancaijia entered into a short-term loan agreement with a non-related third party for cash investment. Pursuant to the agreement, Sancaijia lend approximately $3.10 million to the third party with an annual interest rate of 3% for 84 days. A licensed guarantee company provides unlimited joint and several liability guarantee for this loan.

There was an outbreak of Covid-19 in Xi’an in late December 2021, where VIE and its subsidiaries’ headquarter is located. On December 23, 2021, the city was locked down and all businesses, except essential services, were forced to close. On December 30, 2021, Sancaijia signed a supplementary agreement with the lender, which extend the repayment date to March 31, 2022,with the same terms and conditions as the previous agreement. Sancaijia had received the repayment of this loan on March 31, 2022.

The Company performed a review of events subsequent to the balance sheet date through the date the financial statements were issued and determined that there were no such events requiring recognition or disclosure in the financial statements other than the above short-term loan agreement.

Sancai Holding Group Ltd.

Condensed Consolidated Balance Sheets

	March 31, 2022 (Unaudited)	September 30, 2021
Assets
Current assets
Cash and cash equivalents	$2,151,798	$3,215,267
Accounts receivables	573,670	58,213
Prepaid expenses and other current assets	1,829,249	2,892,918
Other receivables	20,239	42,565
Total current assets	4,574,956	6,208,963

Non-current assets
Property, plant and equipment, net	1,164	-
Operating lease right-of-use assets	99,520	180,045
Total non-current assets	100,684	180,045

Total Assets	$4,675,640	$6,389,008

Liabilities
Current liabilities
Other payable and accruals	302,421	1,366,886
Contracts liabilities	90,682	753,033
Income tax payable	57,149	40,311
Related party payable	5,535	13,279
Operating leases, current portion	99,520	166,381
Total current liabilities	555,307	2,339,890

Non-current liabilities
Operating leases, net of current portion	-	13,664
Total non-current liabilities	-	13,664

Total Liabilities	$555,307	$2,353,554

Commitments and contingencies	-	-

Shareholders’ Equity
Class A ordinary shares ($0.0001 par value per shares, 400,000,000 authorized, 10,000,000 issued, and outstanding as of March 31, 2022 and September 30, 2021, respectively)	1,000	1,000
Class B ordinary shares ($0.0001 par value per shares, 100,000,000 authorized, 1,500,000 issued, and outstanding as of March 31, 2022 and September 30, 2021, respectively)	150	150
Additional paid in capital	48,850	48,850
Retained earnings	3,762,942	3,718,426
Accumulated other comprehensive income	307,391	267,028
Total Shareholders’ Equity	$4,120,333	$4,035,454

Total Liabilities and Shareholders’ Equity	$4,675,640	$6,389,008

See accompanying notes to unaudited condensed consolidated financial statements.

Sancai Holding Group Ltd.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the Six Months Ended March 31，
	2022 (Unaudited)	2021 (Unaudited)

Revenue
SaaS Platform application	$-	$2,829,655
SaaS Customization & Development	1,875,175	1,690,037
Total revenue	1,875,175	4,519,692

Cost of revenue
SaaS Platform application	-	237,975
SaaS Customization & Development	1,060,590	1,191,641
Total cost of revenue	1,060,590	1,429,616

Gross profit	814,585	3,090,076

Operating expenses:
Selling and marketing expenses	340,501	380,873
General and administrative expenses	392,368	713,637
Research and development	84,539	941,324
Total operating expenses	817,408	2,035,834

Income (loss) from Operations	(2,823)	1,054,242

Other income (expenses):
Interest income (expenses), net	39,105	(7,089)
Other income (expenses), net	24,306	(2,688)
Total other (expenses) income	63,411	(9,777)

Income from Continuing Operation before income tax	$60,588	$1,044,465

Income tax (expenses) benefits	(16,072)	(9,659)

Income (loss) from Continuing Operations	$44,516	$1,034,806

Discontinued operations (NOTE 9)
Loss from discontinued operations, net of tax	-	(253,134)
Net income (loss)	$44,516	$781,672

Earnings (loss) per share
Earnings (loss) per Class A ordinary share from continuing operation -basic and diluted	$0.00	$0.10
Earnings (loss) per Class B ordinary share from continuing operation- basic and diluted	$0.03	$0.69

Loss per Class A ordinary share from discontinued operation -basic and diluted	$-	$(0.03)
Loss per Class B ordinary share from discontinued operation -basic and diluted	$-	$(0.17)

Weighted average number of Class A ordinary shares outstanding – Basic and diluted	10,000,000	10,000,000
Weighted average number of Class B ordinary shares outstanding – Basic and diluted	1,500,000	1,500,000

Other comprehensive income:
Income (loss) from continuing operations	$44,516	$1,034,806
Foreign currency translation adjustment	40,365	(45,158)
Comprehensive income (loss) from continuing operations	$84,881	$989,648

Loss from discontinued operations	$-	$(253,134)
Foreign currency translation adjustment	-	127,399
Comprehensive loss from discontinued operations	$-	$(125,735)
Total comprehensive income (loss)	$84,881	$863,913

See accompanying notes to unaudited condensed consolidated financial statements

Sancai Holding Group Ltd

Condensed Consolidated Statements of Shareholders’ Equity

	Class A No. of shares	Class B No. of shares	Class A Amount	Class B Amount	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total

Balance, October 1, 2020	10,000,000	1,500,000	1,000	150	48,850	2,791,708	90,947	2,932,655
Net loss	-	-	-	-	-	781,672	-	781,672
Foreign currency translation adjustment (Restated)	-	-	-	-	-	-	82,241	82,241
Balance, March 31, 2021(Unaudited)	10,000,000	1,500,000	1,000	150	48,850	3,573,380	173,188	3,796,568

Balance, October 1, 2021	10,000,000	1,500,000	$1,000	$150	$48,850	$3,718,426	$267,028	$4,035,454
Net income	-	-	-	-	-	44,516	-	44,516
Foreign currency translation adjustment	-	-	-	-	-	-	40,363	40,363
Balance, March 31, 2022(Unaudited)	10,000,000	1,500,000	$1,000	$150	$48,850	$3,762,942	$307,391	$4,120,333

See accompanying notes to unaudited condensed consolidated financial statements.

Sancai Holding Group Ltd.

Condensed Consolidated Statements of Cash Flows

	For the Six Months Ended March 31,
	2022 (Unaudited)	2021 (Unaudited)
Cash flows from operating activities
Net income	$44,516	$781,672
Net loss from discontinued operations	-	(253,134)
Net income from continuing operations	44,516	1,034,806
Changes in operating assets and liabilities
Accounts receivable	(515,457)	(45,262)
Prepaid expenses and other current assets	1,063,669	(1,138,554)
Other receivables	22,326	(2,497,971)
Contract cost	-	196,737
Deferred tax assets	-	8,278
Accounts payables	-	644,413
Other payable and accruals	(1,064,465)	1,642,435
Income tax payable	16,838	209
Contract liabilities	(662,351)	(2,432,151)

Net cash used in operating activities from continuing operations	(1,094,924)	(2,587,060)
Net cash provided by operating activities from discontinued operations	-	291,670
Net cash used in operating activities	(1,094,924)	(2,295,390)

Cash flows from investing activities
Purchase of property, plant and equipment	(1,164)	-
Proceeds from sale of discontinued operations	-	153,872
Net cash provided by (used in) investing activities	(1,164)	153,872

Cash flows from financing activities
Repayment of related party loan	(7,744)	(1,316,604)
Net cash used in financing activities from discontinued operations	-	(16,131)
Net cash used in financing activities	(7,744)	(1,332,735)

Effect of foreign currency translation on cash and cash equivalents	40,363	82,238
Net decrease of cash and cash equivalents	(1,063,469)	(3,392,015)
Cash and cash equivalents–beginning of year	3,215,267	7,366,979
Cash and cash equivalents–end of period	$2,151,798	$3,974,964

Supplementary cash flow information:
Income tax paid	$-	$-
Interest paid	$-	$-

Non-cash supplementary information for investing and financial activities
Debt offset between the Company and disposed entities	$-	3,264,810

See accompanying notes to unaudited condensed consolidated financial statements.

SANCAI HOLDING GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2021

1. Nature of Operations

Sancai Holding Group Ltd. (“Sancai Holding”, “Sancai WFOE”, or the “Company”) is a holding company incorporated on July 9, 2019 under the laws of Cayman Islands. The Company mainly provides digitalization solutions for small businesses through its software-as-a-service (“SaaS”) platform (“the platform”) through VIE and its subsidiaries and in the PRC. Our digitalization solutions enables business owners to manage and monitor their operations via mobile phones. VIE and its subsidiaries currently offer the following functions: customer acquisition, transaction, settlement, customer management, employee management, data analysis and supply chain services for the duration of the contract period, which is usually a year. The VIE, Sancaijia Co., Ltd. (“Sancaijia” or the “VIE”), began offering services in 2019, which was founded in the PRC on November 6, 2018. Sancaijia mainly focuses on the operation of SaaS platform and SaaS platform customization and development services.

Sancaijia Technology Co., Ltd. (“Sancaijia Technology”) was incorporated on July 11, 2019 under the laws of PRC, which is 100% owned by Sancaijia. It focuses on the promotion and operation of SaaS platform.

Xi’an Dacai Management Consulting Co., Ltd. (“Xi’an Dacai”) was incorporated on October 9, 2019 under the laws of PRC, which is 100% owned by Sancaijia, and it plans provide consulting service related with product promotion to small businesses.

Shanghai Wenxu Information Technology Co., Ltd. (“Shanghai Wenxu”) was incorporated on October 25, 2019 under the laws of PRC, which is 100% owned by Sancaijia, and it mainly focuses on providing technology support to the other subsidiaries.

Caibaoyun Settlement Technology (Xi’an) Co., Ltd. (“Caibaoyun”) was incorporated on August 31, 2020 under the laws of PRC, which is 100% owned by Sancaijia, and it mainly focuses on SaaS platform customization and development services.

Xi’an Miaobijia Industry Service Co., Ltd. (“Xi’an Miaobijia”) was incorporated on August 28, 2020 under the laws of PRC, which is 100% owned by Sancaijia Technology. It does not have any assets and hasn’t began operating as of the date of this prospectus. We plan to promote our SaaS platform through Xi’an Miaobijia in the agriculture industry and consumer services in the future.

2. Summary of Significant Accounting Policies

(a) Management’s Representation of Interim Financial Statements

The accompanying unaudited consolidated financial statements have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted as allowed by such rules and regulations, and management believes that the disclosures are adequate to make the information presented not misleading. These unaudited consolidated financial statements include all of the adjustments, which in the opinion of management are necessary to a fair presentation of the Company’s financial position and results of operations. All such adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of September 30, 2021 and 2020, as presented elsewhere in this prospectus.

(b) Basis of Presentation

The unaudited interim condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(c) Principles of Consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIE and the VIE’s subsidiaries for which the Company exercises control and is the ultimate primary beneficiary. Although the VIE agreements were entered into in February 2020, since the Company and the VIE are under common control, the financial statements reflect the operations as if the VIE agreements were in effect as of the beginning of the earliest period presented. All transactions and balances among the Company, its subsidiaries, the VIE and VIE’s subsidiaries have been eliminated upon consolidation.

On February 25, 2020, Sancai Holding entered into a series of contractual arrangements with Sancaijia and the shareholders of the VIE (the “VIE Shareholders”). The contractual arrangements consisted of the business operation agreement, shareholder voting proxy agreement, equity pledge agreement, exclusive technical consultation and service agreement as amended and restated on June 28, 2022, exclusive call option agreement and spousal consent letters (the “VIE Agreements”).

i. Shareholder Voting Proxy Agreement

Pursuant to the Shareholders Voting Rights Proxy Agreement among Xi’an Minglan Management Co., Ltd. (“Sancai WFOE” when individually referenced, a PRC company and a wholly-owned subsidiary of Sancai HK), the VIE and the VIE Shareholders, each Shareholder irrevocably authorizes Sancai WFOE or any person(s) designated by Sancai WFOE to act as its attorney-in-fact to exercise all of its rights as a shareholder of the VIE, including, but not limited to, the right to convene shareholders’ meetings, vote and sign any resolution as a shareholder, appoint directors and other senior executives to be appointed and removed by the shareholder, the right to sell, transfer, pledge and dispose of all or a portion of the shares held by such shareholder, and other shareholders voting rights permitted by the articles of association of the VIE. The term of this agreement is for ten years. Unless Sancai WFOE gives a non- renewal notice 30 days prior to the expiration, this agreement will be renewed automatically for successive ten years. During the term of the Shareholders Voting Rights Proxy Agreement, unless otherwise stipulated by law, the VIE Shareholders or the VIE shall not early terminate this agreement. Sancai WFOE may at any time terminate this agreement with a written notice being given to other Parties thirty (30) days in advance. In addition, in the case that a shareholder becomes the defaulting party who materially breaches any provision or materially fails to perform any obligation under this agreement, Sancai WFOE shall be entitled to terminate this agreement.

ii. Equity Pledge Agreements

Pursuant to the Equity Pledge Agreement entered into among Sancai WFOE, the VIE and the VIE Shareholders, the VIE Shareholders agreed to pledge their 100% equity interests in the VIE to Sancai WFOE to secure the performance of the VIE’s obligations under the existing exclusive call option agreement, shareholder voting proxy agreements, exclusive technical consultation and service agreement, as amended and restated, business operation agreement and also the equity pledge agreement. If events of default defined therein occur, upon giving written notice to the VIE Shareholders, Sancai WFOE may exercise the right to enforce the pledge to the extent permitted by PRC laws. This agreement shall come into effect upon execution by each of the Parties and the term of this agreement shall end upon the full performance of the contractual obligations or the full discharge of the Secured Liabilities defined under this agreement.

As of the date of this prospectus, the VIE Shareholders have completed the equity pledge registration with the relevant office of Administration for Market Regulation in accordance with the PRC Property Rights Law.

iii. Spousal Consent Letter

Pursuant to a series of Spousal Consent Letters, executed by the spouses of the VIE Shareholders, Mr. Ning Wen, Mr. Lizhi He and Mr. Zhijie Zhang, the signing spouses confirmed and agreed that the equity interests of the VIE are the own property of their spouses and shall not constitute the community property of the couples. The spouses also irrevocably waived any potential right or interest that may be granted by operation of applicable law in connection with the equity interests of the VIE held by their spouses.

iv. Exclusive Technical Consultation and Service Agreement

Pursuant to the Exclusive Technical Consultation and Service Agreement entered into between Sancai WFOE and the VIE dated February 25, 2020, as amended and restated on June 28, 2022, Sancai WFOE has the exclusive right to provide or designate any entity to provide the VIE with business support, technical and consulting services. The VIE agrees to pay Sancai WFOE (i) the service fees equal to the sum of 100% of the VIE’s net income of that year, which equals the balance of the gross income less the costs of the VIE acceptable to Sancai WFOE and the VIE, or such other amount otherwise agreed by Sancai WFOE and the VIE, and (ii) service fees otherwise confirmed by Sancai WFOE and the VIE for specific technical services and consulting services provided by Sancai WFOE in accordance with the VIE’s requirement from time to time. The exclusive consultation and service agreement will continue to be valid unless the written agreement is signed by all parties to terminate it or a mandatory termination is requested in accordance with applicable PRC laws and regulations. Sancai WFOE is entitled to unilaterally exercise immediate early termination of the Exclusive Technical Consultation and Service Agreement by sending a written notice to the VIE if any of the following events were to occur: (i) the VIE breaches this agreement, and within thirty (30) days after Sancai WFOE sends out a written notice of breach to the VIE, the VIE fails to rectify its breach, take sufficient, effective and timely measures to eliminate the effects of breach and compensate Sancai WFOE for any losses incurred by the breach; (ii) VIE is bankrupt or is subject to any liquidation procedure and such procedure is not revoked within seven (7) days; and (iii) due to any event of force majeure, the VIE’s failure to perform this agreement lasts for more than twenty (20) days.

v. Exclusive Call Option Agreements

Pursuant to the Exclusive Call Option Agreement entered into among Sancai WFOE, the VIE and the Shareholders, each Shareholder has irrevocably granted Sancai WFOE an exclusive option to purchase all or part of its equity interests in the VIE, and the VIE has irrevocably granted Sancai WFOE an exclusive option to purchase all or part of its assets. With regard to the equity transfer option, the total transfer price to be paid by Sancai WFOE or any other entity or individual designated by Sancai WFOE for exercising such option shall be the capital contribution mirrored by the corresponding transferred equity in the registered capital of the VIE. But if the lowest price permitted by the then-effective PRC law is lower than the above capital contribution, the transfer price shall be the lowest price permitted by the PRC law. With regard to the asset purchase option, the transfer price to be paid by Sancai WFOE or any other entity or individual designated by Sancai WFOE for exercising such option shall be the lowest price permitted by the then-effective PRC law. The Exclusive Call Option Agreement shall terminate after all the Shareholder Equity and the Company Assets, which are defined under this agreement, are lawfully transferred to Sancai WFOE and/or any other entity or individual designated by Sancai WFOE pursuant to the provisions of this agreement. In addition, in the case that a Shareholder or the VIE becomes the defaulting party who substantially violates any agreement or substantially fails to perform or delays performance of any of the obligations under this agreement, Sancai WFOE shall be entitled to terminate this agreement.

The Company believes that the contractual arrangements with the VIE are in compliance with PRC law and are legally enforceable. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, and there can be of no assurance that the PRC government will ultimately take a view that is consistent with the above opinions of our PRC legal counsel, Guangdong Shouzhuo Law Firm. In particular, on March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which came into effect on January 1, 2020. Among other things, under the Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China but it does not explicitly stipulate the contractual arrangements as a form of foreign investment. On December 26, 2019, the State Council promulgated the Implementation Regulations on the Foreign Investment Law, which came into effect on January 1, 2020. However, the Implementation Regulations on the Foreign Investment Law still remains silent on whether contractual arrangements should be deemed as a form of foreign investment. Though these regulations do not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangements would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, the Foreign Investment Law still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations.

vi. Business Operation Agreement.

Pursuant to the Business Operation Agreement entered into among Sancai WFOE, the VIE and the shareholders of the VIE (hereinafter referred to individually as a “Shareholder” and collectively as the “Shareholders”), the Shareholders agreed that without the prior written consent of Sancai WFOE or any party designated by Sancai WFOE, the VIE shall not engage in any transaction which may have a material or adverse effect on any of its assets, businesses, employees, obligations, rights or operations (except for those occurring in the due course of business or in day-to-day business operations, or those already disclosed to Sancai WFOE and with the explicit prior written consent of Sancai WFOE). In addition, the VIE and the Shareholders jointly agreed to accept and strictly implement any proposal made by Sancai WFOE from time to time regarding the employment and removal of the VIE’s employees, its day-to-day business management and the financial management system of the VIE. This Business Operation Agreement shall become effective upon execution by Sancai WFOE, the VIE and the Shareholders (collectively as the “Parties”), and shall remain valid until it is terminated by written agreement of the Parties. During the term of the Business Operation Agreement, none of the VIE or the Shareholders may terminate the Business Operation Agreement. Sancai WFOE shall have the sole right to terminate the Business Operation Agreement at any time, provided that Sancai WFOE gives prior written notice of thirty (30) days to the VIE and the Shareholders. In addition, the Parties may terminate the Business Operation Agreement as they unanimously agree through negotiation.

The following amounts and balances of Sancaijia Holding and their subsidiaries were included in the Company’s consolidated financial statements after the elimination of intercompany balances and transactions:

	As of
	March 31, 2022 (unaudited)	September 30, 2021
Assets
Current assets
Cash and cash equivalents	$2,151,690	$3,215,239
Accounts receivable	573,670	58,213
Prepaid expenses and other current assets	1,829,249	2,892,918
Other receivables	20,239	42,565
Amounts due from non-VIE subsidiaries of the Company	149,712	130,958
Total current assets	4,724,560	6,339,893
Non-current assets
Property, plant and equipment, net	1,164	-
Operating lease right-of-use assets	99,520	180,045
Total non-current assets	100,684	180,045
Total Assets	4,825,244	6,519,938

Liabilities and Shareholders’ Equity
Current liabilities
Contracts liabilities	90,682	753,033
Other payable and accruals	302,421	1,366,731
Income tax payable	57,149	40,311
Related party payable	-	7,743
Current portion of operating leases	99,520	166,381
Intercompany payable- Non VIE subsidiaries	1,314,505	1,290,604
Total current liabilities	1,864,277	3,624,803
Non-current liabilities
Operating leases, net of current portion	-	13,664
Total non-current liabilities	-	13,664
Total Liabilities	$1,864,277	$3,638,467

The summarized operating results of the VIE’s are as follows:

	For The Six Months Ended
	March 31,
	2022 (unaudited)	2021 (unaudited)

Operating revenue	$1,875,175	$4,519,692
Gross profit	814,585	3,090,076
Income from operations	16,801	(52,312)
Net income	64,060	(324,882	)*

*	Including service fees accrued by Sancaijia to Sancai WFOE of $1,169,030.

The summarized cash flows results of the VIE’s are as follows:

	For The Six Months Ended
	March 31,
	2022 (unaudited)	2021 (unaudited)

Net cash used in operating activities	$(1,075,145)	$(2,749,051)
Net cash provided by (used in) investing activities	(1,182)	153,872
Net cash used in financing activities	(2,597)	(1,381,774)
Effect of foreign currency translation on cash and cash equivalents	15,454	84,707
Net decrease of cash and cash equivalents	$(1,063,470)	$(3,392,246)

The VIE and the VIE’s subsidiaries contributed 100% of the consolidated net revenues for the six months ended March 31, 2022 and March 31, 2021, respectively. As of March 31, 2022 and September 30, 2021, the VIE and the and the VIE’s subsidiaries accounted for almost 100% of the consolidated total assets respectively.

There are no consolidated assets of the VIE and the VIE’s subsidiaries that are collateral for the obligations of the VIE and the VIE’s subsidiaries and can only be used to settle the obligations of the VIE and the VIE’s subsidiaries. There are no terms in any arrangements, considering both explicit arrangements and implicit variable interests that require the Company or its subsidiaries to provide financial support to the VIE and the VIE’s subsidiaries. However, if the VIE and the VIE’s subsidiaries ever need financial support, the Company or its subsidiaries may, at its option and subject to statutory limits and restrictions, provide financial support to the VIE and the VIE’s subsidiaries through loans to the shareholder of the VIE and the VIE’s subsidiaries or entrustment loans to the VIE and the VIE’s subsidiaries.

Relevant PRC laws and regulations restrict the VIE and the VIE’s subsidiaries from transferring a portion of their net assets, equivalent to the balance of their statutory reserve and their share capital, to the Company in the form of loans and advances or cash dividends.

(d ) Use of estimates

The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those estimates.

(e) Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less, and unencumbered bank deposits to be cash equivalents.

(f) Accounts receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off against allowances. The Company also makes specific allowance if there is strong evidence indicating that the accounts receivable is likely to be unrecoverable. Accounts receivable balances are written off after all collection efforts have been exhausted. The Company has not recorded any allowance for doubtful accounts for the six months ended March 31, 2022 and 2021.

(g) Equipment

Capitalized equipment is carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. The Company typically applies a salvage value of 0%. The estimated useful lives of the equipment are as follows:

Office equipment	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts, and any gain or loss are included in the Company’s results of operations. The costs of maintenance and repairs are recognized to expenses as incurred.

All of the equipment the VIE and the VIE’s subsidiaries have are office equipment, such as personal computers, printers, which are expensed when incurred due to the unit cost of all of the office equipment is below our fixed assets capitalization policy $2,102 (RMB 15,000).

The Company has certain intangible assets but were fully expensed under the research and development expenses.

(u) Financial instruments

The Company’s financial instruments, including cash and equivalents, accounts and other receivables, accounts, and other payables, accrued liabilities, and short-term debt, have carrying amounts that approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 - inputs to the valuation methodology used quoted prices for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Our cash and cash equivalents and restricted cash are classified within level 1of the fair value hierarchy because they are value using quoted market price.

(i) Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currencies of the Company are in Renminbi (RMB). The functional currency of the Company’s wholly-owned subsidiary incorporated in Hong Kong S.A.R. is the United States dollars ($). The Company’s assets and liabilities are translated into United States dollars from RMB at period-end exchange rates, while its revenues and expenses are translated at the average exchange rate during the period. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	As of and for the six months ended March 31,
	2022	2021
Period-end RMB: US$ exchange rate	6.5536	6.3393
Half year average RMB: US$ exchange rate	6.5028	6.3472

The RMB is not freely convertible into foreign currencies and all foreign exchange transactions must be conducted through authorized financial institutions.

(j) Revenue and Cost of Revenue

The Company adopted ASC 606 “Revenue Recognition,” and the Company applies the following five steps model in applying ASC 606:

●	identify the contract with a customer;

●	identify the performance obligations in the contract;

●	determine the transaction price;

●	allocate the transaction price to performance obligations in the contract; and

●	recognize revenue as the performance obligation is satisfied.

VIE and the VIE’s subsidiaries generates the following revenue from its continuing operations:

Revenues and cost of revenue generated from SaaS Platform

VIE generates revenue through its software-as-a-service (“SaaS”) platform (“the platform”). VIE has entered into platform contracts with property management agents or value-added service providers (“Customers”) for using the platform. The platform contracts establish a contractual relationship between VIE and the Customers, which sets out the VIE’s roles and responsibilities for providing platform services and a fee allocation structure for the various operating models of platform services.

i.	Revenues and cost of revenue generated from rental property leasing transactions

After VIE entered into an individual contract with a customer, the Company does not charge its customer before the sales transaction is completed. Property management agents (“the agents”) can use SaaS platform to promote its rental property and enter into leasing contracts with landlords to lease the landlord’s rental properties and sublease the rental properties to tenants through the SaaS Platform. The Company is obligated to provide SaaS platform to the customer over the contract period, which is usually twelve month period. After the tenant signs rental contracts with the agents using the platform, the tenant will settle their rental payments through the platform’s settlement system. These payments are withheld at a third-party payment processing service provider and distributed to the agents and the Company within a few days based on the agreed percentage. The leasing term for the rental contract is usually 12 months, and the payment are made through SaaS platform either at a monthly or quarterly basis. Once a transaction is processed at the SaaS platform, the Company’s contact service period with the management agents is automatedly extended for the next 12 months. During this contract period, the Company is obligated to maintain the SaaS platform, so that the customer can continuing promoting their products/services and receive payment from the users. The Company is also obligated to enable the SaaS platform to maintain the transaction history for its customers for 12 months after a transaction is processed, so that the customers can review the payment history. Pursuant to ASC 606-10-05-4 “The customer simultaneously receives and consumes the benefits provided by the entity’s performance as the entity performs”. The Company concluded that the Company’s performance obligation is satisfied over time. Hence the Company recognizes revenue over the 12 months contract period after the transaction is processed. In exchange for providing our SaaS platform service to the customer, we receive 3-5% of the total transaction settlement amount for the transactions processed on our SaaS platform.

When the agent signs the rental contract with the tenants through the platform and the Company charges transaction fees in accordance with the platform contracts, for providing platform services in completing the rental transactions, the Company is considered as a participating agent who provides platform services to the principal agents as the Company is not the primary obligor for the rental contracts and does not have the right to determine the service price. Accordingly, the Company only recognize the 3% to 5% fee on the transaction settlement amount as revenue. The transaction processing fees that the Company paid to the third-party payment processing service providers were recorded as cost of goods sold. The transaction fees were deducted by the third-party when the transaction were completed and payment was made on the SaaS platform. No revenue was recorded before the third-party payment processor distributed the fee revenue to the company.

The cost of revenue from rental property leasing transaction is mainly consisted of the transaction fees, which are the fees that we paid to the third-party payment processing service providers. It based on the transaction settlement amounts.

VIE’s customer may cancel the SaaS platform service contract at any time. Since Sancaijia’s contracts with its customers allow the customers to exercise their termination right without penalty or further payments, once a service contract is canceled, the duration of the contract does not extend beyond the services already provided. There were no cancellations of the SaaS contracts during the fiscal years ended September 31, 2021 and 2020 or the six months’ period ended March 31, 2022.

Customization and Service Fee Income and cost of revenue

VIE and the VIE’s subsidiaries provides specific customized functions on the VIE and the VIE’s subsidiaries’ SaaS platform for individual customers based on requirements set forth in a scope of work; the Company recognizes revenue upon completion of this customization work. Such contracts are typically short term in nature; accordingly, the Company does not use accounting that would generate contract assets or contract liabilities except for funds received in advance as prepayments for work to be performed, which will be recognized to revenue at the time that the customization has been completed and the customer has accepted the customized functionality.

VIE and the VIE’s subsidiaries outsourced part of the technology service, mainly coding service to third parties for the SaaS customization and development services. The cost of revenue for the customization and service is consisted of the fees that VIE and the VIE’s subsidiaries paid to the outsource.

Customization service contracts may have multiple deliverable arrangements, mainly warranty of the customization work. Contracts which have specific line items for billing purposes to VIE and the VIE’s subsidiaries’ customers. We charge an additional 10% of the customization fee for the warranty service.

On at least an annual basis, we analyze standalone sales of services by reviewing the sales activity of those services during the year that has just been completed. For example, in establishing the standalone selling prices for 2021, we analyzed standalone transactions that occurred during 2020. After excluding sales transactions that consist of multiple performance obligations, we analyzed the distribution of these standalone transactions. In our most recent analysis of standalone transactions, greater than 90% occurred at list price.

The outcome of our analysis determines the standalone selling prices we established for the subsequent fiscal year, which generally equates to the list prices of our services from the fiscal year that has just been completed.

For customization & development services the Company provides, certain customers can request warranty services to be performed. If the customer chooses the warranty services, the Company typically charge at an amount equal to less than 10% of the customization fee based on the past experience. The warranty fee will be listed separately in the contract.

As set forth above, customization service fee income has its own distinct performance obligations that are considered complete upon customer acceptance; warranty income ensures that the customized functions are serviced and maintained for a period of no less than one year, usually six months; accordingly, the performance obligation for the warranty fee income is time; therefore, warranty fee income is amortized over the contract period.

There was no cost of revenue recorded for the warranty service.

(k) Lease

VIE and the VIE’s subsidiaries leases certain office space and computers from third-parties. The Company has adopted ASC No. 842 to account for all Company’s leases. ASC 842, Leases, (“ASC 842”) requires the Company to make certain assumptions and judgments in applying the guidance, including determining whether an arrangement includes a lease, determining the term of a lease when the contract has renewal or cancellation provisions, and determining the discount rate. The assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether the right to substantially all the economic benefit from the use of the asset throughout the period is obtained, and (3) whether the Company has the right to direct the use of the asset. At the inception of a lease, management allocates the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. The Company accounts for lease components (e.g., fixed payments including rent, real estate taxes and insurance costs) separately from the nonlease components (e.g., common-area maintenance costs).

Leases may include one or more options to renew, with renewal terms that can extend the lease term from one year or more. Renewal periods are included in the lease term only when renewal is reasonably certain, which is a high threshold and requires management to apply judgment to determine the appropriate lease term. VIE and the VIE’s subsidiaries leases do not include options to purchase the leased property. The depreciable life of assets and leasehold improvements are limited by the expected lease term. Certain lease agreements include rental payments adjusted periodically for inflation. VIE and the VIE’s subsidiaries’ lease agreements do not contain any material residual value guarantees or material restrictive covenants. All of the Company’s leases are classified as operating leases. l.

As the rate implicit in the lease is not usually available, the Company used an incremental borrowing rate based on the information available at the adoption date of ASC 842 in determining the present value of lease payments for existing leases. The Company uses information available at the lease commencement date to determine the discount rate for any new leases.

Refer to Note 10 for additional information.

(l) Contract cost and contract liabilities

Contract costs include contract acquisition costs and contract fulfillment costs. Contract acquisition costs consist of incremental costs incurred by VIE and the VIE’s subsidiaries to originate contracts with customers. Contract acquisition costs, which generally include costs that are only incurred as a result of obtaining a contract, are capitalized when the incremental costs are expected to be recovered over the contract period. All other costs incurred regardless of obtaining a contract are expensed as incurred. Contract acquisition costs are amortized over the period the costs are expected to contribute directly or indirectly to future cash flows, which is generally over the contract term, on a basis consistent with the transfer of goods or services to the customer to which the costs relate. Contract fulfillments costs consist of costs incurred by VIE and the VIE’s subsidiaries to fulfill a contract with a customer and are capitalized when the costs generate or enhance resources that will be used in satisfying future performance obligations of the contract and the costs are expected to be recovered. Contract fulfillment costs are recognized in cost of revenue during the period that the related costs are expected to contribute directly or indirectly to future cash flows, which is generally over the contract term, on a basis consistent with the transfer of goods or services to the customer to which the costs are related. The contract fulfillment cost amounted to $0.20 million and Nil as of September 30, 2021 and 2020, respectively. There was no contract acquisition costs as of September 30, 2021 and 2020.

Contract liabilities are recognized if VIE and the VIE’s subsidiaries receives consideration in advance of performance be completed before the contract period.

Our contract cost and contract liabilities are mainly in relation to the SaaS platform application service. We also have contract liabilities related with the warranty income associated with the SaaS Customization & Development services.

(m) Advertising

All advertising costs are expensed as incurred.

(n) Research and development

Research and development costs comprises software development costs, which includes salaries and other compensation-related expenses paid to the Company’s research and product development personnel. In accordance with ASC 350-40-25, costs incurred in the preliminary project stage are expensed as incurred. Costs incurred in the application development stage are capitalized. Costs incurred in the post implementation- operation stage are expensed as incurred. Amounts above the Company threshold of capitalization of assets will be capitalized when incurred. Research and development costs equal to or less than the Company threshold of capitalization of assets will be expensed when incurred.

(o) Retirement benefits

Retirement benefits in the form of mandatory government sponsored defined contribution plans are charged to expenses as incurred.

(p) Income Taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

The full realization of the tax benefit associated with the carry forward depends predominantly upon the Company’s ability to generate taxable income during the carry forward period.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

(q) Comprehensive income (Loss)

The Company uses FASB ASC Topic 220, “Reporting Comprehensive Income.” Comprehensive income is comprised of net income and all changes to the statements of shareholders’ equity, except the changes in paid-in capital and distributions to shareholders due to investments by shareholders.

(r) Earnings per share

The Company computes earnings (Loss) per share (“EPS”) in accordance with ASC Topic 260, “Earnings per share.” Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive effects of potentially convertible securities are calculated using the as-if method; the potentially dilutive effect of options or warrants are calculated using the treasury stock method. Securities that are potentially an anti-dilutive effect (i.e. those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

(s) Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(t) Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06: Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivative and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock as well as amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusion. In addition, this ASU improves and amends the related EPS guidance. These amendments are effective for the Company for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Adoption is either a modified retrospective method or a fully retrospective method of transition. The Company has completed its assessment and concluded that this update has no significant impact to the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on the accompanying consolidated financial statements.

3. Prepaid expenses and other current assets

The following table presents the Company’s prepaid expenses and other current assets as of March 31, 2022 and September 30, 2021

	March 31, 2022 (unaudited)	September 30, 2021
Prepayment for SaaS customization & development *	$1,733,942	$2,641,442
Prepayment for market research service	-	14,094
Prepayment for advertising	74,037	217,758
Others	21,270	19,624
	$1,829,249	$2,892,918

●	The prepayment mainly consisted of the prepayment to a technology company, which provides technology support to the Company to develop customization and development service.

4. Contract Liabilities

Contract liabilities consisted of the following:

	September 30, 2021	Contract Liabilities Recognized as Revenue During the Six Months Ended March 31, 2022	March 31, 2022 (unaudited)
SaaS Platform Contracts*	$-	$-	$-
Customer advances for SaaS Customization & Development	607,534	(549,980)	57,554
Warranty income from SaaS Customization & Development	145,499	(112,372)	33,127
	$753,033	$(662,352)	$90,681

There was no contract cost recognized as cost of revenue during the six months ended March 31, 2022.

5. Other Payables and Accruals

Other payables and accruals consisted of the following:

	March 31, 2022 (unaudited)	September 30, 2021
Payable to Sancai Real Estate Management Co. Ltd. *	$-	$996,593
Accrued expenses	164,070	293,148
Tax payable	135,971	63,402
Others	2,380	13,743
	$302,421	$1,366,886

*	Mainly represents the rental income collected for Sancai Real Estate Management Co. Ltd. Refer to Note 9.

6. Related Party Transactions

As of March 31, 2022, the amount due to the related parties consisted of the followings:

Name of Related Party from Whom Amounts were Received	Amount	Relationship	Note
Ning Wen	$5,535	Founder and CEO of the Company	Loan payable

As of September 30, 2021, the amount due to the related parties consisted of the followings:

Name of Related Party from Whom Amounts were Received	Amount	Relationship	Note
Ning Wen	$13,279	Founder and CEO of the Company	Loan payable

During the six months ended March 31, 2022, the Company made a repayment of $7,744 to Mr. Ning Wen for the advanced money he provided to the Company. As of March 31, 2022. The Company owed $5,535 to Mr. Ning Wen.

As of March 31, 2022 and September 30, 2021, the amount due from the related parties was $nil, respectively.

6. Income Taxes

The Company and its subsidiary formed in the Cayman Islands and the Republic of Seychelles are not subject to tax on its income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no withholding tax is imposed.

The Company’s subsidiary formed in Hong Kong is subject to the profits progressive tax rates up to 16.5% for income generated and operation in the special administrative region. No Hong Kong profit tax has been provided as the Company has not had assessable profit that was earned in or derived from Hong Kong during the years presented.

The Company’s VIE and its operating subsidiaries incorporated in the PRC are subject to profits tax rate at 25% for income generated and operation in the country.

As of March 31, 2022 and September 30, 2021, the Company has approximately $1.11 million and $0.18 million net operating loss (“NOL”) carryforwards with expirations by 2026. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the cumulative earnings and projected future taxable income in making this assessment. Recovery of substantially all of the group’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable, management provided $0.22 million and $0.04 million valuation allowance against the deferred tax assets that the Company does not expect to realize at March 31, 2022 and September 30, 2021, respectively.

	March 31, 2022	September 30, 2021
Deferred tax assets
Net operating loss carryforwards in the PRC	$217,931	$43,832
Less: valuation allowance	(217,931)	(43,832)
Total	$-	$-

Income tax expenses consist of the following:

	For the Six Months Ended March 31,
	2022	2021
Current income tax (expenses) benefits	$(16,072)	$(9,659)
Deferred income tax benefits	-	-
Income tax (expenses) benefits	$(16,072)	$(9,659)

Below is a reconciliation of the statutory tax rate to the effective tax rate of continuing operations:

	For the Six Months Ended March 31
	2022	2021
PRC statutory tax rate	25%	25%
Impact of preferential tax rates	(138.61)%	(1.54)%
Effect of deductible research and development credits	(14.10)%	(20.62)%
Valuation allowance against subsidiaries with pretax loss	154.24%	(1.92)%
Effective tax rate	26.53%	$0.92%

Uncertain tax positions:

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of March 31, 2022 and September 30, 2021, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the six months ended March 31, 2022 and 2021. The Company also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from March 31, 2022.

8. Discontinued Operations

On December 10, 2020, Sancaijia entered into an equity transfer agreement to sell 100% of the equity interest it held in Sancai Real Estate Management Co., Ltd., which operated the subleasing business, to Sancai Group Co., Ltd., a former related party of the Company, for a total of approximately $3.42 million (RMB 22.33 million ) (the “Sale Transaction”). Mr. Ning Wen was the legal representative and a majority shareholder of Sancai Group Co., Ltd. As the Company shifted its operating strategy to focus on SaaS platform development and related technical service, on December 8, 2020, Mr. Ning Wen sold his all of his ownership interest of Sancai Group Co., Ltd. to a non-related party and resigned as legal representative. Since then, Sancai Group Co., Ltd. has been controlled by a non-related party. The Sale Transaction was closed on December 28, 2020. In accordance with ASC Topic 205, Presentation of Financial Statement Discontinued Operations (“ASC Topic 205”), the Company presented the operation results from Sancai Real Estate Management Co., Ltd.’s and its subsidiaries as a discontinued operation. The total assets of Sancai Real Estate Management Co., Ltd. were $22.56 million as of December 28, 2020 and the total liabilities of Sancai Real Estate Management Co., Ltd. were $19.44 million as of December 28, 2020, resulting in a gain on disposal of $0.30 million.

After the equity transfer agreement is signed on December 10, 2020, the Company received a total of $0.15 million as an initial payment from Sancai Group Co., Ltd.

On February 28, 2021, Sancaijia signed a debt offset agreement with Sancai Group Co., Ltd. and Sancai Real Estate Management Co., Ltd. As of February 28, 2021, Sancaijia owed Sancai Real Estate Management Co. Ltd. $4.15 million. Pursuant to the agreement, the three parties agreed to offset the unpaid balance of the sale price of $3.28 million payable from Sancai Group Co., Ltd. to the Company with the payable from Sancaijia to Sancai Real Estate Management Co. Ltd.

Loss from discontinued operations for the six months ended March 31, 2022 and 2021 was as follows:

	For the Six Months Ended March 31,
Results of Discontinued Operations	2022 (unaudited)	2021 (unaudited)
Revenue	$-	$866,519
Cost of revenue	-	1,011,534
Gross profit (loss)	-	(145,015)

Operating expenses:
Selling and marketing expenses	-	4,714
General and administrative expenses	-	262,822
Research and development	-	133,895
Total operating expenses	-	401,431

Loss from discontinued operations	-	(546,446)

Other income (expenses):
Interest income	-	14
Interest expenses	-	(41,062)
Other income, net	-	31,139

Total other income (expenses), net	-	(9,909)

Gain from disposal of discontinued operations	-	303,221
Net loss from discontinued operations	$-	$(253,134)

The major components of assets and liabilities related to discontinued operations are summarized below:

Financial Position of discontinued operations	December 28, 2020
Assets
Current assets
Cash and cash equivalents	$16,335
Trade receivables, net	4,406,981
Other receivables, net	-
Inventories	27,402
Advances and prepayments to suppliers	663,413
Other receivables and other current assets	4,128,672
Sancaijia receivable	4,318,709
Related party receivable	2,326,907
Total current assets	$15,888,419

Non-current assets
Right-of-use assets	6,668,604
Total non-current assets	6,668,604

Total Assets	$22,557,023

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,008,673
Taxes payable	2,242,780
Accrued liabilities and other payables	4,571,882
Related party payables	3,625,977
Lease payable-current portion	4,254,905
Total current liabilities	$16,704,217

Lease payable- non-current	2,738,185
Total non-current liabilities	$2,738,185

Total Liabilities	$19,442,402

Net Assets	$3,114,621

9. Leases

The Company has operating leases for corporate office and computers with remaining lease terms of one year to two years.

The Company has determined the fair value of the lease and recorded the lease in accordance with ASC 842. In connection with this lease agreement, the Company recorded operating right of use assets and operating lease liability of$0.10  million as of March 31, 2022. The fair value of the annual lease payments is$0.15 million. The weighted-average remaining lease term is 0.06 years and the weighted-average discount rate is 4.90%.

Future minimum lease payments under non-cancelable operating lease agreements as of March 31, 2022 were as follows:

Period ending March 31,
2023	$99,520
2024	$-
Total	$99,520

Rental expenses were $0.08 million and $0.08 million during the six months ended March 31, 2022 and 2021, respectively.

10. Capital Stock

On July 13, 2020, the Company amended its memorandum of association to effect a 1:10,000 stock split on its outstanding and authorized ordinary shares, which changed its outstanding ordinary shares from 1,000 shares into 100,000,000 shares, and authorized but unissued 4,000 ordinary shares into 400,000,000 shares with par value of $0.0001 each.

On August 13, 2020, the Company amended its memorandum of association to re-designate (a) the 10,000,000 issued and 390,000,000 authorized but unissued ordinary shares into Class A Ordinary Shares of a par value of $0.0001 each and (b) 100,000,000 authorized but unissued ordinary shares into Class B Ordinary Shares of a par value of $0.0001. Pursuant to the memorandum of association, holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as one class on all matters submitted to a vote by the shareholders at any general meeting of the Company and have the same rights except each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to ten (10) votes. Also, each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof but Class A Ordinary Shares are not convertible into Class B Ordinary Shares.

11. Risk and Uncertainties

(a) PRC Regulations

All of our revenue was generated in the PRC as the Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by changes in the political, economic, and the legal environment in the PRC.

The Company’s operations in the PRC are subject to special considerations and significant risks. These include risks associated with, among others, the political, economic, and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

b) Major customers and suppliers

Three customers accounted for 16.74%, 11.84% and 10.90% of the Company’s sales for the six months ended March 31, 2022, and one customer accounted for 54.55% of the Company’s sales for the six months ended March 31, 2021.

One supplier accounted for 100.00% and 100% of the Company’s purchase for the six months ended March 31, 2022 March 31, 2021, respectively, which provides software development service for the Company.

c) Impact of the COVID-19 Pandemic

In December 2019, an outbreak of the coronavirus (COVID-19) was reported in China and has since spread globally. Sancaijia and its subsidiaries’ business, results of operations and financial condition have been adversely affected by the pandemic.

In the first quarter of fiscal year 2021, we witnessed a recovery in China’s overall economy, benefiting from the COVID-19 control measures and the resumption of production and business. However, the recent outbreak of the pandemic in many areas of China has caused, and may continue to cause, the authorities to implement numerous measures to try to contain the disease and slow its spread. These include travel bans and restrictions, quarantines, shelter-in-place orders and shutdowns. These measures have created significant uncertainty and economic disruption, both short-term and potentially long-term. Furthermore, the global spread of COVID-19 pandemic in a significant number of countries around the world has resulted in, and may intensify, global economic distress.

The impacts of COVID-19 on Sancaijia and its subsidiaries’ business, financial condition, and results of operations include, but are not limited to, the following:

●	Sancaijia and its subsidiaries temporally closed its offices to adhere to the policy from February 2020 until April 2020, as required by relevant PRC regulatory authorities. Sancaijia and its subsidiaries’ offices are slowly reopening pursuant to local guidelines.

●	Some employees of Sancaijia and its subsidiaries’ were in mandatory self-quarantine from January 2020 to April 2020.

●	Sancaijia and its subsidiaries’ customers have been negatively impacted by the outbreak, which may reduce the demand of Sancaijia and its subsidiaries’ rental apartments. As a result, our revenue and income may be negatively impacted in 2020.

●	The situation may worsen if the COVID-19 pandemic continues. We will continue to closely monitor our collections throughout 2022.

We cannot foresee whether the outbreak of COVID-19 will be effectively contained, nor can we predict the severity and duration of its impact. If the outbreak of COVID-19 is not effectively and timely controlled, business operations and financial condition Sancaijia and its subsidiaries’ may be materially and adversely affected as a result of the deteriorating market outlook, the slowdown in regional and national economic growth, weakened liquidity and financial condition of Sancaijia and its subsidiaries’ customer or other factors that we cannot foresee. Any of these factors and other factors beyond our control could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause business of Sancaijia and its subsidiaries to suffer in ways that we cannot predict and materially and adversely impact Sancaijia and its subsidiaries’ business, financial condition and results of operations.

12. Commitment and contingencies

Litigation

During fiscal year 2021, there were some lawsuits against the Sancaijia and its subsidiaries and their customers, who used the SaaS platform to provide subleasing services to its clients. All these lawsuits were caused by the dispute on the subleasing contracts between Sancaijia and its subsidiaries’ customers and its clients. As Sancaijia and its subsidiaries only provided technical services to its customers and was not responsible for the subleasing contract, Sancaijia and its subsidiaries had won most of these lawsuits and the court has decided that Sancaijia and its subsidiaries have no obligation for the subleasing contract. Some cases are still in the stage of first-instance. As the Sancaijia and its subsidiaries have won most of the similar cases, management believes that the chance of Sancaijia and its subsidiaries be responsible for these subleasing agreements is remote.

14. Subsequent events

The Company performed a review of events subsequent to the balance sheet date through the date the financial statements were issued and determined that there were no such events requiring recognition or disclosure in the financial statements.

[●] Class A Ordinary Shares

SANCAI HOLDING GROUP LTD

UNIVEST SECURITIES, LLC

                               , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, provide for indemnification by the underwriter of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriter furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Founding Transactions

Sancai Holding Group Ltd. (“Sancai Holding”) was incorporated on July 9, 2019. The subscriber received one ordinary share of Sancai Holding upon incorporation. On the same day, the subscriber transferred to Fancy Dream Limited the one ordinary share. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(a)(2) and/or Regulation S thereof.

In connection with the incorporation, on July 9, 2019, Sancai Holding issued 31,499, 10,000, 6,500 and 2,000 ordinary shares, respectively to Fancy Dream Limited, Lucky Bunny Limited, Superexcellence Limited, and Hippogriff Limited. These shares were issued in reliance on the exemption under Section 4(a)(2) and/or Regulation S of the Securities Act.

On July 13, 2020, Sancai Holding amended its memorandum of association to effect a 1:10,000 stock split and to change the authorized share capital to $50,000 divided into 500,000,000 ordinary shares, of a par value of $0.0001 each. Concurrently, Fancy Dream Limited surrendered 308,700,000 ordinary shares to Sancai Holding. Lucky Bunny Limited surrendered 98,000,000 ordinary shares to Sancai Holding. Superexcellence Limited surrendered 63,700,000 ordinary shares to Sancai Holding. Hippogriff Limited surrendered 19,600,000 ordinary shares to Sancai Holding.

On August 13, 2020, Sancai Holding amended its memorandum of association to re-designate (a) the 10,000,000 issued and 390,000,000 authorized but unissued ordinary shares into Class A Ordinary Shares of a par value of $0.0001 each and (b) 100,000,000 authorized but unissued ordinary shares into Class B Ordinary Shares of a par value of $0.0001 each to change its authorized share capital to $50,000 divided into (i) 400,000,000 Class A Ordinary Shares of a par value of $0.0001 each and (ii) 100,000,000 Class B Ordinary Shares of a par value of $0.0001 each. Concurrently, Sancai Holding issued 1,000,000 Class B Ordinary Shares to Fancy Dream Limited and 500,000 Class B Ordinary Shares to Superexcellence Limited. These shares were issued in reliance on the exemption under Section 4(a)(2) and/or Regulation S of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated firm commitment offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Xi’an, People’s Republic of China, on November 28, 2022.

SANCAI HOLDING GROUP LTD.

By:	/s/ Ning Wen
Ning Wen
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Yuxiu Wang
Yuxiu Wang
Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Title:	Date:

/s/ Ning Wen	Chief Executive Officer and Chairman of the Board	November 28, 2022
Ning Wen	(Principal Executive Officer)

/s/ Yuxiu Wang	Chief Financial Officer	November 28, 2022
Yuxiu Wang	(Principal Financial Officer and Principal Accounting Officer)

*	Director	November 28, 2022
Dayu Xu

* By:	/s/ Ning Wen
Ning Wen
Attorney-in-fact

Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-1, in the City of New York, New York, on November 28, 2022.

By:	/s/ Colleen A. De Vries
Colleen A. De Vries
Senior Vice-President on behalf of Cogency Global Inc.
Authorized Representative in the United States

EXHIBIT INDEX

No.	Description	Filed and Incorporated by Reference Herein:
1.1	Form of Underwriting Agreement	Exhibit 1.1 to Form F-1/A No.1 (File No. 333-248636) filed on December 30, 2020
3.1	Memorandum and Articles of Association	Exhibit 3.1 to Form F-1 (File No. 333-248636) filed on September 4, 2020
3.2	Certified Extract of the Written Resolutions of the Shareholders of Sancai Holding Group Ltd. dated passed on July 13, 2020	Exhibit 3.2 to Form F-1 (File No. 333-248636) filed on September 4, 2020
3.3	Certified Extract of the Written Resolutions of the Shareholders of Sancai Holding Group Ltd. dated passed on August 13, 2020	Exhibit 3.3 to Form F-1 (File No. 333-248636) filed on September 4, 2020
3.4	Amended and Restated Memorandum and Articles of Association	Exhibit 3.4 to Form F-1/A No.1 (File No. 333-248636) filed on December 30, 2020
4.1	Form of Underwriter Warrants	Exhibit 4.1 to Form F-1/A No.1 (File No. 333-248636) filed on December 30, 2020
4.2	Form of Class A Ordinary Share Certificate*
5.1	Opinion of Harney Westwood & Riegels regarding the validity of the Class A Ordinary Shares being registered	Exhibit 5.1 to Form F-1/A No.1 (File No. 333-248636) filed on December 30, 2020
8.1	Opinion of Guangdong Shouzhuo Law Firm regarding certain PRC tax matters (including in Exhibit 99.1) *
10.1	Business Operation Agreement by and among Xi’an Minglan Management Co., Ltd., Sancaijia Co., Ltd. and its shareholders dated February 25, 2020	Exhibit 10.1 to Form F-1 (File No. 333-248636) filed on September 4, 2020
10.2	Shareholder Voting Proxy Agreement by and among Xi’an Minglan Management Co., Ltd., Sancaijia Co., Ltd. and its shareholders dated February 25, 2020	Exhibit 10.2 to Form F-1 (File No. 333-248636) filed on September 4, 2020
10.3	Equity Pledge Agreement by and among Xi’an Minglan Management Co., Ltd., Sancaijia Co., Ltd. and its shareholders dated February 25, 2020	Exhibit 10.3 to Form F-1 (File No. 333-248636) filed on September 4, 2020
10.4	Exclusive Technical Consultation and Service Agreement by and between Xi’an Minglan Management Co., Ltd. and Sancaijia Co., Ltd. dated February 25, 2020	Exhibit 10.4 to Form F-1 (File No. 333-248636) filed on September 4, 2020
10.5	Exclusive Call Option Agreements by and among Xi’an Minglan Management Co., Ltd., Sancaijia Co., Ltd. and its shareholders dated February 25, 2020	Exhibit 10.5 to Form F-1 (File No. 333-248636) filed on September 4, 2020
10.6	Form of Spousal Consent Letter	Exhibit 10.6 to Form F-1 (File No. 333-248636) filed on September 4, 2020
10.7	Summary Translation of Employment Agreement by and between the Registrant and Ning Wen	Exhibit 10.7 to Form F-1 (File No. 333-248636) filed on September 4, 2020
10.8	Summary Translation of Employment Agreement by and between Sancaijia Co. Ltd. and Yanyi Li	Exhibit 10.8 to Form F-1 (File No. 333-248636) filed on September 4, 2020
10.9	Summary Translation of Employment Agreement by and between Sancaijia Co. Ltd. and Hao Xuan	Exhibit 10.9 to Form F-1 (File No. 333-248636) filed on June 11, 2020
10.10	Summary Translation of Employment Agreement by and between Sancaijia Co. Ltd. and Siqi Tang	Exhibit 10.10 to Form F-1 (File No. 333-248636) filed on September 4, 2020
10.11	Summary Translation of Employment Agreement by and between Sancaijia Co. Ltd. and Dayu Xu	Exhibit 10.12 to Form F-1 (File No. 333-248636) filed on September 4, 2020
10.12	Summary Translation of Employment Agreement by and between the Registrant and Yuxiu Wang	Exhibit 10.14 to Form F-1/A No.1 (File No. 333-248636) filed on October 21, 2020

10.13	English Translation of Merchant Service Agreement by and between Sancaijia Co., Ltd. and Chengcheng Real Estate Management Co., Ltd. dated July 1, 2020	Exhibit 10.15 to Form F-1/A No.1 (File No. 333-248636) filed on October 21, 2020
10.14	Equity Transfer Agreement between Sancaijia Co., Ltd. and Sancai Group Co., Ltd., dated December 10, 2020	Exhibit 10.17 to Form F-1/A No.1 (File No. 333-248636) filed on December 30, 2020
10.15	Supplement Agreement to the Equity Transfer Agreement between Sancaijia Co., Ltd. and Sancai Group Co., Ltd., dated December 28, 2020	Exhibit 10.18 to Form F-1/A No.1 (File No. 333-248636) filed on December 30, 2020
10.16	English Translation of the Loan Agreement between Sancaijia Technology Co., Ltd. and Houlaicun Commercial Operation Management (Xi'an) Co., Ltd., dated October 8, 2021	Exhibit 10.18 to Form F-1/A No.1 (File No. 333-248636) filed on February 22, 2022
10.17	English Translation of the Loan Guarantee Agreement among Sancaijia Technology Co., Ltd., Houlaicun Commercial Operation Management (Xi'an) Co., Ltd., and Shaanxi Xiaoying Financing Guarantee Co., Ltd., dated October 8, 2021	Exhibit 10.19 to Form F-1/A No.1 (File No. 333-248636) filed on February 22, 2022
10.18	English Translation of the Loan Guarantee of Shaanxi Xiaoying Financing Guarantee Co., Ltd., dated October 8, 2021	Exhibit 10.20 to Form F-1/A No.1 (File No. 333-248636) filed on February 22, 2022
10.19	English Translation of Supplementary Agreement to Loan Agreement among Sancaijia Technology Co., Ltd., Houlaicun Commercial Operation Management (Xi'an) Co., Ltd., and Shaanxi Xiaoying Financing Guarantee Co., Ltd., dated December 31, 2021	Exhibit 10.21 to Form F-1/A No.1 (File No. 333-248636) filed on February 22, 2022
10.20	English Translation of the Framework Agreement on Providing Working Capital between Ning Wen and Sancaijia Co., Ltd., dated October 1, 2020	Exhibit 10.22 to Form F-1/A No.1 (File No. 333-248636) filed on February 22, 2022
10.21	English Translation of the Software Development Agreement between Caibaoyun Settlement Technology (Xi’an) Co., Ltd. and Xi’an Renliren Information Technology Co., Ltd., dated October 21. 2020	Exhibit 10.23 to Form F-1/A No.1 (File No. 333-248636) filed on February 22, 2022
10.22	Amended and Restated Exclusive Technical Consultation and Service Agreement by and between Xi’an Minglan Management Co., Ltd. and Sancaijia Co., Ltd. dated June 28, 2022	Exhibit 10.22 to Form F-1/A No.1 (File No. 333-248636) filed on July 25, 2022
10.23	English translation of Tonglian Online Payment Network Service Co., Ltd. Enterprise Edition Commercial Online Account Payment System Service Agreement, between Sancaijia Co., Ltd. and Tonglian Online Payment Network Service Co., Ltd., Shanghai Branch, dated December 3, 2019 †	Exhibit 10.23 to Form F-1/A No.1 (File No. 333-248636) filed on September 27, 2022
10.24	English translation of Tonglian Online Payment Network Service Co., Ltd. Online Payment Business Cooperation Agreement, between Sancaijia Co., Ltd. and Tonglian Online Payment Network Service Co., Ltd., Shanghai Branch, dated September 15, 2019 †	Exhibit 10.24 to Form F-1/A No.1 (File No. 333-248636) filed on September 27, 2022
10.25	English Translation of Form Service Agreement between Sancaija Co., Ltd. and Alibaba Cloud Computing Co., Ltd. †
10.26	English Translation of Supplement Agreement to Service Agreement between Caibaoyun Settlement Technology (Xi’an) Co., Ltd. and Xi’an Renliren Information Technology Co., Ltd., dated October 21. 2021 †

14.1	Code of Business Conduct and Ethics	Exhibit 14.1 to Form F-1/A No.1 (File No. 333-248636) filed on October 21, 2020
16.1	Letter from WWC P.C., dated May 2, 2022	Exhibit 16.1 to Form F-1/A No.1 (File No. 333-248636) filed on July 25, 2022
21.1	List of Subsidiaries	Exhibit 21.1 to Form F-1/A No.1 (File No. 333-248636) filed on December 6, 2021
23.1	Consent of BF Borgers CPA PC †
23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)	Exhibit 5.1 to Form F-1/A No.1 (File No. 333-248636) filed on December 30, 2020
23.3	Consent of Guangdong Shouzhuo Law Firm (included in Exhibit 99.1) *
23.4	Consent of Wei (Wendy) Li	Exhibit 23.4 to Form F-1/A No.1 (File No. 333-248636) filed on October 21, 2020
23.5	Consent of Bo Liu	Exhibit 23.5 to Form F-1/A No.1 (File No. 333-248636) filed on October 21, 2020
23.6	Consent of Anthony K. Chan	Exhibit 23.6 to Form F-1/A No.1 (File No. 333-248636) filed on December 30, 2020
24.1	Power of Attorney	Included in Signature Page in Form F-1/A No.1 (File No. 333-248636) filed on October 21, 2020
99.1	Opinion of Guangdong Shouzhuo Law Firm, PRC legal counsel to the Registrant, regarding certain PRC law matters *
99.2	Audit Committee Charter	Exhibit 99.2 to Form F-1/A No.1 (File No. 333-248636) filed on October 21, 2020
99.3	Nominating Committee Charter	Exhibit 99.3 to Form F-1/A No.1 (File No. 333-248636) filed on October 21, 2020
99.4	Compensation Committee Charter	Exhibit 99.4 to Form F-1/A No.1 (File No. 333-248636) filed on October 21, 2020
99.5	Request for Waiver and Representation under Item 8.A.4 of Form 20-F †
107	Filing Fee Table	Exhibit 107 to Form F-1/A No.1 (File No. 333-248636) filed on February 22, 2022

†	Filed herewith.

*	To be filed by amendment